As filed with the Securities and Exchange Commission on August 17, 2016

Registration No. 333-212513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Plains Energy Incorporated

(Exact name of registrant as specified in its charter)

Missouri	4911	43-1916803
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heather Humphrey

Senior Vice President—Corporate Services and General Counsel

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John G. Klauberg Frederick J. Lark Bracewell LLP 1251 Avenue of the Americas New York, New York 10020 (212) 508-6100	William S. Anderson Troy L. Harder Bracewell LLP 711 Louisiana Street Houston, Texas 77002 (713) 223-2300	Larry D. Irick Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 (785) 575-6300	William S. Lamb Michael Didriksen Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Great Plains Energy Incorporated may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary—Subject to completion, dated August 17, 2016

1200 Main Street Kansas City, Missouri 64105	818 South Kansas Avenue Topeka, Kansas 66612

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2016

Dear Shareholders:

On behalf of the boards of directors and management teams of Great Plains Energy and Westar, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of a wholly-owned subsidiary of Great Plains Energy into Westar. Upon completion of the merger, Westar will be a wholly-owned subsidiary of Great Plains Energy. We believe this merger will create a strong combined company that will deliver important benefits to our shareholders, to our customers and to the communities we serve.

If the merger is completed, for each share of Westar common stock held, Westar shareholders will receive (1) $51.00 in cash and (2) a number of shares of Great Plains Energy common stock equal to an exchange ratio that may vary between 0.2709 and 0.3148, based upon the volume-weighted average price per share of Great Plains Energy common stock during a 20 trading day period ending on, and including, the third trading day immediately preceding the closing date of the merger, as described in more detail in the enclosed joint proxy statement/prospectus under the heading “The Merger Agreement—Effects of the Merger; Merger Consideration.” The consideration payable to Westar shareholders represents a premium of approximately 13.4 percent to the closing stock price of Westar on May 27, 2016, which was the last trading day before the merger agreement was signed, and a premium of approximately 36.1 percent to the closing stock price of Westar on March 9, 2016, which was the last trading day before an article was published stating that Westar might be in the early stages of exploring strategic options that could lead to a sale. The value of the consideration to be received by Westar shareholders will fluctuate with changes in the price of Great Plains Energy common stock. We urge you to obtain a current market quotation for Great Plains Energy common stock.

Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the instructions on your proxy card. The dates, times and locations of the special meetings are as follows:

Great Plains Energy:

Time and Date:	10:00 a.m. (Central Daylight Saving Time) on September 26, 2016

Location:	Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105

Westar:

Time and Date:	10:00 a.m. (Central Daylight Saving Time) on September 26, 2016

Location:	Heritage Hall Building at the Kansas Expocentre, located at the southeast corner of 17th Street and Western Avenue in Topeka, Kansas 66612

Great Plains Energy shareholders will continue to own their existing Great Plains Energy shares. We estimate that Great Plains Energy may issue up to approximately 45 million shares of its common stock to Westar shareholders as contemplated by the merger agreement. Upon completion of the merger, not taking into account any issuances of common stock between the date of this joint proxy statement/prospectus and the effective time of the merger, Great Plains Energy’s shareholders immediately prior to the merger will own approximately [●] percent of Great Plains Energy’s outstanding common stock and former Westar shareholders will own approximately [●] percent of Great Plains Energy’s outstanding common stock. Great Plains Energy common stock will continue to be listed on the New York Stock Exchange under the symbol “GXP”.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless shareholders of both Great Plains Energy and Westar approve certain proposals related to the merger.

Sincerely,	Sincerely,

Terry Bassham Chairman of the Board, President and Chief Executive Officer Great Plains Energy Incorporated	Mark A. Ruelle President and Chief Executive Officer Westar Energy, Inc.

We urge you to read the enclosed joint proxy statement/prospectus, which includes important information about the merger and our special meetings. In particular, see “Risk Factors” on pages 27 through 37 of the joint proxy statement/prospectus which contains a description of risks that you should consider in evaluating the merger.

For a discussion of the U.S. federal income tax consequences of the merger, see “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 97 of the joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the joint proxy statement/prospectus or the securities to be issued pursuant to the merger under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed joint proxy statement/prospectus is dated [●], 2016 and is first being mailed to shareholders on or about [●], 2016.

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on September 26, 2016

Place	Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105

Purpose

•    To approve the issuance of shares of Great Plains Energy common stock as contemplated by the Agreement and Plan of Merger (referred to as the “merger agreement”), dated as of May 29, 2016, by and among Great Plains Energy Incorporated, Westar Energy, Inc. and GP Star, Inc. (an entity referred to in the merger agreement as “Merger Sub,” a Kansas corporation and wholly-owned subsidiary of Great Plains Energy Incorporated) (referred to as the “Stock Issuance” proposal). A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

•    To approve an amendment to Great Plains Energy’s articles of incorporation to increase the amount of authorized capital stock of Great Plains Energy (referred to as the “Charter Amendment” proposal); and

•    To approve any motion to adjourn the Great Plains Energy special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal).

Record Date	You may vote if you were a shareholder of record on August 24, 2016.

Proxy Voting

Your vote is important. You may vote in one of four ways:

•    by accessing the Internet using instructions on the proxy card;

•    by calling the toll-free number on the proxy card;

•    by signing, dating and returning your proxy card in the enclosed envelope; or

•    in person by attending the special meeting.

Your board of directors recommends that you vote FOR all of these proposals. Your attention is directed to the accompanying joint proxy statement/prospectus for a discussion of the merger and the merger agreement, as well as the matters that will be considered at the meeting.

Your vote is very important. The conditions to the merger include that Great Plains Energy shareholders approve the Stock Issuance proposal. Approval of the Stock Issuance proposal requires approval by a majority of the votes cast. Approval of the Charter Amendment proposal and the Great Plains Energy Meeting Adjournment proposal is not a condition to completion of the merger, but Great Plains Energy cannot implement its financing plan for the merger unless Great Plains Energy’s shareholders approve the Charter Amendment proposal. Approval of the Charter Amendment proposal requires approval by a majority of the shares of Great Plains Energy common stock outstanding and entitled to vote on the proposal, and approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

Please submit your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) as soon as possible, so that your shares may be represented at the special meeting. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

Ellen E. Fairchild

Vice President, Chief Compliance Officer, and

Corporate Secretary

Kansas City, Missouri

[●], 2016

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on September 26, 2016

Place	Heritage Hall Building at the Kansas Expocentre, located at the southeast corner of 17th Street and Western Avenue in Topeka, Kansas 66612

Purpose

•    To adopt a merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (referred to as the “Merger” proposal);

•    To conduct an advisory vote on the merger-related compensation arrangements of Westar’s named executive officers (referred to as the “Merger-Related Compensation” proposal); and

•    To approve any motion to adjourn the Westar special meeting, if necessary (referred to as the “Westar Meeting Adjournment” proposal).

Record Date	You may vote if you were a shareholder of record on August 22, 2016.

Proxy Voting

Your vote is important. You may vote in one of four ways:

•    by accessing the Internet using instructions on the proxy card;

•    by calling the toll-free number on the proxy card;

•    by signing, dating and returning your proxy card in the enclosed envelope; or

•    in person by attending the special meeting.

Approval of the Merger proposal by Westar shareholders is required for completion of the merger. Approval of the Merger-Related Compensation proposal and the Westar Meeting Adjournment proposal is not required to complete the merger.

The Westar board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote FOR the Merger proposal, FOR the Merger-Related Compensation proposal and FOR the Westar Meeting Adjournment proposal.

We request that you vote in advance whether or not you attend the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by notifying us in writing, voting your shares in person at the meeting, revoting through the website or telephone numbers referenced above or returning a later-dated proxy card.

By Order of the Board of Directors,

Larry D. Irick

Vice President, General Counsel and Corporate

Secretary

Topeka, Kansas

[●], 2016

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Great Plains Energy and Westar from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of the documents incorporated by reference into this joint proxy statement/prospectus through the Securities and Exchange Commission (referred to as the “SEC”) website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Great Plains Energy Incorporated P.O. Box 418679 Kansas City, Missouri 64141 Investor Relations (800) 245-5275	Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 Shareholder Services (785) 575-1551

In addition, you may also obtain additional copies of this joint proxy statement/prospectus or the documents incorporated by reference into this joint proxy statement/prospectus by contacting Innisfree M&A Incorporated, Great Plains Energy’s proxy solicitor, or D.F. King & Co., Inc., Westar’s proxy solicitor, at the addresses and telephone numbers listed below. You will not be charged for any of these documents that you request.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Telephone:

Shareholders: (877) 687-1875 (toll-free)

Banks/Brokers: (212) 750-5833 (collect)

From outside the United States:

+1 (412) 232-3651

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Telephone: (212) 269-5550 (collect) or (866) 745-0265 (toll-free) Email: westarenergy@dfking.com

If you would like to request documents from Great Plains Energy, please do so by September 19, 2016, in order to receive them before the Great Plains Energy special meeting. If you would like to request documents from Westar, please do so by September 12, 2016, in order to receive them before the Westar special meeting.

See “Where You Can Find More Information” beginning on page 180 of this joint proxy statement/prospectus.

SUBMITTING PROXIES BY INTERNET, TELEPHONE OR MAIL

Great Plains Energy shareholders of record may submit their proxies:

•	by accessing the Internet website address provided on the proxy card and following the instructions on the website;

•	by telephone, by calling the toll-free number provided on the proxy card in the United States or Canada on a touch-tone phone and following the recorded instructions; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

Westar shareholders of record may submit their proxies:

•	by accessing the Internet website at www.cstproxyvote.com and following the instructions on the website;

•	by telephone, by calling the toll-free number (866) 894-0537 and following the recorded instructions; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

Shareholders of Great Plains Energy and/or Westar whose shares are held through a broker, nominee, fiduciary or other custodian (in “street name”) must provide their brokers with instructions on how to vote their shares; otherwise, their brokers will not vote their shares on any of the proposals before their special meeting. Shareholders should check the voting form provided by their brokers for instructions on how to vote their shares. For more information, see “Information About the Great Plains Energy Special Meeting and Vote—Broker Non-Votes” or “Information About the Westar Special Meeting and Vote—Broker Non-Votes,” as applicable, in this joint proxy statement/prospectus.

i

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Kansas General Corporation Code Appraisal Rights Statute
Annex C	Opinion of Goldman, Sachs & Co.
Annex D	Opinion of Guggenheim Securities, LLC

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

Q1: Why am I receiving this document?

A: This document is being delivered to you because you are either a shareholder of Great Plains Energy Incorporated (referred to as “Great Plains Energy”), a shareholder of Westar Energy, Inc. (referred to as “Westar”), or both, and Great Plains Energy and Westar are each holding a special shareholders meeting in connection with the proposed merger of a wholly-owned subsidiary of Great Plains Energy into Westar, with Westar continuing as the surviving corporation and a wholly-owned subsidiary of Great Plains Energy (referred to as the “merger”).

Great Plains Energy shareholders are being asked to approve at a special shareholders meeting:

•	the issuance of shares of Great Plains Energy common stock as contemplated by the Agreement and Plan of Merger (referred to as the “merger agreement”), dated as of May 29, 2016, by and among Westar, Great Plains Energy and GP Star, Inc. (an entity referred to in the merger agreement and in this joint proxy statement/prospectus as “Merger Sub,” a Kansas corporation and wholly-owned subsidiary of Great Plains Energy) (referred to as the “Stock Issuance” proposal);

•	an amendment to the articles of incorporation, as amended, of Great Plains Energy (referred to as “Great Plains Energy’s articles of incorporation”) to increase the amount of authorized capital stock of Great Plains Energy (referred to as the “Charter Amendment” proposal); and

•	any motion to adjourn the Great Plains Energy special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal).

The approval of the Stock Issuance proposal is a condition to completion of the merger, but approval of the Charter Amendment proposal and the Great Plains Energy Meeting Adjournment proposal is not a condition to completion of the merger.

Westar shareholders will be asked to vote:

•	on a proposal to adopt the merger agreement (referred to as the “Merger” proposal);

•	on a proposal to approve, on a non-binding, advisory basis, the merger-related compensation arrangements of Westar’s named executive officers (referred to as the “Merger-Related Compensation” proposal); and

•	to approve any motion to adjourn the Westar special meeting, if necessary (referred to as the “Westar Meeting Adjournment” proposal).

The approval of the Merger proposal is a condition to completion of the merger, but approval of the Merger-Related Compensation proposal and the Westar Meeting Adjournment proposal is not a condition to completion of the merger.

This document is serving as both a joint proxy statement of Great Plains Energy and Westar and a prospectus of Great Plains Energy. It is a joint proxy statement because it is being used by each of the boards of directors of Great Plains Energy and Westar (referred to, respectively, as the “Great Plains Energy Board” and the “Westar Board”) to solicit proxies from their respective shareholders. It is a prospectus because Great Plains Energy is offering shares of its common stock in exchange for shares of Westar common stock, as well as cash, if the merger is completed. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Q2: What do I need to do now?

A: After you carefully read this joint proxy statement/prospectus, please respond by submitting your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s)

in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at your special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card(s) even if you currently plan to attend your special meeting in person.

Q3: Why is my vote important?

A: If you do not submit your proxy by accessing the Internet or telephone or return your signed proxy card(s) by mail or vote in person at your special meeting, it will be more difficult for Great Plains Energy and Westar to obtain the necessary quorum to hold their respective special meetings and to obtain the shareholder approvals necessary for the completion of the merger. For the Great Plains Energy special meeting, the presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. For the Westar special meeting, the holders of at least a majority of the total number of outstanding shares of Westar common stock entitled to vote at the Westar special meeting, excluding such shares as may be owned by Westar, must be present in person or represented by proxy. If a quorum is not present at the Great Plains Energy special meeting or the Westar special meeting, the shareholders of that company will not be able to take action on any of the proposals at that meeting.

In addition, for the Great Plains Energy Charter Amendment proposal, a majority of the outstanding shares entitled to vote on such matter must approve such proposal; thus, a failure to vote will have the same effect as a vote AGAINST such proposal.

For the Westar Merger proposal, a majority of the outstanding shares entitled to vote on such matter must approve such proposal; thus a failure to vote will have the same effect as a vote AGAINST the proposal.

Your vote is very important. Great Plains Energy and Westar cannot complete the merger unless (1) Great Plains Energy shareholders approve the Stock Issuance proposal and (2) Westar shareholders approve the Merger proposal. In addition, while approval of the Charter Amendment proposal is not required to complete the merger, Great Plains Energy cannot implement its financing plan for the merger unless the Charter Amendment proposal is approved.

Q4: Why have Great Plains Energy and Westar agreed to the merger?

A: Great Plains Energy and Westar believe that the merger will provide substantial long-term strategic and financial benefits to their shareholders, customers and the communities they serve, including, among others:

•	the combined company will have substantial capital investment opportunities in its regulated operations;

•	the combined company will be better positioned to operate with greater efficiency in a consolidating industry where size and scale are increasingly important;

•	the combined company’s regulated utility business will have greater market and regulatory diversity;

•	the merger will combine complementary areas of expertise of each company, allowing the combined company to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce;

•	combining the two companies’ energy supply businesses will create a stronger, more competitive and better balanced growth platform with opportunities to capture operational efficiencies; and

•	the combined company will have a larger market capitalization than either company individually, which is expected to enhance the equity market profile and credit profile of the combined company.

Additional information on the reasons for the merger can be found beginning on page 65 for Great Plains Energy and on page 77 for Westar.

Q5: When do you expect the merger to be completed?

A: Great Plains Energy and Westar seek to complete the merger as soon as reasonably practicable, subject to receipt of necessary regulatory approvals and the shareholder approvals, which are the subject of the Great Plains Energy and Westar special meetings. Great Plains Energy and Westar currently expect that the transaction will be completed in the second quarter of 2017. However, Great Plains Energy and Westar cannot predict when regulatory review will be completed, whether regulatory or shareholder approval will be received or the potential terms and conditions of any regulatory approval that is received. In addition, the satisfaction of certain other conditions to the merger, some of which are outside of the control of Great Plains Energy and Westar, could require the companies to complete the merger later than expected or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with obtaining regulatory approvals in connection with the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 131 and “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 100.

Q6: How will my proxy be voted?

A: If you vote by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the special meetings, or any adjournment of the meetings, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Great Plains Energy. If you are a Great Plains Energy shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the Stock Issuance proposal, FOR the Charter Amendment proposal and FOR the Great Plains Energy Meeting Adjournment proposal.

Westar. If you are a Westar shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the Merger proposal, FOR the Merger-Related Compensation proposal and FOR the Westar Meeting Adjournment proposal.

Q7: May I vote in person?

A: Yes. If you are a shareholder of record of Great Plains Energy common stock as of August 24, 2016, or of Westar common stock as of August 22, 2016, you may attend your company’s special meeting and vote your shares in person. However, Great Plains Energy and Westar highly recommend that you vote in advance by accessing the Internet, by telephone or by returning your signed proxy card(s) even if you plan to attend the special meeting of your company.

Q8: What are the votes required to approve the proposals?

A: Great Plains Energy.

•	Approval of the Stock Issuance proposal requires the affirmative vote of a majority of votes cast on the proposal at the Great Plains Energy special meeting.

•	Approval of the Charter Amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Great Plains Energy common stock entitled to vote on the proposal.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

Westar.

•	Approval of the Merger proposal requires the affirmative vote of the holders of a majority of the shares of Westar common stock outstanding and entitled to vote on the proposal.

•	Approval of the Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal. The outcome of the Merger-Related Compensation proposal will not be binding on the Westar Board.

•	Approval of the Westar Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal.

Q9: If I am a record holder of my shares, what happens if I abstain from voting or I don’t submit a proxy or attend the special meeting to vote in person?

A: Great Plains Energy.

•	For the Stock Issuance proposal, an abstention or a failure to vote will have no effect on the vote on such proposal.

•	For the Charter Amendment proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Great Plains Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Westar.

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Westar Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Q10: What if my shares are held in “street name”?

A: If some or all of your shares of Great Plains Energy and/or Westar are held in “street name” by your broker, nominee, fiduciary or other custodian (for simplicity, referred to collectively as “broker”), you will receive instructions from your broker on how to vote your shares.

Under the listing requirements of the New York Stock Exchange (referred to as the “NYSE”), brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a “broker non-vote” occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Great Plains Energy. Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the Great Plains Energy proposals. Therefore, if you are a Great Plains Energy shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Stock Issuance proposal, which broker non-votes will have no effect on the vote on such proposal;

•	your broker may not vote your shares on the Charter Amendment proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal; and

•	your broker may not vote your shares on the Great Plains Energy Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

Westar. Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on any of the Westar proposals. Therefore, if you are a Westar shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal;

•	your broker may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote on such proposal; and

•	your broker may not vote your shares on the Westar Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

See “Information About the Great Plains Energy Special Meeting and Vote—Broker Non-Votes” beginning on page 41, and “Information About the Westar Special Meeting and Vote—Broker Non-Votes” beginning on page 45, for more detail on the impact of a broker non-vote.

As a result of the foregoing, please be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers Internet or telephone submission of proxies.

Q11: Who will count the votes?

A: For the Great Plains Energy proposals, Broadridge Financial Solutions, Inc. will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the special meeting. Whether you vote your shares by accessing the Internet, telephone or mail, your vote will be received directly by Broadridge Financial Solutions, Inc.

For the Westar proposals, Continental Stock Transfer & Trust Company will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the special meeting. Whether you vote your shares by accessing the Internet, telephone or mail, your vote will be received directly by Continental Stock Transfer & Trust Company.

Q12: What does it mean if I receive more than one set of materials?

A: This means you own shares of both Great Plains Energy and Westar or you own shares of Great Plains Energy or Westar that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q13: How do I vote if my shares are held in 401(k) plans?

A: If your Great Plains Energy shares are held in the Great Plains Energy 401(k) Savings Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card. With respect to Great Plains Energy shares held in the Great Plains Energy 401(k) Savings Plan for which no voting instructions are received, the plan trustee will vote such shares in the same proportion as it votes plan shares with respect to which it has received voting instructions unless the plan trustee determines that to do so would be inconsistent with Title I of ERISA.

If your Westar shares are held in a Westar 401(k) plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card. With respect to Westar shares held in a Westar 401(k) plan for which no voting instructions are received, the plan trustee will not vote such shares.

Q14: Can I revoke my proxy and change my vote?

A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by accessing the Internet or by telephone;

•	by delivering a written revocation to your company’s Corporate Secretary prior to the special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to your special meeting; or

•	by attending your special meeting and voting your shares in person.

However, if your shares are held in “street name”, you must check with your broker to determine how to revoke your proxy.

Q15: When and where are the special meetings?

A: The Great Plains Energy special meeting will take place on September 26, 2016, at 10:00 a.m., local time, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105. The Westar special meeting will take place on September 26, 2016, at 10:00 a.m., local time, at the Heritage Hall Building at the Kansas Expocentre, located at the southeast corner of 17th Street and Western Avenue in Topeka, Kansas 66612.

Q16: What must I bring to attend the special meetings?

A: If you are a record holder of Great Plains Energy common stock, admittance to the Great Plains Energy special meeting will require a government-issued photo identification, such as a driver’s license, state identification card or passport. Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Great Plains Energy’s transfer agent or your shares are held as 401(k) plan shares, your admission ticket is part of your proxy card or may be printed from the Internet when you vote online. Attendance at the meeting will be limited to shareholders as of the record date and one guest per shareholder, and to guests of Great Plains Energy.

If you are a record holder of Westar common stock, admittance to the Westar special meeting will require the admission ticket that is attached to your proxy (or other proof of stock ownership). Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Westar’s transfer agent or your shares are held as a 401(k) plan share, your admission ticket is part of your proxy card. Attendance at the meeting will be limited to shareholders of record as of the record date and one guest per shareholder, and to guests of Westar.

Q17: Should I send in my stock certificates now?

A: No. After the merger is completed, Great Plains Energy will send former Westar shareholders written instructions for exchanging their Westar stock certificates for the merger consideration. Great Plains Energy shareholders will keep their existing stock certificates.

Q18: Are there risks I should consider in deciding how to vote on the proposals at my special meeting?

A: Yes. In evaluating the proposals at the Great Plains Energy or Westar special meeting, as applicable, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus.

Q19: Who can answer any questions I may have about the special meetings or the merger?

A: Great Plains Energy shareholders may call Innisfree M&A Incorporated (referred to as “Innisfree”), Great Plains Energy’s proxy solicitor for the special meeting, toll-free at (877) 687-1875. Westar shareholders may call D.F. King & Co., Inc., Westar’s proxy solicitor for the special meeting, toll-free at (866) 745-0265.

Q20: What are the U.S. federal income tax consequences of the merger to Westar shareholders?

A: The receipt of the cash and Great Plains Energy common stock in exchange for Westar common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. Holder (as defined under “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss as a result of the merger measured by the difference, if any, between (1) the sum of the cash received and the fair market value (as of the effective time of the merger) of the shares of Great Plains Energy common stock received and (2) your adjusted tax basis in the shares of Westar common stock exchanged in the merger. Non-U.S. Holders (as defined under “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders of Westar Common Stock as a Result of the Merger”) of Westar common stock may be subject to U.S. federal income tax and possibly U.S. federal tax withholding with respect to any consideration received in the merger. You should carefully read this joint proxy statement/prospectus, including the section entitled “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 97. Tax matters are complicated and the specific tax consequences of the merger to you will depend on your particular tax situation. Great Plains Energy and Westar urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Q21: What are the U.S. federal income tax consequences of the merger to Great Plains Energy shareholders?

A: Great Plains Energy shareholders will not recognize gain or loss as a result of the merger.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus with respect to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the documents to which Great Plains Energy and Westar refer you. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180. Great Plains Energy and Westar have included in this summary references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented, which you should review carefully in their entirety.

Except where indicated otherwise, as used in this joint proxy statement/prospectus “Great Plains Energy” refers to Great Plains Energy Incorporated and its consolidated subsidiaries and “Westar” refers to Westar Energy, Inc. and its consolidated subsidiaries. References to “we” or “our” and other first person references in this joint proxy statement/prospectus refer to both Great Plains Energy and Westar and are intended, unless otherwise indicated by the context, to refer to the combined Great Plains Energy and Westar and their respective subsidiaries following completion of the merger.

The Companies Involved in the Merger (see page 39)

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than its ownership of the stock of and equity interests in its subsidiaries. Great Plains Energy’s wholly-owned direct and indirect subsidiaries with significant operations are as follows:

•	Kansas City Power & Light Company (referred to as “KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (referred to as “GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (referred to as “MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC, which owns 13.5 percent of Transource Energy, LLC, a company focused on the development, ownership and operation of competitive electric transmission projects.

Additional information about Great Plains Energy and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

Westar is the largest electric utility in Kansas. Westar provides electric generation, transmission and distribution services to approximately 700,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, Westar’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita.

Additional information about Westar and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

The Proposed Merger (see page 51)

Under the terms of the merger agreement, GP Star, Inc., a wholly-owned subsidiary of Great Plains Energy referred to in the merger agreement as Merger Sub, will merge with and into Westar. As a result, Westar will survive the merger and will become a wholly-owned subsidiary of Great Plains Energy upon completion of the merger. The merger will be completed only after the satisfaction or waiver, if applicable, of the conditions to the completion of the merger discussed below.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Great Plains Energy and Westar encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration (see page 51)

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, each share of common stock, $5.00 par value, of Westar issued and outstanding immediately prior to the effective time (other than shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar, shares owned directly or indirectly by Great Plains Energy or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted automatically into the right to receive (1) $51.00 in cash, without interest, and (2) a number, rounded to the nearest 1/10,000 of a share, of validly issued, fully paid and nonassessable shares of common stock, no par value, of Great Plains Energy equal to the exchange ratio described below (referred to as the “merger consideration”).

The exchange ratio is calculated as follows:

if the volume weighted average share price of Great Plains Energy common stock on the NYSE for the 20 consecutive full trading days ending on (and including) the third trading day immediately prior to the closing date of the merger (referred to as the “Average Great Plains Energy Stock Price”) is:

(a) greater than $33.2283, the exchange ratio will be 0.2709;

(b) greater than or equal to $28.5918 but less than or equal to $33.2283, the exchange ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Great Plains Energy Stock Price; or

(c) less than $28.5918, the exchange ratio will be 0.3148.

As a result of this variable exchange ratio, if the Average Great Plains Energy Stock Price is between $28.5918 and $33.2283, Westar shareholders will receive Great Plains Energy common stock with a value of $9.00 for each share of Westar common stock held. The market price of Great Plains Energy common stock on the closing date of the merger may be different than the Average Great Plains Energy Stock Price.

Material U.S. Federal Income Tax Consequences of the Merger (see page 97)

The receipt of Great Plains Energy common stock and cash in exchange for Westar common stock pursuant to the merger will be taxable for U.S. federal income tax purposes for Westar shareholders. A U.S. Holder (as defined in “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Westar common stock who receives Great Plains Energy common stock and cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value as of the effective time of the merger of the Great Plains Energy common stock and cash received and (2) such U.S. Holder’s adjusted tax basis in the shares of Westar common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Westar common stock exchanged is greater than one year as of the date such U.S. Holder’s Westar common stock is exchanged pursuant to the merger.

Tax matters are complicated, and the tax consequences of the merger to a particular Westar shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, Westar shareholders are advised to consult their own tax advisors for a full understanding of the tax consequences of the merger to them, including the applicability and effect of federal, state, local and foreign income tax laws and other tax laws.

Great Plains Energy Shareholders Will Not Have Dissenters’ Rights in Connection with the Merger (see page 105)

Under Missouri law, Great Plains Energy shareholders are not entitled to dissenters’ rights in connection with the merger. Great Plains Energy shares will continue to be traded on the NYSE during the pendency of and following the effectiveness of the merger.

Westar Shareholders Will Have Appraisal Rights in Connection with the Merger (see page 105)

Under Kansas law, Westar shareholders have appraisal rights in connection with the merger if they have properly perfected such appraisal rights under Section 17-6712 the Kansas General Corporation Code (referred to as the “KGCC”). Therefore, a shareholder of Westar may elect to be paid for such shareholder’s shares in accordance with the procedures set forth in KGCC. The full text of Section 17-6712 of the KGCC is reprinted in its entirety as Annex B to this joint proxy statement/prospectus.

Treatment of Westar Performance Units, Restricted Share Units, and Benefit Plans (see page 116)

Immediately prior to the effective time of the merger, each restricted share unit of Westar that is outstanding and unvested immediately prior to the effective time will be cancelled and converted into a vested right to receive cash in an amount equal to (1) the cash consideration to be received in the merger plus (2) the amount in cash, without interest, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the exchange ratio for the merger plus (3) the amount of any dividend equivalents associated with the restricted share unit as of the effective time of the merger, subject to any withholding taxes as provided for under the merger agreement.

Immediately prior to the effective time of the merger, each performance unit of Westar that is outstanding and unvested immediately prior to the effective time will be cancelled and converted into a vested right to receive cash in an amount equal to (1) the cash consideration to be received in the merger plus (2) the amount in cash, without interest, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the exchange ratio for the merger plus (3) the amount of any dividend equivalents associated with the performance unit as of the effective time of the merger, with the number of vested performance units to be the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding taxes as provided for under the merger agreement.

Immediately prior to the effective time of the merger, each contractual right to receive a share of Westar common stock or the value of such shares, other than the restricted share units and performance units of Westar, granted pursuant to a Westar benefit plan that is outstanding immediately prior to the effective time will vest in full and all restrictions otherwise applicable will lapse, and such right to receive a share of Westar common stock will be converted into a vested right to receive cash in an amount equal to (1) the cash consideration to be received in the merger plus (2) the amount in cash, without interest, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the exchange ratio for the merger plus (3) the amount of any dividend equivalents associated with such right to receive a share of Westar common stock as of the effective time of the merger, subject to any withholding taxes as provided for under the merger agreement.

After the effective time of the merger, Westar’s long-term incentive and share award plan will be terminated and no further restricted share units or company performance units or other rights with respect to shares of Westar common stock will be granted pursuant to such plan.

Dividends (see page 138)

Great Plains Energy declared quarterly cash dividends of $0.245 per share of common stock for each of the first three quarters of 2015 and declared a cash dividend of $0.2625 per share of common stock for the fourth quarter of 2015, or $0.9975 per share annually. Great Plains Energy declared quarterly dividends in 2016 for each of the first two quarters of $0.2625 per share of common stock.

Westar declared quarterly dividends for each quarter of 2015 of $0.36 per share, reflecting an annual dividend of $1.44 per share. Westar declared quarterly dividends in 2016 for each of the first two quarters of $0.38 per share of Westar common stock.

Under the terms of the merger agreement, Westar has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar or any subsidiary in respect of shares of Westar common stock on a schedule consistent with Westar’s past practices and subject to certain maximum payments, (2) dividend equivalents accrued or payable by Westar in respect of performance units, restricted share units or other equity-based rights, (3) dividends and distributions by a direct subsidiary to its parent and (4) a “stub period” dividend to holders of record of Westar common stock as of immediately prior to the effective time of the merger equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by Westar prior to the effective time, multiplied by (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time by ninety-one.

Accounting Treatment (see page 97)

The acquisition of Westar common stock by Great Plains Energy in the merger will be accounted for in accordance with the acquisition method of accounting and the regulations of the SEC. This means that the assets and liabilities of Westar will be recorded, as of the completion of the merger, at their fair values and consolidated with those of Great Plains Energy. This will result in recording an amount for goodwill, which represents the excess of the purchase price over the fair value of the identifiable net assets of Westar. Financial statements of Great Plains Energy issued after the merger will reflect only the operations of Westar’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Westar.

Approvals Required by Great Plains Energy and Westar Shareholders in Connection with the Merger (see pages 40 and 45)

A shareholder will be deemed “present” at the Great Plains Energy special meeting or the Westar special meeting by proxy if the shareholder has returned a proxy by accessing the Internet, by telephone, or by mail

(even if the proxy contains no instructions as to voting or abstains from voting). If a shareholder does not return his or her proxy card or submit his or her proxy by accessing the Internet or telephone or vote in person at the Great Plains Energy special meeting or the Westar special meeting, the shareholder’s vote will not be counted and it will be less likely that a quorum to conduct business at the Great Plains Energy special meeting or Westar special meeting will be obtained and that the vote necessary for approval of the proposals will be obtained.

For Great Plains Energy Shareholders

•	Approval of the Stock Issuance proposal requires approval by a majority of votes cast on the proposal at the Great Plains Energy special meeting.

•	Approval of the Charter Amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Great Plains Energy common stock entitled to vote at the Great Plains Energy special meeting.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

Great Plains Energy directors and executive officers beneficially owned [●] shares of Great Plains Energy common stock on August 18, 2016. These shares represented in total [●] percent of the total voting power of Great Plains Energy’s voting securities outstanding as of such date. Great Plains Energy currently expects that Great Plains Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

Great Plains Energy cannot complete the merger unless Great Plains Energy shareholders approve the Stock Issuance proposal. Approval of the Charter Amendment proposal is not required to complete the merger. However, Great Plains Energy’s planned financing for the merger consideration is dependent, in substantial part, on approval of the Charter Amendment proposal, and if such proposal is not approved, Great Plains Energy will be required to obtain financing from an alternative source, such as the Bridge Facility discussed under “Financing of the Merger Consideration” below, which would likely have an adverse effect on Great Plains Energy’s credit ratings. See “Risk Factors—Great Plains Energy may be unable to obtain the anticipated combination of financing or the necessary amount of financing to pay the cash portion of the merger consideration” on page 33 for further information.

For Westar Shareholders

•	The affirmative vote of a majority of the outstanding shares of Westar common stock entitled to vote at the Westar special meeting is required to approve the Merger proposal.

•	The affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal is required to approve the Merger-Related Compensation proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either Westar or Great Plains Energy. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Westar shareholders.

•	The affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal is required to approve the Westar Meeting Adjournment proposal.

Westar’s directors and executive officers beneficially owned [●] shares of Westar common stock on August 22, 2016, the record date for the special meeting. These shares represent in total [●] percent of the total voting power of Westar’s voting securities outstanding and entitled to vote as of the record date. These shares exclude [●] deferred shares that, until received, do not entitle the directors or executive officers to vote. Westar currently expects that Westar’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

Approval of the Merger proposal by Westar shareholders is required for completion of the merger. Approval of the Merger-Related Compensation proposal is not required to complete the merger, but federal securities laws require that we submit the matter to shareholders for an advisory vote.

Recommendations of the Great Plains Energy Board (see page 65)

The Great Plains Energy Board has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger, including the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement, is advisable and in the best interests of Great Plains Energy and its shareholders and unanimously recommends that Great Plains Energy shareholders vote FOR the Stock Issuance proposal. The Great Plains Energy Board also unanimously recommends that Great Plains Energy shareholders vote FOR the Charter Amendment proposal and FOR the Great Plains Energy Meeting Adjournment proposal.

Recommendations of the Westar Board (see page 77)

The Westar Board has reviewed and considered the terms of the merger and the merger agreement and the directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Westar’s shareholders and recommend that Westar shareholders vote FOR the Merger proposal. In addition, the Westar Board recommends that the Westar shareholders vote FOR the Merger-Related Compensation proposal. The Westar Board also recommends that the Westar shareholders vote FOR the Westar Meeting Adjournment proposal.

Opinion of Great Plains Energy’s Financial Advisor (see page 71)

Goldman, Sachs & Co. (referred to as “Goldman Sachs”) delivered its opinion to the Great Plains Energy Board that, as of May 29, 2016, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement was fair from a financial point of view to Great Plains Energy.

The full text of the written opinion of Goldman Sachs, dated May 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Great Plains Energy Board in connection with its consideration of the merger contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Great Plains Energy common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Great Plains Energy and Goldman Sachs, Great Plains Energy has agreed to pay Goldman Sachs a transaction fee of $25 million, the principal portion of which is payable upon consummation of the merger.

Opinion of Westar’s Financial Advisor (see page 81)

Guggenheim Securities, LLC (referred to as “Guggenheim Securities”) delivered its opinion to the Westar Board to the effect that, as of May 29, 2016, and confirmed by delivery of a written opinion dated May 30, 2016, and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub). The full text of Guggenheim Securities’ written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Westar Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided therewith did not constitute a recommendation to the Westar Board with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of Westar common stock or Great Plains Energy common stock as to how to vote in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub) to the extent specified in such opinion and does not address any other term, aspect or implication of the merger, the merger agreement (including, without limitation, the form or structure of the merger consideration or the merger) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

Financing of the Merger Consideration (see page 170)

Great Plains Energy plans to finance the cash portion of the merger consideration with equity and debt financing, including $750 million of mandatory convertible preferred equity (described below), approximately $2.35 billion of equity comprised of a combination of Great Plains Energy common stock and mandatory convertible preferred stock and approximately $4.4 billion in debt. In order to have sufficient shares of Great Plains Energy common stock available to complete this financing plan, Great Plains Energy is asking its shareholders to approve the Charter Amendment proposal.

In connection with the merger agreement, Great Plains Energy entered into a commitment letter with several lenders collectively referred to as the “Commitment Parties,” pursuant to which, subject to the conditions set forth therein, the Commitment Parties have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $8.017 billion, consisting of a $7.517 billion senior unsecured term loan to fund the cash consideration in the merger and a conditional $500 million senior unsecured term loan for working capital purposes (referred to collectively as the “Bridge Facility”). On June 13, 2016, Great Plains Energy entered into a Third Amendment to its Credit Agreement with Wells Fargo Bank, National Association, and the various other lenders included therein, and when the amendment became effective, the commitment for a $500 million senior unsecured term loan for working capital purposes under the commitment letter automatically terminated.

In addition, in connection with the merger agreement, Great Plains Energy entered into a stock purchase agreement with OCM Credit Portfolio LP (referred to as “OMERS”), pursuant to which Great Plains Energy will issue and sell to OMERS 750,000 shares of preferred stock of Great Plains Energy designated as “7.25% Mandatory Convertible Preferred Stock, Series A,” without par value (referred to as the “Series A Preferred Stock”), for an aggregate purchase price of $750 million, at the closing of the merger.

On June 6, 2016, Great Plains Energy entered into four interest rate swap transactions with one or more affiliates of the expected underwriters of debt that Great Plains Energy plans to issue to finance a portion of the cash consideration for the merger. In addition, on August 10, 2016, Great Plains Energy redeemed all of its outstanding preferred stock for a total redemption price of $40.1 million.

Completion of the Merger is Subject to Regulatory Clearance (see page 100)

To complete the merger, Great Plains Energy and Westar must receive approval from and/or make filings with various federal and state regulatory authorities. The required governmental approvals include: (1) the filing of notification and report forms with the Antitrust Division of the Department of Justice (referred to as the “DOJ”) and the Federal Trade Commission (referred to as the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), and expiration or early termination of the applicable waiting periods under the HSR Act and (2) receipt of all required regulatory approvals from, among others, the Federal Energy Regulatory Commission (referred to as “FERC”), the U.S. Nuclear Regulatory Commission (referred to as the “NRC”), the Kansas Corporation Commission (referred to as the “KCC”) and the Federal Communications Commission (referred to as the “FCC”) (provided that such approvals do not result in a material adverse effect on Great Plains Energy and its subsidiaries, after giving effect to the merger). The Missouri Public Service Commission (referred to as the “MPSC”) opened an investigation to determine whether it has jurisdiction over the merger and on August 3, 2016 issued its order closing the investigation. If the MPSC staff makes a claim and it is determined that the MPSC has jurisdiction over the merger, approval of the MPSC also will be required in order to consummate the merger. On June 23, 2016, the DOJ sent a letter to Great Plains Energy and Westar informing the parties that it had opened an investigation into the proposed transaction and requesting that the parties provide on a voluntary basis certain documents and information. Such a review is not unusual for a merger of this size and nature. Great Plains Energy and Westar are cooperating with the DOJ in its investigation. Based upon an examination of information available relating to the businesses in which the companies are engaged, Great Plains Energy and Westar believe that the merger will receive the necessary clearance under the HSR Act. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Under the terms of the merger agreement, Great Plains Energy and Westar agree to cooperate in seeking required governmental approvals. Great Plains Energy has agreed to use its reasonable best efforts to obtain regulatory approvals necessary to consummate the merger, provided that Great Plains Energy is not obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on Great Plains Energy and its subsidiaries, including Westar and its subsidiaries, after giving effect to the merger. See “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 100 of this joint proxy statement/prospectus for a discussion of the status of the regulatory approval process.

Interests of Great Plains Energy Directors and Executive Officers (see page 108)

Great Plains Energy shareholders should be aware that Great Plains Energy’s directors and executive officers have interests in the merger that are in addition to those of Great Plains Energy shareholders generally. As a result, the directors and executive officers of Great Plains Energy may be more likely to recommend the approval of the proposals to be voted upon at the special meeting than if they did not have these interests. The Great Plains Energy Board was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the Stock Issuance proposal and the Charter Amendment proposal. Great Plains Energy’s shareholders should be aware of these interests when they consider the Great Plains Energy Board’s recommendation that they vote to approve the proposals to be voted on at the special meeting, and should refer to the section entitled “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger” beginning on page 108.

Interests of Westar Directors and Executive Officers (see page 108)

Westar shareholders should be aware that Westar’s directors and executive officers have interests in the merger that are in addition to those of Westar shareholders generally. As a result, the directors and executive officers of Westar may be more likely to recommend the approval of the proposals to be voted upon at the special meeting than if they did not have these interests. The Westar Board was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you adopt the merger agreement. Westar’s shareholders should be aware of these interests when they consider the Westar Board’s recommendation that they vote to adopt the merger agreement and, thereby, approve the merger, and should refer to the section entitled “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger” beginning on page 108.

Completion of the Merger is Subject to the Satisfaction of a Number of Conditions (see page 131)

Completion of the merger depends upon the satisfaction or, if applicable, waiver of a number of conditions, including, among others, the following:

•	receipt of the approval of the Stock Issuance proposal and the Westar Merger proposal;

•	receipt of all required governmental approvals (including, without limitation, the expiration or termination of any waiting period applicable to the merger under the HSR Act, and approval from FERC, the NRC, the KCC and the FCC), and such approvals shall have become final orders, as defined in the merger agreement (which is described in additional detail in the section entitled “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 100);

•	the absence of any law or judgment, whether preliminary, temporary or permanent, that prevents, makes illegal or prohibits the consummation of the merger;

•	approval for listing on the NYSE of the shares of Great Plains Energy common stock to be issued to Westar shareholders pursuant to the merger agreement; and

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto.

How the Merger Agreement May Be Terminated by Great Plains Energy and/or Westar (see page 134)

The merger agreement may be terminated by either Great Plains Energy or Westar in accordance with its terms at any time prior to the effective time of the merger, whether before or after the approval of the Westar Merger proposal or the approval of the Stock Issuance proposal:

•	by mutual written consent of Great Plains Energy and Westar;

•	if the closing of the merger has not occurred by 5:00 p.m. New York City time on May 31, 2017; provided that if prior to such end date, all of the conditions to the completion of the merger set forth in the merger agreement have been satisfied or waived or are capable of being satisfied (except for certain stated conditions), either Great Plains Energy or Westar may extend such end date to November 30, 2017; provided, further, that neither Great Plains Energy nor Westar may terminate the merger agreement or extend the end date if it (or in the case of Great Plains Energy, Merger Sub) is in breach of its obligations to consummate the merger under the merger agreement prior to the end date or if the failure of the closing has occurred prior to the end date;

•	if any law or judgment, whether preliminary, temporary or permanent, that makes illegal or prohibits the consummation of the merger has become final and nonappealable; provided that the right to terminate the merger agreement shall not be available to any party if the failure to satisfy such condition is the result of the failure of such party to comply with certain obligations of that party under the merger agreement; or

•	if the approval of the Stock Issuance proposal or the Westar Merger proposal is not obtained.

The merger agreement may be terminated by Westar:

•	in the event the Westar Board has made an adverse recommendation change with respect to a superior proposal, in each case as defined in the merger agreement, and the Westar Board has approved and entered into, concurrently with the termination, an acquisition agreement, as defined in the merger agreement, providing for the implementation of such superior proposal, so long as Westar has complied with certain obligations under the merger agreement and prior to or concurrently with such termination, pays to Great Plains Energy the applicable termination fee; provided that Westar shall not have the right to terminate the merger agreement after the approval of the Merger proposal has been obtained;

•	if Great Plains Energy or Merger Sub breaches or fails to perform any of its covenants or agreements contained in the merger agreement or if any of the representations or warranties of Great Plains Energy or Merger Sub contained in the merger agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in the merger agreement that certain of Great Plains Energy’s and Merger Sub’s representations and warranties are true and correct and that Great Plains Energy and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under the merger agreement at or prior to closing and (2) is not reasonably capable of being cured by Great Plains Energy or Merger Sub by the end date or is not cured by Great Plains Energy within 30 days after receiving written notice of such breach or failure; provided that Westar will not have such right to terminate the merger agreement if it is in breach of certain of its representations, covenants or agreements contained in the merger agreement;

•	if all of the conditions to the completion of the merger have been satisfied or waived as of the date that the closing should have been consummated, Great Plains Energy and Merger Sub do not complete the closing on such date and Great Plains Energy and Merger Sub fail to consummate the closing within five business days following their receipt of written notice from Westar requesting such consummation; or

•	in the event that the Great Plains Energy Board or a committee thereof has made an adverse recommendation change, as defined in the merger agreement, provided that Westar will not have such right to terminate after the approval of the Stock Issuance proposal has been obtained.

The merger agreement may be terminated by Great Plains Energy:

•	in the event the Westar Board or a committee thereof has made an adverse recommendation change, as defined in the merger agreement; provided that Great Plains Energy will not have the right to terminate the merger agreement as such after the approval of the Westar Merger proposal has been obtained; or

•	if Westar breaches or fails to perform any of its covenants or agreements contained in the merger agreement or if any of the representations or warranties of Westar contained in the merger agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in the merger agreement that certain of Westar’s representations and warranties are true and correct and that Westar shall have performed in all material respects all covenants and agreements required to be performed by it under the merger agreement at or prior to closing and (2) is not reasonably capable of being cured by Westar by the end date or is not cured by Westar within 30 days after receiving written notice of such breach or failure; provided that Great Plains Energy will not have such right to terminate the merger agreement if it is in breach of certain of its representations, covenants or agreements contained in the merger agreement.

Termination Fees and Expenses May Be Payable Under Some Circumstances (see page 134)

If the merger agreement is terminated under specified circumstances relating to (i) a failure to obtain required regulatory approvals prior to the end date, which is 5:00 p.m. New York City time on May 31, 2017, which may be extended to November 30, 2017, (ii) a final and nonappealable order enjoining the consummation of the merger in connection with regulatory approvals or (iii) failure by Great Plains Energy to consummate the merger once all of the conditions have been satisfied, Great Plains Energy will be required to pay Westar a termination fee of $380 million.

In addition, in the event that the merger agreement is terminated by Westar under specified circumstances to enter into a definitive acquisition agreement with respect to a superior proposal or by Great Plains Energy as a result of the Westar Board changing its recommendation of the merger prior to the approval of the Merger proposal having been obtained, Westar will be required to pay Great Plains Energy a termination fee of $280 million. Further, if the merger agreement is terminated by Westar as a result of the Great Plains Energy Board changing its recommendation to the Great Plains Energy shareholders as a result of a superior proposal prior to the approval of the Stock Issuance proposal having been obtained, Great Plains Energy will be required to pay Westar a termination fee of $180 million. Additionally, if the merger agreement is terminated by either Great Plains Energy or Westar as a result of the Great Plains Energy shareholders not approving the Stock Issuance proposal, Great Plains Energy will be required to pay Westar a termination fee of $80 million.

No Solicitation of Competing Proposals (see pages 122 and 124)

Great Plains Energy and Westar are each subject to a “no shop” restriction that limits each party’s ability to solicit alternative acquisition proposals or provide nonpublic information to, and engage in discussion with, third parties, except under limited circumstances to permit the Westar Board or the Great Plains Energy Board, as applicable, to comply with its respective fiduciary duties.

Great Plains Energy

Great Plains Energy may not, and may not authorize its affiliates or certain persons related to Great Plains Energy to, (1) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate a Great Plains Energy takeover proposal or inquiry, each as described in the merger agreement, or (2) directly or indirectly participate in any discussions or negotiations with any persons regarding any Great Plains Energy takeover proposal or inquiry, including by furnishing non-public information with respect to such Great Plains Energy takeover proposal or inquiry. Under the merger agreement, Great Plains Energy agreed to cease all negotiations with regard to a Great Plains Energy takeover proposal and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, Great Plains Energy may entertain a bona fide written Great Plains Energy takeover proposal that constitutes or could reasonably be expected to lead to a superior proposal, as defined in the merger agreement, that does not result from a breach of the agreement prior to obtaining the approval of the Stock Issuance proposal, subject to certain conditions stated in the merger agreement.

See “The Merger Agreement—Great Plains Energy is Prohibited from Soliciting Other Offers; Superior Proposal” beginning on page 124 of this joint proxy statement/prospectus.

Westar

Westar may not, and may not authorize its affiliates or certain persons related to Westar to, (1) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate a Westar takeover proposal or inquiry, each as described in the merger agreement, or (2) directly or indirectly participate in any discussions or negotiations with any persons regarding any Westar takeover proposal or inquiry, including by furnishing non-public information with respect to such Westar takeover proposal or inquiry. Under the merger agreement, Westar agreed to cease all negotiations with regards to a Westar takeover proposal and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, Westar may entertain a bona fide written Westar takeover proposal that constitutes or could reasonably be expected to lead to a superior proposal as described in the merger agreement that does not result from a breach of the agreement prior to obtaining the approval of the Merger proposal, subject to certain conditions stated in the merger agreement.

See “The Merger Agreement—Westar is Prohibited from Soliciting Other Offers; Superior Proposal” beginning on page 122 of this joint proxy statement/prospectus.

Great Plains Energy Common Stock Will Continue to be Listed on the New York Stock Exchange (see page 106)

Great Plains Energy has agreed to use reasonable best efforts to cause the shares of Great Plains Energy common stock issuable pursuant to the merger be approved for listing on the NYSE. Shares of Great Plains Energy common stock will continue to be traded on the NYSE under the symbol “GXP”.

Delisting and Deregistration of Westar Common Stock (see page 106)

If the merger is completed, Westar’s common stock will cease to be listed on the NYSE and its shares will be deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”).

Comparison of Rights of Great Plains Energy Shareholders and Westar Shareholders (see page 153)

The rights of Great Plains Energy’s and Westar’s shareholders under their respective business corporation laws are different. There are additional differences in the rights of Great Plains Energy shareholders and Westar shareholders as a result of the provisions of the articles of incorporation, bylaws and other corporate documents of each company.

Risk Factors Related to the Merger and Performance of the Company (see page 27)

There are a number of risks relating to the merger and to the businesses of Great Plains Energy and Westar following the merger. See “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus for a discussion of these and other risks and see also the documents that Great Plains Energy and Westar have filed with the SEC and which the companies have incorporated by reference into this joint proxy statement/prospectus.

Post-Merger Governance and Management (see page 138)

Upon completion of the merger, Great Plains Energy will maintain a Kansas headquarters in Topeka, Kansas and Great Plains Energy will maintain its corporate headquarters in Kansas City, Missouri.

As provided in the merger agreement, upon completion of the merger, Great Plains Energy will add one director from the Westar Board to the Great Plains Energy Board to be selected by Great Plains Energy in consultation with Westar.

Terry Bassham currently serves and will continue to serve as chairman and chief executive officer of Great Plains Energy. See “Post-Merger Governance and Management” beginning on page 138 and “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger” beginning on page 108 for further information.

Great Plains Energy Articles of Incorporation Will Be Amended if the Charter Amendment Proposal is Approved (see page 173)

Great Plains Energy is proposing to amend its articles of incorporation to authorize 612,962,000 shares of capital stock of Great Plains Energy, and to provide that such capital stock be divided into classes of (1) 390,000 shares of cumulative preferred stock, $100 par value of the par value, (2) 1,572,000 shares of cumulative preferred stock without par value, (3) 11,000,000 shares of preference stock without par value and (4) 600,000,000 shares of common stock without par value. Currently, the articles of incorporation of Great Plains Energy authorize 262,962,000 shares of capital stock, divided into classes of (1) 390,000 shares of cumulative preferred stock, $100 par value of the par value, (2) 1,572,000 shares of cumulative preferred Stock without par value, (3) 11,000,000 shares of preference stock without par value and (4) 250,000,000 shares of common stock without par value. The Charter Amendment proposal is described in more detail under “Description of Great Plains Energy’s Capital Stock—Description of Charter Amendment Proposal” beginning on page 173 of this joint proxy statement/prospectus.

Litigation Relating to the Merger (see page 107)

Following the announcement of the merger agreement, two putative class action complaints (which were subsequently consolidated and superseded by a consolidated complaint) were filed on behalf of purported Westar shareholders in the District Court of Shawnee County, Kansas. One putative derivative action complaint challenging the merger also was filed in the District Court of Shawnee County, Kansas. The consolidated putative class action complaint brought in Shawnee County, Kansas names as defendants Westar, the members of the Westar Board and Great Plains Energy, and the putative derivative action complaint names as defendants the members of the Westar Board, Great Plains Energy and Merger Sub, with Westar named as a nominal defendant. Each complaint asserts that the members of the Westar Board breached their fiduciary duties to Westar shareholders in connection with the proposed merger, and that Great Plains Energy, and with respect to the putative derivative action, Merger Sub, aided and abetted such breaches of fiduciary duties. A putative class action complaint also was filed in Jackson County, Missouri and asserts that the members of the Great Plains Energy Board breached their fiduciary duty of candor in connection with the proposed merger by allegedly failing to disclose certain facts in our preliminary Form S-4. The complaints are described in more detail under “The Proposed Merger—Litigation Relating to the Merger” beginning on page 107 of this joint proxy statement/prospectus.

Selected Historical Consolidated Financial Data of Great Plains Energy

The selected historical consolidated financial data of Great Plains Energy for each of the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 have been derived from Great Plains Energy’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2012 and 2011 and as of December 31, 2013, 2012 and 2011 have been derived from Great Plains Energy’s audited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2015 has been derived from Great Plains Energy’s unaudited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data of Great Plains Energy as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 have been derived from Great Plains Energy’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Great Plains Energy or the combined company, and you should read the following information together with Great Plains Energy’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2015, and Great Plains Energy’s unaudited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Great Plains Energy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 180.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015(1)	2015	2014(1)	2013(1)	2012(1)	2011(1)
	(Unaudited)
	(Dollars in millions except per share amounts)
Great Plains Energy
Operating revenues	$1,243	$1,158	$2,502	$2,568	$2,446	$2,310	$2,318
Net income attributable to Great Plains Energy	$58	$63	$213	$243	$250	$200	$174
Basic earnings per common share	$0.37	$0.40	$1.37	$1.57	$1.62	$1.36	$1.27
Diluted earnings per common share	$0.37	$0.40	$1.37	$1.57	$1.62	$1.35	$1.25
Total assets(1)	$11,010	$10,741	$10,739	$10,453	$9,770	$9,626	$9,096

Total redeemable preferred stock, mandatorily redeemable preferred securities and long-term debt (including current maturities)(1)	$3,746	$3,467	$3,746	$3,481	$3,492	$2,999	$3,522
Cash dividends per common share	$0.525	$0.49	$0.9975	$0.935	$0.8825	$0.855	$0.835
SEC ratio of earnings to fixed charges	1.45	1.89	2.58	2.72	2.75	2.31	2.03

(1)	Adjusted for adoption of Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. See Note 1 to the consolidated financial statements in the Great Plains Energy Annual Report on Form 10-K for the year ended December 31, 2015, under the heading New Accounting Standards for additional information.

Selected Historical Consolidated Financial Data of Westar

The selected historical consolidated financial data of Westar for each of the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 have been derived from Westar’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2012 and 2011 and as of December 31, 2013, 2012 and 2011 have been derived from Westar’s audited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2015 has been derived from Westar’s unaudited condensed consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data of Westar as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 have been derived from Westar’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Westar or the combined company, and you should read the following information together with Westar’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Westar’s Annual Report on Form 10-K for the year ended December 31, 2015, and Westar’s unaudited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Westar’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 180.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
	(In millions)
Income Statement Data:
Total revenues	$1,191	$1,180	$2,459	$2,602	$2,371	$2,261	$2,171
Net income	$145	$119	$302	$322	$301	$282	$236
Net income attributable to Westar Energy, Inc.	$138	$115	$292	$313	$293	$274	$229

	Six Months Ended June 30,		As of December 31,
	2016	2015(1)(2)	2015	2014(1)(2)	2013(1)(2)	2012(1)(2)	2011(1)(2)
	(Unaudited)
	(In millions)
Balance Sheet Data:
Total assets(1)(2)	$10,971	$10,501	$10,706	$10,289	$9,531	$9,239	$8,651
Long-term obligations(2)(3)	$3,698	$3,281	$3,379	$3,433	$3,467	$3,098	$2,786

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
Common Stock Data:
Basic earnings per share available for common stock	$0.97	$0.85	$2.11	$2.40	$2.29	$2.15	$1.95
Diluted earnings per share available for common stock	$0.97	$0.84	$2.09	$2.35	$2.27	$2.15	$1.93
Dividends declared per share	$0.76	$0.72	$1.44	$1.40	$1.36	$1.32	$1.28
Book value per share	$26.08	$25.32	$25.87	$25.02	$23.88	$22.89	$22.03
Average equivalent common shares outstanding(4)(5)(6) (in millions)	142	134	138	130	127	127	117

(1)	Adjusted for adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. See Note 2 to the consolidated financial statements in the Westar Energy Annual Report on Form 10-K for the year ended December 31, 2015, under the heading New Accounting Pronouncements for additional information.
(2)	Adjusted for adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. See Note 2 to the consolidated financial statements in the Westar Energy Annual Report on Form 10-K for the year ended December 31, 2015, under the heading New Accounting Pronouncements for additional information.
(3)	Includes long-term debt, net, current maturities of long-term debt, capital leases, long-term debt of variable interest entities, net and current maturities of long-term debt of variable interest entities. See Note 17 of the Notes to Consolidated Financial Statements in the Westar Annual Report on Form 10-K for the year ended December 31, 2015, under the heading Variable Interest Entities for additional information regarding variable interest entities.
(4)	In 2011, Westar issued and sold approximately 13.6 million shares of common stock realizing proceeds of $294.9 million.
(5)	In 2014, Westar issued and sold approximately 3.4 million shares of common stock realizing proceeds of $87.7 million.
(6)	In 2015, Westar issued and sold approximately 9.7 million shares of common stock realizing proceeds of $258.0 million.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected Unaudited Pro Forma Condensed Combined Statements of Income Data of Great Plains Energy for the six months ended June 30, 2016, and the year ended December 31, 2015, have been prepared to give effect to the merger as if the merger was completed on January 1, 2015. The Unaudited Pro Forma Condensed Combined Balance Sheet of Great Plains Energy as of June 30, 2016, has been prepared to give effect to the merger as if the merger was completed on June 30, 2016.

The following selected Unaudited Pro Forma Condensed Combined Financial Information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2015, for statements of income purposes, and on June 30, 2016, for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 27. The following selected Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 140.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(In millions, except per share data)
Pro Forma Condensed Combined Statements of Income Data:
Operating Revenues	$2,432	$4,958
Income From Continuing Operations	$230	$432
Net Income	$230	$432
Earnings Available for Common Shareholders	$165	$306
Basic Earnings Per Share of Common Stock	$0.67	$1.24
Diluted Earnings Per Share of Common Stock	$0.67	$1.24

As of June 30, 2016
(In millions)
Pro Forma Condensed Combined Balance Sheet:
Cash and Cash Equivalents	$72
Total Assets	$27,232
Long-Term Debt(1)	$12,266
Total Liabilities	$19,412
Total Shareholders’ Equity	$7,801
Noncontrolling Interests	$20
Total Equity	$7,820

(1)	Includes current portions of long-term debt and long-term debt of variable interest entities.

Comparative Historical and Unaudited Pro Forma Combined Per Share Information

The following table summarizes unaudited per share data for (1) Great Plains Energy and Westar on a historical basis, (2) Great Plains Energy on a pro forma combined basis giving effect to the merger and (3) Westar on a pro forma equivalent basis calculated by multiplying the Great Plains Energy pro forma combined data by the exchange ratio of 0.2963 determined using the 20 day volume-weighted average price per share of Great Plains Energy common stock ending on August 1, 2016. The actual exchange ratio may vary as described in this joint proxy statement/prospectus. These computations exclude the benefit to Westar shareholders from receiving the cash consideration of $51.00 per share. It has been assumed for purposes of the pro forma combined financial information provided below that the merger was completed on January 1, 2015, for earnings per share purposes, and on June 30, 2016, for book value per share purposes. The following information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 140.

	Great Plains Energy		Westar
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Six Months Ended June 30, 2016:
Basic Earnings Per Share of Common Stock	$0.37	$0.67	$0.97	$0.20
Diluted Earnings Per Share of Common Stock	0.37	0.67	0.97	0.20
Cash Dividends Declared Per Share	0.525		0.76
Book Value Per Share of Common Stock	23.56	25.30	26.08	7.50
Year Ended December 31, 2015:
Basic Earnings Per Share of Common Stock	$1.37	$1.24	$2.11	$0.37
Diluted Earnings Per Share of Common Stock	1.37	1.24	2.09	0.37
Cash Dividends Declared Per Share	0.9975		1.44
Book Value Per Share of Common Stock	23.68		25.87

Comparative Per Share Market Price and Dividend Information

Great Plains Energy common stock and Westar common stock are each listed on the NYSE. Great Plains Energy’s trading symbol is “GXP” and Westar’s trading symbol is “WR”.

The following table sets forth the closing prices for Great Plains Energy common stock and Westar common stock as reported on the NYSE on May 27, 2016, the last trading day before Great Plains Energy and Westar announced the merger, and [●], 2016. The table also includes the value of Westar common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Westar common stock in the merger (including the cash consideration of $51.00 per share). These equivalent prices per share reflect the fluctuating value of Great Plains Energy common stock that Westar shareholders would receive in exchange for each share of Westar common stock (together with the amount of cash to be paid per share of Westar common stock) if the merger was completed on either of these dates, applying the exchange ratio as of that date of a share of Great Plains Energy common stock for each share of Westar common stock.

	Great Plains Energy Common Stock Closing Price		Westar Common Stock Closing Price		Exchange Ratio	Equivalent Value of Westar Common Stock(1)
May 27, 2016		$31.00		$52.92	0.2903		$60.00
[●], 2016	$	[●]	$	[●]	[●]	$	[●]

(1)

The implied value of the per share merger consideration represents the sum of $51.00, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based on the closing prices of Great Plains Energy common stock of $31.00 on May 27, 2016, and $[●] on [●], 2016, and, in each case, the applicable exchange ratio, assuming that the closing price on such date was the Average Great Plains Energy Stock Price. The actual exchange ratio will be determined based on the Average Great Plains Energy Stock Price. If the Average Great Plains Energy Stock Price is an amount greater than $33.2283, then the exchange ratio will be 0.2709. If the Average Great Plains Energy Stock Price is an amount greater than or equal to $28.5918 but less than or equal to $33.2283, then the exchange ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Great Plains Energy Stock Price. If the Average Great Plains Energy Stock Price is an amount less than $28.5918, then the exchange ratio will be 0.3148. There can be no assurance that the Average Great Plains Energy Stock Price will be less than, or equal to $33.2283 or greater than, or equal to 28.5918.

The following table shows, for the calendar quarters indicated: (1) the high and low sale prices per share of Great Plains Energy common stock and Westar common stock as reported on the NYSE and (2) the cash dividends paid per share of Great Plains Energy common stock and Westar common stock.

	Great Plains Energy Common Stock						Westar Common Stock
(Based on Calendar Years)	High		Low		Dividends		High		Low		Dividends
2014
1st Quarter		$27.19		$23.75		$0.23		$35.33		$31.67		$0.35
2nd Quarter		$27.52		$24.72		$0.23		$38.24		$34.51		$0.35
3rd Quarter		$26.95		$23.91		$0.23		$38.23		$33.76		$0.35
4th Quarter		$29.46		$24.11		$0.245		$43.15		$33.73		$0.35

2015
1st Quarter		$30.25		$25.58		$0.245		$44.03		$36.58		$0.36
2nd Quarter		$27.63		$24.06		$0.245		$39.65		$33.88		$0.36
3rd Quarter		$27.46		$24.08		$0.245		$40.22		$34.17		$0.36
4th Quarter		$28.12		$25.44		$0.2625		$43.56		$37.55		$0.36

2016
1st Quarter		$32.44		$25.87		$0.2625		$50.38		$40.01		$0.38
2nd Quarter		$32.37		$28.08		$0.2625		$56.21		$48.92		$0.38
3rd Quarter (through [●], 2016)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

Westar shareholders are encouraged to obtain current market quotations for Great Plains Energy common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for Great Plains Energy common stock before or after the date on which the merger is consummated. The market price for Great Plains Energy common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is consummated and thereafter.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of each of Great Plains Energy and Westar because those risks will also affect the combined company. These risks can be found under the caption “Risk Factors” in Part I, Item 1A in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, for each of Great Plains Energy and Westar, each filed with the SEC on February 24, 2016, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, all of which are incorporated by reference into this joint proxy statement/prospectus. You also should read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 180.

The value of shares of Great Plains Energy common stock to be received by Westar shareholders in the merger will fluctuate.

In the merger, each share of Westar common stock outstanding immediately prior to completion of the merger (other than shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar, shares owned directly or indirectly by Great Plains Energy or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted into the right to receive $51.00 in cash and between 0.2709 and 0.3148 of a share of Great Plains Energy common stock, depending on the Average Great Plains Energy Stock Price. The exchange ratio thresholds will not be adjusted prior to the completion of the merger.

The market prices of Great Plains Energy common stock and Westar common stock immediately prior to the completion of the merger may vary significantly from their market prices on the date of the merger agreement, the date of this joint proxy statement/prospectus and the date of the special meetings of the shareholders of Great Plains Energy and Westar. See “Summary— Comparative Per Share Market Price and Dividend Information” beginning on page 25 for more detailed share price information. These variations may be the result of various factors, including, without limitation:

•	changes in the business, operations or prospects of Great Plains Energy and/or Westar;

•	speculation regarding the likelihood that the merger will be completed and the timing of the completion;

•	general market and economic conditions; and

•	regulatory developments and/or litigation.

The merger may not be completed until a significant period of time has passed after the Great Plains Energy and Westar shareholder approvals are received. At the time of their respective special meetings, Great Plains Energy shareholders and Westar shareholders will not know the exact market value of the Great Plains Energy common stock that will be received as a result of the merger.

The actual market value of shares of Great Plains Energy common stock, when received by Westar shareholders, will depend on the market value of those shares on that date. This market value may be significantly less or significantly more than the market value of shares of Great Plains Energy common stock at the time the exchange ratio thresholds were agreed upon. Neither Great Plains Energy nor Westar is permitted to terminate the merger agreement solely because of a change in the market price for Great Plains Energy common stock or Westar common stock.

Shareholders of Great Plains Energy and shareholders of Westar are urged to obtain current market quotations for Great Plains Energy common stock and Westar common stock.

The ability of Great Plains Energy and Westar to complete the merger is subject to various closing conditions, including the approval of Great Plains Energy and Westar shareholders of certain proposals related to the merger and the receipt of consents and approvals from governmental authorities, which may impose conditions that could adversely affect Great Plains Energy or Westar or cause the merger to be abandoned.

To complete the merger, Great Plains Energy shareholders must approve the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement, and Westar shareholders must vote to adopt the merger agreement. In addition, each of Great Plains Energy and Westar must also make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities.

Great Plains Energy and Westar have not yet obtained the regulatory consents and approvals required to complete the merger. Governmental or regulatory agencies could seek to block or challenge the merger or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the merger. Great Plains Energy and Westar will be unable to complete the merger until the waiting period under the HSR Act has expired or been terminated and consents and approvals are received from FERC, the NRC, the KCC and the FCC (collectively referred to as the “required governmental approvals”). Great Plains Energy believes that the MPSC does not have jurisdiction to approve or disapprove the anticipated acquisition of Westar. However, staff of the MPSC or a third party could file a complaint requesting that the MPSC assert jurisdiction to approve or disapprove the acquisition, and Great Plains Energy may contest the MPSC’s jurisdiction in a proceeding or pursue an alternative, which could potentially include making commitments and agreements such as those set forth in Exhibit B to the merger agreement, in order to avoid any such proceeding. Regulatory authorities may impose certain requirements or obligations as conditions for their approval. The merger agreement may require Great Plains Energy and/or Westar to accept conditions from these regulators that could adversely impact the combined company. If the required governmental approvals are not received, or they are not received on terms that satisfy the conditions set forth in the merger agreement, then neither Great Plains Energy nor Westar will be obligated to complete the merger.

In June 2016, DOJ sent a letter to Great Plains Energy and Westar informing the parties that it had opened an investigation into the proposed transaction and requesting that the parties provide on a voluntary basis certain documents and information. Such a review is not unusual for a merger of this size and nature. Great Plains Energy and Westar are cooperating with the DOJ in its investigation. Based upon an examination of information available relating to the businesses in which the companies are engaged, Great Plains Energy and Westar believe that the merger will receive the necessary antitrust clearance. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Additionally, even after the statutory waiting period under the antitrust laws and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a private party could initiate an action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Great Plains Energy or Westar may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The special meetings at which the Great Plains Energy shareholders and the Westar shareholders will vote on the transactions contemplated by the merger agreement may take place before all such approvals have been obtained and, in cases where they have not been obtained, before the terms of any conditions to obtain such approvals that may be imposed are known. As a result, if shareholder approval of the transactions contemplated by the merger agreement is obtained at such meetings, Great Plains Energy and Westar may make decisions after the special meetings to waive a condition or approve certain actions required to obtain necessary approvals without seeking further shareholder approval. Such actions could have an adverse effect on the combined company.

In addition, the merger agreement contains other customary closing conditions, which are described in “The Merger Agreement—Conditions to the Merger” beginning on page 131 and which may not be satisfied or waived.

If Great Plains Energy and Westar are unable to complete the merger, Great Plains Energy and Westar would be subject to a number of risks, including the following:

•	Great Plains Energy and Westar would not realize the anticipated benefits of the merger, including, among other things, increased operating efficiencies and future cost savings;

•	the attention of management of Great Plains Energy and Westar may have been diverted to the merger rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to that company;

•	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;

•	Westar will have been subject to certain restrictions on the conduct of its business, which may prevent Westar from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger is pending; and

•	the trading price of Great Plains Energy common stock and/or Westar common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed.

Great Plains Energy will be required to pay Westar a termination fee of $380 million if the merger agreement is terminated due to the failure to receive the required governmental approvals or the failure to receive them on terms and conditions that would not result in a material adverse effect on Great Plains Energy and its subsidiaries, after giving effect to the merger. Alternatively, if the merger agreement is terminated because the Great Plains Energy shareholders do not approve the Stock Issuance proposal, Great Plains Energy will be required to pay Westar a termination fee of $80 million. The termination fees are described in more detail in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 134.

We can provide no assurance that the various closing conditions will be satisfied and that the required governmental approvals and other approvals will be obtained, or that any required conditions will not materially adversely affect the combined company following the merger. In addition, we can provide no assurance that these conditions will not result in the abandonment or delay of the merger. The occurrence of any of these events individually or in combination could have a material adverse effect on the companies’ results of operations and the trading price of Great Plains Energy common stock or Westar common stock.

The merger agreement contains provisions that limit Great Plains Energy’s or Westar’s ability to pursue alternatives to the merger, could discourage a potential competing acquirer of either Great Plains Energy or Westar from making a favorable alternative transaction proposal and, in certain circumstances, could require Westar or Great Plains Energy to pay a termination fee to the other party.

Under the merger agreement, Westar and Great Plains Energy each are restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are described in more detail in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 134), each party is restricted from soliciting, initiating or knowingly encouraging, inducing or facilitating, or participating in any discussions or negotiations with any person regarding, or cooperating in any way with any person with respect to, any alternative proposal or any inquiry or proposal that would reasonably be expected to lead to an alternative proposal. While either company’s board of directors is permitted to change its recommendation to shareholders prior to the special meeting under certain circumstances, namely if such company is in receipt of a superior proposal or an intervening event has occurred, before either company’s board of directors changes its recommendation to shareholders in such circumstances, such company must, if requested by the other company, negotiate with the other company regarding potential amendments to the merger agreement. Westar and Great Plains Energy each may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the provisions of the merger agreement restricting solicitation of alternative proposals and requiring payment of a termination fee in certain circumstances. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Westar or Great Plains Energy from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither Westar nor Great Plains Energy may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other.

If the merger agreement is terminated because the Great Plains Energy Board changes its recommendation to shareholders, under certain circumstances, Great Plains Energy will be required to pay Westar a termination fee of $180 million. If the merger agreement is terminated because the Westar Board changes its recommendation to shareholders, under certain circumstances, Westar will be required to pay Great Plains Energy a termination fee of $280 million. If such a termination fee is payable, the payment of this fee could have a material adverse effect on the financial condition and operations of the company making such payment.

Great Plains Energy and Westar will be subject to various uncertainties while the merger is pending that may cause disruption and may make it more difficult to maintain relationships with employees, suppliers, or customers.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Great Plains Energy and Westar. Although Great Plains Energy and Westar intend to take steps designed to reduce any adverse effects, these uncertainties may impair the ability of Great Plains Energy or Westar to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Great Plains Energy or Westar to seek to change or terminate existing business relationships with Great Plains Energy or Westar or not enter into new relationships or transactions.

Employee retention and recruitment may be particularly challenging prior to the completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company. If, despite Great Plains Energy’s and Westar’s retention and recruiting efforts, key employees depart or fail to continue employment with either company because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Great Plains Energy’s and/or Westar’s financial results could be adversely affected. Furthermore, the combined company’s operational and financial performance following the merger could be adversely affected if it is unable to retain key employees and skilled workers of Great Plains Energy and Westar. The loss of the services of key employees and skilled workers and their experience and knowledge regarding Great Plains Energy’s and Westar’s businesses could adversely affect the combined company’s future operating results and the successful ongoing operation of its businesses.

Westar is subject to contractual restrictions in the merger agreement that may hinder its operations pending the merger.

The merger agreement restricts Westar, without Great Plains Energy’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Westar from pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Westar’s Conduct of Business Before Completion of the Merger” beginning on page 120.

Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of Great Plains Energy common stock and Westar common stock and the future business and financial results of Great Plains Energy and Westar.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the merger by the respective shareholders of Great Plains Energy and Westar or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, it could negatively affect the trading prices of Great Plains Energy common stock and Westar common stock and the respective future business and financial results of Great Plains Energy and Westar, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the merger agreement;

•	negative reactions from the financial markets, including declines in the price of Great Plains Energy common stock or Westar common stock due to the fact that current prices may reflect a market assumption that the merger will be completed;

•	having to pay certain significant costs relating to the merger, including, in certain circumstances, a termination fee as described in “The Merger Agreement—Termination; Termination Fees; Expenses”; and

•	the attention of management of each of Great Plains Energy and Westar will have been diverted to the merger rather than such company’s own operations and pursuit of other opportunities that could have been beneficial to that company.

Failure to successfully combine the businesses of Great Plains Energy and Westar in the expected time frame may adversely affect the future results of the combined company, and, consequently, the value of the Great Plains Energy common stock that Westar shareholders receive as part of the merger consideration.

The success of the merger will depend, in part, on the ability of Great Plains Energy to realize the anticipated benefits and efficiencies from combining the businesses of Great Plains Energy and Westar. To realize these anticipated benefits, the businesses must be successfully combined. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the transactions may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger. These integration difficulties could result in a decline in the market value of Great Plains Energy common stock and, consequently, result in a decline in the market value of the Great Plains Energy common stock that Westar shareholders receive as part of the merger consideration and continue to hold following consummation of the merger.

Each of Great Plains Energy and Westar will incur significant transaction and merger-related costs in connection with the merger.

Great Plains Energy and Westar expect to incur costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. Great Plains Energy is in the early stages of assessing the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the businesses of Great Plains Energy and Westar. Although Great Plains Energy and Westar expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all.

Members of the management and boards of directors of Great Plains Energy and Westar have interests in the merger that are different from, or in addition to, those of other shareholders and that could have influenced their decision to support or approve the merger.

In considering whether to approve the transactions contemplated by the merger agreement, Great Plains Energy shareholders and Westar shareholders should recognize that some of the members of management and the boards of directors of Great Plains Energy and Westar have interests in the merger that differ from, or are in addition to, their interests as shareholders of Great Plains Energy and shareholders of Westar. These interests are described in “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger” beginning on page 108.

The unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Great Plains Energy and Westar prior to the merger or that of the combined company following the merger for several reasons. See the sections entitled “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 24, “Summary—Comparative Historical and Unaudited Pro Forma Combined Per Share Information” beginning on page 25, “The Proposed Merger—Forward-Looking Financial Information” beginning on page 94 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 140. The actual financial positions and results of operations of Great Plains Energy and Westar prior to the merger and those of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the share price of Great Plains Energy may cause a significant change in the purchase price and the pro forma financial information.

The fairness opinions rendered to the boards of directors of Great Plains Energy and Westar by their respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. Great Plains Energy and Westar have not obtained, and do not expect to obtain, updated fairness opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinions rendered to the Great Plains Energy Board by Goldman Sachs and the fairness opinion rendered to the Westar Board by Guggenheim Securities were provided in connection with, and at the time of, the boards of directors’ respective evaluation of the merger. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Great Plains Energy and Westar have not obtained updated opinions as of the date of this joint proxy statement/prospectus from their respective financial advisors, and they do not expect to obtain updated opinions prior to completion of the merger. Changes in the operations and prospects of Great Plains Energy or Westar, general market and economic conditions and other factors which may be beyond the control of Great Plains Energy and Westar, and on which the fairness opinions were based, may have altered the value of Great Plains Energy or Westar or the market prices of shares of Great Plains Energy common stock or shares of Westar common stock since the dates of such opinions, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions. For a description of the opinions that Great Plains Energy and Westar received from their respective financial advisors, please refer to “The Proposed Merger—Opinion of Great Plains Energy’s Financial Advisor” and “—Opinion of Westar’s Financial Advisor.”

Current Great Plains Energy and Westar shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

Upon completion of the merger, Great Plains Energy will issue up to approximately 45 million shares of Great Plains Energy common stock to Westar shareholders in connection with the transactions contemplated by the merger agreement. As a result, current Great Plains Energy shareholders and current Westar shareholders are expected to hold approximately [●] percent and [●] percent, respectively, of the outstanding shares of Great

Plains Energy common stock immediately following the completion of the merger, not taking into account any issuances of common stock between the date of this joint proxy statement/prospectus and the effective time of the merger.

Great Plains Energy shareholders and Westar shareholders currently have the right to vote for their respective board of directors and on other matters affecting the applicable company. When the merger occurs, each Westar shareholder that receives shares of Great Plains Energy common stock will become a shareholder of Great Plains Energy with a percentage ownership of the combined company that is significantly smaller than the shareholder’s percentage ownership in Westar. Correspondingly, each Great Plains Energy shareholder will remain a shareholder of Great Plains Energy with a percentage ownership of the combined company that is smaller than the shareholder’s percentage ownership of Great Plains Energy prior to the merger. As a result of these reduced ownership percentages, current Great Plains Energy shareholders will have less influence on the management and policies of the combined company than they now have with respect to Great Plains Energy, and former Westar shareholders will have less influence on the management and policies of the combined company than they now have with respect to Westar.

The shares of Great Plains Energy common stock to be received by Westar shareholders as a result of the merger will have different rights from shares of Westar common stock.

Following completion of the merger, Westar shareholders will no longer be shareholders of Westar but will instead be shareholders of Great Plains Energy. There are important differences between the rights of Westar shareholders and the rights of Great Plains Energy shareholders. Great Plains Energy is incorporated in Missouri, and is consequently subject to Missouri corporate law, while Westar is incorporated in Kansas and is thus subject to Kansas corporate law. See “Comparison of Shareholders’ Rights” beginning on page 153 for a discussion of the different rights associated with Great Plains Energy common stock and Westar common stock.

The market price of Great Plains Energy common stock after the merger may be affected by factors different from those affecting the shares of Great Plains Energy or Westar currently.

Upon completion of the merger, the businesses of the combined company will differ from those of Great Plains Energy and Westar prior to the merger in important respects and, accordingly, the results of operations of the combined company and the market price of Great Plains Energy’s shares of common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Great Plains Energy and Westar. For a discussion of the businesses of Great Plains Energy and Westar and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 180.

Great Plains Energy may be unable to obtain the anticipated combination of financing or the necessary amount of financing to pay the cash portion of the merger consideration.

Great Plains Energy intends to finance the cash portion of the merger consideration with a combination of cash on hand and the proceeds from the issuance of a combination of common stock, mandatory convertible preferred stock and debt securities. In order to have sufficient shares of Great Plains Energy common stock available to complete the anticipated equity financing, Great Plains Energy is asking its shareholders to approve the Charter Amendment proposal. However, approval of the Charter Amendment proposal is not a condition to completion of the merger. Accordingly, if all the other conditions in the merger agreement were satisfied or waived, Great Plains Energy would be required to complete the merger even if the Charter Amendment proposal was not approved. In such event, Great Plains Energy would be required to obtain financing from an alternative source, which may be more expensive and/or more difficult to obtain.

To the extent the proceeds from Great Plains Energy’s expected securities issuances are not available on or before the closing date of the merger, or are in insufficient amounts, Great Plains Energy may use borrowings under the Bridge Facility to fund all or a portion of the cash consideration for the merger. However, the availability of funds under the Bridge Facility is subject to certain conditions including, among others, the absence of a material adverse effect with respect to Westar and its subsidiaries, taken as a whole, the accuracy of certain representations and warranties and the absence of certain defaults with respect to indebtedness of Great Plains Energy and its subsidiaries.

If Great Plains Energy is required to obtain more debt financing than anticipated, whether through the issuance of debt securities or borrowings under the Bridge Facility, the required regulatory approvals to complete the merger may be more difficult to obtain and the combined company’s credit ratings and ability to service its debt could be adversely affected.

There are risks associated with the mandatory convertible preferred stock Great Plains Energy expects to issue pursuant to its stock purchase agreement with OMERS to finance a portion of the merger consideration.

In connection with the merger agreement, Great Plains Energy entered into a stock purchase agreement with OMERS pursuant to which Great Plains Energy will issue and sell to OMERS $750 million of the Series A Preferred Stock upon the consummation of the merger. Upon entering into the stock purchase agreement, Great Plains paid OMERS $15 million, which is not refundable in the event the merger is not consummated. The terms of the Series A Preferred Stock will provide that if Great Plains Energy misses two quarterly dividend payments, Great Plains Energy would be required to appoint two representatives designated by OMERS to the Great Plains Energy Board. In addition, OMERS’ non-U.S. based ownership could potentially complicate obtaining the required regulatory approvals for the merger.

The combined company’s indebtedness following the merger will be greater than Great Plains Energy’s existing indebtedness. As a result, it may be more difficult for the combined company to pay or refinance its debts or take other actions, and the combined company may need to divert its cash flow from operations to debt service payments.

In connection with the merger, Great Plains Energy will incur additional debt to pay the cash portion of the merger consideration and transaction expenses and the indebtedness of the combined company will include Westar’s outstanding debt. See “Description of Transaction Financing” beginning on page 170 for a description of Great Plains Energy’s merger-related financing. Great Plains Energy’s total indebtedness as of June 30, 2016 was approximately $4.3 billion. Great Plains Energy’s pro forma total indebtedness as of June 30, 2016, after giving effect to the merger, would have been approximately $13.0 billion (including approximately $0.4 billion of currently payable long-term debt, approximately $0.8 billion of short-term borrowings and approximately $11.8 billion of long-term debt and other long-term obligations). The combined company’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows, which after the merger would include the earnings and cash flows of Westar, for as long as the indebtedness is outstanding.

The combined company’s increased indebtedness could also have important consequences to holders of Great Plains Energy common stock. For example, it could:

•	make it more difficult for the combined company to pay or refinance its debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause the combined company to not have sufficient cash flows from operations to make its scheduled debt payments;

•	limit the combined company’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry in which it operates and, consequently, place the combined company at a competitive disadvantage to its competitors with less debt;

•	require a substantial portion of the combined company’s cash flows from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes;

•	result in a downgrade in the rating of the combined company’s indebtedness, which could limit its ability to borrow additional funds or increase the interest rates applicable to its indebtedness (after the announcement of the merger, Moody’s Investors Service placed its long-term ratings on Great Plains Energy on review for downgrade and Standard & Poor’s Ratings Services revised the outlook on Great Plains Energy and several of its subsidiaries from stable to negative);

•	reduce the amount of credit available to Great Plains Energy and its subsidiaries to support its hedging activities;

•	result in higher interest expense in the event of increases in interest rates since some of Great Plains Energy’s borrowings are, and will continue to be, at variable rates of interest; or

•	require that additional terms, conditions or covenants be placed on Great Plains Energy.

Based upon current levels of operations, Great Plains Energy expects to be able to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under Great Plains Energy’s and its current subsidiaries’ existing credit facilities, indentures and other instruments governing their outstanding indebtedness, and under the indebtedness of Westar and its subsidiaries that may remain outstanding after the merger; but there can be no assurance that the combined company will be able to repay or refinance such borrowings and obligations.

Great Plains Energy is committed to maintaining its credit ratings. In order to maintain these credit ratings, Great Plains Energy may consider it appropriate to reduce the amount of indebtedness outstanding following the merger. This may be accomplished in several ways, including issuing additional shares of common stock or securities convertible into shares of common stock, reducing discretionary uses of cash or a combination of these and other measures. Issuances of additional shares of common stock or securities convertible into shares of common stock would have the effect of diluting the ownership percentage that current Great Plains Energy shareholders and former Westar shareholders hold in the combined company and might reduce the reported earnings per share. Any potential issuances could be adversely impacted by movements in the overall equity markets or the utility sector of the market and ultimately impact any offering price. The specific measures that Great Plains Energy may ultimately decide to use to maintain or improve its credit ratings and their timing will depend upon a number of factors, including market conditions and forecasts at the time those decisions are made.

The combined company will record goodwill that could become impaired and adversely affect the combined company’s operating results.

The merger will be accounted for as an acquisition by Great Plains Energy in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of Westar will be recorded, as of completion, at their respective fair values and added to those of Great Plains Energy. The reported financial condition and results of operations of Great Plains Energy issued after completion of the merger will reflect Westar balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Westar for periods prior to the merger. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 140.

Under the acquisition method of accounting, the total purchase price will be allocated to Westar’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The fair value of Westar’s tangible and intangible assets and liabilities subject to the rate setting practices of their regulators approximate their carrying values. The excess of the purchase price over those fair values will be recorded as goodwill. Great Plains Energy and Westar expect that the merger will result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

The anticipated benefits of combining Great Plains Energy and Westar may not be realized.

Great Plains Energy and Westar entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, increased operating efficiencies. Although Great Plains Energy and Westar expect to achieve the anticipated benefits of the merger, achieving them is subject to a number of uncertainties, including:

•	whether United States federal and state public utility, antitrust and other regulatory authorities whose approval is required to complete the merger impose conditions on the merger, which may have an adverse effect on the combined company, including its ability to achieve the anticipated benefits of the merger;

•	the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities;

•	general market and economic conditions;

•	general competitive factors in the marketplace; and

•	higher than expected costs required to achieve the anticipated benefits of the merger.

No assurance can be given that these benefits will be achieved or, if achieved, the timing of their achievement. Failure to achieve these anticipated benefits could result in increased costs and decreases in the amount of expected revenues or net income of the combined company.

The merger may not be accretive to earnings and may cause dilution to Great Plains Energy’s earnings per share, which may negatively affect the market price of Great Plains Energy common stock.

Great Plains Energy currently anticipates that the merger will be neutral to Great Plains Energy’s forecasted earnings per share on a stand-alone basis in the first full calendar year after closing increasing to approximately a 10 percent accretion in the third full calendar year after closing. This expectation is based on preliminary estimates, which may materially change. Great Plains Energy may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the merger or be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in Great Plains Energy’s earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of Great Plains Energy’s common stock.

The merger will combine two companies that are currently affected by developments in the electric utility industry, including changes in regulation and increased competition. A failure to adapt to the changing regulatory environment after the merger could adversely affect the stability of the combined company’s earnings and could result in the erosion of its market positions, revenues and profits.

Because Great Plains Energy, Westar and their respective subsidiaries are regulated in the U.S. at the federal level and in several states, the two companies have been and will continue to be affected by legislative and regulatory developments. After the merger, the combined company and/or its subsidiaries will be subject in the U.S. to extensive federal regulation as well as to state regulation in Missouri and Kansas. Each of these jurisdictions has implemented, is in the process of implementing or possibly will implement changes to the regulatory and legislative framework applicable to the electric utility industry. These changes could have a material adverse effect on the combined company.

The costs and burdens associated with complying with these regulatory jurisdictions may have a material adverse effect on the combined company. Moreover, potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of utility earnings generally. If the combined company is not responsive to these changes, it could suffer erosion in market position, revenues and profits as competitors gain access to the service territories of its utility subsidiaries.

The market value of Great Plains Energy common stock could decline if large amounts of its common stock are sold in anticipation of or following the merger.

Following the merger, shareholders of Great Plains Energy and former shareholders of Westar will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current shareholders of Great Plains Energy and Westar may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Great Plains Energy or Westar common stock is or was included. If, before or following the merger, large amounts of Great Plains Energy common stock are sold, the price of its common stock could decline.

Pending litigation against Westar and Great Plains Energy could result in an injunction preventing the consummation of the merger or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

Following the announcement of the merger agreement, two putative class action complaints (which were subsequently consolidated and superseded by a consolidated complaint) were filed on behalf of a putative class of Westar shareholders in the District Court of Shawnee County, Kansas. One putative derivative action complaint challenging the merger also was filed in the District Court of Shawnee County, Kansas. A separate putative class action complaint was filed in the Circuit Court of Jackson County, Missouri, at Kansas City, Sixteenth Judicial District on behalf of a putative class of Great Plains Energy shareholders. The consolidated putative class action complaint filed in Shawnee County, Kansas names as defendants Westar, the members of the Westar Board and Great Plains Energy. The putative class action complaint brought in Jackson County, Missouri names as defendants Great Plains Energy and the members of the Great Plains Energy Board. The putative derivative action complaint names as defendants the members of the Westar Board and Great Plains Energy, with Westar named as a nominal defendant. The consolidated and amended complaint brought in Shawnee County, Kansas asserts that the members of the Westar Board breached their fiduciary duties to Westar shareholders in connection with the proposed merger, including the duty of candor, and that Westar and Great Plains Energy aided and abetted such breaches of fiduciary duties. The putative derivative complaint filed in Shawnee County, Kansas purports to assert breach of fiduciary duty claims against members of the Westar Board, and aiding and abetting claims against Great Plains Energy, on behalf of nominal defendant Westar. The complaint brought in Jackson County, Missouri asserts that the members of the Great Plains Energy Board breached their fiduciary duty of candor in connection with the proposed merger by allegedly failing to disclose certain facts in our preliminary Form S-4. Among other remedies, the plaintiffs in each case seek to enjoin the merger. Currently there is a motion for preliminary injunction on file in the putative class action brought in Jackson County, Missouri.

While the defendants believe that dismissal of these lawsuits is warranted, the outcome of any litigation is inherently uncertain. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger closes may adversely affect the combined company’s business, financial condition or results of operation. See “The Proposed Merger—Litigation Relating to the Merger” beginning on page 107 for more detail.

The exchange of Westar common stock for Great Plains Energy common stock and cash will be a taxable transaction for U.S. federal income tax purposes.

The exchange of Westar common stock for shares of Great Plains Energy common stock and cash will be a taxable transaction for U.S. federal income tax purposes for holders of Westar common stock. A U.S. Holder (as defined in “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Westar common stock who receives Great Plains Energy common stock and cash in exchange for Westar common stock generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Great Plains Energy common stock as of the effective time of the merger and the cash received and (2) such U.S. Holder’s adjusted tax basis in the Westar common stock exchanged therefor. See “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 97, for a detailed discussion of the tax implications of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, information presented under “The Proposed Merger—Forward-Looking Financial Information” and statements relating to the expected timetable for completing the merger, benefits of the merger, future opportunities for the combined company, future financial performance and any other statements regarding Great Plains Energy’s and Westar’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Those statements represent Great Plains Energy’s and Westar’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Great Plains Energy and Westar and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors,” those factors include:

•	obtaining shareholder approvals required for the merger and the issuance of Great Plains Energy common stock, and the amendment to Great Plains Energy’s articles of incorporation;

•	the timing of, and the conditions imposed by, regulatory approvals required for the merger;

•	satisfying the conditions to the closing of the merger;

•	Great Plains Energy successfully integrating the Westar businesses into its operations, avoiding problems which may result in the combined company not operating as effectively and efficiently as expected;

•	the timing and amount of cost saving measures;

•	unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations;

•	the actual resulting credit ratings of the companies or their respective subsidiaries;

•	the effects on the businesses of the companies resulting from uncertainty surrounding the merger;

•	the effect of future regulatory or legislative actions on the companies;

•	variations between the stated assumptions on which forward-looking statements are based and actual experience; and

•	other economic, business, and/or competitive factors.

Any forward-looking statements should be considered in light of such important factors. You should not place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made or in the case of the statements incorporated by reference, as of the date of the document incorporated by reference. Neither Great Plains Energy nor Westar undertake any obligation to update any such statement to reflect subsequent circumstances or events except as required by law.

THE COMPANIES

Great Plains Energy Incorporated

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of and equity interests in its subsidiaries. Great Plains Energy’s wholly-owned direct subsidiaries with significant operations are as follows:

•	Kansas City Power & Light Company (referred to as “KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (referred to as “GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (referred to as “MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC, which owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Great Plains Energy’s sole reportable business segment is electric utility. The electric utility segment consists of KCP&L, a regulated utility, GMO’s regulated utility operations, which include its Missouri Public Service and St. Joseph Light & Power divisions, and GMO Receivables Company. Electric utility has approximately 3,600 circuit miles of transmission lines, 15,600 circuit miles of overhead distribution lines and 7,000 circuit miles of underground distribution lines in Missouri and Kansas. Customers include approximately 749,600 residences, 99,100 commercial firms and 2,500 industrials, municipalities and other electric utilities. The company has 6,446 MW of electric generation capacity fueled by wind, coal, uranium, natural gas and landfill gas. Electric utility’s retail revenues averaged approximately 91 percent of its total operating revenues over the last three years. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of electric utility’s revenues. Electric utility is significantly impacted by seasonality with approximately one-third of its retail revenues recorded in the third quarter. Electric utility’s total electric revenues were 100 percent of Great Plains Energy’s revenues over the last three years. Electric utility’s net income accounted for approximately 105 percent, 100 percent and 103 percent of Great Plains Energy’s net income in 2015, 2014 and 2013, respectively.

GP Star, Inc.

GP Star, Inc. (referred to in the merger agreement and in this joint proxy statement/prospectus as “Merger Sub”) is a Kansas corporation and a wholly-owned subsidiary of Great Plains Energy. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Westar, with Westar continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Great Plains Energy.

Westar Energy, Inc.

Headquartered in Topeka, Kansas, Westar is the largest electric utility in Kansas. For more than a century, Westar has provided Kansans the safe, reliable electricity needed to power their homes, businesses and communities. Westar provides electric generation, transmission and distribution services to approximately 702,000 customers in Kansas and operates and coordinates 35,000 miles of transmission and distribution lines. The company has approximately 7,200 MW of electric generation capacity fueled by wind, coal, uranium, natural gas and landfill gas. Westar also is a leader in electric transmission in Kansas.

Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, Westar’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita.

INFORMATION ABOUT THE GREAT PLAINS ENERGY SPECIAL MEETING AND VOTE

The Great Plains Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Great Plains Energy common stock for use at the special meeting of Great Plains Energy’s shareholders. Great Plains Energy is first mailing this joint proxy statement/prospectus and accompanying proxy card to Great Plains Energy shareholders on or about [●], 2016.

Date, Time and Place of Great Plains Energy Special Meeting

The Great Plains Energy special meeting will take place on September 26, 2016, at 10:00 a.m., local time, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri, 64105.

Matters to be Considered

The following matters will be considered at the meeting:

•	a proposal to approve the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement (referred to as the “Stock Issuance” proposal) (Item 1 on the Great Plains Energy Proxy Card);

•	a proposal to approve an amendment to Great Plains Energy’s articles of incorporation to increase the amount of authorized capital stock of Great Plains Energy (referred to as the “Charter Amendment” proposal) (Item 2 on the Great Plains Energy Proxy Card); and

•	a proposal to approve any motion to adjourn the special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal) (Item 3 on the Great Plains Energy Proxy Card).

Great Plains Energy Record Date; Quorum; and Voting Rights

The Great Plains Energy Board has fixed the close of business on August 24, 2016 as the record date for determination of shareholders entitled to notice of and to vote at the Great Plains Energy special meeting or at any adjournment or postponement of the meeting. Only holders of record at the close of business on the record date are entitled to vote at the Great Plains Energy special meeting.

A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. As of August 18, 2016, a total of [●] shares of Great Plains Energy common stock were outstanding. We do not expect the number of shares of Great Plains Energy common stock outstanding on the record date to differ significantly from this number. Great Plains Energy will file a Form 8-K with the SEC to disclose the actual number of shares outstanding on the record date. Abstentions will be included in the calculation of the number of shares considered to be present at the Great Plains Energy special meeting for purposes of determining a quorum. Broker non-votes will not be counted for the purpose of determining a quorum at the meeting.

Each shareholder is entitled to one vote at the Great Plains Energy special meeting for each share of Great Plains Energy common stock at the close of business on the record date.

A complete list of shareholders entitled to vote at the Great Plains Energy special meeting will be available for examination by any Great Plains Energy shareholder between the hours of 9:00 a.m. and 5:00 p.m., local time, at Great Plains Energy’s headquarters, 1200 Main Street, Kansas City, Missouri 64105, for a period of 10 days before the Great Plains Energy special meeting and at the time and place of the Great Plains Energy special meeting.

Required Vote

•	Approval of the Stock Issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting.

•	Approval of the Charter Amendment proposal requires the affirmative vote of a majority of the outstanding shares of Great Plains Energy common stock entitled to vote on such proposal.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on such proposal.

Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the proposals. Therefore, if you are a Great Plains Energy shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Stock Issuance proposal, which broker non-votes will have no effect on the vote on such proposal;

•	your broker may not vote your shares on the Charter Amendment proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal; and

•	your broker may not vote your shares on the Great Plains Energy Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

Abstentions; Not Voting

•	For the Stock Issuance proposal, an abstention or a failure to vote will not be counted as a vote cast, and, therefore, will have no effect on the vote on such proposal.

•	For the Charter Amendment proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Great Plains Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Dissenters’ Rights

Under Missouri law and Great Plains Energy’s articles of incorporation, Great Plains Energy shareholders are not entitled to dissenters’ rights in connection with the merger. Great Plains Energy shares will continue to be traded on the NYSE during the pendency of and following the effectiveness of the merger, and Great Plains Energy is not one of the constituent corporations to the merger.

Shares Beneficially Owned by Great Plains Energy Directors and Officers

Great Plains Energy’s directors and executive officers beneficially owned [●] shares of Great Plains Energy common stock on August 18, 2016. These shares represented in total [●] percent of the total voting power of Great Plains Energy’s voting securities outstanding as of such date. Great Plains Energy currently expects that Great Plains Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

How Shares are Voted; Proxies

Shareholders of record may vote:

•	by accessing the Internet website address provided on the proxy card and following the instructions on the website;

•	by telephone, by calling the toll-free number provided on the proxy card in the United States or Canada and following the recorded instructions;

•	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card; or

•	in person by attending the special meeting.

Internet and telephone voting are available 24 hours a day. If you are the record holder of your Great Plains Energy shares or your Great Plains Energy shares are held in street name, then Internet and telephone voting will be accessible until 11:59 p.m., Eastern Daylight Saving Time, on September 25, 2016.

Shareholders of Great Plains Energy who hold their shares in “street name” should refer to the proxy card or other information forwarded by their broker for instructions on how to vote their shares.

Great Plains Energy recommends you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to Great Plains Energy in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow the Great Plains Energy Board’s recommendations and your shares will be voted:

•	FOR the Stock Issuance proposal;

•	FOR the Charter Amendment proposal; and

•	FOR the Great Plains Energy Meeting Adjournment proposal, if necessary.

Attending the Special Meeting

If you are a record holder of Great Plains Energy common stock, admittance to the Great Plains Energy special meeting will require a government-issued photo identification, such as a driver’s license, state identification card or passport. Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Great Plains Energy’s transfer agent or your shares are held as a 401(k) plan share, your admission ticket is part of your proxy card or may be printed from the Internet when you vote online. Attendance at the meeting will be limited to shareholders as of the record date and one guest per shareholder, and to guests of Great Plains Energy.

Revocation of Proxies

You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by accessing the Internet or telephone;

•	by delivering a written revocation to Great Plains Energy’s Corporate Secretary at Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, prior to the Great Plains Energy special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the Great Plains Energy special meeting; or

•	by attending the Great Plains Energy special meeting and voting your shares in person.

However, if your shares are held in “street name”, you must check with your broker to determine how to revoke your proxy.

Shares Held in Great Plains Energy 401(k) Savings Plan

If your Great Plains Energy shares are held in the Great Plains Energy Incorporated 401(k) Savings Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card.

Solicitation of Proxies

Great Plains Energy will pay the costs of soliciting proxies from Great Plains Energy shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of Great Plains Energy in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Great Plains Energy has retained Innisfree to assist in the distribution and solicitation of proxies. Great Plains Energy will pay Innisfree a fee of $35,000 plus reasonable expenses, for these services.

The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay by accessing the Internet, by telephone or by mail. Great Plains Energy also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

Great Plains Energy is not currently aware of any other business to be acted upon at the Great Plains Energy special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

An adjournment may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the Great Plains Energy special meeting in person or by proxy, the board of directors or the chairman of the meeting, whether or not a quorum is present, without further notice other than by announcement at the meeting, to a specified date not longer than 90 days after such adjournment.

Great Plains Energy Shareholder Account Maintenance

Great Plains Energy’s transfer agent is Computershare Trust Company, N.A. (referred to as “Computershare”). All communications concerning accounts of Great Plains Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Computershare, toll-free at (866) 239-8177. For other information about Great Plains Energy, Great Plains Energy shareholders can visit Great Plains Energy’s web site at www.greatplainsenergy.com. Information on Great Plains Energy’s website does not constitute part of this joint proxy statement/prospectus.

INFORMATION ABOUT THE WESTAR SPECIAL MEETING AND VOTE

The Westar Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Westar common stock for use at the special meeting of Westar’s shareholders. Westar is first mailing this joint proxy statement/prospectus and accompanying proxy card to Westar shareholders on or about [●], 2016.

Date, Time and Place of Westar Special Meeting

The Westar special meeting will take place on September 26, 2016, at 10:00 a.m., local time, at the Heritage Hall Building at the Kansas Expocentre, located at the southeast corner of 17th Street and Western Avenue in Topeka, Kansas 66612.

Matters to be Considered

At the special meeting, Westar shareholders will be asked to:

•	consider and vote upon the proposal to adopt the merger agreement (referred to as the “Merger” proposal) (Item 1 on the Westar Proxy Card);

•	consider and vote upon the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements of Westar’s named executive officers in connection with the merger (referred to as the “Merger-Related Compensation” proposal) (Item 2 on the Westar Proxy Card); and

•	consider and vote upon the proposal to approve any motion to adjourn the Westar special meeting, if necessary (referred to as the “Westar Meeting Adjournment” proposal) (Item 3 on the Westar Proxy Card).

Approval of the Merger proposal by Westar shareholders is required for completion of the merger. The Merger-Related Compensation proposal is not required to complete the merger, but federal securities laws require that we submit the matter to shareholders for an advisory vote.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card.

You must present a government-issued photo identification at the door in order to attend Westar’s special meeting. Each shareholder may be accompanied by one guest.

If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm or other nominee, and you would like to attend Westar’s special meeting, you will be asked to bring proof of share ownership, such as a bank or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares with you to the special meeting.

Westar Record Date; Quorum; and Voting Rights

The Westar Board has chosen the close of business on August 22, 2016 as the record date for determination of shareholders who are entitled to receive notice of and to vote at the Westar special meeting or at any adjournment or postponement of the meeting. Only holders of record at the close of business on the record date are entitled to vote at the Westar special meeting. At the close of business on the record date, there were [●] shares of Westar common stock issued and outstanding.

In order for Westar to satisfy its quorum requirements, the holders of record of at least a majority of the total number of shares of Westar common stock issued and outstanding and entitled to vote at the special meeting, must be present in person or represented by proxy. Shares of Westar common stock represented at the meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained on one or more of the matters, will be treated as present at the meeting for purposes of determining the presence or absence of a quorum. “Broker non-votes” will not be counted for the purpose of determining a quorum at the meeting. Each shareholder is entitled to one vote at the Westar special meeting for each share of Westar common stock held by that shareholder at the close of business on the record date.

A complete list of shareholders entitled to vote at the Westar special meeting will be available for examination by any Westar shareholder between the hours of 9:00 a.m. and 5:00 p.m., local time, at Westar’s headquarters, 818 South Kansas Avenue, Topeka, Kansas 66612, for purposes pertaining to the Westar special meeting, for a period of 10 days before the Westar special meeting and at the time and place of the Westar special meeting.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Westar Proxy Card)

The affirmative vote of a majority of the shares of Westar common stock outstanding and entitled to vote on the proposal at the Westar special meeting is required to approve the Merger proposal.

Required Vote to Approve the Merger-Related Compensation Proposal (Item 2 on the Westar Proxy Card)

The affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal is required to approve the Merger-Related Compensation proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either Westar or Great Plains Energy. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Westar shareholders.

Required Vote to Approve the Westar Meeting Adjournment Proposal (Item 3 on the Westar Proxy Card)

The affirmative vote of a majority of the shares of Westar common stock represented (in person or by proxy) at the Westar special meeting and entitled to vote on such proposal is required to approve the Westar Meeting Adjournment proposal.

Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on the proposals being brought before the special meeting, unless you provide voting instructions. Therefore, Westar encourages you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.

Abstentions; Not Voting

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Westar Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Appraisal Rights

Under Section 17-6712 of the KGCC, any holder of Westar common stock who does not wish to accept the per share consideration may dissent from the merger and elect to have the fair value of such shareholder’s shares of Westar common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such shareholder in cash, together with a fair rate of interest, if any, provided that such shareholder complies with the provisions of Section 17-6712.

Under Section 17-6712, where a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 17-6712.

THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 17-6712 IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. ANY WESTAR SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX B CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

All references in Section 17-6712 and in this summary to a “shareholder” are to a record holder of the shares of Westar common stock as to which appraisal rights are asserted. A person having a beneficial interest in “street name” in shares of Westar common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause such record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Any record holder of Westar common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 17-6712 must satisfy each of the following conditions:

•	deliver to Westar a written demand for appraisal of such shareholder’s shares prior to the taking of the vote on the Merger proposal at the special meeting, which demand will be sufficient if it reasonably informs Westar of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder’s shares; and

•	not vote the holder’s shares of Westar common stock in favor of the Merger proposal at the special meeting.

Voting (in person or by proxy) against, abstaining from voting on or failing to vote on the Merger proposal will not constitute a written demand for appraisal within the meaning of Section 17-6712. The written demand for appraisal of the shareholder’s shares must be in addition to and separate from any such proxy or vote. We advise any Westar shareholder considering demanding appraisal to consult legal counsel.

Only a record holder of shares of Westar common stock as of the meeting record date is entitled to assert appraisal rights for the shares of Westar common stock registered in that holder’s name. A shareholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Corporate Secretary

Within ten days after the effective date of the merger, the surviving corporation must send written notice that the merger has become effective to each dissenting shareholder of Westar who has made a written demand for appraisal in accordance with Section 17-6712 and who has not voted in favor of or consented to the Merger proposal.

During a 120 day period after the effective date of the merger, a dissenting shareholder who has complied with the appraisal provisions of Section 17-6712 and who makes a written request of the surviving corporation is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Westar common stock. The surviving corporation must mail the statement within 10 days of receiving the dissenting shareholder’s written request of the statement, or within 10 days of the special meeting, whichever is later.

Within 120 days after the effective date of the merger, if the surviving corporation and any dissenting shareholders fail to agree upon the value of such shareholder’s common stock, either the surviving corporation or any dissenting shareholder who has properly submitted a written demand may file a petition in the Kansas district court demanding a determination of the value of the shares of Westar common stock held by all dissenting shareholders. Notwithstanding this right of petition, any dissenting shareholder who has properly submitted a written demand may, within 60 days after the effective date of the merger, withdraw its demand for appraisal and accept the terms offered upon the merger, regardless of whether such shareholder has commenced or joined an appraisal proceeding.

If any shareholder files the petition, a copy of the petition must be served on the surviving corporation. Within 20 days after service of any such shareholder petition, the surviving corporation must file with the clerk of the same Kansas district court a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.

At the hearing on such petition, the court shall determine the Westar shareholders who have complied with the requirements of Section 17-6712 and are therefore entitled to appraisal rights. The court shall determine the fair value of the Westar common stock exclusive of any element of value arising from the expectation or accomplishment of the merger, and shall direct the payment by the surviving corporation of such value, together with a fair rate of interest, if any, to the shareholders entitled thereto.

Westar is under no obligation to and has no present intent to file a petition for appraisal, and shareholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as Westar has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder’s previous written demand for appraisal.

Under the merger agreement, Westar has agreed to give Great Plains Energy prompt notice of any demands for appraisal received by Westar prior to the effective time of the merger. Great Plains Energy has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC. Westar will not, except with the prior written consent of Great Plains Energy, make any payment or settlement offer prior to the effective time of the merger with respect to any demands for appraisal.

Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Shareholders should also be aware that investment banking opinions are not opinions as to fair value under Section 17-6712.

Any shareholder may withdraw its demand for appraisal and accept the merger consideration set forth in the merger agreement by delivering to the surviving corporation a written withdrawal of such shareholder’s demands for appraisal, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Kansas district court shall be dismissed as to any shareholder without the approval of the Kansas district court, and such approval may be conditioned upon such terms as the Kansas district court deems just. If the surviving corporation does not approve a shareholder’s request to withdraw a demand for appraisal when such approval is required more than 60 days after the effective date of the merger, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding.

Failure to comply strictly with all of the procedures set forth in Section 17-6712 of the KGCC will result in the loss of a shareholder’s statutory rights.

THE PROCESS OF PERFECTING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE SHAREHOLDERS WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 17-6712. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 17-6712, SECTION 17-6712 SHALL CONTROL.

Shares Beneficially Owned by Westar Directors and Officers

Westar’s directors and executive officers beneficially owned [●] shares of Westar common stock on August 22, 2016, the record date for the special meeting. These shares represent in total [●] percent of the total voting power of Westar’s voting securities outstanding and entitled to vote as of the record date. These shares exclude [●] deferred shares that, until received, do not entitle the directors or executive officers to vote. Westar currently expects that Westar’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

How Shares are Voted; Proxies

If you are a shareholder of record (i.e., you own shares in your own name), you can vote by accessing the Internet, by telephone, by mail, or in person at the special meeting as follows:

•	Voting by accessing the Internet. Go to www.cstproxyvote.com and follow the instructions. You will need to have your proxy card with you when you visit the website.

•	Voting by Telephone. Call the following toll-free number (866) 894-0537 and follow the instructions. You will need to have your proxy card with you when you call.

•	Voting by Mail. Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•	Voting at the Westar Special Meeting. If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Westar at the special meeting registration desk. You may also complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote by accessing the Internet or telephonically by following the instructions on the proxy card.

If you are a “street name” shareholder (i.e., you own your shares in the name of a broker, bank, or other fiduciary), you should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name shareholder, and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting. If you wish to vote by accessing the Internet or by telephone, please follow the instructions on your notice, proxy card or the information forwarded to you by your bank or broker, as applicable.

The Internet and telephone voting facilities will close at 6:00 p.m., Central Daylight Saving Time, on September 25, 2016. For shareholders in the Westar 401(k) Plan, the proxy card or notice covers all shares for which such shareholders have the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of the Westar 401(k) Plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 6:00 p.m., Central Daylight Saving Time, on September 21, 2016, your shares will not be voted.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares:

•	FOR the Merger proposal;

•	FOR the Merger-Related Compensation proposal; and

•	FOR the Westar Meeting Adjournment proposal, if necessary.

Revocation of Proxies

If you have delivered a signed proxy card for the Westar special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:

•	revoting by accessing the Internet or telephone;

•	attending the meeting and voting in person;

•	giving written notice revoking your proxy to Westar prior to the date of the meeting; or

•	submitting a signed proxy card that is dated later than your initial proxy card to Westar.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must check with your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Shares Held in Westar 401(k) Plan

If your Westar shares are held in a Westar 401(k) plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card.

With respect to Westar shares held in a Westar 401(k) plan for which no voting instructions are received, the plan trustee will not vote such shares.

Solicitation of Proxies

Westar will bear the cost of soliciting proxies from its shareholders. Westar will solicit shareholder votes by mail, and may also solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Westar will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

Westar has engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist in soliciting proxies for a fee of $15,000, plus all reasonable out-of-pocket expenses.

Adjournments

If at the special meeting there is not a quorum, the holders of record, entitled to vote, of a majority of such shares of stock so present or represented may adjourn the special meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the special meeting.

Westar Shareholder Account Maintenance

Westar’s transfer agent is Continental Stock Transfer & Trust Company. All communications concerning accounts of Westar shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Continental Stock Transfer & Trust Company, toll-free at (800) 527-2495. For other information about Westar, Westar shareholders can visit Westar’s web site at www.westarenergy.com. Information on Westar’s website does not constitute part of this joint proxy statement/prospectus.

THE PROPOSED MERGER

General

Great Plains Energy and Westar agreed to the acquisition of Westar by Great Plains Energy under the terms of the merger agreement that is described in this joint proxy statement/prospectus. The Great Plains Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Great Plains Energy common stock for use at the Great Plains Energy special meeting. The Westar Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Westar common stock for use at the Westar special meeting.

Great Plains Energy Merger Proposals

At the Great Plains Energy special meeting, holders of shares of Great Plains Energy common stock will be asked to vote on (1) the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement, (2) amending Great Plains Energy’s articles of incorporation to increase the amount of authorized capital stock of Great Plains Energy and (3) any motion to adjourn the Great Plains Energy special meeting, if necessary.

The merger will not be completed unless Great Plains Energy shareholders approve the Stock Issuance proposal.

A separate vote by the holders of Great Plains Energy common stock to adopt the merger agreement or approve the merger itself is not required under Missouri law.

Westar Merger Proposals

At the Westar special meeting, Westar shareholders will be asked to consider and vote upon the Merger proposal, consider and vote upon the Merger-Related Compensation proposal and may be asked to consider and vote upon the Westar Meeting Adjournment proposal.

The merger will not be completed unless Westar shareholders approve the Merger proposal.

Effects of the Merger; Merger Consideration

Under the terms of the merger agreement, Merger Sub will merge with and into Westar. As a result, Westar will survive the merger and will become a wholly-owned subsidiary of Great Plains Energy upon completion of the merger.

Merger Consideration

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, each share of Westar common stock issued and outstanding immediately prior to the effective time (other than shares owned by Westar as treasury stock, shares owned by Westar, Great Plains Energy or Merger Sub or any of their respective wholly-owned subsidiaries or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted automatically into the right to receive (1) $51.00 in cash, without interest and (2) a number, rounded to the nearest 1/10,000 of a share, of validly issued, fully paid and nonassessable shares of common stock, no par value, of Great Plains Energy equal to the exchange ratio described below.

The exchange ratio is calculated as follows:

if the volume weighted average share price of Great Plains Energy common stock on the New York Stock Exchange for the 20 consecutive full trading days ending on (and including) the third trading day immediately prior to the closing date of the merger (referred to as the “Average Great Plains Energy Stock Price”) is:

(a) greater than $33.2283, the exchange ratio will be 0.2709;

(b) greater than or equal to $28.5918 but less than or equal to $33.2283, the exchange ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Great Plains Energy Stock Price; or

(c) less than $28.5918, the exchange ratio will be 0.3148.

Treatment of Westar Equity Awards

Immediately prior to the effective time, each outstanding and unvested Westar restricted share unit, performance unit and other contractual right to receive Westar common stock will be canceled and converted into the right to receive an amount in cash equal to the merger consideration, plus dividend equivalents associated with such unit or right, subject to any withholding taxes.

Background of the Merger

The Westar Board and senior management of Westar regularly review and evaluate Westar’s strategies as part of their ongoing efforts to provide long-term value to shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of these reviews, the Westar Board and senior management of Westar also periodically consider and evaluate potential options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions.

Great Plains Energy’s senior management and its board of directors also regularly consider potential strategic transactions, including potential acquisitions of and mergers with other electric utilities.

From time to time in 2014 and early 2015, Mr. Mark Ruelle, Westar’s Chief Executive Officer, apprised the Westar Board at its regular meetings of recently announced utility strategic transactions along with his sentiment that the nature of some of these transactions might suggest a shift from historical precedents regarding valuations and transaction terms. Specifically, Mr. Ruelle noted that terms may have been shifting in favor of shareholders of selling companies in utility transactions announced in the last half of 2014 and first few months of 2015. Specifically, he noted that, in these transactions, there seemed to have been a greater willingness of buyers to take regulatory risk, and they reflected stronger price/earnings multiples and robust takeover premia. He indicated that he did not see a reason for Westar to deviate from its long-term stand-alone strategy, but that he felt it important to apprise the Westar Board of what may be important shifting trends, which were perhaps different from what they were familiar with based on earlier discussions.

Mr. Ruelle and Mr. Terry Bassham, Great Plains Energy’s Chairman, President and Chief Executive Officer, have discussions on various subjects on a frequent and regular basis because both attend management meetings for the nuclear generation facility jointly owned by the companies. In early 2015, after reading the first of several published analyst reports speculating as to Westar’s potential interest as a seller, Mr. Bassham contacted Mr. Ruelle and indicated that, while not wanting to press the issue, should the Westar Board ever be interested in discussing a potential strategic transaction, he wanted Mr. Ruelle to know that the Great Plains Energy Board had potential interest in discussing the merits of a business combination with Westar. Mr. Ruelle, while indicating that Westar was not for sale, agreed to have dinner with Mr. Bassham to discuss their perspectives on the industry as the two returned from the same industry conference. During this dinner in March 2015, the two discussed their respective views about the business environment and the industry, generally, along with trends affecting both companies. Mr. Ruelle reiterated that Westar was not for sale, and his prior public statements about business combinations, generally, including his beliefs that if the Westar Board were to consider a business combination, it would be less likely to be a premium acquirer; that it would likely be ambivalent regarding a merger of equals or other similar form of transaction; and that if it were to pursue a consolidating transaction, management would be more likely to recommend the route of being acquired at a premium. There was no discussion of price, value, structure or any specifics about what form of potential business combination might be possible, if it ever were to take place.

The Chief Executive Officer of another utility company, referred to as “Bidder A”, called Mr. Ruelle in the spring of 2015. He indicated that his company had kept apprised of Westar’s business and circumstances, that it thought well of Westar and its management, and that if the Westar Board ever considered pursuing a business combination, he believed his company would be a good fit. Mr. Ruelle responded that Westar was not for sale, but that he would discuss Bidder A’s interest with the Westar Board. Bidder A’s Chief Executive Officer did not share any thoughts on valuation, but indicated the general nature of a potential transaction by reference to another recent industry transaction familiar to both of them. In that transaction, a buyer had purchased a company for cash and paid a premium of approximately 20% over the market price of the seller’s common stock immediately prior to the announcement of the transaction.

In summer 2015, Mr. Bassham again reiterated to Mr. Ruelle his company’s potential interest in combining with Westar, should Westar decide to pursue that strategy. Mr. Ruelle noted that the Westar Board would be meeting in late August, 2015 and that he would share with the Westar Board Great Plains Energy’s potential interest in discussing the merits of a possible business combination.

In August 2015, Great Plains Energy retained Bracewell LLP to act as its outside legal counsel regarding a potential strategic transaction with Westar. On August 3, 2015, the Great Plains Energy Board held a regularly scheduled meeting the purpose of which was, among other things, to discuss strategic matters. In the course of the meeting the Great Plains Energy Board discussed Mr. Bassham’s conversations with Mr. Ruelle, and requested that Mr. Bassham keep the Great Plains Energy Board informed of any further discussions with Mr. Ruelle on the topic of a potential strategic transaction.

In recent years, the Chief Executive Officer of another company, referred to as “Bidder B,” had on occasion in conversations with Mr. Ruelle mentioned Bidder B’s interest in exploring the possibility of a business combination, should Westar ever decide it was interested in exploring such a transaction. Those casual, infrequent conversations included a conversation in the spring of 2015.

In the summer of 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle and reiterated Bidder B’s possible interest in a transaction and asked if Mr. Ruelle would be willing to meet to hear Bidder B’s view of the potential merits of a business combination. The two met in Kansas City in August, 2015. Mr. Ruelle reiterated that while Westar was not for sale, he was willing to hear Bidder B’s thoughts on the merits of a possible business combination and would be willing to share those ideas with the Westar Board later that month. During the meeting Bidder B’s Chief Executive Officer shared his views on the “industrial logic” of a business combination and Bidder B’s view of Westar as a good strategic fit. There was no discussion of value, consideration or potential structure of any possible transaction. Mr. Ruelle reiterated his prior public statements about potential business combinations, including his beliefs that, should the Westar Board ever consider a business combination, Westar would be less likely to be a premium acquirer; that it might be ambivalent about a merger of equals; and that if it were to consider a consolidating transaction, management would be more likely to recommend the route of Westar being a premium seller. Mr. Ruelle said that he would relay Bidder B’s expression of interest to the Westar Board later that month.

On August 25 through 27, 2015, the Westar Board held its customary annual strategic planning meeting. Among topics of discussion were trends in the industry, including the nature of M&A activity. As part of that discussion, Mr. Ruelle reported the earlier expressions of interest and discussions described above. The Westar Board concurred that, based on the information presented to date, Westar should continue to pursue its long-term strategy, but advised that Mr. Ruelle could gather additional information from inquiring companies, including with respect to value and regulatory risk, without making any commitments regarding any strategic transactions.

On September 3, 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle to discuss industry issues, and also reiterated Bidder B’s continued interest in exploring a possible business combination. Mr. Ruelle reiterated that Westar was not for sale but said that he would be willing to hear more detail regarding what Bidder B might have in mind, specifically with regard to value, structure and the ability to consummate a transaction in the public interest, as without such information, there would be nothing more to share with the Westar Board. The two agreed to continue their discussions when Bidder B’s Chief Executive Officer had additional information to share.

Following a trade association meeting in September 2015, Mr. Bassham and Mr. Ruelle shared a ride to the airport. At the airport the two visited about their earlier conversations and, after Mr. Ruelle noted that Westar was not for sale, he said he was willing to hear what Great Plains Energy wished to share with the Westar Board in terms of its potential interest. Mr. Bassham indicated that while Great Plains Energy still remained very interested in a potential transaction, Great Plains Energy was not contemplating a valuation in the range of then recently announced industry transactions. The two agreed to continue their conversations and met again later in September, at which meeting Mr. Ruelle reiterated to Mr. Bassham that Westar was not for sale, but that Mr. Ruelle was willing to listen to a proposal. Mr. Ruelle confirmed that Westar did not see itself as a buyer and that Westar did not view a business combination transaction structured as a merger of equals favorably, based on the anticipated benefits to Westar shareholders. Mr. Ruelle advised Mr. Bassham that any business combination transaction would have to be structured as a purchase of Westar at a premium to market prices, and that both the premium and the certainty of closing the transaction would be important to Westar’s consideration of any proposal made by Great Plains Energy. Mr. Bassham advised Mr. Ruelle that he would discuss the matter with the Great Plains Energy Board.

At the request of Bidder B’s Chief Executive Officer, Mr. Ruelle met again with him on September 29, 2015 in Kansas City. Bidder B’s Chief Executive Officer again reiterated his views as to the industrial logic and other benefits of a potential business combination. He further provided a non-binding, rough approximation of value, subject to conducting diligence and other customary contingencies and qualifications. He stated the preferred structure from Bidder B’s point of view would be a combination of stock and cash, with the majority of the consideration being in stock. The preliminary indication of value was a premium of approximately 25% to the then-current trading price of Westar’s common stock. The market closing price of Westar’s common stock on September 28, 2015 was $37.87. Mr. Ruelle thanked Bidder B’s Chief Executive Officer for his interest, reiterated that Westar was not for sale, and said that he would share this information with the Westar Board in October, but that the Westar Board had made no decision to proceed toward a potential strategic transaction.

On October 2, 2015, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Goldman Sachs and Bracewell, to permit Mr. Bassham and other members of Great Plains Energy management to provide an update on the preliminary discussions between Mr. Bassham and Mr. Ruelle regarding a potential business combination transaction. Members of Great Plains Energy management led a discussion regarding the strategic alternatives available to Great Plains Energy and the strategic considerations in pursuing a transaction with Westar and the potential terms of an initial proposal to Westar, in the context of current activity in the utility mergers and acquisitions market and the general terms of recent transactions. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion and review, the Great Plains Energy Board authorized Mr. Bassham to discuss a preliminary proposal with Mr. Ruelle that would be based on an acquisition of Westar by Great Plains Energy at a premium of 20%-25% over the current market price of Westar’s shares of common stock, with consideration payable 70% in Great Plains Energy common stock and 30% in cash. The Great Plains Energy proposal contemplated a combination of the executive teams from Westar and Great Plains Energy with the potential for participation on the Great Plains Energy Board by some current members of the Westar Board following the closing.

On October 4, 2015, Mr. Bassham called Mr. Ruelle to check in to possibly continue their earlier conversations. Mr. Ruelle told him that the Westar Board had made no decision to proceed toward a potential strategic transaction. The two agreed to meet again so that Great Plains Energy could clarify its preliminary thoughts on value, certainty of value, structure and ability to consummate a potential transaction should Westar decide to go down that path. Mr. Ruelle and Mr. Bassham met on October 7, 2015 in Lawrence, Kansas. Mr. Bassham shared his thoughts about a possible business combination in terms of cost savings opportunities, value, structure and the ability to consummate a transaction that would be in the public interest. He indicated that Great Plains Energy would consider a mix of consideration consisting of 70% Great Plains Energy common stock and 30% cash, and a premium in the range of 20-25% to the then-current price of Westar’s common stock. The market closing price of Westar’s common stock on October 6, 2015 was $38.17. Mr. Ruelle agreed to share that information with the Westar Board later in October.

At a regular meeting of the Westar Board on October 22, 2015, at which members of senior management were present, Mr. Ruelle reported to the Westar Board on the contacts and conversations described above. The Westar Board discussed the current environment for mergers and acquisitions in the utility industry, including transactions announced in 2015, and the potential implications for Westar. Topics of discussion included the relative valuations of utilities, generally, and how future changes in interest rates and economic activity could affect values. Also discussed were possible approaches to ascertaining potential value Westar might obtain for its shareholders should it consider a strategic transaction.

In order to obtain more refined advice about circumstances in the industry and the potential implications for Westar, the Westar Board discussed and then authorized Mr. Ruelle to retain a financial advisor and outside legal counsel for the Westar Board. Members of senior management, having significant familiarity and dealings with numerous investment banking and advisory firms, discussed possible advisors with the Westar Board. They noted that, due in part to the number of recent industry transactions, several major financial advisors made visits to Westar from time to time to share their views with Westar management on industry trends, including regarding strategic transactions, and to indicate their availability to provide services.

Following the meeting, Mr. Ruelle and Mr. Anthony Somma, Westar’s Chief Financial Officer, discussed the possible merits of engaging different financial advisors, then narrowed the possible selection to several firms with whom they made more direct inquiries to confirm interest, availability and freedom from potential conflicts of interest and to hear those firms’ ideas about what an engagement might entail. Following discussions regarding those respective firms’ interest and ability to represent Westar, on November 11, 2015 Guggenheim Securities, LLC (“Guggenheim Securities”) was retained as financial advisor to Westar to advise the Westar Board concerning merger and acquisition matters, including the potential sale of Westar. Guggenheim Securities was selected based on the firm’s extensive expertise and experience in the industry and its understanding of macro issues affecting the industry, as well as being free from conflicts of interest. In November 2015, Westar also retained Baker Botts L.L.P. (“Baker Botts”) to provide the Westar Board with legal advice concerning potential mergers and acquisitions.

On October 23, 2015, executives with an investment fund focused on infrastructure investment, referred to as “Bidder C,” met with Mr. Ruelle and Mr. Somma to introduce themselves and their organization, and to express an interest in discussing a possible business combination with Westar should Westar decide to pursue a business combination. Mr. Ruelle and Mr. Somma listened to them, indicated that Westar was not for sale and thanked them for expressing their interest. Mr. Ruelle explained that if Bidder C had a particular sense of value, structure and other matters it thought important for Westar to know, he would share that with the Westar Board, if they wished.

On October 30, 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle to check in about possibly pursuing their previous conversations. Bidder B’s Chief Executive Officer reiterated his company’s interest, and noted that his earlier preliminary indication of value might be subject to favorable adjustment, if Bidder B were given access to confidential information about Westar. Mr. Ruelle thanked Bidder B’s CEO for his company’s continuing interest, but indicated that the Westar Board had not made a decision to proceed down the path toward a possible strategic transaction.

A special meeting of the Westar Board was held on November 19, 2015. Members of the senior management of Westar and representatives of Guggenheim Securities and Baker Botts also attended the meeting. At the meeting, Baker Botts provided the Westar Board with information regarding its fiduciary duties, and the

Westar Board received a presentation from Guggenheim Securities discussing, among other things, current market conditions for the stock of regulated utility companies, factors that could affect the market for those stocks in the future and recent developments with respect to mergers and acquisitions of electric and gas utility companies. Guggenheim Securities also discussed the prices and other key terms of several recently announced transactions in the industry. Mr. Ruelle informed the Westar Board that in his view there might have been a change in the environment for transactions involving electric and gas utilities, and that it might be possible to achieve value for shareholders that would exceed the value that could reasonably be expected to be achieved if Westar were to continue to pursue its long-term stand-alone strategic plan. Mr. Ruelle’s belief was based in part on the presentation made by Guggenheim Securities, which had noted that recent strategic utility transactions were characterized by, among other things, improving regulatory support for transactions, proactivity of acquirers to initiate transactions, strong offer prices and robust takeover premia. The presentation from Guggenheim Securities also noted that, at the time, utilities were trading above long-term average price/earnings multiples. The Westar Board expressed its interest in learning more and instructed management to have Guggenheim Securities present more specific information about possibilities were Westar to consider being acquired, and to also compare and contrast that outcome with alternative strategies at the Westar Board’s next meeting. The Westar Board also discussed whether it was necessary or advisable to create a special committee to further evaluate strategic options. Based on the capacity, availability and interest of members of the Westar Board, and due to the absence of any conflicts of interest, the Westar Board felt that a special committee was not necessary.

At a regular meeting of the Westar Board on December 9, 2015, at which members of Westar senior management and representatives of Guggenheim Securities and Baker Botts were present, Guggenheim Securities provided additional information to the Westar Board regarding the current environment for mergers and acquisitions. Among other things, Guggenheim Securities provided the Westar Board with an update regarding Westar’s recent stock price performance, factors that could affect Westar’s share price performance in the future and potential strategic alternatives that might be available to Westar, including remaining a stand-alone company, acquiring one or more additional regulated utility companies, expanding Westar’s non-utility growth platform, entering into a merger of equals or similar transaction with another utility company or entering into a corporate transaction that would result in a change of control of Westar. Guggenheim Securities also provided the Westar Board with information regarding the financial multiples and other metrics in recent merger and acquisition transactions involving regulated utility companies, a potential range of values for Westar on a stand-alone basis under alternative future scenarios and a potential range of values that Westar might be able to achieve in a strategic corporate transaction.

Following the Guggenheim Securities presentation, the Westar Board discussed the factors that would affect its view of any potential transaction and how the Westar Board might determine what type of transaction might be available to Westar. The Westar Board concluded that in addition to the price to be received by Westar’s shareholders, other important factors would be the type of consideration and certainty of value to be received by Westar shareholders, the ability of the counter-party in any such transaction to demonstrate that the transaction would be in the public interest and be able to obtain the necessary regulatory approvals, the counter-party’s ability to obtain any necessary financing for the transaction and any commitments that the counterparty would be willing to make with respect to Westar’s customers and employees, as well as the communities served by Westar. The Westar Board also believed that it was important to maintain confidentiality with respect to any transaction and the Westar Board’s consideration of this subject because of the potential negative impact that rumors of a potential transaction could have on Westar’s employees and customers.

Following this discussion, the Westar Board concluded that it should determine if it would be possible to negotiate a transaction that would be more favorable to Westar’s shareholders than Westar’s long-term stand-alone strategic plan. In order to determine if such a transaction might be possible, while still preserving the confidentiality of any discussions, the Westar Board determined that it would be advisable to approach a single long-term bidder in the first instance. Consequently, the Westar Board authorized Mr. Ruelle to approach Bidder A, which had previously approached him to express interest in pursuing a transaction, to inquire whether Bidder A might be interested in discussing a potential acquisition of Westar. The Westar Board selected

Bidder A because of the Westar Board’s belief that if it were interested in pursuing a transaction, a transaction with Bidder A would likely have the desired characteristics described above. The Westar Board did not discuss any specific price at which it would or would not be prepared to enter into a transaction and no decision was made to seek to sell the company in a change of control transaction.

Following the Westar Board meeting on December 9th, and in accordance with the authorization of the Westar Board, Mr. Ruelle called the Chief Executive Officer of Bidder A and told him that the Westar Board had authorized him to respond to Bidder A’s inquiry earlier in the year, to ascertain whether Bidder A had continuing interest, and if so, what it might have in mind regarding potential value, structure and ability to consummate a transaction in the public interest. Mr. Ruelle indicated that if Bidder A were prepared to enter into a confidentiality agreement, he was prepared to provide Bidder A with Westar’s confidential internal forecast. Following this call, the companies executed a mutual confidentiality agreement. On January 4, 2016, the two Chief Executive Officers met in Arizona prior to an industry trade association meeting. At that meeting, Mr. Ruelle provided Bidder A’s Chief Executive Officer with Westar’s late 2015 internal forecast and the two discussed numerous details about Westar’s business. Bidder A’s Chief Executive Officer indicated that he would respond shortly as to Bidder A’s continuing interest, value and other terms and conditions. Bidder A subsequently responded later in January that it had concluded that it was not interested at this time in continuing discussions with Westar regarding a potential transaction, given other internal investment opportunities for its available capital. Mr. Ruelle reported this development to the Westar Board, noting that the matter would be discussed further at the next regularly scheduled meeting in February.

On December 10, 2015, representatives from Bidder C came to Westar again for a previously scheduled meeting with Mr. Ruelle and Mr. Somma. At that meeting, Bidder C reiterated its interest and further indicated that were Westar to engage with Bidder C, it saw a preliminary indication of value of potentially $50 per share, in cash, subject to due diligence and other customary contingencies. The market closing price of Westar’s common stock on December 9, 2015 was $41.05.

On February 2, 2016, in advance of the regularly scheduled February meeting of the Westar Board, Mr. Ruelle called and spoke with Bidder B’s Chief Executive Officer by telephone. Bidder B’s Chief Executive Officer reiterated his company’s interest in potentially exploring a transaction. He noted that since October Westar’s stock price had increased significantly, as had the prices of many other stocks of electric utility companies; accordingly, his company would consider changes in its preliminary indication of value and potentially consider changing the consideration to all cash. He indicated that his company had engaged advisors and was prepared to move promptly. On the same day, Mr. Ruelle called Mr. Bassham, who reiterated Great Plains Energy’s continuing interest as well.

On February 11, 2016, Mr. Ruelle contacted Mr. Bassham by telephone regarding the proposal made by Great Plains Energy in October 2015. Mr. Ruelle requested that Great Plains Energy provide its current view on the price Great Plains Energy would be willing to pay in a potential acquisition, and to what extent Great Plains Energy would be willing to provide additional certainty with respect to the value of the consideration payable in the potential acquisition, by increasing the cash portion of the consideration and potentially providing a collar with respect to the stock portion of the consideration. Mr. Ruelle advised Mr. Bassham that Westar had a preference for cash consideration, but was open to stock consideration as well.

On February 18, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which included a review of the potential Westar acquisition transaction. Mr. Bassham and other members of Great Plains Energy management provided an update to the Great Plains Energy Board regarding the potential transaction and Mr. Bassham’s recent contact with Mr. Ruelle. Members of Great Plains Energy management also reviewed, among other items, (i) market developments since the October 2, 2015 Great Plains Energy Board meeting, (ii) management’s updated view on strategic opportunities available to Great Plains Energy and the strategic rationale, benefits and risks of pursuing the potential transaction with Westar, and (iii) the potential terms of an updated proposal that Great Plains Energy might present to Westar, in order to address the items raised by Mr. Ruelle in his conversation with Mr. Bassham. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion of a potential transaction, including with respect to the consideration payable, the associated financing requirements and the potential use of a purchase price collar among other items, the Great Plains Energy Board authorized Mr. Bassham to convey an updated proposal to Mr. Ruelle. The terms of the updated proposal would include an acquisition of Westar by Great Plains Energy priced at a premium of 20% over the current market price, with a consideration mix of 50% Great Plains Energy common stock and 50% cash with the potential to include a collar with respect to the stock consideration. Following this meeting, Mr. Bassham called Mr. Ruelle to convey Great Plains Energy’s updated proposal.

At a Westar Board meeting on February 22, 2016, at which members of Westar senior management and representatives of Guggenheim Securities and Baker Botts were present, Mr. Ruelle updated the Westar Board regarding developments since the previous meeting as described above. Following this, Guggenheim Securities updated the Westar Board regarding recent developments relating to three transactions involving regulated electric and gas companies that had been announced since the Westar Board’s last meeting, including the valuations and other key terms of those transactions. Guggenheim Securities also provided the Westar Board with information about several potential counter-parties that might be interested in discussing a possible transaction with Westar. Following Guggenheim Securities’ presentation, the Westar Board discussed whether it made sense to continue to explore the possibility of a potential transaction, and if so, what would be the best way to proceed. Among other things, the Westar Board discussed whether it would be better to approach one party at a time, a limited number of potential counter-parties or a broader group as part of a more formal process. After discussion, the Westar Board concluded that to ascertain maximum potential value, it wished to solicit indications of interest from several potential counter-parties in order to gauge their level of interest in a potential strategic transaction with Westar and instructed management and Guggenheim Securities to identify a list of potential counter-parties and to contact them to determine their level of interest in a strategic transaction. No decision to pursue a strategic transaction was made.

Following this meeting, Guggenheim Securities contacted Great Plains Energy, Bidder B and 14 other companies regarding a possible transaction. Of these, Great Plains Energy, Bidder B and 7 others entered into confidentiality and standstill agreements with Westar that contained substantially the same terms, including standstill provisions. The parties that entered into confidentiality and standstill agreements were provided with a confidential information package that included information regarding Westar, including its 2016 internal financial forecast. This forecast was the same forecast provided to Guggenheim Securities for purposes of its fairness opinion. Westar’s management team also held conference calls with Great Plains Energy, Bidder B and 5 of the other companies to discuss Westar’s business and financial condition as well as its anticipated results of operations as reflected in its forecast. The other two companies that had signed confidentiality agreements decided not to schedule management due diligence calls. Representatives of Westar and Guggenheim Securities also held follow-up calls with three of the bidders after the calls with Westar management to discuss financial issues and Westar’s forecasts in more detail.

On March 10, 2016, an article was published reporting that Westar was in the early stages of exploring strategic options that could lead to a sale. The article indicated that several possible buyers had been contacted in order to gauge interest in a transaction. The closing price of Westar common stock on March 9, 2016 was $44.08 per share. On March 10, 2016, the stock closed at $46.90 per share.

On March 15, 2016, Bidder C submitted a letter to Guggenheim Securities indicating that Bidder C believed that it could develop an attractive proposal to acquire Westar. Bidder C indicated that in order to develop a proposal, it would need Westar’s permission to contact 4 or 5 other investors who would have to join together to make a proposal. After discussion with Guggenheim Securities, members of Westar’s senior management determined not to grant Bidder C permission to contact other potential investors because it was concerned that doing so would increase the risk that additional market rumors would develop, which could serve to discourage more capable bidders from continuing to evaluate a possible transaction. This decision was also based in part on the view that Bidder C likely had fewer opportunities to create synergies from a transaction and would not be able to make a compelling case to regulators that a transaction was in the public interest.

On March 29, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which included an update with regard to Great Plains Energy’s participation in the Westar sale process. Members of Great Plains Energy management provided an overview of the sale process and of Westar and its business, operations and management, together with an updated view on strategic opportunities available to Great Plains Energy and the strategic rationale, benefits and risks of pursuing the potential transaction with Westar and the potential terms of an indicative proposal that Great Plains Energy might submit to Westar in the first round of the sale process, among other items. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion, the Great Plains Energy Board authorized Great Plains Energy management to submit a first round indicative proposal the terms of which would include an acquisition of Westar by Great Plains Energy priced in the range of $53-$55 per share, with a consideration mix of 35% Great Plains Energy common stock and 65% cash which would include fully committed financing for the cash portion of the purchase price and with the potential to include a collar with respect to the stock consideration, and would potentially express interest in evaluating Westar senior management and the potential for Westar representation on the Great Plains Energy Board following the closing.

On April 5, 2016, the deadline set by Westar for submission of preliminary indications of interest, Great Plains Energy, Bidder B and the 3 other companies with which Westar had held management calls submitted preliminary non-binding indications of interest. The 3 additional companies are referred to as Bidders D, E and F. Great Plains Energy indicated that it might be willing to acquire Westar for a price of $54.50 per share of Westar common stock, with the consideration being 65% cash and 35% Great Plains Energy common stock. Bidder B’s proposal indicated a price of $50.50 per share with consideration being 50% cash and 50% common stock of Bidder B. Bidder D proposed a price range of up to $55.11 per share in cash on a fully-diluted basis. Bidder E proposed acquiring Westar for $53.00 per share consisting of 33% cash and 67% common stock of Bidder E, and Bidder F said that it might be willing to acquire Westar for $52.00 per share in cash.

On April 11, 2016, the Westar Board met to consider the indications of interest. The Westar Board, members of Westar senior management, and representatives from Guggenheim Securities and Baker Botts discussed the key terms of the indications of interest, including price and other relevant terms and conditions. After discussing the indications of interest and the pros and cons of moving forward with discussions concerning a potential transaction, the Westar Board decided to seek definitive proposals from all five companies that had submitted indications of interest, including Great Plains Energy. Each of these companies was given access to an electronic data room containing detailed confidential information about Westar, offered an in-person management presentation regarding Westar’s business, operations and prospects, and advised of the process and schedule for submitting definitive proposals. In the course of advising Great Plains Energy that it was being invited to submit a definitive proposal, a representative of Guggenheim Securities provided feedback regarding Great Plains Energy’s initial proposal that Westar would prefer a bid with a larger proportion of the consideration consisting of cash.

From April 12 until May 23, 2016, management presentations were held with each of the bidders and Westar and Guggenheim Securities provided detailed information to each of the bidders and answered numerous questions from the bidders about Westar and the information that was provided.

On April 21, 2016, a representative of Goldman Sachs contacted Guggenheim Securities on behalf of Great Plains Energy to request that Great Plains Energy be permitted to contact several potential equity investors that might contribute to the necessary equity financing for its bid for Westar. After discussion with Westar management, Great Plains Energy was given permission to contact four potential equity investors that Great Plains Energy had identified as potential investors. Great Plains Energy subsequently entered into discussions with, and ultimately entered into a stock purchase agreement with, OCM Credit Portfolio LP (“OMERS”) regarding an equity investment in Great Plains Energy in support of the potential Westar transaction.

On April 28, 2016, members of the Westar management team and representatives of Guggenheim Securities hosted a due diligence management presentation in Kansas City, Missouri, that was attended by members of Great Plains Energy management and representatives of Goldman Sachs and Bracewell.

On April 29, 2016, the financial advisor to Bidder F contacted Guggenheim Securities to say that bidder F had determined that it was unlikely to submit a bid for Westar, but asked to be kept apprised of the schedule and other developments relating to the process for submitting bids, as it had a continuing interest in a transaction.

On May 2, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which was attended by representatives of Goldman Sachs and Bracewell, which included an update with regard to Great Plains Energy’s participation in the Westar sale process. Members of Great Plains Energy management provided an update on the Westar sales process and the response that Great Plains Energy had received on its first round indicative proposal. Members of Great Plains Energy management reviewed certain financial and strategic matters with the Great Plains Energy Board, including potential financing alternatives for the acquisition and representatives of Bracewell together with members of Great Plains Energy management reviewed certain legal matters relating to the transaction, including with respect to the approvals potentially required for the transaction, and the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the acquisition. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction.

On May 4, 2016, each of the bidders was provided with a draft form of merger agreement to be used in preparing their definitive bids for Westar. In its discussions with bidders prior to submission of bids, Guggenheim Securities also requested that any bidder that anticipated that a portion of the consideration in its bid would be common stock or other securities submit its internal forecasts to Guggenheim Securities for review by Guggenheim Securities and Westar. Great Plains Energy, Bidder D and Bidder E submitted their internal forecasts to Guggenheim Securities and Westar on May 17, 2016, May 24, 2016 and May 17, 2016, respectively.

On May 18, 2016 the Westar Board met with Guggenheim Securities to discuss developments since its last board meeting, including discussions that Guggenheim Securities had had with some of the bidders since the last board meeting. Among other things, Guggenheim Securities updated the Westar Board with respect to recent movements in share prices of Westar and its peers since the previous Westar Board meeting and discussed the process that had been undertaken with bidders since the last Westar Board meeting.

Also on May 18, 2016, the Great Plains Energy Board held a special meeting to review the potential transaction with Westar. Mr. Bassham provided an overview to the Great Plains Energy Board regarding the status of the potential transaction and the work that had been completed to date. Great Plains Energy management reviewed with the Great Plains Energy Board, among other items, (i) strategic considerations related to pursuing a potential transaction with Westar, including with respect to the regulatory approvals that would be required in connection with the transaction, (ii) the use of a collar with respect to the stock portion of the merger consideration to provide additional value certainty to Westar, (iii) the benefits and risks associated with a potential transaction, including the potential cost and operational efficiencies that could be achieved in the merger, (iv) the financing requirements associated with the merger, including the potential effect on Great Plains Energy’s credit ratings, (v) the terms of the merger agreement proposed by Westar, including the termination fees that would potentially be payable by Great Plains Energy, and (vi) the results of the due diligence investigation conducted by Great Plains Energy management and its advisors. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Representatives of Bracewell, together with members of Great Plains Energy management, reviewed with the Great Plains Energy Board the key terms of the proposed merger agreement, the regulatory approvals relating to the transaction, and the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the transaction. Following discussion, the Great Plains Energy Board scheduled a follow up meeting on May 22 at which Great Plains Energy management would provide a recommendation with respect to the terms of Great Plains Energy’s final proposal to Westar that would be made on May 23.

On May 19, 2016, Bidder B indicated to Guggenheim Securities that it had determined not to submit a bid to acquire Westar. Bidder B’s CEO subsequently confirmed this decision in a telephone call to Mr. Ruelle.

On May 22, 2016, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Goldman Sachs and Bracewell, to consider the terms of Great Plains Energy’s final proposal to Westar. Following discussion of various strategic and financial considerations and analyses, members of Great Plains Energy management recommended that Great Plains Energy’s final proposal to Westar should include consideration with a value per share of $58.25 consisting of 85% cash and 15% shares of Great Plains Energy common stock, subject to a collar to provide additional value certainty to Westar, and that the Great Plains Energy Board should authorize Great Plains Energy management to offer merger consideration with a value up to $60.00 per share of Westar common stock, consisting of up to 90% cash and 10% stock, to the extent that in the judgment of Great Plains Energy management, they deemed it advisable in negotiations with Westar following delivery of Great Plains Energy’s final proposal. The Great Plains Energy Board concurred with management’s recommendation and authorized the submission of a final proposal to Westar on the recommended terms, and authorized Great Plains Energy to offer additional merger consideration consistent with management’s recommendation.

On May 23, 2016, the deadline set by Westar for submission of definitive written proposals, Great Plains Energy and Bidders D and E submitted written proposals to acquire Westar. Great Plains Energy submitted a proposal to acquire Westar for a price of $58.25 per share, with 85% of the consideration being in cash and 15% in Great Plains Energy common stock. Great Plains Energy’s proposal also included a “collar” mechanism on the stock portion of the consideration pursuant to which the exchange ratio of the stock would be adjusted within a range of 7.5% above and below Great Plains Energy’s then-current stock price to provide Westar shareholders with a fixed value for the stock portion of the consideration so long as Great Plains Energy’s stock price was within the range specified in the collar. Great Plains Energy also submitted a form of merger agreement and commitment letter with respect to the financing for its proposal to acquire Westar. Bidder D proposed to acquire Westar for a price of between $54.00 and $56.00, with 45% of the consideration being in cash and 55% being in common stock of Bidder D. Bidder D did not propose a collar or other form of price protection with respect to the stock portion of the consideration. Bidder D noted that because of exogenous circumstances unrelated to Westar, Bidder D had not had sufficient time to complete a mark-up of the form of merger agreement or obtain a financing commitment letter. Bidder D indicated that it was prepared to move expeditiously to complete the necessary definitive documentation relating to its bid. Bidder E proposed to acquire Westar for a price of $51.00 per share with 80% of the consideration in common stock of Bidder E and 20% in cash. Bidder E did not propose any collar or other form of price protection on the stock portion of the consideration in its proposal. Bidder E submitted a form of merger agreement with its bid and indicated that it would not require outside financing for the cash portion of its bid. Bidder F provided an oral indication of continued interest, stating that it would be interested in acquiring Westar for a purchase price of $52.00 per share in cash, but that it would require additional time to obtain committed financing and negotiate a definitive merger agreement.

On May 24, 2016, representatives of Guggenheim Securities and Baker Botts conducted a conference call with representatives of Goldman Sachs and Bracewell to discuss the terms of, and potential concerns regarding, Great Plains Energy’s final proposal, and among other items, discussed the proposed collar with respect to the stock portion of the merger consideration, the closing condition relating to the approval by the shareholders of Great Plains Energy, and the view of Great Plains Energy with respect to the jurisdiction of the MPSC to approve the merger transaction.

At a meeting on May 25, 2016 that was also attended by members of Westar’s senior management and representatives of Guggenheim Securities and Baker Botts, the Westar Board met to review the proposals that had been received. A representative of Baker Botts reviewed with the Westar Board certain legal matters related to its fiduciary obligations in connection with merger and acquisition transactions. Guggenheim Securities made a presentation to the Westar Board updating the Westar Board on recent developments in the financial markets relating to utility companies, including the valuations of utility companies generally as well as in the context of merger and acquisition transactions. Guggenheim Securities also summarized for the Westar Board the process that had been undertaken to solicit acquisition proposals for Westar and the key terms and conditions of the proposals that had been received. Guggenheim Securities also provided the Westar Board with a preliminary valuation analysis of Westar. Baker Botts reviewed with the Westar Board the terms of the proposed forms of merger agreement submitted by Great Plains Energy and Bidder E.

In reviewing the bids that had been received, the Westar Board noted that the price proposed by Great Plains Energy was higher than the upper end of the price range proposed by the next highest bidder, Bidder D, and represented an implied 36% premium to the closing price of Westar common stock on March 9, 2016, the day before an article was published stating that Westar was seeking acquisition proposals. The Westar Board also noted that the consideration proposed by Great Plains Energy was 85% cash and 15% Great Plains Energy common stock, that the Great Plains Energy proposal included some protection for the value of the stock portion of the consideration in the form of a collar on the price of Great Plains Energy common stock, that Great Plains Energy had obtained committed financing for its proposal and that the proposed form of merger agreement submitted by Great Plains Energy was more favorable to Westar than the form of merger agreement submitted by Bidder E because, among other things, Bidder E’s proposal did not contain a reverse break-up fee and provided that Westar would bear more regulatory risk than under the Great Plains Energy proposal. After extensive discussion, the Westar Board instructed Mr. Ruelle, with assistance from Guggenheim Securities and Baker Botts, to negotiate with Great Plains Energy and Bidder D with respect to their proposals to attempt to obtain their best and final bid terms. The Westar Board did not specify the specific terms that it wished to see changed in either of the bids, but it did indicate that the value of the consideration to be received by Westar shareholders, the mix of cash and stock to be received by Westar shareholders and the probability that a closing would occur, including the likelihood that regulators would find the transaction to be in the public interest and thereby gain regulatory approval, were important factors that it would consider. The Westar Board instructed Mr. Ruelle not to terminate discussions with either Bidder E or Bidder F at that time, but not to negotiate with them until the results of further negotiation with Great Plains Energy and Bidder D were known.

After the meeting, Guggenheim Securities called representatives of Goldman Sachs and Bidder D to inform them that the Westar Board would like them to consider improving the terms of their proposals and that they should submit their best and final proposals as soon as possible. Guggenheim Securities did not specify which terms should be improved, but proposed that the respective financial and legal advisors of Westar and Great Plains Energy convene a conference call the next day to discuss the key changes to the merger agreement proposed by Great Plains Energy to which Westar objected. Guggenheim Securities further indicated that Westar and the Westar Board would review the totality of the bid terms and that the value of the consideration to be received by Westar shareholders, consideration mix and certainty of closing, including the ability to obtain regulatory approvals, were all important terms to the Westar Board.

On May 26, 2016, in a telephone conversation with Guggenheim Securities, Bidder D indicated that it was prepared to increase the amount of its bid to $56.00 per share and possibly more, with the mix of consideration, comprising $25.00 in cash with the remainder in common stock of Bidder D. Bidder D indicated that it would be able to increase its bid even further if it were able to find additional sources of value following further diligence on Westar. Bidder D subsequently confirmed these changes to its bid in a written letter to Westar delivered on May 27, 2016.

Also on May 26, 2016, Guggenheim Securities and Baker Botts held a telephone conversation with representatives of Goldman Sachs and Bracewell, Great Plains Energy’s financial and legal advisors, respectively. In the call, Guggenheim Securities and Baker Botts reviewed certain adjustments to the terms of the merger agreement proposed by Great Plains Energy that Westar sought, including changes to the termination fees potentially payable by the parties, in particular, (i) increasing the fee payable by Great Plains Energy if the Merger were not completed as a result of failure to obtain required regulatory approvals, (ii) decreasing the fee payable by Westar if it were to terminate the merger agreement under circumstances in which another company had made a superior proposal to acquire Westar, (iii) increasing the fee payable by Great Plains Energy if either

Westar terminated the merger agreement following a change by the Great Plains Energy Board of its recommendation to its shareholders relating to the merger, or if Great Plains Energy terminated the merger agreement and subsequently entered into an agreement to be acquired by another company and (iv) adding a fee payable by Great Plains Energy of $80 million in the event that Great Plains Energy shareholders did not vote in favor of the Stock Issuance proposal in circumstances where no other fee was payable by Great Plains Energy; the removal of a condition to the parties’ obligations to consummate the merger with respect to the approval of the Charter Amendment proposal, and the removal of the right of Great Plains Energy to terminate the merger agreement prior to the Great Plains Energy shareholder meeting in order to pursue an alternative transaction.

Following several conferences among members of Great Plains Energy management and Great Plains Energy’s legal and financial advisors later that day, a representative of Goldman Sachs, at the direction of Great Plains Energy management, confirmed to a representative of Guggenheim Securities that Great Plains Energy was willing to accept all of the changes to the merger agreement proposed by Baker Botts. In the course of the conversation, the representative of Guggenheim Securities advised the representative of Goldman Sachs that the purchase prices proposed by each of the two final participants in the process were close, and that Great Plains Energy should consider that in conveying its best and final proposal to Guggenheim Securities. Subsequent to receiving that feedback, representatives of Goldman Sachs discussed with members of Great Plains Energy management the competitive nature of the sales process, the potential value of the transaction to Great Plains Energy and the information provided by Guggenheim Securities regarding Great Plains Energy’s proposed purchase price. Following these discussions, Great Plains Energy sent Westar a revised bid letter increasing its price to $60.00 per share. The consideration mix remained 85% cash and 15% Great Plains Energy stock with a 7.5% collar on the price of Great Plains Energy’s common stock.

Also on May 26, 2016, members of Westar senior management and Guggenheim Securities held a diligence call with Great Plains Energy to discuss the internal forecasts that Great Plains Energy had previously provided to Westar, Great Plains Energy’s financing plan for its acquisition of Westar and certain other matters relating to Great Plains Energy’s operations and financial condition.

Late in the evening on May 26, 2016, Baker Botts circulated a revised version of the merger agreement, reflecting the changes discussed earlier that day with Great Plains Energy’s advisors as well as certain other proposed changes to the agreement.

On May 27, 2016, representatives of Baker Botts and Bracewell convened a conference call to discuss additional changes to the merger agreement proposed by Westar, including with respect to Westar’s ability to exercise its termination right if Great Plains Energy were required to consummate the merger under the terms of the merger agreement but failed to do so for any reason. Following the conference call, representatives of Bracewell discussed the additional changes to the merger agreement proposed by Westar with members of Great Plains Energy management.

Later in the day on May 27, 2016, Mr. Bassham and Mr. Ruelle spoke by telephone to confirm their respective understanding of where principal transaction terms stood. They also agreed that the terms should include Great Plains Energy offering one of the Westar Board members a seat on the Great Plains Energy Board. Upon confirming these things, Mr. Ruelle informed Mr. Bassham that he was prepared to recommend the Great Plains Energy proposal to the Westar Board of Directors for approval, and that Westar would work exclusively with Great Plains Energy over the weekend to attempt to finalize a definitive agreement.

Mr. Ruelle’s decision was based on the price and other terms proposed by Great Plains Energy as well as his judgment that it was unlikely that Westar would be able to obtain as high or a higher price from any of the other bidders within the next few days, and that if Westar did not act quickly to execute a merger agreement with Great Plains Energy, the opportunity to enter into a transaction with Great Plains Energy on the terms then proposed could be lost.

Later on May 27 and on May 28, 2016, Mr. Ruelle spoke with some of the Westar directors individually to inform them of progress in negotiations and to coordinate details for a potential meeting in which the Westar Board might vote on a definitive agreement.

On May 27 and 28, 2016, Bracewell and Baker Botts continued to discuss the terms of the revised merger agreement that had been proposed by Baker Botts. After the terms of the merger agreement were finally agreed on May 28, 2016, Westar management distributed a copy of the merger agreement to the Westar Board and Great Plains Energy management distributed a copy of the merger agreement to the Great Plains Energy Board.

On May 29, 2016, the Great Plains Energy Board held a special telephonic meeting, which was attended by members of Great Plains Energy management, representatives of Goldman Sachs and representatives of Bracewell. Members of Great Plains Energy management, together with representatives of Great Plains Energy’s advisors, reviewed with the Great Plains Energy Board the final terms of the merger agreement, including the purchase price of $60.00, the consideration mix of 85% cash and 15% Great Plains Energy common stock, the final changes to the merger agreement that had been negotiated with Westar, including the changes to the termination fees, and the changes relating to the approvals of the Great Plains Energy shareholders being sought in connection with the merger, among others. Representatives of Bracewell reviewed with the Great Plains Energy Board certain legal matters relating to the transaction and the fiduciary duties of the members of the Great Plains Energy Board with respect to the transaction, including with regard to the potential implications of the final changes to the merger agreement.

Also at the May 29, 2016 board meeting, the Great Plains Energy Board received a presentation from representatives of Goldman Sachs with respect to its financial analyses of the potential transaction. Representatives of Goldman Sachs rendered its oral opinion to the Great Plains Energy Board, subsequently confirmed in writing by delivery of a written opinion dated as of May 29, 2016, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement was fair from a financial point of view to Great Plains Energy. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C.

After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Great Plains Energy Board, including the factors described under “—Recommendations of the Great Plains Energy Board and its Reasons for the Merger”, the Great Plains Energy Board determined that the merger, including the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement, was advisable and in the best interests of Great Plains Energy and its shareholders.

Also on May 29, 2016, the Westar Board met, with representatives of Westar senior management and Guggenheim Securities and Baker Botts present, to consider the updated bids from Great Plains Energy and Bidder D. Baker Botts provided the Westar Board with legal advice relating to the fiduciary duties of directors in merger and acquisition transactions. Management, Guggenheim Securities and Baker Botts updated the Westar Board with respect to the improved terms of the bids, including that Great Plains Energy had agreed to increase its price and had agreed to changes to the merger agreement requested by Westar, and that Bidder D had increased its price to the high end of its previously indicated range and indicated that it might be able to increase its price further based on additional diligence on Westar. The Westar Board noted that the indicative price of $60.00 per share of Westar common stock proposed by Great Plains Energy was $4.00 higher than the price then proposed by Bidder D, that Bidder D had indicated that it might be able to increase its price further but that there was no assurance that Bidder D would increase its price and that any price increase if it did occur could be less than $4.00 per share. The Westar Board also noted that Great Plains Energy had obtained fully committed financing for the cash portion of its proposal. Guggenheim Securities informed the Westar Board that the indicative price of $60.00 proposed by Great Plains Energy represented a 13.4% premium to the closing price of Westar common stock on May 27, 2016, and a 36.1% premium to Westar’s undisturbed closing share price of $44.08 as of March 9, 2016, which was the last trading day before an article was published stating that Westar might be in the early stages of exploring strategic options that could lead to a sale, and a multiple of projected earnings consistent with or favorable to recent utility acquisition agreements included in the comparable transactions reviewed by Guggenheim Securities. The Westar Board also noted that Great Plains Energy had agreed to increase the fees payable to Westar in the event the merger agreement were to be terminated under certain circumstances and reduce the fees payable by Westar in the event the agreement were to be terminated by Westar under certain circumstances, all as noted above. The Westar Board also noted that Great Plains Energy had preserved the price protection in the form of a collar on the stock portion of the consideration in its offer and had offered to include one member of the Westar Board on the Great Plains Energy Board of directors following consummation of the merger. Finally, the Westar Board also considered that Westar would have the right to terminate the merger agreement in order to accept an alternative acquisition proposal upon satisfaction of certain conditions, including payment to Great Plains Energy of a fee of $280 million. The Westar Board also considered that Great Plains Energy had agreed to maintain Westar’s corporate headquarters in Topeka, Kansas, which might contribute to a finding by regulators that the transaction would be in the public interest.

Also at the May 29, 2016 Westar Board meeting, Guggenheim Securities reviewed with the Westar Board Guggenheim Securities’ financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated May 30, 2016, to the Westar Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub). Following these presentations, and after discussion, deliberation and consideration of all of the factors that it considered relevant, the Westar Board unanimously determined that the merger was in the best interests of Westar and its shareholders, and declared it advisable for Westar to enter into the merger agreement, adopted the merger agreement and approved Westar’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and resolved to recommend that Westar’s shareholders approve the merger agreement. Immediately thereafter, Westar and Great Plains Energy executed the merger agreement and, on May 31, they issued a joint press release announcing the execution of the merger agreement.

Recommendations of the Great Plains Energy Board and its Reasons for the Merger

The Great Plains Energy Board has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that each of the merger, including the issuance of shares of Great Plains Energy common stock contemplated by the merger agreement, and the amendment to the Great Plains Energy articles of incorporation to increase the authorized number of shares of common stock, is advisable and in the best interests of Great Plains Energy and its shareholders and unanimously recommends that Great Plains Energy shareholders vote (1) FOR the Stock Issuance proposal and (2) FOR the Charter Amendment proposal.

In reaching its decision to recommend that the Great Plains Energy shareholders approve the Stock Issuance proposal and the Charter Amendment proposal, the Great Plains Energy Board consulted with Great Plains Energy management, as well as Goldman Sachs, financial advisor to Great Plains Energy in connection with the merger, and Bracewell LLP, outside counsel to Great Plains Energy in connection with the merger, and considered various other factors, both positive and negative. The following discussion of the information and factors considered by the Great Plains Energy Board is not intended to be exhaustive and may not include all of the factors considered by the Great Plains Energy Board. In view of the wide variety of factors considered by the Great Plains Energy Board in connection with its evaluation of the merger, the Great Plains Energy Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Great Plains Energy Board may have given different weight to different factors. The Great Plains Energy Board considered this information as a whole and considered overall the information and factors to be favorable to, and in support of, its determinations and recommendations. The material information and factors considered by the Great Plains Energy Board were as follows:

Strategic Considerations. The Great Plains Energy Board considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	Value Creation. The Great Plains Energy Board considered that the merger will result in a company with combined operations that provides numerous opportunities to create meaningful additional value for the benefit of Great Plains Energy shareholders, as well as the customers of the combined company. The Great Plains Energy Board considered a number of potential sources of value to be created in the merger, including, among others, the benefits of greater size and scope of operations and the resulting increased investment opportunities, anticipated operating and cost efficiencies, the benefits of a broader set of skills that will be brought together in the combined company’s workforce, and benefits to be obtained in the standardization of key processes by leveraging existing best practices at Great Plains Energy and Westar. The Great Plains Energy Board considered both the aggregate potential value that may be created in the merger, as well as the fact that the numerous opportunities to create value mitigate the risk that any particular opportunity to create value will not be realized.

•	Regulatory and Geographic Diversification. The Great Plains Energy Board considered that the merger should result in the combined company’s earnings being derived from more diversified operations, both from a regulatory and geographic perspective. Currently, approximately 72 percent of Great Plains Energy’s customers are located in Missouri, and approximately 64 percent of the rate base of Great Plains Energy regulated utility subsidiaries is under the jurisdiction of the MPSC. Following the merger, approximately 40 percent of the customers of the combined company would be located in Missouri and 60 percent would be located in Kansas. The proportion of the rate base of the combined company’s regulated utility subsidiaries under the jurisdiction of the KCC will increase following the merger and the proportion under the jurisdiction of the MPSC will decrease, in each case as compared to the current rate base of Great Plains Energy’s regulated utility subsidiaries. Achieving this greater balance among the geographic areas and regulatory jurisdictions in which we operate should help the combined company enhance the diversification of its principal revenue stream and promote increased financial flexibility, as well as decrease the combined company’s potential exposure to any particular adverse event.

•	Fuel and Energy Mix Diversification. The Great Plains Energy Board considered that the combined company will have increased capacity in renewable generation as compared to Great Plains Energy on a stand-alone basis. Westar’s significant generation capacity from wind resources, which currently constitutes approximately 9 percent of Westar’s overall generation capacity, should result in approximately 5 percent of the combined company’s generation capacity coming from renewable sources, and approximately 52 percent from coal. This would reflect an increase from Great Plains Energy’s current renewable generation capacity of 1 percent of total capacity, and a decrease from Great Plains Energy’s current coal fired capacity of 56 percent of total capacity. In addition, the combined company would gain majority control of the La Cygne, Jeffrey and Wolf Creek generating units, which would provide the combined company with greater opportunities with respect to the optimization of these generating units.

•	Improved Credit Profile. The Great Plains Energy Board considered that, over time, because of the anticipated improved cash flow profile, greater operating scale and regulatory jurisdiction diversification of the combined company, the combined company should have an improved credit profile as compared to Great Plains Energy today, which could result in lower borrowing costs, and greater financial flexibility, including with respect to financing significant capital improvements in the future to satisfy our obligations to operate and maintain a safe and reliable electric system, among other beneficial effects.

•	Enhancement of Equity Market Profile. The Great Plains Energy Board considered that the combined company should have a larger market capitalization, which is expected to enhance the equity market profile of the combined company. The Great Plains Energy Board considered that a larger market capitalization should make the combined company a more attractive investment to institutional investors, increase analyst coverage and increase the liquidity of its publicly traded common stock.

•	Combined Expertise. The Great Plains Energy Board considered that the merger will combine complementary areas of expertise of each company. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce and strengthened succession planning for key positions, and to leverage the best practices of Great Plains Energy and Westar.

•	Shared Culture. The Great Plains Energy Board considered that Great Plains Energy and Westar share a common culture, which Great Plains Energy believes will result in a more efficient integration of the two companies, and will improve the combined company’s opportunities to realize operating efficiencies on a timely basis that will inure to both customers and shareholders.

Impact of the Merger on Customers. The Great Plains Energy Board evaluated the expected impact of the merger on the customers of Great Plains Energy, including the anticipated increased operating efficiencies and reduced costs of the combined company compared to such companies’ stand-alone plans, which should permit the combined company to reduce the amount of future rate increases.

Impact of the Merger on Communities. The Great Plains Energy Board considered the expected impact of the merger on the communities served by Great Plains Energy and Westar and the benefits that the merger will likely generate for these communities from the greater strength of the combined company as compared to Great Plains Energy or Westar on a stand-alone basis. The Great Plains Energy Board also determined that following the merger, Great Plains Energy will maintain a Kansas headquarters in Topeka, Kansas and that Westar’s historic levels of community involvement and charitable contributions and support in Westar’s existing service territories will be maintained.

Impact of the Merger on Employees. The Great Plains Energy Board evaluated the expected impact of the merger on the employees of Great Plains Energy, and considered that there should be more opportunities for all employees of the combined company, which should be a larger, more competitive company.

Financial Considerations. The Great Plains Energy Board considered the expected financial impact of the merger on Great Plains Energy, including that the transaction is expected to be neutral to Great Plains Energy’s earnings per share in the first full year following the consummation of the merger and accretive thereafter and that the transaction is anticipated to enhance EPS growth and maintain investment grade credit ratings. The Great Plains Energy Board also considered the historical financial condition and operating results of Great Plains Energy and Westar, including information with respect to their respective earnings histories.

Share Prices. The Great Plains Energy Board considered the historical stock prices of Great Plains Energy and Westar, including that based on the May 27, 2016 closing price of Great Plains Energy common stock, the merger consideration represented a premium of approximately 13.4 percent to the closing stock price of Westar on May 27, 2016, the last trading day prior to the date that Great Plains Energy and Westar signed the merger agreement, which was the last trading day before the merger agreement was signed, and a premium of approximately 36.1 percent to the closing stock price of Westar on March 9, 2016, which was the last trading day before an article was published stating that Westar might be in the early stages of exploring strategic options that could lead to a sale.

Recommendation of Management. The Great Plains Energy Board took into account the recommendation of Great Plains Energy management in favor of merger.

Opinion of Financial Advisors. The Great Plains Energy Board considered the financial analyses and presentations of Goldman Sachs, as presented to the Great Plains Energy Board on May 29, 2016, as well as

Goldman Sachs’ oral opinion delivered to the Great Plains Energy Board on May 29, 2016, and later confirmed in a written opinion as of the same date, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement was fair, from a financial point of view, to Great Plains Energy. See “The Proposed Merger—Opinion of Great Plains Energy’s Financial Advisor” beginning on page 71.

Strategic Alternatives. The Great Plains Energy Board considered the trends and competitive developments in the industry and the range of strategic alternatives available to Great Plains Energy, including the prospects for Great Plains Energy continuing to operate as a stand-alone entity, or the possibility and feasibility of pursuing a business combination with another industry participant.

Due Diligence. The Great Plains Energy Board considered and evaluated the results of the due diligence investigation undertaken by Great Plains Energy’s management and advisors, including the information included in the disclosure letter delivered by Westar to Great Plains Energy in connection with the merger agreement. The Great Plains Energy Board also considered the estimated pre-tax operating efficiencies projected to result from the merger of $65 million, $149 million, $199 million and $225 million in 2018, 2019, 2020 and the terminal year, respectively, which were developed by the management of Great Plains Energy in the course of the due diligence investigation, and were incorporated into certain financial analyses presented to the Great Plains Energy Board.

Terms of the Merger Agreement. The Great Plains Energy Board reviewed and considered the terms of the merger agreement, including that the exchange ratio with respect to the stock portion of the merger consideration is subject to a collar and will not be adjusted if the 20-day volume-weighted average price of Great Plains Energy common stock ending on, and including, the third trading day immediately preceding the closing date of the merger is higher than $33.2283 or lower than $28.5918, the restrictions on Westar’s operations between the signing of the merger agreement and the closing of the transaction, the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee under certain circumstances. See “The Merger Agreement” beginning on page 115 for a detailed discussion of the terms and conditions of the merger agreement.

Likelihood of Completion of the Merger. The Great Plains Energy Board considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions and that all conditions to consummation of the merger will be satisfied, including, among other conditions, that Great Plains Energy is not required to complete the merger if any final orders in connection with required governmental approvals would include or impose any term or condition that, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on Great Plains Energy and its subsidiaries taken as a whole (after giving effect to the merger), but assuming that Great Plains Energy and its subsidiaries constitute a consolidated group of entities of the same size and scale as Westar and its subsidiaries, taken as a whole, and neither Great Plains Energy nor Westar is required to complete the merger if the merger has not been approved by the KCC, FERC, the NRC or the FCC, as applicable. To that end, the Great Plains Energy Board further considered the potential length of the regulatory approvals process and that the merger agreement provides that, subject to certain exceptions, it may not be terminated until May 31, 2017, which may be extended for an additional six months under specified circumstances.

Post-Merger Corporate Governance. The Great Plains Energy Board considered the corporate governance provisions of the merger agreement, including that, upon completion of the merger, the board of directors of the combined company will include one director from the Westar Board, to be selected by Great Plains Energy in consultation with Westar. See “Post-Merger Governance and Management” beginning on page 138 for further information.

The Great Plains Energy Board also considered potential risks associated with the merger, including the following:

Financing and Credit Related Risks. The Great Plains Energy Board considered that Great Plains Energy plans to undertake significant equity and debt financing in order to fund the cash portion of the merger consideration. The Great Plains Energy Board considered that Great Plains Energy will be seeking to issue approximately $4.4 billion of new Great Plains Energy debt and approximately $3.1 billion of Great Plains Energy common stock and mandatory convertible preferred stock, and the effect that changes in interest rates or market conditions could have on the ability of Great Plains Energy to issue these securities at the anticipated prices, or at all, and the potential adverse impact the debt issuances could have on the credit ratings of Great Plains Energy. In addition, the Great Plains Energy Board considered the risks associated with the mandatory convertible preferred stock to be issued to OMERS upon the consummation of the merger, including among others the risk that the $15 million payment that Great Plains Energy was required to make to OMERS on the date of execution of the merger agreement would not be refunded to Great Plains Energy as a result of the failure to consummate the merger, the risk that Great Plains Energy would be required to appoint two representatives of OMERS to the Great Plains Energy Board in the event that Great Plains Energy misses two quarterly dividend payments on such mandatory convertible preferred stock and the risk that non-U.S. based ownership could potentially complicate obtaining the required regulatory approvals for the merger.

Merger Consideration. The Great Plains Energy Board considered that the merger consideration consists of a combination of a fixed amount of cash, and a number of shares of Great Plains Energy common stock based on an exchange ratio that varies within a range based on the 20-day volume-weighted average price of Great Plains Energy common stock ending on, and including, the third trading day immediately preceding the closing date of the merger, and accordingly, the merger consideration will not adjust downwards to compensate for declines in the price of Westar common stock prior to the closing of the merger, and that the terms of the merger agreement do not include termination rights triggered expressly by a decrease in the market price of Westar’s common stock. The Great Plains Energy Board determined that this structure was appropriate and the risk acceptable in view of the relative intrinsic values and financial performance of Westar and Great Plains Energy, the percentage of the combined company to be owned by Great Plains Energy shareholders and the inclusion of other structural protections in the merger agreement, such as the condition to Great Plains Energy’s obligation to consummate the merger that Westar has not experienced a material adverse effect on its business.

Regulatory Approvals and Related Termination Fee. The Great Plains Energy Board considered the regulatory approvals that are required in connection with the merger and the risk that governmental authorities and third parties may seek to impose unfavorable terms or conditions on the required approvals or that those approvals may not be obtained at all. In addition, the Great Plains Energy Board considered the risk that the MPSC might open a proceeding to consider whether it has jurisdiction over the merger, and that if it were to determine that the MPSC does have jurisdiction over the merger, Great Plains Energy could be required to obtain MPSC approval to consummate the merger. The Great Plains Energy Board further considered that in the event that the merger cannot be consummated on or prior to November 30, 2017 solely due to a failure of Great Plains Energy and Westar to receive the required regulatory approvals (or an applicable regulatory authority prohibits the consummation of the transaction), and Westar were to terminate the merger agreement, Great Plains Energy would be required to pay to Westar a termination fee of $380 million. In addition, the Great Plains Energy Board considered the potential length of the regulatory approval process, the expectation of Great Plains Energy management that the transaction will not be completed until the first half of 2017 and that if regulatory approvals have not been obtained, under certain circumstances the merger agreement provides that it may not be terminated until November 30, 2017.

Shareholder Approvals and Related Termination Fee. The Great Plains Energy Board considered the approvals of the shareholders of Great Plains Energy that are being sought in connection with the merger, and the fact that (1) if the merger agreement is terminated due to a failure of a majority of the Great Plains Energy shareholders voting at the Great Plains Energy special meeting to approve the Stock Issuance proposal, Great Plains Energy would be required to pay a termination fee to Westar of $80 million and (2) the approval of the

Charter Amendment proposal is not a condition to the obligation of Great Plains Energy to consummate the merger, and accordingly Great Plains Energy would be required to consummate the merger even if there are not sufficient shares of Great Plains Energy common stock available to complete the anticipated equity financing to fund the cash portion of the merger consideration. The Great Plains Energy Board took into account that Great Plains Energy has sufficient committed debt financing available to consummate the merger even if Great Plains Energy shareholders do not approve the Charter Amendment proposal, but that the additional debt that Great Plains Energy would expect to issue in such a circumstance could have an adverse impact on the ability of Great Plains Energy and Westar to obtain the required regulatory approvals, and on the combined company’s credit rating and ability to service its debt.

Alternative Proposals and other Termination Fees. The Great Plains Energy Board considered the risk that, although Great Plains Energy has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, the merger agreement contains provisions relating to the potential payment of a termination fee of $180 million in connection with an alternative transaction, which may have the effect of discouraging such proposals. In addition, the Great Plains Energy Board considered that the merger agreement includes other customary restrictions on the ability of Great Plains Energy to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, or to terminate the merger agreement to enter into an agreement with respect to an alternative transaction, any of which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to the shareholders of Great Plains Energy than the merger. Furthermore, the Great Plains Energy Board considered that, pursuant to the terms of the merger agreement, Great Plains Energy is obligated to pay to Westar a termination fee of $380 million in the event that Westar terminates the merger agreement due to the failure of Great Plains Energy to consummate the merger as required by the terms of the merger agreement, including if such failure is due to the failure of the financing and any alternative financing to be available. See “The Merger Agreement—Termination; Termination Fee; Expenses” beginning on page 134 for further information regarding such fees and expenses.

Impact on Credit Rating and Ability to Service Debt. The Great Plains Energy Board considered that the indebtedness of the combined company following the merger will be higher than the existing indebtedness of Great Plains Energy, the possibility that the merger could result in a lower credit rating for the combined company from that of Great Plains Energy prior to announcing the merger, and the impacts that the higher indebtedness and a lower credit rating could have on the combined company, including the possibility that it may be more difficult for the combined company to pay or refinance its debts and that the combined company may need to borrow or divert its cash flows from operations to service debt payments.

Employee Matters. The Great Plains Energy Board considered the impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The Great Plains Energy Board noted that the consummation of the merger will not trigger payments or other benefits under the terms of Great Plains Energy’s various employee benefit plans and agreements.

Additional Interests of Executive Officers and Directors. The Great Plains Energy Board considered that certain executive officers and directors of Great Plains Energy may have interests with respect to the merger in addition to their interests as shareholders of Great Plains Energy. See “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger” beginning on page 108 for further information.

Diversion of Management. The Great Plains Energy Board considered the possible diversion of management’s time and attention from Great Plains Energy’s ongoing business due to the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of Great Plains Energy and Westar. See “Risk Factors” beginning on page 27 for further information.

Transaction Costs and Integration. The Great Plains Energy Board took into account the substantial transaction and integration costs to be incurred in connection with the merger and the possibility that the potential benefits of the merger will not be realized or will not be realized within the expected time period or to the degree anticipated, and the risks and challenges associated with the integration of Great Plains Energy’s and Westar’s businesses, operations and workforces.

After consideration of these material factors, the Great Plains Energy Board concluded that the risks associated with the transaction could be (1) mitigated or managed by Great Plains Energy or, following the merger, by the combined company, (2) were reasonably acceptable under the circumstances and (3) in light of the anticipated benefits overall, were outweighed by the potential benefits of the merger.

The Great Plains Energy Board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding the potential benefits of the merger. It should be noted that this explanation of the Great Plains Energy Board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Opinion of Great Plains Energy’s Financial Advisor

Goldman Sachs rendered its opinion to the Great Plains Energy Board that, as of May 29, 2016 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement was fair from a financial point of view to Great Plains Energy.

The full text of the written opinion of Goldman Sachs, dated May 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Great Plains Energy Board in connection with its consideration of the merger contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Great Plains Energy common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Great Plains Energy and Westar for the five years ended December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Great Plains Energy and Westar;

•	certain other communications from Great Plains Energy and Westar to their respective stockholders;

•	certain publicly available research analyst reports for Great Plains Energy and Westar; and

•	certain internal financial analyses and forecasts for Westar prepared by its management, certain internal financial analyses and forecasts for Great Plains Energy prepared by its management and certain internal financial analyses and forecasts for Great Plains Energy pro forma for consummation of the merger prepared by its management, in each case, as approved for Goldman Sachs’ use by Great Plains Energy (referred to as the “Forecasts”), and certain operating efficiencies projected by the management of Great Plains Energy to result from the merger, as approved for Goldman Sachs’ use by Great Plains Energy (referred to as the “Efficiencies”).

Goldman Sachs also held discussions with members of the senior management of Great Plains Energy and Westar regarding their assessment of the past and current business operations, financial condition and future prospects of Westar and with the members of senior management of Great Plains Energy regarding their assessment of the past and current business operations, financial condition and future prospects of Great Plains Energy and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for the shares of Great Plains Energy common stock and the shares of Westar common stock; compared certain financial and stock market information for Great Plains Energy and Westar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed that the Forecasts, including the Efficiencies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Great Plains Energy. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Great Plains Energy or Westar or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Great Plains Energy or Westar or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Great Plains Energy or Westar or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Great Plains Energy to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Great Plains Energy; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Great Plains Energy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Great Plains Energy or Westar, or any class of such persons in connection with the merger, whether relative to the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Great Plains Energy common stock will trade at any time or as to the impact of the merger on the solvency or viability of Great Plains Energy or Westar or the ability of Great Plains Energy or Westar to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Great Plains Energy Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by

Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 27, 2016, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Great Plains Energy common stock and Westar common stock for the five-year period ended May 27, 2016. For purposes of its financial analyses, Goldman Sachs used an implied purchase price of $60.00 per share, which represents a per share purchase price of $51.00 in cash and an implied $9.00 in shares of Great Plains Energy common stock (based on the closing price of $31.00 per share of Great Plains Energy common stock on May 27, 2016 and an exchange ratio of 0.2903). Goldman Sachs analyzed the implied value per share of $60.00 to be paid to holders of Westar common stock pursuant to the merger agreement in relation to the closing price of Westar common stock as of March 9, 2016, the last trading day prior to an article published on March 10, 2016 that stated that Westar was evaluating potential strategic alternatives, including a sale of the company, and May 27, 2016, respectively, and in relation to the 52-week high closing price of Westar common stock for the period ending May 27, 2016. This analysis indicated that the implied value per share of $60.00 to be paid to Westar stockholders pursuant to the merger agreement represented:

•	a premium of 36.1% to the closing price of $44.08 per share for Westar common stock as of March 9, 2016;

•	a premium of 13.4% to the closing price of $52.92 per share for Westar common stock as of May 27, 2016; and

•	a premium of 8.2% to the 52-week intraday trading price high of $55.47 per share for Westar common stock as of May 27, 2016.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Great Plains Energy and Westar to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the utility industry:

•	Ameren Corporation

•	Avista Corp.

•	IdaCorp, Inc.

•	Alliant Energy Corporation

•	OGE Energy Corp.

•	Pinnacle West Capital Corporation

•	Portland General Electric Company

•	Vectren Corporation

•	WEC Energy Group, Inc.

Although none of the selected companies is directly comparable to Great Plains Energy or Westar, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Great Plains Energy and Westar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the power and utility industries in the past two years.

Announcement Date	Acquirer	Target
February 2016	Algonquin Power & Utilities Corp.	The Empire District Electric Company
February 2016	Dominion Resources, Inc.	Questar Corporation
February 2016	Fortis Inc.	ITC Holdings Corp.
October 2015	Duke Energy Corporation	Piedmont Natural Gas Company, Inc.
September 2015	Emera Incorporated	TECO Energy, Inc.
August 2015	The Southern Company	AGL Resources Inc.
February 2015	Iberdrola, S.A.	UIL Holdings Corporation
December 2014	NextEra Energy, Inc.	Hawaiian Electric Company, Inc.
October 2014	Investor Group led by Macquarie Infrastructure and Real Assets	Cleco Corporate Holdings LLC
June 2014	Wisconsin Energy Corporation	Integrys Energy Group Inc.
April 2014	Exelon Corporation	Pepco Holdings LLC

For each of the selected transactions, Goldman Sachs calculated, using publicly available information, the one-year forward price-to-earnings ratio of the target for the applicable fiscal year in which the transaction took place. While none of the companies that participated in the selected transactions are directly comparable to Westar, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Westar’s results, market size and product profile. The range of one-year forward price-to-earnings ratios of the targets in the selected transactions that resulted from Goldman Sachs’ calculation was 19.1x to 32.1x, with a mean of 22.5x. In addition, Goldman Sachs calculated, using the projected earnings per share of Westar common stock for the calendar year ended 2017 provided by Great Plains Energy’s management and approved for Goldman Sachs’ use by Great Plains Energy, that Westar’s 2017 price-to-earnings ratio represented by the implied purchase price of $60.00 per share of Westar common stock was 24.3x.

Illustrative Discounted Cash Flow Analysis—Westar Standalone. Goldman Sachs performed an illustrative discounted cash flow analysis on Westar using the Forecasts for Westar and the number of fully diluted outstanding shares of Westar common stock provided by Westar’s management, as approved for Goldman Sachs’ use by Great Plains Energy, and information obtained from Bloomberg to determine an illustrative range of Westar’s implied present value per share. Goldman Sachs calculated estimated unlevered, after-tax free cash flows of Westar for the calendar years 2016 through 2020 using information contained in the Forecasts for Westar, both including and without including the Efficiencies, and calculated illustrative terminal value indications in the year 2020 using multiples ranging from 9.0x to 10.5x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2016 using discount rates ranging from 3.5% to 4.5%, reflecting estimates of Westar’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for Westar by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Westar’s net debt as of March 31, 2016, as reported in Westar’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, to derive a range of illustrative equity values for Westar. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Westar common stock provided by Westar’s management. This analysis resulted in a range of illustrative present values of $43.16 to $57.47 per share of Westar common stock when calculated using Forecasts that did not include the Efficiencies, and $54.95 to $71.48 per share of Westar common stock when calculated using Forecasts including the Efficiencies.

Illustrative Discounted Cash Flow Analysis—Great Plains Energy Standalone. Goldman Sachs performed an illustrative discounted cash flow analysis on Great Plains Energy using the Forecasts for Great Plains Energy and the number of fully diluted outstanding shares of Great Plains Energy common stock provided by Great

Plains Energy’s management, as approved for Goldman Sachs’ use by Great Plains Energy, and information obtained from Bloomberg to determine an illustrative range of Great Plains Energy’s implied present value per share. Goldman Sachs calculated estimated unlevered, after-tax free cash flows of Great Plains Energy for the calendar years 2016 through 2020 using information contained in the Forecasts for Great Plains Energy, without including the Efficiencies, and calculated illustrative terminal value indications in the year 2020 using multiples ranging from 8.25x to 9.75x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2016 using discount rates ranging from 3.5% to 4.5%, reflecting estimates of Great Plains Energy’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for Great Plains Energy by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Great Plains Energy’s net debt as of March 31, 2016, as reported in Great Plains Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, to derive a range of illustrative equity values for Great Plains Energy. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Great Plains Energy common stock provided by Great Plains Energy’s management. This analysis resulted in a range of illustrative present values of $32.42 to $43.83 per share of Great Plains Energy common stock.

Illustrative Discounted Cash Flow Analysis—Pro Forma for Combined Company. Goldman Sachs performed an illustrative discounted cash flow analysis on the combined company using Forecasts for Great Plains Energy pro forma for consummation of the merger and the number of fully diluted outstanding shares of Great Plains Energy common stock pro forma for consummation of the merger provided by Great Plains Energy’s management, as approved for Goldman Sachs’ use by Great Plains Energy, to determine an illustrative range of the pro forma combined company’s implied present value per share. Goldman Sachs calculated the estimated unlevered, after-tax free cash flows of the pro forma combined company for the calendar years 2016 through 2020 using information contained in the Forecasts for Great Plains Energy pro forma for consummation of the merger, including the Efficiencies, and calculated illustrative terminal value indications in the year 2020 using multiples ranging from 8.85x to 10.35x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2016 using discount rates ranging from 3.25% to 4.25%, reflecting estimates of the pro forma combined company’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Great Plains Energy’s net debt pro forma for consummation of the merger as of March 31, 2016, as provided by Great Plains Energy, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Great Plains Energy common stock pro forma for consummation of the merger provided by Great Plains Energy’s management. This analysis resulted in a range of illustrative present values of $30.13 to $46.95 per share of the pro forma combined company’s common stock.

Pro Forma Merger Analysis. Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger using Forecasts for Great Plains Energy on both a standalone basis and pro forma for consummation of the merger, including the Efficiencies, each as provided by Great Plains Energy’s management and approved for Goldman Sachs’ use by Great Plains Energy. For each of the calendar years 2018, 2019 and 2020, Goldman Sachs compared the projected earnings per share of Great Plains Energy common stock, on a standalone basis, to the projected earnings per share of the common stock of the combined company. Goldman Sachs performed this analysis using the closing price of Great Plains Energy on May 27, 2016. The results of such analyses indicated that the proposed merger would be neutral to Great Plains Energy’s earnings per share in calendar year 2018 and would be 4.9% and 9.6% accretive to Great Plains Energy’s earnings per share in calendar years 2019 and 2020, respectively.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Great Plains Energy common stock, both on a standalone basis and a pro forma basis, which is designed to provide an indication of the present value of a theoretical future value of Great Plains Energy’s equity as a function of Great Plains Energy’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for Great Plains Energy as a standalone entity, and the Forecasts for Great Plains Energy pro forma for the merger, including the Efficiencies, for each of the calendar years 2016 to 2020, each of the foregoing as provided by Great Plains Energy’s management and approved for Goldman Sachs’ use by Great Plains Energy. Goldman Sachs first calculated an illustrative range of the implied future values per share of Great Plains Energy common stock (including the present value of projected dividends) as of the calendar years ended 2018 and 2019, respectively, by applying a forward earnings per share multiple range of 16.5x to 18.5x to the estimated earnings per share of Great Plains Energy common stock for each of the calendar years 2019 and 2020, on a standalone and a pro forma basis, respectively, and then discounting the implied future values per share back to implied present values as of March 31, 2016, using an illustrative discount rate reflecting an estimate of Great Plains Energy’s cost of equity on a standalone and a pro forma basis, respectively. The results of such analyses provided illustrative ranges of the implied present value of the future price per share of Great Plains Energy common stock (a) when discounted from the fiscal year end 2018 of (i) $32.48 to $36.05 when calculated on a standalone basis and (ii) $33.90 to $37.63 when calculated on a pro forma basis and (b) when discounted from the fiscal year end 2019 of (i) $32.75 to $36.21 when calculated on a standalone basis and (ii) $35.47 to $39.26 when calculated on a pro forma basis.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Great Plains Energy or Westar or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Great Plains Energy Board as to the fairness from a financial point of view of the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Great Plains Energy, Westar, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Great Plains Energy and Westar and was approved by the Great Plains Energy Board. Goldman Sachs provided advice to Great Plains Energy during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Great Plains Energy or its board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or consideration for the merger.

As described above, Goldman Sachs’ opinion to the Great Plains Energy Board was one of many factors taken into consideration by the Great Plains Energy Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Great Plains Energy, Westar and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers.

Goldman Sachs acted as financial advisor to Great Plains Energy in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. At the request of Great Plains Energy, at the time of the execution of the merger agreement, certain affiliates of Goldman Sachs entered into financing commitments to provide Great Plains Energy with the Bridge Facility in connection with the consummation of the merger, subject to the terms of such commitments. Great Plains Energy also has engaged Goldman Sachs to act as lead underwriter, initial purchaser, placement agent and arranger in connection with Great Plains Energy’s proposed equity and debt financing to be used to finance the cash portion of the merger consideration. The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection with the Bridge Facility and the proposed equity and debt financing will depend upon, among other things, the timing of reductions of the commitments under the Bridge Facility, the amounts of any equity and debt financing used to finance the cash portion of the merger consideration and the issuance costs for such equity and debt financing. Great Plains Energy estimates that Goldman Sachs and its affiliates will in aggregate receive approximately $70 million in fees in connection with the Bridge Facility and the proposed equity and debt financing. Subsequent to the announcement of the merger agreement, an affiliate of Goldman, Sachs & Co. entered into interest rate hedging agreements with the Company in connection with the merger contemplated by the merger agreement, pursuant to which such affiliate of Goldman, Sachs & Co. will act as counterparty as principal for its own account, subject to the terms of such interest rate hedging agreements.

In addition, Goldman Sachs provided certain financial advisory and/or underwriting services to Westar and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a co-manager with respect to a public offering by Kansas Gas & Electric Company, an affiliate of Westar, of its 4.30% Notes due 2044 (aggregate principal amount $250,000,000) in June 2014 and as a dealer with respect to Westar’s commercial paper program since October 2011, for which it received customary compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Great Plains Energy, Westar and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Great Plains Energy Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 17, 2016, Great Plains Energy engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, Great Plains Energy has agreed to pay Goldman Sachs a transaction fee of $25 million, $2.5 million of which was paid upon the public announcement of the merger agreement, $5 million of which is payable upon Great Plains Energy’s receipt of shareholder approval at the special meeting and the remainder of which is payable upon consummation of the merger. In addition, Great Plains Energy has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Recommendations of the Westar Board and its Reasons for the Merger

At a meeting of the Westar Board held on May 29, 2016, the Westar Board reviewed and considered the terms of the merger and the merger agreement and unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Westar’s shareholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Westar Board recommends that the Westar shareholders vote “FOR” the approval of the Merger proposal.

In reaching the decisions to approve the merger agreement and the transactions contemplated thereby and to recommend that the Westar shareholders vote to adopt the merger agreement and approve the merger, the Westar Board consulted extensively with its financial and legal advisors and Westar’s management and considered a number of alternatives to the proposed merger. Of such alternatives, the Westar Board determined the proposed merger to be in the best interests of Westar and its shareholders. The Westar Board’s decision to approve the merger and the merger agreement and to recommend to Westar’s shareholders that they vote for the adoption of the merger agreement was based on a number of factors. These factors included, without limitation, the following considerations:

Strategic Rationale; Shareholder Value

The Westar Board considered a number of factors pertaining to the strategic rationale for the merger and the value to be received by Westar’s shareholders pursuant to the merger, including but not limited to the following:

•	The current, historical and projected financial condition and results of operations of Westar on a stand-alone basis as displayed in the financial information provided to the bidders, including Great Plains Energy, and Guggenheim Securities.

•	The risk-adjusted probabilities associated with achieving Westar’s long-term strategic plan as a stand-alone company as compared to the opportunities afforded to Westar shareholders resulting from a merger.

•	The value to be received by holders of Westar common stock in the merger, including the fact that the value represents a 36 percent premium to Westar’s undisturbed closing share price of $44.08 as of March 9, 2016, and an implied 2017 price to earnings multiple of 24.4 times based on Westar management’s financial projections.

•	The opinion, delivered orally May 29, 2016 and confirmed by delivery of a written opinion, dated May 30, 2016, of Guggenheim Securities to the Westar Board as to the fairness, from a financial point of view and as of May 29, 2016, of the merger consideration to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar, or shares owned directly or indirectly by Great Plains Energy or Merger Sub), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Westar’s Financial Advisor” below.

•	The Westar Board’s belief that the merger will create a leading utility company with a broader customer base than Westar on a stand-alone basis and the operational expertise, scale and financial resources to meet the region’s future energy needs.

•	The greater diversity, both geographically and from the perspective of regulatory jurisdictions, of the combined company.

•	The fact that both Westar and Great Plains Energy own well-known and respected brands and share a strong commitment to high-quality customer service, innovative energy efficiency programs, environmental stewardship, reliability and safety.

•	The fact that approximately 15 percent of the consideration is payable in stock of Great Plains Energy, which affords Westar shareholders the opportunity to participate in the business performance, growth and other opportunities expected of the combined company, while the balance is payable in cash and thus provides immediate liquidity.

•	The fact that the stock portion of the merger consideration is subject to a “collar” feature, which provides additional value certainty between transaction signing and transaction closing. This allows Westar shareholders to participate in the strong upside potential of the combined company while providing risk mitigation similar to an all-cash transaction.

•	The historical and current market prices of Westar common stock and Great Plains Energy common stock.

•	The enhanced pro forma dividend for shareholders of the combined company.

•	The Westar Board’s belief that the merger should over time generate cost savings and operating efficiencies through consolidation and integration of certain functions.

•	The Westar Board’s evaluation of the expected impact of the merger on the communities in which Westar is located and which it serves. The Westar Board believes that the merger will benefit the municipalities currently served by Westar by creating a strong combined company that will maintain its headquarters in Kansas immediately following the merger.

•	The Westar Board’s analysis of other strategic alternatives for Westar, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties.

•	The actions taken by the Westar Board following initial contacts by Great Plains Energy and Bidder B, which included contacting 17 additional parties to determine their interest in a strategic transaction after being afforded the opportunity to conduct due diligence.

•	The fact that Great Plains Energy’s implied valuation creates a “floor” for any bids by other potential acquirers of Westar going forward.

•	The Westar Board’s belief that entering into the merger agreement, which the Westar Board believed would not impede an alternative transaction proposal, afforded the opportunity to maximize value for Westar shareholders.

•	The recommendation of Westar’s senior management team in favor of the transaction.

Terms of the Merger Agreement

The Westar Board considered the terms and conditions of the merger agreement, including but not limited to the following:

•	The Westar Board’s belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable.

•	The Westar Board’s belief that the terms of the merger agreement, taken as a whole, provide a degree of certainty that the merger will be completed, including the fact that (1) the conditions required to be satisfied prior to completion of the merger, such as the receipt of both Westar’s and Great Plains Energy’s shareholder approvals and regulatory clearance, are expected to be fulfilled, (2) the merger agreement contains no financing condition, there are limited conditions to be satisfied for Great Plains Energy to obtain financing to fund the cash portion of the merger consideration pursuant to the debt commitment letter entered into by Great Plains Energy with certain lenders, and Great Plains Energy is obligated to use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the debt commitment letter, and (3) there are limited circumstances in which the Great Plains Energy Board may terminate the merger agreement or change or modify its recommendation that its shareholders approve the issuance of Great Plains Energy common stock in connection with the merger.

•	The Westar Board’s belief that Great Plains Energy will not lose its investment grade rating as a result of the merger and related financing.

•	The fact that the merger agreement provides that, under certain circumstances, and subject to certain conditions, Westar is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Westar that constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement).

•	The requirement that Great Plains Energy may be required to pay to Westar a termination fee in the amount of $380 million, $180 million or $80 million, as applicable, in certain circumstances specified in the merger agreement.

•	The fact that a vote of Westar’s shareholders on the merger is required under Kansas law, and that if the merger is approved by Westar’s shareholders and consummated, those Westar shareholders who do not vote in favor of the adoption of the merger agreement (and who have preserved their appraisal rights) will have the right to demand appraisal of the fair value of their shares under Kansas law.

•	The commitments by Great Plains Energy to (1) maintain the operating headquarters of the surviving corporation in Topeka, Kansas, (2) maintain historic levels of community involvement and charitable contributions and support in Kansas at levels consistent with those provided by Westar and its subsidiaries within their respective service areas and (3) for a period of two years following the consummation of the merger, provide each continuing employee (A) an annual base salary or wage rate that is no less favorable than that provided immediately prior to the merger, (B) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the continuing employee immediately prior to the closing time of the merger and (C) employee benefits that are substantially comparable, in the aggregate, to those provided to the continuing employee immediately prior to the closing time of the merger. In addition to recognizing that the foregoing commitments benefit various constituencies of Westar, the Westar Board noted that the commitments should aid in obtaining expeditious regulatory approval of the merger.

•	The fact that, immediately following the merger, Great Plains Energy would, in consultation with Westar, designate one of Westar’s directors as a new member of the Great Plains Energy Board.

Opinion of Westar’s Financial Advisor

The Westar Board considered the opinion, delivered orally on May 29, 2016 and confirmed by delivery of a written opinion dated May 30, 2016, of Guggenheim Securities to the Westar Board as to the fairness, from a financial point of view and as of May 29, 2016, of the merger consideration to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar, or shares owned directly or indirectly by Great Plains Energy or Merger Sub), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Westar’s Financial Advisor” below. The full text of the written opinion of Guggenheim Securities is attached to this joint proxy statement/prospectus as Annex D.

Risks and Potentially Negative Factors

In addition to the above factors, the Westar Board also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and the merger agreement, including without limitation:

•	The fact that the merger might not be completed in a timely manner or at all in the event of a failure of certain closing conditions, including in particular (1) the approval by Great Plains Energy’s shareholders of the issuance of Great Plains Energy common stock in connection with the merger, (2) regulatory clearance and (3) that regulatory approvals might impose conditions which could adversely affect the operations and value of the combined company.

•	The difficulty Great Plains Energy would have completing the merger if the financing described in the commitment letter entered into by Great Plains Energy with certain lenders, or an alternative financing, were unavailable.

•	The risks and costs to Westar if the merger is not completed, including the diversion of management and employee attention, and potential employee attrition and the potential effect on Westar’s business and relations with customers and suppliers.

•	The restrictions on the conduct of Westar’s business prior to completion of the merger, which could delay or prevent Westar from undertaking business opportunities that might arise pending completion of the merger.

•	The fact that Westar’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of Westar’s shareholders generally, including certain interests arising from the employment and compensation arrangements of Westar’s executive officers, and the manner in which they would be affected by the merger.

•	The restrictions on Westar’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Westar pay to Great Plains Energy a termination fee in the amount of $280 million in certain circumstances specified in the merger agreement, which the Westar Board understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Great Plains Energy’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the anticipated benefits of the merger to Westar’s shareholders.

•	The fact that the receipt of the merger consideration will be taxable to Westar’s shareholders for U.S. federal income tax purposes.

•	The risk of not realizing all of the anticipated strategic and other benefits between Great Plains Energy and Westar, including, without limitation, the challenges of combining the businesses, operations and workforces of Great Plains Energy and Westar, and the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated.

•	The fact that Great Plains Energy will incur significant additional indebtedness in connection with the merger, which indebtedness may adversely impact the operations of the combined company following the merger.

•	The substantial transaction costs to be incurred in connection with the merger.

•	The other potential risks described in the section titled “Risk Factors” beginning on page 27.

The Westar Board weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Westar Board did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Westar Board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.

The Westar Board believed that, overall, the potential benefits of the merger to Westar and its shareholders outweighed the risks that are mentioned above.

Opinion of Westar’s Financial Advisor

Overview

Pursuant to an engagement letter dated as of November 11, 2015, the Westar Board retained Guggenheim Securities to act as its financial advisor in connection with the potential sale of Westar. In selecting Guggenheim Securities as its financial advisor, the Westar Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the utility industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the May 29, 2016 meeting of the Westar Board, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of May 29, 2016 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion:

•	was provided to the Westar Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration, and any materials provided in connection therewith did not constitute a recommendation to the Westar Board with respect to the merger;

•	does not constitute advice or a recommendation to any holder of Westar common stock or Great Plains Energy common stock as to how to vote in connection with the merger or otherwise;

•	did not address Westar’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Westar, the financing of the merger or the effects of any other transaction in which Westar might engage;

•	addressed only the fairness, from a financial point of view, of the merger consideration to the holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub) to the extent specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger or the merger agreement (including, without limitation, the form or structure of the merger consideration or the merger) or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Westar; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Westar’s or Great Plains Energy’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the merger agreement dated as of May 29, 2016;

•	reviewed certain publicly available business and financial information regarding each of Westar and Great Plains Energy;

•	reviewed certain non-public business and financial information regarding Westar’s business and prospects (including certain financial projections), all as prepared and provided to Guggenheim Securities by Westar’s senior management;

•	reviewed certain non-public business and financial information regarding Great Plains Energy’s business and prospects (including certain financial projections), all as prepared and provided to Guggenheim Securities by Great Plains Energy’s senior management;

•	discussed with Westar’s senior management their strategic and financial rationale for the merger as well as their views of Westar’s business, operations, historical and projected financial results and future prospects;

•	discussed with Great Plains Energy’s senior management their views of Great Plains Energy’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading activity of the shares of Westar common stock and Great Plains Energy common stock;

•	compared the financial performance of Westar and Great Plains Energy and the trading multiples and trading activity of the shares of Westar common stock and Great Plains Energy common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Westar and Great Plains Energy;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the financial projections for Westar and Great Plains Energy, as furnished to Guggenheim Securities by Westar’s and Great Plains Energy’s senior management (as the case may be); and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) furnished by or discussed with Westar and Great Plains Energy or obtained from public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and did not independently verify, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of Westar’s and Great Plains Energy’s senior management (as the case may be) that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information furnished by or discussed with Westar and Great Plains Energy, (a) Guggenheim Securities was advised by Westar’s and Great Plains Energy’s senior management (as the case may be), and Guggenheim Securities assumed, that such financial projections, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Westar’s and Great Plains Energy’s senior management (as the case may be) as to the expected future performance of Westar and Great Plains Energy (as the case may be) and (b) Guggenheim Securities assumed that such financial projections, other estimates and other forward-looking information had been reviewed by the Westar Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

•	During the course of Guggenheim Securities’ engagement, it was asked by the Westar Board to solicit indications of interest from various potential strategic acquirors regarding a potential transaction with Westar, and Guggenheim Securities considered the results of such solicitation in rendering its opinion.

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Westar or Great Plains Energy or the solvency or fair value of Westar or Great Plains Energy, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Westar or Great Plains Energy or their respective securityholders. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Westar, Great Plains Energy and their respective other advisors with respect to such matters.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) Westar and Great Plains Energy will comply with all terms of the merger agreement and (ii) the representations and warranties of Westar and Great Plains Energy contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver thereof; and

•	The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Westar, Great Plains Energy or the merger in any way meaningful to Guggenheim Securities’ analyses and opinion.

•	Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of Westar common stock and Great Plains Energy common stock or other securities of Westar and Great Plains Energy may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Valuation and Financial Analyses

Overview of Valuation and Financial Analyses

This “Summary of Valuation and Financial Analyses” presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the Westar Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Westar Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Westar, Great Plains Energy and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, to holders of Westar common stock (excluding shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar or shares owned directly or indirectly by Great Plains Energy or Merger Sub) of the merger consideration.

With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the peer group trading valuation analysis described below is identical or directly comparable to Westar or Great Plains Energy, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisition transaction analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ valuation and financial analyses, to Westar and Great Plains Energy based on Guggenheim Securities’ familiarity with the utility industry.

•	In any event, peer group trading valuation analysis and precedent merger and acquisition transaction analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Great Plains Energy, Westar and the merger were compared.

•	Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Valuation and Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•	CY: means calendar year.

•	Enterprise value: represents the relevant company’s market value of common equity (based on the company’s share price and estimated fully diluted share count) plus (i) the book value of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents and short- and long-term marketable investments.

•	EBITDA: means the relevant company’s earnings before interest, income taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•	EPS: means the relevant company’s earnings per share.

•	EPS multiple: represents the relevant company’s stock price divided by its historical or projected EPS.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus cash from investing activities including capital expenditures.

Recap of Merger Valuation

Based on the assumed merger consideration of $60.00 per share for each share of Westar common stock (comprised of (i) $51.00 in cash and (ii) $9.00 in stock consideration based on an exchange ratio of between 0.2709 and 0.3148 shares of Great Plains Energy common stock, assuming the 20-day volume-weighted average price per share of Great Plains Energy common stock ending on, and including, the third trading day immediately preceding the closing date (calculated as set forth in the merger agreement) is between $28.5918 and $33.2283), Guggenheim Securities calculated various implied merger-related premia and multiples including those outlined in the table below:

Merger Premia and Implied Merger Multiples

Assumed Merger Consideration per Share		$60.00

	Westar Stock Price
Acquisition Premium Relative to Westar’s:
Closing Stock Price @ 5/26/16	$52.90	13.4%
Unaffected Stock Price @ 3/9/16	44.08	36.1
Unaffected Stock Price @ 11/3/15	39.51	51.9

Transaction Enterprise Value/EBITDA for Westar:
2016E—Westar Management Estimates		11.3x
2017E—Westar Management Estimates		11.3

Transaction Stock Price/EPS for Westar:
2016E—Westar Management Estimates		23.9x
2017E—Westar Management Estimates		24.4

Westar Change-of-Control Valuation Analyses

Westar Change-of-Control Valuation Recap. In assessing the valuation of Westar in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses, precedent merger and acquisition transaction analysis and peer group trading valuation analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Westar’s common stock and Wall Street equity research analysts’ price targets for Westar’s common stock.

Westar Change-of-Control Valuation Recap

Assumed Merger Consideration per Share		$60.00
	Reference Range for Change-of- Control Valuation of Westar
Primary Valuation Analyses	Low	High
Discounted Cash Flow Analysis	$37.48	$54.46

Precedent M&A Transaction Analysis	36.81	57.76

Peer Group Trading Analysis	34.88	57.38

Selected Reference Items
Westar’s Stock Price Range During Past Year	$34.11	$46.35
Wall Street Equity Research Price Targets	42.50	48.00

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Westar based on forecasted after-tax unlevered free cash flows for Westar and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the five-year financial projections for Westar through 2020 as provided by Westar’s senior management.

•	Guggenheim Securities used a discount rate range of 4.5%—5.5% based on its estimate of Westar’s weighted average cost of capital.

•	In calculating Westar’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal enterprise value/trailing EBITDA multiples of 8.5x—10.5x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to the implied perpetual growth rates of Westar’s terminal year normalized after-tax unlevered free cash flow.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $37.48—$54.46 per share for purposes of valuing Westar’s common stock on a stand-alone intrinsic-value basis; this was compared to the assumed merger consideration of $60.00 per share.

Precedent Merger and Acquisition Transaction Analysis. Guggenheim Securities reviewed and analyzed the valuation and financial metrics associated with certain selected precedent merger and acquisition transactions during the past three years involving companies in the United States utility industry, focusing primarily on state-regulated electric transmission, distribution and generation operations and excluding primarily-gas utilities and electric utilities with significant merchant power generation or other non-state-regulated assets, that Guggenheim Securities deemed relevant for purposes of this analysis. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of this analysis:

Selected Utility Precedent M&A Transactions

Date Announced	Acquiror	Target Company
2/9/16	Algonquin Power & Utilities Corp.	The Empire District Electric Company
2/9/16	Fortis Inc.	ITC Holdings Corp. (“ITC”)
9/4/15	Emera Incorporated	TECO Energy Inc.
12/3/14	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.
10/20/14	Macquarie Group-led consortium	Cleco Corporation
4/30/14	Exelon Corporation	Pepco Holdings, Inc.
12/11/13	Fortis Inc.	UNS Energy Corporation
5/29/13	MidAmerican Energy Company	NV Energy, Inc.

Guggenheim Securities calculated various change-of-control valuation multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates and each company’s publicly available financial filings), which are summarized in the table below:

Selected United States Utility Industry Precedent M&A Transaction Multiples

	Transaction Enterprise Value/EBITDA		Transaction Stock Price /EPS
	Current Calendar Year	Next Calendar Year	Current Calendar Year	Next Calendar Year
Low	8.9x	8.2x	18.3x	17.5x
Median	10.2	9.7	20.7	19.9
Mean	10.2	9.7	21.0	19.7
High	12.7	11.7	22.8	21.5
High (excluding ITC)	10.5	10.3	22.8	21.5

For Reference
Westar/Great Plains Energy Merger	11.3x	11.3x	23.9x	24.4x

In performing its precedent merger and acquisition transaction analysis:

•	Guggenheim Securities selected a reference range of transaction multiples for purposes of valuing Westar on a change-of-control basis as follows: (i) transaction enterprise value/current CY EBITDA multiple range of 9.00x—11.00x; (ii) transaction enterprise value/next CY EBITDA multiple range of 8.25x—10.75x; (iii) transaction price/current CY EPS multiple range of 18.50x—23.00x; and (iv) transaction price/next CY EPS multiple range of 17.50x—21.50x.

•	Guggenheim Securities then applied the selected reference ranges, respectively, to Westar management’s projected (i) CY 2016 EBITDA, (ii) CY 2017 EBITDA, (iii) CY 2016 EPS and (iv) CY 2017 EPS.

•	Guggenheim Securities’ analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $36.81—$57.76 per share for purposes of valuing Westar’s common stock on a change-of-control basis; this was compared to the assumed merger consideration of $60.00 per share.

Peer Group Trading Valuation Analysis. Guggenheim Securities reviewed and analyzed Westar’s trading valuation metrics and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies in the United States state-regulated electric utility industry that Guggenheim Securities deemed relevant for purposes of this analysis. The following publicly traded utility industry peer group companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Peer Group Companies

• ALLETE, Inc.
• Alliant Energy Corporation
• Ameren Corporation
• Great Plains Energy Incorporated
• IDACORP, Inc.
• Pinnacle West Capital Corporation
• PNM Resources, Inc.
• Portland General Electric Company
• Xcel Energy Inc.

Guggenheim Securities calculated various public market trading multiples for the selected peer group companies (based on Wall Street equity research consensus estimates and each company’s publicly available financial filings), which are summarized in the table below:

Selected Utility Industry Peer Group Trading Multiples

	Enterprise Value / EBITDA		Stock Price (@ 5/26/16) / EPS
	2016E	2017E	2016E	2017E
Low	8.7x	8.1x	17.7x	16.2x
Median	9.7	9.2	18.6	17.2
Mean	10.0	9.4	18.7	17.3
High	12.0	11.7	19.9	18.3
For Reference
Westar:
Status Quo Trading Basis	10.4x	10.3x	21.1x	21.5x
Merger Basis	11.3	11.3	23.9	24.4

In performing its peer group trading valuation analysis:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing Westar on a stand-alone public market trading basis as follows: (i) trading enterprise value/forward EBITDA multiple range of 9.0x—11.0x based on 2016E; (ii) trading enterprise value/forward EBITDA multiple range of 8.0x—10.5x based on 2017E; (iii) trading price/forward EPS multiple range of 18.0x—19.5x based on 2016E; and (iv) trading price/forward EPS multiple range of 16.5x—18.0x based on 2017E.

•	Guggenheim Securities then applied the selected reference ranges, respectively, to Westar management’s projected (i) CY 2016 EBITDA, (ii) CY 2017 EBITDA, (iii) CY 2016 EPS and (iv) CY 2017 EPS.

•	Guggenheim Securities’ analysis of the selected peer group companies resulted in an overall reference range of $34.88—$57.38 per share for purposes of valuing Westar’s common stock on a stand-alone public market trading basis; this was compared to the assumed merger consideration of $60.00 per share.

•	Guggenheim Securities noted that the foregoing valuation of Westar’s common stock did not reflect any acquisition premium that typically is paid in connection with change-of-control transactions such as the merger.

Great Plains Energy Stand-Alone Valuation Analyses

Great Plains Energy Stand-Alone Valuation Recap. In assessing the valuation of Great Plains Energy in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis and discounted cash flow analyses. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Great Plains Energy’s common stock and Wall Street equity research analysts’ price targets for Great Plains Energy’s common stock.

Great Plains Energy Stand-Alone Valuation Recap

	Reference Range for Stand-Alone Valuation of Great Plains Energy
Primary Valuation Analyses	Low	High
Discounted Cash Flow Analysis	$32.55	$47.95

Peer Group Trading Multiples Analysis:
Great Plains Energy Management Forecast	24.41	42.04
Wall Street Equity Research Consensus	23.41	39.55

Selected Reference Items
Great Plains Energy’s Stock Price Range During Past Year	$24.16	$32.68
Wall Street Equity Research Price Targets	28.00	35.00

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Great Plains Energy based on forecasted after-tax unlevered free cash flows for Great Plains Energy and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the five-year financial projections for Great Plains Energy through 2020 as provided by Great Plains Energy’s senior management.

•	Guggenheim Securities used a discount rate range of 4.0%—5.5% based on its estimate of Great Plains Energy’s weighted average cost of capital.

•	In calculating Great Plains Energy’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal enterprise value/trailing EBITDA multiples of 8.5x—10.5x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to the implied perpetual growth rates of Great Plains Energy’s terminal year normalized after-tax unlevered free cash flow.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $32.55—$47.95 per share for purposes of valuing Great Plains Energy’s common stock on a stand-alone intrinsic-value basis; this was compared to Great Plains Energy’s prevailing stock price of $30.91 per share.

Peer Group Trading Valuation Analysis. Guggenheim Securities reviewed and analyzed Great Plains Energy’s historical stock price performance, trading valuation metrics and historical and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies in the utility industry that Guggenheim Securities deemed relevant for purposes of this analysis. The following publicly traded utility industry peer group companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Peer Group Companies

• ALLETE, Inc.
• Alliant Energy Corporation
• Ameren Corporation
• IDACORP, Inc.
• Pinnacle West Capital Corporation
• PNM Resources, Inc.
• Portland General Electric Company
• Xcel Energy Inc.

Guggenheim Securities calculated various public market trading multiples for the selected peer group companies (based on Wall Street equity research consensus estimates and each company’s publicly available financial filings), which are summarized in the table below:

Selected Utility Industry Peer Group Trading Multiples

	Enterprise Value / EBITDA		Stock Price (@ 5/26/16) / EPS
	2016E	2017E	2016E	2017E
Low	8.7x	8.1x	17.7x	16.2x
Median	9.8	9.2	18.8	17.3
Mean	10.0	9.4	18.8	17.3
High	12.0	11.7	19.9	18.3
For Reference
Great Plains Energy Status Quo Trading Basis:
Wall Street Equity Research Consensus	9.6x	9.2x	17.8x	16.9x
Management Projections	9.2	9.0	18.0	18.0

In performing its peer group trading valuation analysis:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing Great Plains Energy on a stand-alone public market trading basis as follows: (i) trading enterprise value/forward EBITDA multiple range of 9.0x—11.0x based on 2016E; (ii) trading enterprise value/forward EBITDA multiple range of 8.0x—10.5x based on 2017E; (iii) trading price/forward EPS multiple range of 18.0x—19.5x based on 2016E; and (iv) trading price/forward EPS multiple range of 16.5x—18.0x based on 2017E.

•	Guggenheim Securities then applied the selected reference ranges, respectively, to Great Plains Energy’s (i) CY 2016 estimated EBITDA, (ii) CY 2017 estimated EBITDA, (iii) CY 2016 estimated EPS, and (iv) CY 2017 estimated EPS.

•	Guggenheim Securities’ analysis of the selected peer group companies resulted in an overall reference range for purposes of valuing Great Plains Energy’s common stock on a stand-alone public market trading basis of (i) $23.41—$39.55 per share based on Wall Street equity research consensus estimates and (ii) $24.41—$42.04 per share based on Great Plains Energy management’s forecasts; this was compared to Great Plains Energy’s prevailing stock price of $30.91 per share.

Other Financial Reviews and Analyses

In order to provide context for the primary valuation and financial analyses in connection with its opinion as described above, Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes. As a general matter, Guggenheim Securities does not consider such additional financial reviews and analyses to be determinative valuation methodologies for purposes of its opinion.

Westar and Great Plains Energy Stock Price Trading Histories. Guggenheim Securities reviewed Westar’s and Great Plains Energy’s respective stock price trading histories over various timeframes:

•	Guggenheim Securities indicated that since May 27, 2015 through March 8, 2016, Westar’s common stock generally had traded in a range of approximately $34.11—$46.35 per share.

•	Guggenheim Securities indicated that since May 27, 2015 through May 26, 2016, Great Plains Energy’s common stock generally had traded in a range of approximately $24.16—$32.68 per share.

Westar and Great Plains Energy Wall Street Equity Research Analyst Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst price targets for Westar and Great Plains Energy, respectively:

•	With respect to Westar, Guggenheim Securities reviewed selected public market trading price targets for Westar’s common stock as published by certain Wall Street equity research analysts prior to May 26, 2016 (the last trading day prior to Westar’s board meeting to consider and approve the merger). Such price targets reflected each Wall Street equity research analyst’s estimate of the potential future public market trading price of Westar’s common stock approximately one year in the future. Guggenheim Securities noted that the range of one-year equity research analyst price targets for Westar’s common stock was $42.50—$48.00 per share.

•	With respect to Great Plains Energy, Guggenheim Securities reviewed selected public market trading price targets for Great Plains Energy’s common stock as published by certain Wall Street equity research analysts prior to May 26, 2016 (the last trading day prior to Westar’s board meeting to consider and approve the merger). Such price targets reflected each Wall Street equity research analyst’s estimate of the potential future public market trading price of Great Plains Energy’s common stock approximately one year in the future. Guggenheim Securities noted that the range of one-year equity research analyst price targets for Great Plains Energy’s common stock was $28.00—$35.00 per share.

•	Guggenheim Securities noted that the public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for Westar’s common stock or Great Plains Energy’s common stock, and such estimates are subject to various uncertainties, including the future financial performance of Westar and Great Plains Energy, respectively, and future capital markets conditions.

Additional Analyses. The additional analyses described below were prepared by Guggenheim Securities solely for informational purposes and did not provide the basis for, and were not otherwise material to, the rendering of Guggenheim Securities’ opinion:

•	Transaction Premiums Paid Analysis. Guggenheim Securities applied illustrative acquisition premiums to the unaffected public market share price of Westar on a stand-alone trading basis, which resulted in an illustrative range of $45.44—$61.71 per share of Westar common stock on a hypothetical change-of-control basis.

•	Multiples of Rate Base Analysis. Guggenheim Securities performed an illustrative analysis of the multiples of rate base paid in selected precedent utility change of control transactions, which resulted in an illustrative range of $40.32—$54.18 per share of Westar common stock.

•	Infrastructure Returns Analysis. Guggenheim Securities performed an illustrative infrastructure returns analysis based on selected target equity returns, which resulted in an illustrative range of $37.87—$52.26 per share of Westar common stock.

Other Considerations

Westar did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Westar and Great Plains Energy and were approved by the Westar Board. The decision to enter into the merger agreement was solely that of the Westar Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Westar Board. Consequently, Guggenheim Securities’ valuation and financial analyses should not be viewed as determinative of the decision of the Westar Board with respect to the fairness, from a financial point of view, to holders of Westar common stock of the merger consideration.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Westar has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value of the merger) upon consummation of the merger which cash transaction fee currently is estimated to be $33 million. In connection with Guggenheim Securities’ engagement, Westar has previously paid Guggenheim Securities a cash milestone fee of $7,256,401 that became payable upon delivery of Guggenheim Securities’ opinion or execution of a definitive agreement with respect to the merger which will be credited against the foregoing cash transaction fee. In addition, Westar has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by Westar, Guggenheim Securities has not been previously engaged during the past two years by Westar, nor has Guggenheim Securities been previously engaged during the past two years by Great Plains Energy, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Westar and Great Plains Energy and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Westar, Great Plains Energy, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Westar, Great Plains Energy, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and its or their directors, officers, employees, consultants and agents may have investments in Westar, Great Plains Energy, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Westar, Great Plains Energy, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Forward-Looking Financial Information

Great Plains Energy prepared forward-looking financial information for the years 2016 through 2020 for Great Plains Energy on a stand-alone basis. Westar also prepared forward-looking financial information for the years 2016 through 2020 for Westar on a stand-alone basis. The forward-looking financial information was prepared separately by each of the companies and is not intended to be added together. Adding the forward-looking financial information together for the two companies would not represent the results the combined company will achieve if the merger is completed and does not represent forward-looking financial information for the combined company if the merger is completed.

Both Great Plains Energy and Westar do not as a matter of course make public forward-looking financial information as to future revenues, earnings, or other results, other than providing estimated ranges of expected earnings and earnings growth as disclosed in regular press releases and investor materials. However, for internal purposes and in connection with the process leading to the merger agreement, the management of each of Great Plains Energy and Westar prepared certain projections of future financial and operating performance of their respective companies for the years 2016 through 2020. These projections are included in this joint proxy statement/prospectus because Great Plains Energy and Westar provided such projections to their respective financial advisors and to each other in connection with the merger agreement discussions. The following forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forward-looking financial information, but, in the view of the management of Great Plains Energy and Westar, as applicable, was prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the applicable company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forward-looking financial information.

Neither Great Plains Energy’s nor Westar’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such forward-looking financial information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

Great Plains Energy Forward-Looking Financial Information

The following table sets forth a summary of the forward-looking information Great Plains Energy provided to Westar and Great Plains Energy’s financial advisor in connection with the process leading to the merger agreement.

	Year Ended December 31
	2016E	2017E	2018E	2019E	2020E
	(in millions, except per share amounts)
Net income	$267	$268	$267	$318	$318
Interest expense	$209	$210	$203	$189	$183
Income tax expense	$155	$164	$162	$193	$189
Depreciation and amortization expense	$349	$363	$382	$396	$405

Earnings before interest, taxes, depreciation and amortization(1)	$980	$1,005	$1,014	$1,096	$1,095

Earnings available for common shareholders	$265	$267	$266	$316	$316
Diluted earnings per common share	$1.72	$1.72	$1.72	$2.04	$2.08
Utility capital expenditures	$680	$581	$541	$573	$668

(1)

Earnings before interest, taxes, depreciation and amortization, which is defined as net income plus interest expense, income tax expense, depreciation expense and amortization expense, is a non-GAAP financial measure, as it excludes amounts included in net income, the most directly comparable measure calculated and presented in accordance with GAAP. This measure should not be considered as an alternative to net income, operating income, or other performance measures derived in accordance with GAAP. Great Plains Energy’s computation of this measure may differ from similarly titled measures used by others.

The Great Plains Energy forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•	normal weather;

•	economic, energy efficiency and other assumptions affecting retail electric demand;

•	no significant changes in legislative or regulatory rules or framework;

•	the filing of a general rate case in the first quarter of 2016 for the Greater Missouri Operations Electric Utilities (“GMO”);

•	an anticipated general rate case filing in the third quarter of 2016 for the KCP&L Missouri Electric Utility (“KCP&L MO”);

•	an anticipated abbreviated rate case filing in the fourth quarter of 2016 for the KCP&L Kansas Electric Utility (“KCP&L KS”); and

•	anticipated general rate case filings in 2018 for GMO, KCP&L MO and KCP&L KS.

The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Great Plains Energy as of the date of the preparation of such forward-looking financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus, “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus and Part I, Item 1A in Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference in this joint proxy statement/prospectus. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of Great Plains Energy, or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Great Plains Energy does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since the preparation of such information or to reflect the occurrence of unanticipated events, including in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Great Plains Energy does not intend to update or revise the forward-looking financial information in this joint proxy statement/prospectus to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by Great Plains Energy is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the proposals at the Great Plains Energy special meeting or to acquire securities of Great Plains Energy.

Westar Forward-Looking Financial Information

The following table sets forth a summary of the forward-looking information Westar provided to Great Plains Energy and Westar’s financial advisor in connection with the process leading to the merger agreement.

	Year Ended December 31
	2016E	2017E	2018E	2019E	2020E
	(in millions, except per share amounts)
Net income	$369	$365	$367	$399	$414
Interest expense	$172	$185	$188	$189	$188
Income tax expense	$207	$162	$156	$193	$201
Depreciation and amortization expense	$342	$385	$401	$426	$439

Earnings before interest, taxes, depreciation and amortization(1)	$1,090	$1,097	$1,112	$1,207	$1,242

Earnings available for common shareholders	$358	$352	$352	$389	$402
Diluted earnings per common share(2)	$2.51	$2.46	$2.45	$2.70	$2.78
Utility capital expenditures	$1,078	$889	$735	$716	$796

(1)	Earnings before interest, taxes, depreciation and amortization, which is defined as net income plus interest expense, income tax expense, depreciation expense and amortization expense, is a non-GAAP financial measure, as it excludes amounts included in net income, the most directly comparable measure calculated and presented in accordance with GAAP. This measure should not be considered as an alternative to net income, operating income, or other performance measures derived in accordance with GAAP. Westar’s computation of this measure may differ from similarly titled measures used by others.
(2)	Great Plains Energy’s management provided Goldman Sachs with projected earnings per share of Westar common stock of $2.52, $2.47, $2.46, $2.70 and $2.78 for the years ended December 31, 2016, 2017, 2018, 2019 and 2020, respectively, which management of Great Plains Energy calculated using the forward-looking information that Westar provided to Great Plains Energy.

The Westar forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•	normal weather;

•	economic, energy efficiency and other assumptions affecting retail electric demand;

•	no significant changes in legislative and/or regulatory rules and/or framework;

•	an anticipated abbreviated rate case filing in the Fourth Quarter of 2016; and

•	an anticipated general rate case filing in 2018.

The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Westar as of the date of the preparation of such forward-looking financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus, “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus and Part I, Item 1A in Westar’s Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference in this joint proxy statement/prospectus. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of Westar, or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Westar does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since the preparation of such forward-looking financial information or to reflect the occurrence of unanticipated events, including in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Westar does not intend to update or revise the forward-looking financial information in this joint proxy statement/prospectus to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by Westar is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the proposals at the Westar special meeting.

Accounting Treatment

The acquisition of Westar common stock by Great Plains Energy in the merger will be accounted for in accordance with the acquisition method of accounting and the regulations of the SEC. This means that the assets and liabilities of Westar will be recorded, as of the completion of the merger, at their fair values and consolidated with those of Great Plains Energy. This will result in recording an amount for goodwill, which represents the excess of the purchase price over the fair value of the identifiable net assets of Westar. Financial statements of Great Plains Energy issued after the merger will reflect only the operations of Westar’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Westar.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Westar’s business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Westar’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of recorded goodwill. An increase or decrease in the share price of Great Plains Energy would have the effect of increasing or decreasing goodwill, as the case may be. The goodwill amount will not be affected by a change in the Westar share price.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences to Westar shareholders who exchange their shares of Westar common stock for cash and Great Plains Energy common stock pursuant to the merger. This discussion is based on the United States Internal Revenue Code of 1986, as amended, (referred to as the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (referred to as the “IRS”) or any court. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed herein, and no opinion of counsel has been or will be rendered, as to the tax consequences of the merger. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Westar common stock in light of their individual circumstances. For example, this discussion does not address any alternative minimum tax, Medicare tax on net investment income, estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of holders subject to special rules, including holders that are (1) banks, financial institutions, or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (4) tax-exempt organizations, (5) holders that own shares of Westar common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (6) holders that acquired shares of Westar common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (7) holders that have a “functional currency” other than the U.S. dollar, (8) cooperatives or (9) U.S. expatriates. This discussion assumes that shares of Westar common stock are held as capital assets within the meaning of Section 1221 of the Code at all relevant times.

As used in this discussion, a “U.S. Holder” is any beneficial owner of shares of Westar common stock that is (1) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (2) a corporation organized under the laws of the United States or any of its political subdivisions, including the states and the District of Columbia (or other entity taxable as a domestic corporation for U.S. federal income tax purposes), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust which (A) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is any beneficial owner of Westar common stock that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes.

The U.S. federal income tax consequences to a member in an entity or arrangement treated as a pass-through entity, such as a partnership, for U.S. federal income tax purposes that exchanges Westar common stock for cash and Great Plains Energy common stock generally will depend on the status of the member and the activities of the pass-through entity. A member in a pass-through entity that exchanges Westar common stock for merger consideration should consult its own tax advisor about the U.S. federal income tax consequences of the merger.

ALL HOLDERS OF WESTAR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Consequences to U.S. Holders of Westar Common Stock as a Result of the Merger

The exchange by U.S. Holders of Westar common stock for cash and Great Plains Energy common stock pursuant to the merger will be taxable to U.S. Holders for U.S. federal income tax purposes. Accordingly, the material U.S. federal income tax consequences to U.S. Holders of Westar common stock generally will be as described below.

A U.S. Holder of Westar common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the fair market value (as of the effective time of the merger) of the Great Plains Energy common stock received and cash received and (2) such U.S. Holder’s adjusted tax basis in the Westar common stock exchanged therefor. Such gain or loss will constitute capital gain or loss, and generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Westar common stock exchanged is greater than one year as of the date such U.S. Holder’s Westar common stock is exchanged pursuant to the merger. Net long-term capital gain recognized by U.S. Holders that are not corporations generally is eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Westar common stock at different times or at different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of Westar common stock.

The tax basis of the shares of Great Plains Energy common stock received by a U.S. Holder of Westar common stock pursuant to the merger will be equal to the fair market value of such shares of Great Plains Energy common stock so received.

The holding period of the shares of Great Plains Energy common stock received by a U.S. Holder of Westar common stock pursuant to the merger will begin on the day following the date that such U.S. Holder’s Westar common stock is exchanged for Great Plains Energy common stock pursuant to the merger.

Tax Consequences to Non-U.S. Holders of Westar Common Stock as a Result of the Merger

A Non-U.S. Holder of Westar common stock generally will not be subject to U.S. federal income taxation on any gain realized from the receipt of the cash and Great Plains Energy common stock in exchange for its shares of Westar common stock pursuant to the merger, unless (1) the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder, (2) the Non-U.S. Holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the Non-U.S. Holder’s Westar common stock constitutes a “U.S. real property interest,” (referred to as a “USRPI”), within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (referred to as “FIRPTA”).

A Non-U.S. Holder whose gain is effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.

If the Non-U.S. Holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, such holder will be subject to a 30 percent tax on the holder’s net capital gains.

If the Non-U.S. Holder’s Westar common stock constitutes a USRPI under FIRPTA, such Non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder. The Westar common stock will not be treated as a USRPI unless Westar is or has been a U.S. real property holding corporation, as defined in the Code (referred to as a “USRPHC”), at any time within the 5-year period preceding the merger or the Non-U.S. Holder’s holding period, whichever period is shorter. Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50 percent of the aggregate fair market value of its (1) worldwide real property interests and (2) other assets used or held for use in a trade or business. It is not clear whether Westar is, has been, or will become, a USRPHC. If Westar is a USRPHC, gain realized by a Non-U.S. Holder in the merger will be subject to U.S. federal income tax if (1) Westar common stock ceases to be regularly traded on an established securities market, or (2) such holder owned (directly, indirectly or by attribution) more than 5 percent of Westar’s outstanding common stock during the applicable period described above. Non-U.S. Holders who own or may own (directly, indirectly or by attribution) more than 5 percent of Westar’s common stock should consult their tax advisors with respect to the U.S. federal income tax (including any possible withholding tax) consequences of the merger. Non-U.S. Holders are urged to consult their tax advisors to determine the possible application of the FIRPTA rules, availability of an exemption from or reduction of any FIRPTA taxes, and other potential U.S. federal income tax consequences of the merger.

Information Reporting and Backup Withholding

Payments of cash and Great Plains Energy common stock received pursuant to the merger generally will be subject to information reporting requirements. Backup withholding also may apply to payments of cash. Cash payments received by a holder of Westar common stock pursuant to the merger may be subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28 percent) if the holder of Westar common stock or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, any amounts withheld may be credited against the holder’s U.S. federal income tax liability, and if backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS. To avoid backup withholding, a U.S. Holder should complete and return an IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder that furnishes an applicable IRS Form W-8 or substitute or successor form is not subject to backup withholding or information reporting as discussed herein.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the merger. Accordingly, each holder is strongly encouraged to consult its tax advisors as to the tax consequences of the merger in the holder’s particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Regulatory Matters Relating to the Merger

General

To complete the merger, Great Plains Energy and Westar need to obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state regulatory approvals, consents and filings are described below (collectively referred to as “required governmental approvals”).

It is a condition to completion of the merger that clearance under the HSR Act and all required governmental approvals from, among others, FERC, the NRC, the KCC and the FCC (provided that such approvals do not result in a material adverse effect on Great Plains Energy and its subsidiaries, after giving effect to the merger) are received and have become final orders. For purposes of determining whether any term or condition has a material adverse effect on Great Plains Energy or Westar, Great Plains Energy and its subsidiaries, taken as a whole, and Westar and its subsidiaries, taken as a whole, are deemed to be a consolidated group of entities of the size and scale of Westar and its subsidiaries.

The required governmental approvals, described in greater detail below, include: (1) the filing of notification and report forms with the DOJ and the FTC under the HSR Act, and expiration or early termination of any applicable waiting periods under the HSR Act, (2) filings with, and the consent of, FERC under Section 203 of the Federal Power Act, (3) receipt of approval of the NRC, (4) receipt of approval of the FCC and (5) filings with, and the consent of, the KCC. “Final orders” under the terms of the merger agreement means a judgment by the relevant governmental entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by law before the merger may be consummated has expired or been terminated and (3) as to which all conditions to the consummation of the merger prescribed by law have been satisfied.

Under the terms of the merger agreement, each of Great Plains Energy and Westar has agreed to use its reasonable best efforts to take or cause to be taken all actions and to do and assist and cooperate with the other party in doing all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable including, among other actions:

•	making all necessary filings with governmental entities or third parties;

•	jointly preparing and causing to be filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	obtaining the required consents, as defined in the merger agreement, and all other third-party consents that are necessary, proper or advisable to consummate the merger;

•	obtaining the required governmental approvals and all other consents of governmental entities that are necessary, proper or advisable to consummate the merger and the other transactions contemplated thereby; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, Great Plains Energy and Westar have agreed to cooperate with each other in determining whether any action or filing is required in connection with the merger and in seeking any such actions, consents, approvals or waivers or making any such filings. Great Plains Energy and Westar have also agreed to provide to each other all information required for any application or other filing under any applicable law in connection with the transactions contemplated by the merger agreement. Great Plains Energy may not take any action, including acquiring any asset, property, business or person, that could reasonably be expected to materially increase the risk of not obtaining or making any consent or filing related to the required governmental approvals for the merger. Great Plains Energy also agreed to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a governmental entity pursuant to any antitrust law with respect to the merger or in connection with granting any required governmental approvals so as to enable the closing to occur as soon as reasonably possible. In addition, Great Plains Energy has agreed to have primary responsibility for, and to take the lead in, scheduling and conducting any meeting with any governmental entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other governmental entity, obtaining required governmental approvals, any required consents, permits or other approvals from governmental entities as necessary, proper or advisable to consummate the merger, and Great Plains Energy shall consult with Westar in advance of taking any such action. However, notwithstanding the foregoing obligations, Great Plains Energy will not be obligated to undertake any efforts or take any action that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Regulatory Material Adverse Effect, as defined in the merger agreement.

While Great Plains Energy and Westar each believe that they will receive the required governmental approvals and other clearances for the transaction, there can be no assurance that all of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the merger. Based on the current status of the required governmental approval process, the parties are working, assuming all other conditions to completion of the merger are satisfied, to complete the merger in the second quarter of 2017. If one or more regulatory agencies conduct hearings or proceedings or otherwise open an investigation, the closing of the merger may not occur until after the second quarter of 2017, if at all.

Great Plains Energy intends to submit the Stock Issuance proposal and Westar intends to submit the Merger proposal, in each case along with other proposals, to their respective shareholders at a special meeting as noted above in “Information About the Great Plains Energy Special Meeting and Vote” beginning on page 40 and “Information About the Westar Special Meeting and Vote” beginning on page 44. It is possible that a governmental agency will not have approved the merger by the date of such special meetings, which could delay or prevent completion of the merger for a significant period of time after Great Plains Energy’s shareholders and Westar’s shareholders have approved the proposals relating to the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the transaction. In addition, it is possible that, among other things, a governmental agency could condition its required governmental approval of the merger upon Great Plains Energy and Westar entering into an agreement to divest a portion of their combined businesses or assets, or could restrict the operations of the combined businesses in accordance with specified business conduct rules. See “Risk Factors” beginning on page 27. A governmental agency also could impose significant additional costs on the business of the combined company, including requiring the combined company to share a disproportionate amount of the expected or achieved synergies of the merger with utility customers. Acceptance of any such conditions could diminish the benefits of the merger to the combined company and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in Great Plains Energy and Westar litigating with a governmental entity, which could delay the merger or cause the merger to be abandoned.

No additional shareholder approval is expected to be required for any decision by Great Plains Energy and Westar after the special meetings are held relating to any terms and conditions necessary to resolve any regulatory objections to the merger and, possibly, to proceed with consummation of the merger.

As more fully described in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 134, the merger agreement may be terminated by Great Plains Energy or Westar if the merger is not consummated by 5:00 p.m. New York City time on May 31, 2017; provided, however, that if the conditions to closing relating to required governmental approvals have not been satisfied, but all other conditions to closing have been satisfied or waived (or are capable of being satisfied at closing), then such date will be extended to November 30, 2017. A party may not terminate the merger agreement as set forth above if that party’s failure to fulfill its obligations under the merger agreement has proximately contributed to the failure to consummate the merger.

Antitrust and HSR Act Matters

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. The HSR Act, and the rules and regulations promulgated thereunder, provide that certain transactions, including the merger, may not be consummated until required information and materials have been filed with the DOJ and the FTC and the applicable waiting period has expired or been terminated. Great Plains Energy and Westar are in the process of preparing the Pre-Merger Notification and Report Forms to be filed with the DOJ and the Federal Trade Commission. The HSR Act requires the parties to observe a 30 calendar-day waiting period after the submission of their HSR filings before consummating their transaction, unless the waiting period is terminated early by the DOJ and FTC, or, alternatively, is extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material to Great Plains Energy and Westar. If the parties do not complete the merger within 12 months after the expiration or early termination of the HSR Act waiting period, Great Plains Energy and Westar will need to submit new Pre-Merger Notification and Report Forms to the DOJ and the FTC and wait for the expiration or early termination of a new HSR Act waiting period before the parties could complete the merger. Because clearance under the HSR Act remains valid for only 12 months following the expiration or termination of the applicable waiting period, in accordance with the terms of the merger agreement, Great Plains Energy and Westar have agreed to file their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act following the submission of their initial filings and applications with respect to the other required statutory approvals.

At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Great Plains Energy, Westar or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. On June 23, 2016, the DOJ sent a letter to Great Plains Energy and Westar informing the parties that it had opened an investigation into the proposed transaction and requesting that the parties provide on a voluntary basis certain documents and information. Such a review is not unusual for a merger of this size and nature. Great Plains Energy and Westar are cooperating with the DOJ in its investigation. Based upon an examination of information available relating to the businesses in which the companies are engaged, Great Plains Energy and Westar believe that the merger will receive the necessary clearance under the HSR Act. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Federal Energy Regulatory Commission

Westar and certain of its subsidiaries and certain subsidiaries of Great Plains Energy are deemed to be public utilities subject to the jurisdiction of FERC pursuant to the Federal Power Act (referred to as the “FPA”). Section 203 of the FPA requires prior authorization from FERC for certain types of corporate transactions including those resulting in the direct or indirect change of control over a FERC jurisdictional public utility, those that result in a public utility merging or consolidating its FERC-jurisdictional facilities with those of any other person and, in certain instances, prior authorization for the acquisition of the securities of a public utility by a holding company. As described above, pursuant to the merger Westar (and its public utility subsidiaries) will become wholly-owned subsidiaries of Great Plains Energy. Thus, the merger will result in a change of control over Westar and its public utility subsidiaries (Kansas Gas and Electric Company, Westar Generating, Inc., Prairie Wind Transmission, LLC, Kanstar Transmission and Midwest Power Transmission Arkansas, LLC) and

consequently, will require prior approval by FERC under Section 203 of the FPA. Certain other aspects of the transaction also require prior FERC approval pursuant to Section 203 and a joint Section 203 application allows for the companies to obtain the required FERC authorization in a single proceeding.

FERC must authorize a merger or transaction pursuant to Section 203 of the FPA if it finds that the merger or transaction is consistent with the public interest. FERC has stated that, in analyzing a merger or transaction, it will evaluate the following criteria:

•	the effect of the merger or transaction on competition in wholesale electric power markets;

•	the effect of the merger or transaction on the applicants’ FERC-jurisdictional ratepayers; and

•	the effect of the merger or transaction on state and federal regulation of the applicants.

In addition, in accordance with the Energy Policy Act of 2005, FERC also must find that the merger or transaction will not result in the cross-subsidization by public utility subsidiaries of other subsidiaries or improper encumbrances or pledges of utility assets and, if such cross-subsidization or encumbrances were to occur, whether they are consistent with the public interest.

FERC will review the foregoing factors to determine whether the merger or transaction is consistent with the public interest. If FERC finds that the merger or transaction would adversely affect competition in wholesale electric power markets, rates for transmission or the wholesale sale of electric energy, or regulation, or that the merger or transaction would result in cross-subsidies or improper encumbrances that are not consistent with the public interest, it may impose remedial conditions intended to mitigate such effects or it may decline to authorize the merger or transaction.

In the event FERC chooses to impose remedial conditions, Great Plains Energy and Westar would then review such conditions in light of the requirements imposed pursuant to the merger agreement. Based on FERC precedent, Great Plains Energy and Westar believe that the merger should satisfy FERC’s merger guidelines as well as its standards regarding cross-subsidization and encumbrances, and that any mitigation conditions imposed by FERC would not have a material adverse effect of the type described by the merger agreement that would permit Great Plains Energy to refuse to accept such conditions. However, there can be no guarantee that FERC will agree with the parties’ characterization of FERC precedent or that FERC will not change its analytic framework in a manner adverse to the parties.

Great Plains Energy and Westar and their public utility subsidiaries filed their joint application for approval of the merger under Section 203 in July of 2016. As part of the application, the parties submitted a detailed market power analysis demonstrating that the merger does not raise any significant competitive concerns under FERC’s merger guidelines. The application also demonstrates that the merger satisfies the other criteria considered by FERC in its review. FERC noticed the request for transaction authorization for public comment and initially provided third parties with the opportunity to submit comments or protests regarding the application on or before September 9, 2016. On August 15, 2016, at the request of three intervenors in the FERC merger proceeding (Kansas Electric Power Cooperative, Inc., Kansas Municipal Energy Agency, and the City of Independence, Missouri), FERC extended the comment period for two additional weeks, providing an updated deadline for comments or protests on or before September 23, 2016.

FERC is required to rule on a completed merger application not later than 180 days from the date on which the completed application is filed. Such a ruling could either approve or deny the application or approve the application with conditions. FERC may, however, for good cause, issue an order extending the time for its consideration of the merger application by an additional 180 days. If no order is issued within the statutory deadline, then the transaction is deemed to be approved. We expect that FERC will approve the merger within the initial 180-day review period without an evidentiary hearing and requested FERC grant its approval without conditions or an evidentiary hearing on or before November 1, 2016. However, there is no guarantee that FERC will approve the merger or that it will not extend the time period for its review, not initiate an evidentiary hearing or not impose remedial conditions on its approval that are unacceptable to Great Plains Energy in light of the requirements imposed under the merger agreement.

Aside from the required authorization under Section 203 of the FPA, the merger may require the parties to prepare and submit certain filings pursuant to Section 205 of the FPA related to market-based rate authorizations of their public utility subsidiaries. None of these Section 205 filings is a required regulatory approval for completing the merger.

Nuclear Regulatory Commission

Under the Atomic Energy Act of 1954, as amended, and the regulations of the Nuclear Regulatory Commission, or the NRC, an NRC power plant licensee must seek and obtain prior NRC consent for the indirect transfer of its NRC licenses resulting from the transfer of control over the licensee in a merger. Great Plains Energy, through its subsidiary Kansas City Power & Light Company, and Westar, through its subsidiary Kansas Gas & Electric Company, each own a 47 percent ownership interest in Wolf Creek Generating Station, and in Wolf Creek Nuclear Operating Corporation, which is the NRC-licensed operator of Wolf Creek Generating Station and is subject to regulation by the NRC. As a result of the merger, Westar will become a wholly-owned subsidiary of Great Plains Energy. The resulting indirect transfer of control of Westar’s interests in Wolf Creek Generating Station and Wolf Creek Nuclear Operating Corporation to Great Plains Energy, and the indirect transfer of control of Wolf Creek Nuclear Operating Corporation’s operating license, requires prior NRC approval. Great Plains Energy and Westar plan to file an application to obtain the required approval on or about July 15, 2016.

In reviewing a license transfer application, the NRC assesses, among other things, the transferee’s technical and financial qualifications to own and operate the nuclear facilities, whether there is assurance that adequate decommissioning funds will be available to safely decommission the facilities at the end of their useful lives, whether the transfer will result in foreign ownership, control, or domination of the licensees, and whether the transfer is otherwise consistent with the applicable provisions of laws, regulations and orders of the NRC. Because the merger will simply result in the consolidation of upstream ownership interests in Wolf Creek in an existing owner, and management and operations of Wolf Creek Generating Station will not be affected, the merger will not affect the qualifications of the NRC licensees to own and operate Wolf Creek Generating Station in accordance with existing NRC licenses. Furthermore, the merger will not result in any change in the role of Wolf Creek Nuclear Operating Corporation as the operator of Wolf Creek Generating Station, will not result in any foreign ownership, control, or domination, and will not result in any adverse changes to applicable financial qualifications, decommissioning funding assurance or technical qualifications.

Typically, NRC approvals of license transfers take approximately six to nine months to complete. However, the timing of NRC approval may be extended in the event the NRC review is delayed or intervenors raise issues in a public hearing process as part of the license transfer proceeding.

Federal Communications Commission

Pursuant to FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the prior approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Westar, Great Plains Energy and some of their respective subsidiaries hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC consent to assign or transfer control of those licenses. The parties anticipate that they will be able to obtain the required FCC approvals.

State Regulatory Approvals

Kansas Corporation Commission. Westar is subject to the jurisdiction of the KCC. On a limited basis, Great Plains Energy is subject to the jurisdiction of the KCC in its capacity as holding company for KCP&L. On July 1, 2016, Great Plains Energy, KCP&L and Westar filed a joint application for approval of the merger under Chapter 66 of the Kansas Statutes Annotated (referred to as the “Kansas Public Utility Act”), specifically K.S.A. 66-101 et seq., 66-104, 66-117, 66-131 and 66-136 of the Kansas Statutes Annotated, of Merger Sub’s merger with and into Westar in accordance with the terms of the merger agreement, with Westar as the surviving corporation following the merger, together with all other approvals, authorizations, consents and actions that may be required under the Kansas Public Utility Act or any other applicable order of the KCC to effectuate Great Plains Energy’s acquisition of Westar. In order to approve the merger, the KCC must find that the merger will promote the public interest. The KCC has historically interpreted and applied the provisions of the Kansas Public Utility Act as requiring a proposed transaction to result in net benefits to customers in order to promote the public interest. In considering the public interest, it has been important to show that the merger will result in increased efficiencies for the merged company, a level of savings that can benefit customers and support the price being paid, preservation of safe and reliable electric service, and a strong, financially secure public utility. Great Plains Energy and Westar have the burden of demonstrating the satisfaction of specific factors or requirements that the KCC has established in prior merger cases to assist it in determining whether a transaction promotes the public interest. Unless otherwise agreed to by the applicants, Kansas law imposes a 300 day time limit on the KCC’s review of the joint application.

Missouri Public Service Commission. Great Plains Energy believes that the MPSC does not have jurisdiction to approve or disapprove the merger. On June 1, 2016, Staff of the MPSC filed a motion requesting that the MPSC open an investigation to determine whether the merger is likely to be detrimental to the public interest and the interests of Missouri ratepayers, and on June 8, 2016 the MPSC issued an Order granting Staff’s motion to open an investigation. On July 25, 2016, the MPSC staff filed its investigation report and recommended that the MPSC exercise its jurisdiction over Great Plains Energy and order Great Plains Energy to seek MPSC approval prior to acquiring Westar. On August 3, 2016, the MPSC issued its order closing the investigation and stated that this was only an investigation, not a case, and accordingly it would be inappropriate to order relief.

Other Regulatory Approvals

The merger may also be subject to review by the governmental authorities of various other federal, state or local jurisdictions under the antitrust and utility regulation or other applicable laws of those jurisdictions. It is possible that one or more state commissions will open proceedings to determine whether they have jurisdiction over the merger. In the event that any reviewing authorities are determined to have jurisdiction over the merger transaction, there can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all, or otherwise approve the merger without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the merger were completed.

Dissenters’ Rights and Appraisal Rights

Great Plains Energy shareholders are not entitled to dissenters’ rights in connection with the transaction. See “Information About the Great Plains Energy Special Meeting and Vote—Dissenters’ Rights” beginning on page 41 for more detail.

Under the KGCC, Westar shareholders who properly preserve appraisal rights under Section 17-6712 of the KGCC with respect to such shares, have appraisal rights in connection with the merger. See “Information About the Westar Special Meeting and Vote—Appraisal Rights” beginning on page 46 for more detail.

Stock Exchange Listing of Shares to be Issued in the Merger; Delisting and Deregistration of Westar’s Common Stock

Under the terms of the merger agreement, Great Plains Energy agreed to use reasonable best efforts to cause the shares of Great Plains Energy common stock issuable pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Great Plains Energy common stock will continue to be traded on the NYSE under the symbol “GXP” immediately following the completion of the merger. If the merger is completed, Westar common stock will cease to be listed on the NYSE and its shares will be deregistered under the Exchange Act.

Based on the exchange ratio and the number of shares of Westar common stock and Westar equity-based awards permitted to be issued during the interim period under the merger agreement, a total of up to 45,455,055 shares of Great Plains Energy common stock will be issued in the merger for the outstanding shares of Westar.

After the merger, Great Plains Energy shareholders will continue to own their existing shares of Great Plains Energy common stock. Accordingly, Great Plains Energy shareholders will hold the same number of shares of Great Plains Energy common stock that they held immediately prior to the merger. However, because Great Plains Energy will be issuing new shares of Great Plains Energy common stock to Westar shareholders in the merger, each outstanding share of Great Plains Energy common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Great Plains Energy common stock outstanding after the merger. It is expected that Great Plains Energy shareholders before the merger will hold approximately [●] percent of the total Great Plains Energy common stock outstanding upon completion of the merger.

Federal Securities Laws Consequences; Stock Transfer Restrictions

The shares of Great Plains Energy common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended (referred to as the “Securities Act”), and the Exchange Act except for shares issued to any shareholder who may be deemed to be an “affiliate” of Great Plains Energy for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Great Plains Energy and may include the executive officers, directors and significant shareholders of Great Plains Energy. This joint proxy statement/prospectus does not cover resales of Great Plains Energy common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Business Relationships between Great Plains Energy and Westar

Great Plains Energy’s wholly-owned subsidiary, KCP&L, owns 47 percent and Westar’s wholly-owned subsidiary, Kansas Gas and Electric Company, owns 47 percent of Wolf Creek Nuclear Operating Corporation, the operating company for Wolf Creek Generating Station, a 1,171 megawatt nuclear power plant located near Burlington, Kansas.

KCP&L owns 50 percent and Westar’s wholly-owned subsidiary, Kansas Gas and Electric Company, owns or consolidates through a variable interest entity 50 percent of La Cygne Generating Station, which consists of two coal-fired units with an aggregate generating capacity of 1,398 megawatts.

Great Plains Energy’s wholly-owned subsidiary, GMO, owns 8 percent and Westar owns or consolidates through a variable interest entity 92 percent of Jeffrey Energy Center, which consists of three coal-fired units with an aggregate capacity of 2,146 megawatts.

Litigation Relating to the Merger

Following the announcement of the merger agreement, two putative class action complaints (which were consolidated and superseded by a consolidated complaint) and one putative derivative complaint challenging the merger were filed in the District Court of Shawnee County, Kansas. In addition, a putative class action complaint was filed in Jackson County, Missouri.

The consolidated putative class action complaint, filed July 25, 2016, is captioned In re Westar Energy Inc. Stockholder Litigation, Case No. 2016-CV-000457. This complaint names as defendants Westar, the members of the Westar Board and Great Plains Energy. The complaint asserts that the members of the Westar Board breached their fiduciary duties to Westar shareholders in connection with the proposed merger. It also asserts that Westar and Great Plains Energy aided and abetted such breaches of fiduciary duties. The complaint alleges, among other things, that (i) the merger consideration deprives Westar shareholders of fair consideration for their shares, (ii) the merger agreement contains deal protection provisions that unfairly favor Great Plains Energy and discourage third parties from submitting potentially superior proposals, (iii) the preliminary Form S-4 is misleading and/or omits material information necessary for Westar shareholders to make an informed decision whether to vote in favor of the proposed transaction and (iv) if the proposed transaction is consummated, certain of Westar’s directors and officers stand to receive significant benefits. The complaint seeks, among other remedies, (i) injunctive relief enjoining the merger, (ii) rescission of the merger agreement or rescissory damages, (iii) a directive to the Westar Board members to account for all damages caused by their alleged breaches of their fiduciary duties, and (iv) an award for costs and disbursements, including attorneys’ fees and expert fees. The defendants believe that the claims against them are without merit and intend to vigorously defend against such claims.

The putative derivative complaint, filed July 5, 2016, is captioned Braunstein v. Chandler et al., Case No. 2016-CV- 000502. This putative derivative action names as defendants the members of the Westar Board, Great Plains Energy and Merger Sub, with Westar named as a nominal defendant. The complaint asserts that the members of the Westar Board breached their fiduciary duties to Westar shareholders in connection with the proposed merger. It also asserts that Great Plains Energy and Merger Sub aided and abetted such breaches of fiduciary duties. The complaint alleges, among other things, that the members of the Westar Board failed to obtain the best possible price for Westar shareholders because of a flawed process that discouraged third parties from submitting potentially superior proposals. The complaint seeks, among other remedies, (i) a direction that the director defendants exercise their fiduciary duties to obtain a transaction which is in the best interests of Westar and its shareholders, (ii) a declaration that the proposed transaction was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable, (iii) rescission of the merger agreement, (iv) imposing a constructive trust in favor of the plaintiff, on behalf of Westar, upon any benefits improperly received by the named defendants as a result of their wrongful conduct, and (v) award for costs, including attorneys’ fees and experts’ fees. The defendants intend to seek dismissal of this complaint at the appropriate time.

The putative class action complaint filed in Jackson County, Missouri on July 19, 2016 is captioned Kolstad v. Bassham et al., Cause No. 1616-CV17525. The complaint names as defendants Great Plains Energy and the members of the Great Plains Energy Board. The complaint asserts that the members of the Great Plains Energy Board breached their fiduciary duties of candor in connection with the proposed merger. The complaint alleges, among other things, that our preliminary Form S-4 failed to disclose certain material information regarding operating efficiencies projected to result from the merger, unlevered, after-tax free cash flow projections used by Great Plains Energy’s financial advisor, and information regarding compensation received by Great Plains Energy’s financial advisor. The complaint seeks, among other things, injunctive relief enjoining the merger and an award for costs, including attorneys’ fees and experts’ fees. The defendants believe that the claims asserted against them are without merit and intend to vigorously defend against such claims.

ADDITIONAL INTERESTS OF GREAT PLAINS ENERGY’S AND WESTAR’S

DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Leadership of the Combined Company

Upon completion of the merger, Terry Bassham, Chairman, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO, will be Chairman, President and Chief Executive Officer of the combined company. Mark Ruelle, President and Chief Executive Officer of Westar as of the date of the merger agreement, will remain in his current role with Westar until the closing of the merger.

In addition, Great Plains Energy will add one director from the Westar Board to the Great Plains Energy Board. As of the date of this joint proxy statement/prospectus, the one Westar designee has not been identified.

As of the effective time of the merger, the directors of Merger Sub as of immediately prior to the effective time shall be the directors of the surviving corporation in the merger and the officers of Westar, other than Mr. Ruelle, as of immediately prior to the effective time shall be the officers of the surviving corporation in the merger, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the combined company. The current directors of Merger Sub are Terry Bassham, Kevin E. Bryant, Scott Heidtbrink, Heather A. Humphrey and Charles A. Caisley.

Additional Interests of Great Plains Energy’s Directors and Executive Officers in the Merger

In considering the recommendations of the Great Plains Energy Board to approve the issuance of common stock in connection with the merger and the amendment to Great Plains Energy’s articles of incorporation to increase the amount of authorized capital stock of Great Plains Energy, you should be aware that certain of Great Plains Energy’s executive officers and directors have interests in the merger that are different from, or are in addition to, the interests of Great Plains Energy’s shareholders generally. The Great Plains Energy Board was aware of these interests and considered them along with other matters when they determined to recommend the Stock Issuance proposal and the Charter Amendment proposal.

Directors

As of August 18, 2016, nonemployee directors of Great Plains Energy as a group controlled the voting or dispositive power over [●] shares of Great Plains Energy common stock, representing [●] percent of the outstanding shares of common stock on such date. This percentage ownership will decrease further below one percent if the merger is completed. See “—Leadership of the Combined Company” above for information on the board of directors of the combined company.

Executive Officers

The Great Plains Energy Board has determined that the transactions contemplated by the merger agreement will not constitute a change in control within the meaning of Great Plains Energy’s benefit plans, nor the employment and severance agreements that Great Plains Energy has with its executive officers. See “—Leadership of the Combined Company” above for information on those executive officers of Great Plains Energy who will serve as executive officers of the combined company.

As of August 18, 2016, the record date for the Great Plains Energy special meeting, executive officers of Great Plains Energy as a group controlled the voting or dispositive power over [●] shares of Great Plains Energy common stock, representing approximately [●] percent of the outstanding shares of common stock on such date. This percentage ownership will decrease if the merger is completed.

Additional Interests of Westar’s Directors and Executive Officers in the Merger

Directors

Deferred Compensation Plan

Five directors have deferred compensation under the Westar Energy, Inc. Non-Employee Director Deferred Compensation Plan (referred to as the “Director Deferred Compensation Plan”). Pursuant to the terms of the director’s elections under the Director Deferred Compensation Plan, each participating director has elected for certain amounts of equity awards and/or annual cash compensation deferred thereunder to be payable upon a separation from service. Therefore, any participating director who does not continue on as a director of the combined company as a Westar designee will have a separation from service and shall be entitled to receive a distribution of his or her accounts under the Director Deferred Compensation Plan as a result of the merger. The participating directors’ accounts represent deferrals over multiple years of service with Westar. Such amounts may be paid in a lump sum or may be payable in monthly installments over a period of up to 15 years. The following sets forth the balance of each director’s accounts under the Director Deferred Compensation Plan as of June 30, 2016. Pursuant to the merger agreement, each contractual right to receive a share of Westar common stock other than a restricted share unit or a performance unit (“other equity-based right”) under the Director Deferred Compensation Plan that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment equal to (1) $51.00 plus (2) the amount of cash, rounded to the nearest cent, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the applicable exchange ratio plus (3) any dividend equivalents credited to such other equity-based right. Such amount shall be payable in accordance with the terms of the Director Deferred Compensation Plan and election forms of the participating directors.

	Deferred Compensation Account Balances
		Deferred Share Units
Name	Deferred Cash ($)	Number of Units (#)	Estimated Value of Equity Award Consideration ($)(1)
Mollie H. Carter	175,567	72,343	4,340,573
Charles Q. Chandler IV	1,444,363	80,842	4,850,520
R. A. Edwards III	34,614	91,621	5,497,257
Jerry B. Farley	—	27,412	1,644,706
Sandra A.J. Lawrence	172,947	45,504	2,730,236

(1)	The value of each deferred share unit depends on the Average Great Plains Energy Stock Price (which is not determinable at this time) and therefore the actual equity award consideration may be different from the estimated equity award consideration. The value used for purposes of these estimates is $60 per share unit.

Executive Officers

Westar’s named executive officers participate in a long-term incentive compensation plan that provides, on an annual basis, time-based restricted share units (referred to as “restricted share units”) and performance-based restricted share units (referred to as “performance units”). A target number of performance units is awarded annually, but the actual number of performance units (if any) that may vest can range from 0% to 200% of that target number, depending on Westar’s total shareholder return relative to that of a group of its peer companies. Under the merger agreement, at closing, the number of vested performance units will be the greater of the target number or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding taxes. See “The Merger Agreement—Treatment of Westar Performance Units, Restricted Share Units, and Benefit Plans” beginning on page 116.

Restricted Share Units

Pursuant to the merger agreement, each Westar restricted share unit that is subject to time-based vesting that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment equal to (1) $51.00 plus (2) the amount of cash, rounded to the nearest cent, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the applicable exchange ratio plus (3) any dividend equivalents credited to such time-based restricted share unit (without any interest on such amount and less any applicable withholding taxes).

Name	Number of Restricted Share Units Held as of June 30, 2016 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	89,060	5,343,600
Greg A. Greenwood	28,335	1,700,100
Anthony D. Somma	27,605	1,656,300
Larry D. Irick	18,495	1,109,700
Bruce A. Akin	11,715	702,900

(1)	The value of the restricted share units depends on the Average Great Plains Energy Stock Price (which is not determinable at this time) and therefore the actual equity award consideration may be different from the estimated equity award consideration. The value used for purposes of these estimates is $60 per share unit. The amount received will be reduced if necessary to ensure that it is not deemed to be an excessive payment under Section 280G of the Code. See “Change in Control Agreements” below.

Performance Units

Pursuant to the merger agreement, each Westar performance unit that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment equal to (1) $51.00 plus (2) the amount of cash, rounded to the nearest cent, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the applicable exchange ratio plus (3) any dividend equivalents credited to such performance unit, with the number of vested performance units to be the greater of the target award or the number determined in accordance with the performance criteria described in the applicable award agreement (without any interest on such amount and less any applicable withholding taxes).

	Target		Maximum
Name	Number of Performance Units Held as of June 30, 2016 (#)	Estimated Value of Equity Award Consideration ($)(1)	Number of Performance Units Held as of June 30, 2016 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	89,060	5,343,600	178,120	10,687,200
Greg A. Greenwood	28,335	1,700,100	56,670	3,400,200
Anthony D. Somma	27,605	1,656,300	55,210	3,312,600
Larry D. Irick	18,495	1,109,700	36,990	2,219,400
Bruce A. Akin	11,715	702,900	23,430	1,405,800

(1)	The value of the performance units depends on the Average Great Plains Energy Stock Price (which is not determinable at this time) and therefore the actual equity award consideration may be different from the estimated equity award consideration. The value used for purposes of these estimates is $60 per share unit. The amount received will be reduced if necessary to ensure that it is not deemed to be an excessive payment under Section 280G of the Code. See “Change in Control Agreements” below.

Deferred Compensation Plans

Westar’s named executive officers are eligible to participate in two non-qualified deferred compensation plans that provide for equity-based rights: the Executive Stock for Compensation Program and the 2005 Deferred Compensation Plan.

Pursuant to the Executive Stock for Compensation Program, certain key employees deferred compensation and elected to receive such compensation in the form of Westar common stock upon final payout under the program. In connection with the merger, the Executive Stock for Compensation Program will be terminated and accounts held thereunder will be distributed to each participant in a single cash lump sum payment within five days following the merger. The value of each other equity-based right under the Executive Stock for Compensation Program will be determined in accordance with the merger agreement, as described below.

Pursuant to the 2005 Deferred Compensation Plan, certain key employees deferred payment of a portion of their compensation or stock awards (including restricted share unit awards) to a deferral account on a pre-tax basis. Pursuant to the terms of the 2005 Deferred Compensation Plan, upon consummation of the merger all amounts credited to each participant’s account will be distributed to each participant in a single cash lump sum payment within five days following the merger. The value of each other equity-based right under the 2005 Deferred Compensation Plan will be determined in accordance with the merger agreement, as described below.

Pursuant to the merger agreement, each other equity-based right under either the Executive Stock for Compensation Program or the 2005 Deferred Compensation Plan that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment equal to (1) $51.00 plus (2) the amount of cash, rounded to the nearest cent, equal to (A) the Average Great Plains Energy Stock Price multiplied by (B) the applicable exchange ratio plus (3) any dividend equivalents credited to such other equity-based right (less any applicable withholding taxes).

Name	Number of Deferred Share Units Held as of June 30, 2016 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	—	—
Greg A. Greenwood	—	—
Anthony D. Somma	—	—
Larry D. Irick	1,159	69,540
Bruce A. Akin	—	—

(1)	The value of each deferred share unit depends on the Average Great Plains Energy Stock Price (which is not determinable at this time) and therefore the actual account balance may be different from the estimated account balance. The value used for purposes of these estimates is $60 per share unit. The amount received will be reduced if necessary to ensure that it is not deemed to be an excessive payment under Section 280G of the Code. See “Change in Control Agreements” below.

Change in Control Agreements

As a matter of course, Westar has maintained, since 2006, change in control agreements for its executive officers (collectively referred to as the “change in control agreements”). The change in control agreement of each named executive officer was last amended on December 28, 2010. Under each officer’s change in control agreement, the officer is eligible to receive the following benefits if both a change in control occurs, and within three years thereafter, the combined company terminates the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason.”

•	a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance units) and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•	participation in the combined company’s welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•	the combined company will cause directors and officers liability insurance to be provided to the officer for at least six years following termination.

The severance payment (and any other payments received in connection with the change in control) will be reduced to the extent necessary to ensure that any payments are not deemed to be excessive payments under Section 280G of the Code. There are no gross-up payments to executive officers for taxes they incur as a result of receiving change in control payments.

The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to the combined company, the officer’s willful and repeated failure to perform substantially his or her material duties to the combined company, the officer’s engaging in significant activity that is materially harmful to the reputation of the combined company or the officer’s breach of his or her fiduciary responsibilities to the combined company or its shareholders. The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

The amounts potentially payable to the executives under their change in control agreements are quantified in the Merger-Related Compensation Table which is included in the “—Potential Change in Control Payments to Named Executive Officers” beginning on page 113.

401(k) Benefit Restoration Plan

Pursuant to the 401(k) benefit restoration plan, Westar credits matching contributions to an account established for officers who participate in our retirement plan as a cash balance member in an amount determined irrespective of limitations on contributions imposed by the Code. In general, a participant’s account will be distributed in a lump sum in cash on the first business day of the month following a change in control. Mr. Ruelle is the only named executive officer who participates in this plan due to his participation as a cash balance member under our Retirement Plan.

Name	Account Balance as of 6/30/2016 ($)
Mark A. Ruelle	24,638

New Management Arrangements

As of the date of this joint proxy statement/prospectus, there is no employment, equity contribution or other agreement, arrangement or understanding between any Westar executive officer, on the one hand, and Great Plains Energy, on the other hand. The merger is not conditioned upon any executive officer of Westar entering into any such agreement, arrangement or understanding.

Potential Change in Control Payments to Named Executive Officers

The table below, along with its footnotes, sets forth information regarding the compensation potentially payable to Westar’s named executive officers, which compensation is subject to an advisory vote of Westar’s shareholders, as described in “Information About the Westar Special Meeting and Vote” beginning on page 44. These amounts have been calculated assuming the merger will be consummated on December 31, 2016, and assuming as applicable that each named executive officer experienced a qualifying termination of employment as of that date (a termination without cause or by the named executive officer for good reason).

Name	Cash ($)(1)	Equity ($)(2)	Pension/ Non- qualified Deferred Compen- sation ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)	CIC Reduction ($)(5)	Actual Payment ($)
Mark A. Ruelle	8,908,914	10,687,200	193,512	128,551	19,918,177	9,169,470	10,748,707
Greg A. Greenwood	3,154,696	3,400,200	58,041	82,950	6,695,887	3,297,039	3,398,848
Anthony D. Somma	3,070,872	3,312,600	62,832	76,911	6,523,215	3,168,318	3,354,897
Larry D. Irick	2,201,558	2,219,400	128,146	56,446	4,605,550	1,499,199	3,106,351
Bruce A. Akin	1,561,256	1,405,800	45,281	69,764	3,082,101	995,794	2,086,307

(1)	Amounts reflect the severance payment described in the first bullet under the section “Change in Control Agreements” above. The severance amount is the sum of: (a) the officer’s base salary as of March 1, 2016; (b) the value of the dividend equivalents payable to the officer based on our annual dividend ($1.52 per share) multiplied by the officer’s Annual RSU Grant; and (c) the value of the officer’s Annual RSU Grant based on a stock price of $60 per share, with the aggregate then being multiplied by a factor of two.
(2)	Amounts reflect the number of outstanding restricted share units and the target number of performance share units held by each officer as of June 30, 2016. The actual number of performance share units will be based on Westar’s total shareholder return relative to peer companies, and may be more than indicated. The value is determined by multiplying the aggregate number of share units by $60 per share unit. The vesting of these share units will accelerate and become payable under a single trigger change in control pursuant to the terms of the award agreements. Excluded from the amounts are dividend equivalents that are paid upon the vesting of the performance share units. Due to the reduction to the change in control payments imposed by the change in control agreements with the named executive officers, the dividend equivalents do not change the actual payment noted in the table. All other amounts listed above become payable under a double trigger change in control pursuant to the terms of our change in control agreements.

(3)	Amounts reflect the actuarial present value of two years of additional pension benefits for each officer and are based on benefits as of December 31, 2015.
(4)	Amounts reflect the sum of the value of thirty days of sick leave based on the officer’s salary as of March 1, 2016 and the value of two years of participation in our welfare benefit plans as of December 31, 2016.
(5)	Pursuant to the terms of our change in control agreements with the named executive officers, the change in control payments are reduced to the extent necessary to ensure that they are not deemed to be excessive payments under Section 280G of the Code.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated into this joint proxy statement/prospectus by reference. Great Plains Energy and Westar urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about Great Plains Energy or Westar. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure letters delivered by the parties in connection with the signing of the merger agreement. These disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Great Plains Energy and Westar rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Great Plains Energy and Westar will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this joint proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this joint proxy statement/prospectus, neither Great Plains Energy nor Westar is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Great Plains Energy and Westar publicly file with the SEC. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Great Plains Energy and Westar make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 180 of this joint proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Westar, with Westar to continue as the surviving corporation and a wholly-owned subsidiary of Great Plains Energy.

Completion and Effectiveness of the Merger

Unless they agree to an earlier date, Great Plains Energy and Westar will complete the merger no later than the date that is the third business day after all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 131 of this joint proxy statement/prospectus, are satisfied or waived, including approval of the merger agreement by Great Plains Energy and Westar shareholders (referred to as the “closing date”). The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Kansas.

Effects of the Merger; Merger Consideration

Common Stock

Except as described below, subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of Westar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Westar as treasury stock, shares owned by a wholly-owned subsidiary of Westar, shares owned directly or indirectly by Great Plains Energy or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted into the right to receive (1) $51.00 in cash, without interest, and (2) that number (rounded to the nearest 1/10,000 of a share) of shares of Great Plains Energy common stock equal to an exchange ratio that may vary between 0.2709 and 0.3148, based upon the Average Great Plains Energy Stock Price.

The exchange ratio and the merger consideration will be appropriately and equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares with respect to Great Plains Energy common stock or Westar common stock or any stock dividend with respect to Great Plains Energy common stock or Westar common stock (or securities convertible into or exercisable for shares of Great Plains Energy common stock or Westar common stock), in each case, having a record date after the date of the merger agreement and prior to the effective time of the merger.

Treasury Shares; Shares Owned by Great Plains Energy

Immediately prior to the effective time of the merger, each share of Westar common stock (1) held as a treasury share by Westar, (2) owned of record by any subsidiary of Westar, or (3) owned of record by Great Plains Energy, Merger Sub or any of their respective wholly-owned subsidiaries will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Treatment of Westar Performance Units, Restricted Share Units, and Benefit Plans

Immediately prior to the effective time of the merger, each performance unit of Westar that is unvested and outstanding immediately prior to the effective time of the merger will be cancelled and in exchange therefor, former holders of Westar performance units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger, plus the amount in cash, without interest and rounded to the nearest cent, equal to the Average Great Plains Energy Stock Price multiplied by the applicable exchange ratio, plus the amount of any dividend equivalents associated with such performance units as of the effective time of the merger, with the number of vested Westar performance units as of the effective time of the merger to equal the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date.

Immediately prior to the effective time of the merger, each restricted share unit of Westar that is unvested and outstanding immediately prior to the effective time of the merger will be cancelled and in exchange therefor, former holders of Westar restricted share units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger plus the amount in cash, without interest and rounded to the nearest cent, equal to the Average Great Plains Energy Stock Price, multiplied by the applicable exchange ratio, plus the amount of any dividend equivalents associated with such restricted share units as of the effective time of the merger, less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date.

Immediately prior to the effective time of the merger, each contractual right to receive a share of Westar common stock or the value of such a share other than Westar restricted share units and Westar performance units granted pursuant to any Westar benefit plan that is outstanding immediately prior to the effective time of the merger will vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) will lapse, and all such contractual rights will be cancelled in exchange therefor, the holders of such contractual rights will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger plus the amount in cash, without interest and rounded to the nearest cent, equal to the Average Great Plains Energy Stock Price, multiplied by the applicable exchange ratio, plus the amount of any dividend equivalents associated with such restricted share units as of the effective time of the merger, less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date, except to the extent necessary to avoid the imposition of any penalty or other taxes under federal tax laws.

After the effective time of the merger, Westar’s long-term incentive and share award plan will be terminated and no further performance units or restricted share units or other rights with respect to shares of Westar common stock will be granted pursuant to such plan.

Fractional Shares

Great Plains Energy will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Westar common stock who would otherwise be entitled to receive a fraction of a share of Great Plains Energy common stock (after taking into account all shares of Westar common stock owned by such holder at the effective time of the merger) will receive cash, without interest, rounded down to the nearest cent, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the Average Great Plains Energy Stock Price.

Exchange Procedures

Prior to the effective time of the merger, Great Plains Energy will appoint a bank or trust company reasonably acceptable to Westar to act as exchange agent, and will establish with the exchange agent an exchange fund to hold the merger consideration to be paid to Westar shareholders in connection with the merger.

At or prior to the effective time of the merger, Great Plains Energy will deposit or cause to be deposited into the exchange fund, in trust for the benefit of the holders of Westar common stock, an aggregate amount of cash and an aggregate amount of Great Plains Energy common stock sufficient to deliver (1) the aggregate amount of the merger’s cash consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares) and (2) the aggregate amount of the merger’s Great Plains Energy common stock consideration. In addition, Great Plains Energy will deposit, or cause to be deposited, with the exchange agent, as necessary from time to time, (1) any dividends or other distributions payable pursuant to the merger agreement and (2) cash in lieu of any fractional shares payable pursuant to the merger agreement.

Promptly after the effective time of the merger (but no later than two business days after the effective time of the merger), the exchange agent will mail to each holder of record of Westar common stock immediately prior to the effective time of the merger and to each holder of uncertificated shares of Westar common stock represented by book-entry shares immediately prior to the effective time, in each case, whose shares were converted into the right to receive the merger consideration: (1) a letter of transmittal specifying that delivery will be effected, and that risk of loss and title to share certificates or book-entry shares held by such holder will pass, only upon delivery of such certificates or book-entry shares to the exchange agent and (2) instructions for use in effecting the surrender of such share certificates or book-entry shares.

Holders of Westar common stock should not send in their Westar stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Westar stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Westar common stock are entitled to receive dividends or other distributions on Great Plains Energy common stock with a record date after the effective time of the merger, but only after such holder has surrendered its Westar common stock certificates. Any dividend or other distribution on Great Plains Energy common stock will be paid (1) promptly after the time of surrender of the Westar stock certificate, for dividends or distributions with a record date after the effective time of the merger and a payment date prior to such surrender and (2) at the appropriate payment date, for dividends or distributions with a record date after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender.

Lost, Stolen and Destroyed Certificates

If a Westar stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Great Plains Energy, may also be required to provide a bond (in such reasonable and customary amount as Great Plains Energy may direct) prior to receiving any merger consideration (including any dividends or distributions to which such holder is entitled).

Dissenting Shares

Shares of record holders of Westar common stock who are entitled to demand and have properly demanded appraisal rights under the KGCC will not be converted into the right to receive the merger consideration and will instead represent the right to receive payment of the consideration due to such holders, to the extent available, in accordance with Section 17-6712 of the KGCC. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the KGCC are included as Annex B to this joint proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Westar shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If a holder of shares of Westar common stock does not vote in favor of approval of the merger agreement and properly demands appraisal rights with respect to such shares, such shares of Westar common stock will not be converted into the right to receive the merger consideration at the effective time of the merger. However, if such shareholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under the KGCC, whether before or after the effective time of the merger, then the shares of Westar common stock held by such Westar shareholder will be exchangeable solely for the merger consideration. See “Information About the Westar Special Meeting and Vote—Appraisal Rights” beginning on page 46 of this joint proxy statement/prospectus.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Great Plains Energy and Merger Sub on the one hand, and Westar on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of Great Plains Energy, Merger Sub and Westar have been made solely for the benefit of the other parties. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Great Plains Energy and Westar will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Westar made a number of representations and warranties to Great Plains Energy and Merger Sub in the merger agreement, including representations and warranties relating to the following matters:

•	the organization, qualifications to do business and standing of Westar and its subsidiaries;

•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Westar and its subsidiaries;

•	the authority of Westar to enter into and consummate the transactions contemplated by the merger agreement and the vote of the shareholders of Westar required to complete the merger;

•	the absence of any conflict or violation of the organizational documents of Westar and its subsidiaries, any applicable laws or any contract of Westar or its subsidiaries or the creation of an encumbrance on any of Westar’s or its subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of Westar and its subsidiaries;

•	Westar’s SEC filings and the financial statements contained in those filings;

•	Westar’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2015;

•	Westar’s compliance with applicable laws;

•	Westar’s benefit plans, labor and employment matters;

•	Westar’s contracts and the absence of breaches of material contracts;

•	the absence of material litigation;

•	Westar’s owned and leased real properties and easements, permits and licenses;

•	environmental matters;

•	necessary actions, if any, taken by Westar to ensure that the merger is not subject to any anti-takeover laws or any antitakeover provision of Westar’s articles of incorporation or bylaws;

•	Westar’s intellectual property;

•	Westar’s taxes and tax returns;

•	the receipt of an opinion of Guggenheim Securities;

•	Westar’s insurance policies;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	Westar’s regulation as a utility holding company; and

•	the absence of an additional representations and warranties.

Great Plains Energy and Merger Sub each made a number of representations and warranties to Westar in the merger agreement, including representations and warranties relating to the following subject matters:

•	the organization, qualifications to do business and standing of Great Plains Energy and its subsidiaries and of Merger Sub;

•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Great Plains Energy and its subsidiaries;

•	the authority of Great Plains Energy and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement and the vote of the shareholders of Great Plains Energy required to complete the merger;

•	the absence of any conflict or violation of the organizational documents of Great Plains Energy or Merger Sub, any applicable laws or any contract of Great Plains Energy or any of its subsidiaries or the creation of an encumbrance on any of Great Plains Energy’s or any of its subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	Great Plains Energy’s compliance with applicable laws;

•	the authorizations, licenses and permits of Great Plains Energy and its subsidiaries;

•	Great Plains Energy’s (and certain of its subsidiaries’) SEC filings and the financial statements contained in those filings;

•	Great Plains Energy’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2015;

•	the absence of material litigation;

•	environmental matters;

•	Great Plains Energy’s taxes and tax returns;

•	the absence of ownership of Westar common stock;

•	the sufficiency of financing to consummate the merger;

•	the ownership of Merger Sub by Great Plains Energy;

•	the receipt of an opinion of Goldman Sachs;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	Great Plains Energy’s regulation as a utility holding company; and

•	the absence of any additional representations and warranties.

Westar’s Conduct of Business Before Completion of the Merger

Pursuant to the terms of the merger agreement, Westar has agreed, until the effective time of the merger and except as required or contemplated by the merger agreement, as consented to in writing by Great Plains Energy or as otherwise required by applicable law or regulations of the NYSE, to and to cause its subsidiaries to:

•	conduct its operations in the ordinary course of business in all material respects; and

•	use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and certain governmental entities.

In addition, Westar has agreed that, until the effective time of the merger, except as required or contemplated by the merger agreement, as consented to in writing by Great Plains Energy, as otherwise required by applicable law or regulations of the NYSE or for those items listed in Westar’s disclosure letter that have been excepted from the interim operating covenants, it will not (and will not permit its subsidiaries to):

•	declare or pay any dividends, subject to certain exceptions including (1) regular quarterly cash dividends payable in respect of shares of Westar common stock not in excess of (A) $0.38 per share for quarterly dividends declared on or before January 1, 2017, and (B) $0.40 per share for quarterly dividends declared after January 1, 2017, in each case, on a schedule consistent with Westar’s past practice, (2) dividend equivalents accrued or payable by Westar with respect to certain equity awards of Westar and (3) a “stub period” dividend to holders of Westar common stock as of immediately prior to the effective time of the merger equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by Westar prior to the effective time of the merger and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time of the merger by ninety-one (91);

•	amend any of its organizational documents, including its certificate of incorporation or bylaws or equivalent organizational documents (except for immaterial or ministerial amendments);

•	split, combine, consolidate, subdivide or reclassify any of its capital stock or other equity interests or voting securities, except for transactions among Westar and its subsidiaries and as otherwise permitted by the merger agreement;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, equity interests or voting securities of Westar or any of its subsidiaries, except for (1) an acquisition by Westar of shares of Westar common stock in the open market to satisfy its obligations under certain benefit plans and (2) the withholding of shares of Westar common stock to satisfy certain tax obligations with respect to certain equity award grants;

•	issue equity securities or voting debt, subject to certain exceptions including (1) pursuant to Westar’s dividend reinvestment plan, (2) the settlement of certain equity awards with respect to shares of Westar common stock or (3) grants of certain equity awards in the ordinary course of business and consistent with past practice;

•	(1) grant to any current or former director, officer or employee any increase in (A) compensation or benefits, except in the ordinary course of business and consistent with past practice or (B) change-of-control, severance, retention or termination pay, or enter into or amend any of the foregoing, (2) enter into, materially amend or terminate any union contract or benefit plan, except in the ordinary course of business and consistent with past practice or (3) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plan or agreement, except, in the case of each of clauses (1), (2) and (3), for actions required pursuant to the terms of any existing Westar benefit plan or agreement or as required by the merger agreement;

•	make any material change in accounting methods, except to the extent as may be required by a change in applicable law or GAAP or by any governmental authority;

•	make any acquisition, disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of equity interests or assets), except for (1) any acquisition or disposition for consideration less than $10 million individually and $25 million in the aggregate or (2) any disposition of obsolete equipment in the ordinary course of business;

•	incur any indebtedness except for (1) indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance certain capital expenditures contemplated by the merger agreement, (3) indebtedness incurred to replace existing indebtedness, (4) guarantees by Westar for any existing indebtedness of any wholly-owned subsidiary, (5) guarantees and other credit support by Westar of obligations of any subsidiary in the ordinary course of business and consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or (7) indebtedness in amounts necessary to maintain the capital structure of its subsidiaries as authorized by certain regulatory authorities and to maintain the current capital structure of the Company consistent with past practice in all material respects;

•	make any capital expenditure, except for (1) certain expenditures contemplated by the Westar capital plan plus a 10 percent variance for each principal category set forth therein, (2) additional expenditures not set forth in such plan which do not exceed $75 million in any 12 month period, (3) capital expenditures related to operational emergencies, equipment failures, power outages or otherwise necessary pursuant to standard industry practice or (4) as required by any law or governmental authority;

•	enter into, modify or amend in any material respect, waive or terminate any contract of the type required to be filed by Westar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, except for (1) modifications, amendments, waivers or terminations in the ordinary course of business or (2) a termination without material penalty to Westar or any applicable subsidiary

•	enter into any contract which would bind Great Plains Energy and its subsidiaries following the consummation of the merger, except for certain obligations of the parties pursuant to the merger agreement;

•	make or change any material tax election, change any material method of tax accounting, settle or compromise any material tax liability or refund, enter into any closing agreements with respect to taxes, amend any material tax return or grant any waiver or extension of any statute of limitations with respect to any material tax (other than extensions of time to file tax returns obtained in the ordinary course of business);

•	waive, release, assign or settle any claims against Westar or its subsidiaries, except for those (1) with respect to money damages, where such damages do not exceed (A) the amount reflected on Westar’s financial statements or (B) $10 million in the aggregate, or (2) with respect to non-money damages, where such damages would not be expected to have a material adverse effect on Westar or its subsidiaries;

•	effectuate a “plant closing” or “mass layoff” as each term is defined in the Workers Adjustment and Retraining Notification Act;

•	enter into a new line of business;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	materially change any energy price risk management and marketing of energy parameters, limits and guidelines;

•	enter into any physical commodity transactions, options transactions or derivative transactions other than as permitted by Westar’s current parameters, limits and guidelines; or

•	enter into any contract to do any of the foregoing.

Notwithstanding the foregoing, Westar may, and may cause its subsidiaries to, take reasonable actions in compliance with applicable laws with respect to any operational emergencies, equipment failures, outages, or immediate threats to the health or safety of natural persons. In addition, until the consummation of the merger, Westar will exercise complete control and supervision over its operations and those of its subsidiaries, in each case in compliance with the terms of the merger agreement.

Westar is Prohibited from Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, Westar has agreed that it will not, and will not authorize any of its affiliates or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate any acquisition proposal (as defined below as such term applies to Westar) or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions or negotiations with any person (except for Westar’s affiliates and its and their respective representatives or Great Plains Energy and Great Plains Energy’s affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal; or

•	authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Westar or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any acquisition proposal, or requiring, or that would reasonably be expected to cause, Westar to abandon or terminate the merger agreement.

An acquisition proposal is any offer or proposal concerning:

•	any merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving Westar;

•	a sale, lease, contribution or other disposition, directly or indirectly, by merger, consolidation, share exchange or other business combination, partnership, joint venture, sale of capital stock or of other equity interests, of any business or assets of Westar or its subsidiaries representing 20 percent or more of the consolidated revenues, net income or assets of Westar and its subsidiaries, taken as a whole;

•	an issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20 percent or more of the voting power of Westar; or

•	a transaction (including any tender offer or exchange offer) in which any person (or the shareholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20 percent or more of any class of capital stock of Westar; or

•	any combination of the transactions described above, in each case, other than the merger.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Merger proposal by Westar shareholders, in response to a bona fide written acquisition proposal that did not result from a material breach of Westar’s non-solicitation obligations and which the Westar Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be, or to be reasonably likely to lead to, a Westar superior proposal (as defined below), Westar may (1) furnish information with respect to Westar and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement (provided that all such information has previously been provided to Great Plains Energy or is provided to Great Plains Energy prior to or concurrently with the provision of such information to such person), and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Additionally, Westar is obligated to provide oral and written notice promptly (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) to Great Plains Energy of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. In addition, Westar is obligated to keep Great Plains Energy reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) of the material terms and status (including any change to such terms) of any acquisition proposal.

Further, at any time prior to obtaining the approval of the Merger proposal by Westar’s shareholders, the Westar Board may effect a change of Westar Board recommendation and, solely with respect to a Westar superior proposal, terminate the merger, as applicable, if (1) certain events, facts or circumstances arise or develop that have or would reasonably be expected to have a material beneficial effect on Westar or its subsidiaries or (2) Westar has received a Westar superior proposal that does not result from a material breach of Westar’s non-solicitation obligations and, in each case, if the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a change of Westar Board recommendation as a result of the development of such events, facts or circumstances or in response to the receipt of such Westar superior proposal, as the case may be, would reasonably likely be inconsistent with the fiduciary duties of the Westar Board under applicable law; provided that in such case Westar will provide, at least three business days prior to taking such action, written notice to Great Plains Energy of Westar’s decision to take such action, which notice will specify the basis for taking such action and, in the case of a Westar superior proposal, attaching the most current draft of any acquisition agreement with respect to such Westar superior proposal or, if no draft exists, a summary of the material terms and conditions of such Westar superior proposal.

A Westar superior proposal is a bona fide written acquisition proposal (with all of the references to 20 percent in the definition of acquisition proposal adjusted to increase the percentages referenced therein to 50.1 percent) that the Westar Board determines in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, the identity of the person making the proposal and any financing required for such proposal, the ability of the person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Westar Board, that such proposal is more favorable to the holders of Westar common stock than the transactions contemplated by the merger agreement, after taking into account any revisions to the terms of the merger agreement that are committed to in writing by Great Plains Energy.

Great Plains Energy is Prohibited from Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, Great Plains Energy has agreed that it will not, and will not authorize any of its affiliates or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate any acquisition proposal (as defined below as such term applies to Great Plains Energy) or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions or negotiations with any person (except for Great Plains Energy’s affiliates and its and their respective representatives or Westar and Westar’s affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal; or

•	authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Great Plains Energy or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any acquisition proposal, or requiring, or that would reasonably be expected to cause, Great Plains Energy to abandon or terminate the merger agreement.

An acquisition proposal is any offer or proposal concerning:

•	any merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving Great Plains Energy;

•	a sale, lease, contribution or other disposition, directly or indirectly, by merger, consolidation, share exchange or other business combination, partnership, joint venture, sale of capital stock or of other equity interests, of any business or assets of Great Plains Energy or its subsidiaries representing 20 percent or more of the consolidated revenues, net income or assets of Great Plains Energy and its subsidiaries, taken as a whole;

•	an issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20 percent or more of the voting power of Great Plains Energy; or

•	a transaction (including any tender offer or exchange offer) in which any person (or the shareholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20 percent or more of any class of capital stock of Great Plains Energy; or

•	any combination of the transactions described above, in each case, other than the merger.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Stock Issuance proposal by Great Plains Energy shareholders, in response to a bona fide written acquisition proposal that did not result from a material breach of Great Plains Energy’s non-solicitation obligations and that the Great Plains Energy Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be, or to be reasonably likely to lead to, a Great Plains Energy superior proposal (as defined below), Great Plains Energy may (1) furnish information with respect to Great Plains Energy and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement (provided that all such information has previously been provided to Westar or is provided to Westar prior to or concurrently with the provision of such information to such person), and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Additionally, Great Plains Energy is obligated to provide oral and written notice promptly (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) to Westar of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. In addition, Great Plains Energy is obligated to keep Westar reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) of the material terms and status (including any change to such terms) if any acquisition proposal.

Further, at any time prior to obtaining the approval of the Stock Issuance proposal by Great Plains Energy’s shareholders, the Great Plains Energy Board may effect a change of Great Plains Energy Board recommendation if (1) certain events, facts or circumstances arise or develop that have or would reasonably be expected to have a material beneficial effect on Great Plains Energy or its subsidiaries or (2) Great Plains Energy has received a Great Plains Energy superior proposal that does not result from a material breach of Great Plains Energy’s non-solicitation obligations and, in each case, if the Great Plains Energy Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a change of Great Plains Energy Board recommendation as a result of the development of such events, facts or circumstances or in response to the receipt of such Great Plains Energy superior proposal, as the case may be, would reasonably likely be inconsistent with the fiduciary duties of Great Plains Energy’s Board under applicable law; provided that in such case Great Plains Energy will provide, at least three business days prior to taking such action, written notice to Westar of Great Plains Energy’s decision to take such action, which notice will specify the basis for taking such action and, in the case of a Great Plains Energy superior proposal, attaching the most current draft of any acquisition agreement with respect to such Great Plains Energy superior proposal or, if no draft exists, a summary of the material terms and conditions of such Great Plains Energy superior proposal.

A Great Plains Energy superior proposal is a bona fide written acquisition proposal (with all of the references to 20 percent in the definition of acquisition proposal adjusted to increase the percentages referenced therein to 50.1 percent) which the Great Plains Energy Board determines in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, the identity of the person making the proposal and any financing required for such proposal, the ability of the person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Great Plains Energy Board, that such proposal is more favorable to the holders of Great Plains Energy common stock than the transactions contemplated by the merger agreement, after taking into account any revisions to the terms of the merger agreement that are committed to in writing by Westar.

Obligation of the Westar Board with Respect to Its Recommendation

In the Westar non-solicitation covenant of the merger agreement, the Westar Board has agreed not to (1) withdraw, change, qualify, withhold, or modify in any manner adverse to Great Plains Energy, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Great Plains Energy, its recommendation that the Westar shareholders approve the merger agreement, (2) adopt, approve or recommend, or propose to adopt, approve or recommend, any other acquisition proposal, (3) fail to include in this joint proxy statement/prospectus its recommendation that the Westar shareholders approve the merger agreement and (4) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by SEC rules issued under the Exchange Act).

However, at any time prior to obtaining the approval of the Merger proposal by Westar shareholders, the Westar Board may make a change of recommendation (1) upon the occurrence of an intervening event, change or other development that (A) was unknown to the Westar Board as of the date of the merger agreement, (B) becomes known to the Westar Board prior to the approval of the merger agreement by the Westar shareholders and (C) has or would reasonably be expected to have a material beneficial effect on Westar and its subsidiaries, taken as a whole, or (2) upon receipt of a Westar superior acquisition proposal that did not result from a material breach of Westar’s non-solicitation obligation, in each case, if all of the following conditions are met:

•	the Westar Board determines in good faith after consultation with outside legal counsel and a financial adviser that the failure to make such a recommendation change would reasonably likely be inconsistent with its fiduciary duties under applicable law;

•	the Westar Board provides Great Plains Energy three business days’ written notice of its intent to make such a recommendation change, specifying its reasons therefor; and

•	during such three business day period, Westar negotiates in good faith with Great Plains Energy regarding any revisions to the merger agreement that Great Plains Energy proposes to make.

In the event that (1) the change of recommendation by the Westar Board was proposed to have been made in response to another acquisition proposal and (2) Great Plains Energy has committed in writing to any changes to the terms of the merger agreement, and subsequent to such commitment a material revision or amendment is made to the acquisition proposal that had led to such change of recommendation, the Westar Board must again comply with the foregoing conditions, except that the negotiation period is reduced to two business days.

Nothing contained in the merger agreement prohibits Westar from (1) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or (2) making any disclosure to its shareholders if the Westar Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its obligations under applicable law.

Obligation of the Great Plains Energy Board with Respect to Its Recommendation

In the Great Plains Energy non-solicitation covenant of the merger agreement, the Great Plains Energy Board has agreed not to (1) withdraw, change, qualify, withhold or modify in any manner adverse to Westar, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Westar, its recommendation for the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement and the amendment to Great Plains Energy’s articles of incorporation to increase the amount of Great Plains Energy’s authorized capital stock, (2) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any acquisition proposal, (3) fail to include in this joint proxy statement/prospectus such recommendations of the Great Plains Energy Board or (4) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by SEC rules issued under the Exchange Act).

However, at any time prior to obtaining the approval of the Stock Issuance proposal by Great Plains Energy’s shareholders, the Great Plains Energy Board may make a change of recommendation (1) upon the occurrence of an intervening event, change or other development that (A) was unknown to the Great Plains Energy Board as of the date of the merger agreement, (B) becomes known to the Great Plains Energy Board prior to the approval of the Stock Issuance Proposal by the Great Plains Energy shareholders and (C) has or would reasonably be expected to have a material beneficial effect on Great Plains Energy and its subsidiaries, taken as a whole, or (2) upon receipt of a Great Plains Energy superior acquisition proposal, in each case, if all of the following conditions are met:

•	the Great Plains Energy Board determines in good faith after consultation with outside legal counsel and a financial adviser that the failure to make such a recommendation change would reasonably likely be inconsistent with its fiduciary duties under applicable law;

•	the Great Plains Energy Board provides Westar three business days’ written notice of its intent to make such a recommendation change, specifying its reasons therefor; and

•	during such three business day period, Great Plains Energy negotiates in good faith with Westar regarding any revisions to the merger agreement that Westar proposes to make.

In the event that (1) the change of recommendation by the Great Plains Energy Board was proposed to have been made in response to another acquisition proposal and (2) Westar has committed in writing to any changes to the terms of the merger agreement, and subsequent to such commitment a material revision or amendment is made to the acquisition proposal that had led to such change of recommendation, the Great Plains Energy Board must again comply with the foregoing conditions, except that the negotiation period is reduced to two business days.

Nothing contained in the merger agreement prohibits Great Plains Energy from (1) disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (2) making any disclosure to its shareholders if the Great Plains Energy Board determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would constitute a breach of its fiduciary duties under applicable law.

Obligation of Westar and Great Plains Energy with Respect to the Joint Proxy Statement/Prospectus

Great Plains Energy and Westar agreed that, as promptly as reasonably practicable following the date of the merger agreement, unless, the Westar Board or the Great Plains Energy Board, respectively, has made a change of Board recommendation with respect to the merger, (1) Great Plains Energy and Westar would jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the shareholders of each of Westar and Great Plains Energy relating to the Westar shareholders meeting and the Great Plains Energy shareholders meeting in preliminary form and (2) Great Plains Energy would prepare and cause to be filed with the SEC a registration statement on Form S-4 which would include this joint proxy statement/prospectus as a prospectus relating to the registration of Great Plains Energy common stock to be issued in connection with the merger. Each of Great Plains Energy and Westar agreed to furnish all information concerning itself and its affiliates to the other party, and provide such other assistance, as may have been reasonably requested by the other party or its outside legal counsel in connection with the preparation, filing and distribution of this joint proxy statement/prospectus.

Unless the Great Plains Energy Board or the Westar Board has made a change in its board recommendation, each of Great Plains Energy and Westar agreed to duly call, give notice of, convene and hold the applicable shareholders meeting and solicit approval for the Stock Issuance proposal and the Charter Amendment proposal (in the case of Great Plains Energy) and the Merger proposal (in the case of Westar).

Reasonable Best Efforts to Complete the Merger

Under the terms of the merger agreement, each of Great Plains Energy and Westar has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the merger and the transactions contemplated by the merger agreement as promptly as reasonably practicable, including:

•	making all necessary filings with governmental entities or third parties, including the filing of a Notification and Report Form pursuant to the HSR Act;

•	obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders that are necessary, proper or advisable to consummate the merger;

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement; and

•	causing the satisfaction of all conditions to closing set forth in the merger agreement.

Under the terms of the merger agreement, Great Plains Energy is prohibited from, and must cause its affiliates to refrain from, taking any action, including acquiring any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any consent or filing required for the consummation of the merger. In addition, Great Plains Energy is required to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any governmental entity pursuant to any antitrust law with respect to the merger or in connection with granting any required statutory approval so as to enable the merger to be consummated as soon as reasonably possible.

Westar and Great Plains Energy have agreed to cooperate with each other in determining whether any action or filing is required in connection with the merger and in seeking any such actions, consents, approvals or waivers or making any such filings. Under the terms of the merger agreement, Great Plains Energy has primary responsibility for scheduling and conducting any meeting with any governmental entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other governmental entity, and for obtaining all required approvals, consents, permits and other approvals and confirmations from any governmental entity necessary, proper or advisable to consummate the merger; provided that, Great Plains Energy has agreed to consult with the Westar reasonably in advance of taking any such action. Great Plains Energy will promptly notify Westar and Westar will notify Great Plains Energy of any notice or other communication from any person alleging that such person’s consent is or may be required in connection with the merger.

However, notwithstanding the foregoing obligations, Great Plains Energy will not be obligated to undertake any efforts or take any action that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Regulatory Material Adverse Effect, as defined in the merger agreement.

Access to Information

Under the terms of the merger agreement, Great Plains Energy and Westar agree to, and will cause their respective subsidiaries to, afford the other party and its representatives reasonable access (at the other party’s sole cost and expense) during normal business hours and upon reasonable advance notice, to one another’s material properties, books, contracts, commitments, personnel and records. In addition, the parties will, and will cause their respective subsidiaries to, make available promptly to the other party to the extent not publicly available, a copy of each material filing made by it, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, pursuant to the requirements of securities laws or filed with or sent to the SEC, the KCC or any other governmental entity. Notwithstanding the obligations described above, the parties are not required to afford such access or furnish information to the extent that it believes that doing so would result in the loss of attorney-client privilege or trade secret protection, violate confidentiality obligations or otherwise breach a contract to which the parties or their respective subsidiaries are a party, result in a competitor receiving sensitive information or contravene any applicable law.

Except for incidents caused by the parties’ or their respective affiliates’ intentional misconduct, each of the parties and agree to indemnify the other party and its affiliates and representatives from, and hold the other party and its affiliates and representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access to information as described in the preceding paragraph.

Great Plains Energy and Westar are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement executed by Great Plains Energy and Westar dated as of March 3, 2016, as amended.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, following the effective time of the merger, Great Plains Energy has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing at the time of execution of the merger agreement in favor of the current or former directors, officers or employees of the Westar and its subsidiaries as provided in the applicable Westar indemnity documentation and any indemnification or other similar contracts of Westar or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will continue in full force and effect in accordance with their terms and Great Plains Energy will cause the surviving corporation and the subsidiaries of Westar to perform their respective obligations thereunder. In addition, the surviving corporation has agreed that it will indemnify and hold harmless each individual who is, as of the date of the merger agreement, or who becomes prior to the effective time of the merger, a director, officer or employee of Westar or any Westar subsidiaries or who was serving as of the date of the merger agreement, or who began serving prior to the effective time of the merger, at the request of Westar or any subsidiary of Westar as a director, officer or employee of another person.

Great Plains Energy has also agreed to advance expenses incurred in the defense of any claim or investigation related thereto; provided that (1) any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law or the surviving corporation’s organizational documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (2) the surviving corporation cooperate in good faith in the defense of any such matter.

Under the terms of the merger agreement, for a period of six years from the effective time of the merger, the surviving corporation will either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Westar or its subsidiaries or provide substitute policies for Westar and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar, in either case, in amounts not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar with respect to claims arising from facts or events that occurred on or before the effective time of the merger. If the surviving corporation is unable to purchase such policy, it must obtain as much comparable insurance as possible for the years within such six year period in respect of each policy year within such period. However, the surviving entity will not be required to pay annual premiums in excess of 300 percent of the last annual premium paid by Westar for such policies.

Employee Matters

Under the terms of the merger agreement, Great Plains Energy has agreed, and will cause the surviving corporation to, for two years following the effective time of the merger, provide each individual (subject to certain exceptions as provided in the merger agreement) who is employed by Westar or a subsidiary of Westar immediately prior to the effective time of the merger and who remains employed thereafter by the surviving corporation, Great Plains Energy or any of their subsidiaries with (1) a base salary or wage rate that is no less favorable than that provided to the Westar employee immediately prior to the effective time of the merger, (2)

aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Westar employee immediately prior to the effective time of the merger and (3) employee benefits that are substantially comparable, in the aggregate, to those provided to the Westar employee immediately prior to the effective time of the merger.

For two years following the effective time of the merger, Great Plains Energy will, and will cause the surviving corporation to, provide each Westar employee (subject to certain exceptions as provided in the merger agreement) who experiences a termination of employment with the surviving corporation, Great Plains Energy or any of their subsidiaries certain severance benefits. In addition, at the effective time of the merger, Great Plains Energy will, or will cause the surviving corporation to, assume and honor in accordance with their terms all of Westar’s and its subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement) maintained by Westar or of its subsidiaries, in each case, as in effect at the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the merger (either alone or in combination with any other event). During the two year period following the effective time of the merger, subject to certain conditions, Great Plains Energy will, or will cause the surviving corporation to, treat retirees of Westar and its subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Great Plains Energy and its subsidiaries.

Further, the merger agreement provides that, subject to certain exceptions, as soon as practicable following the end of the fiscal year in which the merger occurs, Great Plains Energy will, or will cause the surviving corporation to, pay each Westar employee who remains employed with the surviving corporation, Great Plains Energy or any of their subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Westar employee participated as of immediately prior to the effective time of the merger.

With respect to all employee benefit plans of Great Plains Energy, the surviving corporation or any of their subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), the merger agreement provides that each Westar employee’s service with Westar or any of Westar subsidiaries (as well as service with any predecessor employer of Westar or any such Westar subsidiary, to the extent service with the predecessor employer was recognized by Westar or such Westar subsidiary and is accurately reflected within a Westar employee’s records) will be treated as service with Great Plains Energy, the surviving corporation or any of their subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (1) to the extent that such service was not recognized under the corresponding Westar benefit plan immediately prior to the effective time, (2) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Great Plains Energy and its subsidiaries do not receive credit for prior service or (3) to the extent that such recognition would result in any duplication of benefits for the same period of service.

Financing Cooperation

Great Plains Energy has agreed to use its reasonable best efforts to, and to use its reasonable best efforts to cause its affiliates to, consummate and obtain the financing on the terms and conditions described in the commitment letter with the Commitment Parties (as defined in “Description of Transaction Financing—Bridge Facility”) as promptly as possible. Each of Great Plains Energy and Merger Sub has agreed to keep Westar informed on a reasonably current basis in reasonable detail of the status of its efforts to complete the financing. Great Plains Energy has also agreed to keep Westar reasonably informed on a current and timely basis of the status of Great Plain’s efforts to obtain the financing and to satisfy the conditions thereof, including advising and updating Westar, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the financing, and to give Westar prompt written notice of any material breach by any party to the commitment letter. Westar will use its reasonable best efforts to, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives to, cooperate with Great Plains Energy to complete the financing as reasonably requested by Great Plains Energy. Under the terms of the merger agreement, Westar has no obligation to incur any costs, fees or liabilities with respect to the financing prior to the effective time of the merger. Great Plains Energy has agreed to reimburse Westar for all reasonable and documented out-of-pocket costs incurred by Westar in connection with its cooperation related to the financing and to indemnify and hold harmless Westar, and Westar subsidiaries and each of their respective officers, directors, employees, agents, representatives, successors and assigns from and against all damages, fees, costs and expenses suffered or incurred by them arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by Westar in connection with the arrangement of the financing or the use of any related offering documents.

Post-Merger Management and Activities

Under the merger agreement, Great Plains Energy has agreed to cause the surviving corporation to maintain its headquarters in Topeka, Kansas. In addition, Great Plains Energy has agreed to take all necessary action to cause, as of the effective time of the merger, one director serving on the Westar Board immediately prior to the effective time of the merger, to be elected or appointed as a member of the Great Plains Energy Board, with such director to be selected by Great Plains Energy in consultation with Westar. Great Plains Energy has also agreed that, following the merger, Great Plains Energy will cause the surviving corporation and the subsidiaries of Westar to maintain historic levels of community involvement and charitable contributions and support in the existing service territories of Westar and the subsidiaries of Westar.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	receipt of the approval of the Merger proposal and the approval of the Stock Issuance proposal;

•	approval for listing on the NYSE of the shares of Great Plains Energy common stock issuable to Westar shareholders pursuant to the merger agreement, subject to official notice of issuance;

•	the absence of any law or judgment, whether preliminary, temporary or permanent, in effect that prevents, makes illegal or prohibits the consummation of the merger;

•	receipt, at or prior to the effective time of the merger, of all required governmental approvals, including the expiration or termination of any waiting period applicable to the merger, and all such approvals being final; and

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto, and receipt of all state securities or “blue sky” authorizations necessary for the issuance of Great Plains Energy stock to Westar shareholders.

Conditions to Great Plains Energy’s and Merger Sub’s Obligations. The obligation of Great Plains Energy and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

(1) the representations and warranties of Westar in the merger agreement (with specified exceptions) must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, that such representations and warranties will be deemed to be true and correct so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected have, individually or in the aggregate, a material adverse effect on Westar

(without giving effect to any materiality or material adverse effect qualifications); (2) the representations and warranties of Westar regarding capitalization and the authority to execute and perform its obligations under the merger agreement must be true and correct, in each case, as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty of Great Plains Energy or Merger Sub to be true or correct would be de minimis; and (3) the representations and warranties of Westar regarding the absence of any material adverse effect on Westar since December 31, 2015 must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

•	Westar must have performed, in all material respects, all covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	Since May 29, 2016, there must not have occurred any material adverse effect on Westar or any event or development which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Westar;

•	Great Plains Energy must have received a certificate signed on behalf of Westar by an executive officer of Westar certifying the satisfaction by Westar of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of Westar contained in the merger agreement, the performance by Westar of the covenants and agreement required to be performed by it under the merger agreements and the absence of any material adverse effect on Westar since May 29, 2016; and

•	Final regulatory approvals for the merger must have been obtained and such approvals must not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect, as defined in the merger agreement.

Conditions to Westar’s Obligations. The obligation of Westar to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	(1) the representations and warranties of Great Plains Energy and Merger Sub in the merger agreement (with specified exceptions) must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, that such representations and warranties will be deemed to be true and correct so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Plains Energy (without giving effect to any materiality or material adverse effect qualifications); (2) the representations and warranties of Great Plains Energy and Merger Sub regarding capitalization and the authority to execute and perform their respective obligations under the merger agreement must be true and correct, in each case, as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to of any such representation or warranty to be correct would be de minimis; and (3) the representations and warranties of Great Plains Energy and Merger Sub regarding the absence of any material adverse effect on each of Great Plains Energy and Merger Sub since December 31, 2015 must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

•	each of Great Plains Energy and Merger Sub must have performed, in all material respects, all covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	Westar must have received a certificate signed on behalf of Great Plains Energy by an executive officer of Great Plains Energy certifying the satisfaction by Great Plains Energy and Merger Sub of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of Great Plains Energy and Merger Sub contained in the merger agreement and the performance by Great Plains Energy and Merger Sub of the covenants and agreements required to be performed by it under the merger agreement.

Each of Great Plains Energy, Merger Sub and Westar may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither Great Plains Energy nor Westar can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Great Plains Energy or Westar means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have (1) a material and adverse effect on the ability of Great Plains Energy or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Great Plains Energy or Merger Sub’s consummation of, the transactions contemplated by the merger agreement or (2) a material adverse effect on the business, properties, financial condition or results of operations of Great Plains Energy and its subsidiaries, taken as a whole, or of Westar and its subsidiaries, taken as a whole, as the case may be. However, no such change, event or development will be a material adverse effect on Great Plains Energy, Westar or their respective subsidiaries, as the case may be, to the extent it results from:

•	any change or condition affecting any industry in which Great Plains Energy or Westar or any of their respective subsidiaries operate, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof);

•	any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical areas;

•	any failure in and of itself by Great Plains or Westar or any of their respective subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period;

•	any change attributable to the announcement, execution or delivery of the merger agreement or the pendency of the merger, including (1) any action taken by Great Plains Energy, Westar or any of their respective affiliates that is expressly required pursuant to the merger agreement, or is consented to by Great Plains Energy or Westar, or any action taken by Great Plains Energy or Westar or any of their respective affiliates, to obtain any consent from any governmental entity to the consummation of the merger and the result of any such actions, (2) any claim arising out of or related to the merger agreement (including shareholder litigation), (3) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (4) in the case of Westar, any change that arises out of or relates to the identity of Great Plains Energy or any of its affiliates as the acquirer of Westar, and in the case of Great Plains Energy, any change that arises out of or relates to the identity of Westar or any of its affiliates as the target of Great Plains;

•	any change or condition affecting the market for commodities, including any change in the price or availability of commodities;

•	any change in and of itself in the market price, credit rating or trading volume of shares of Great Plains Energy common stock or Westar common stock on the NYSE or any change affecting the ratings or the ratings outlook for Great Plains or Westar or any of their respective subsidiaries;

•	any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement;

•	any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices;

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development;

•	any change or effect arising from any requirements imposed by any governmental entities as a condition to obtaining the required statutory approvals for the merger; or

•	in the case of Great Plains Energy, failure to obtain shareholder approval for the amendment to Great Plains Energy’s articles of incorporation to increase the amount of Great Plains Energy’s authorized capital stock.

Termination; Termination Fees; Expenses

Termination

The merger agreement may be terminated by either Westar or Great Plains Energy in accordance with its terms at any time prior to the effective time of the merger, whether before or after the approval of the Merger proposal or the approval of the Stock Issuance proposal:

•	by mutual written consent of Great Plains Energy and Westar;

•	by Great Plains Energy or Westar:

•	if the merger is not completed by May 31, 2017 (the end date); provided that if, prior to the end date, all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived, or shall then be capable of being satisfied (except for conditions regarding statutory approval, absence of legal restraints and those conditions that by their nature are to be satisfied at the closing of the merger), either Great Plains Energy or Westar may, prior to 5:00 p.m. New York City time on the end date, extend the end date to November 30, 2017, provided that neither party may avail itself of such right to extend the end date if it has breached any of its covenants or agreements in the merger agreement which has caused the failure to satisfy the closing conditions or failure of the closing conditions to have occurred prior to the end date;

•	if the condition regarding the absence of legal restraints on the merger has not been satisfied and such legal restraint has become final and nonappealable, provided that neither party may avail itself of such right to terminate the merger agreement if it has breached its obligations under the merger agreement to use reasonable best efforts to obtain regulatory approvals;

•	if the approval of the Stock Issuance proposal is not obtained at the special meeting of Great Plains Energy shareholders, or at any adjournment of such meeting; or

•	if the approval of the Merger proposal is not obtained at the special meeting of Westar shareholders, or at any adjournment of such meeting.

The merger agreement may be terminated in accordance with its terms by Great Plains Energy as follows:

•	at any time prior to the receipt of the approval of the Merger proposal, if the Westar Board effects a change of the Westar board recommendation; or

•	if (1) there is a breach by Westar of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Westar’s representations and warranties and Westar’s performance or compliance with its agreements would not reasonably be capable of being satisfied, (2) Great Plains Energy has delivered written notice to Westar of such breach and (3) such breach is not reasonably capable of being cured by the end date or such breach is cured within 30 days after receipt of Great Plains Energy’s notice by Westar, provided Westar is not then in material breach of any of its material representations, warranties or covenants under the merger agreement;

The merger agreement may be terminated in accordance with the terms by Westar as follows:

•	(1) at any time prior to the receipt of the approval of the Stock Issuance proposal, if the Great Plains Energy Board effects a change of the Great Plains Energy board recommendation or (2) at any time prior to the receipt of the approval of the Merger proposal, if the Westar Board has made a change of the Westar Board recommendation with respect to a superior proposal and has approved, and Westar has entered into an acquisition agreement providing for the implementation of such superior proposal in compliance with Westar’s obligations under the merger agreement, and Westar pays the applicable termination fee prior to or concurrently with such termination;

•	at any time prior to the effective time if (1) there is a breach by Great Plains Energy or Merger Sub of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Great Plains Energy’s and Merger Sub’s representations and warranties and Great Plains Energy’s and Merger Sub’s performance or compliance with its agreements would not reasonably be capable of being satisfied, (2) Westar has delivered written notice to Great Plains Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date or such breach is not cured within 30 days after receipt of Westar’s notice by Great Plains Energy, provided Westar is not then in material breach of any of its material representations, warranties or covenants under the merger agreement; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the merger should have been consummated (except for those conditions that by their terms are to be satisfied at the closing of the merger), (2) Great Plains Energy and Merger Sub do not consummate the merger on the day that the merger should have been consummated pursuant to the terms of the merger agreement, and (3) Great Plains Energy and Merger Sub fail to consummate the merger within five business days following their receipt of written notice from Westar requesting such consummation.

Termination Fees

Under the terms of the merger agreement, Great Plains Energy must pay Westar a termination fee in cash equal to $380 million in the event that:

•	Great Plains Energy or Westar exercises its right to terminate the merger agreement as a result of a failure to close by the end date and, at the time of such termination, any conditions to consummation of the merger relating to receipt of required regulatory approvals have not been satisfied; provided that all other conditions to consummation of the merger have been satisfied (except for those conditions that by their nature are to be satisfied at the closing of the merger but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy or Merger Sub);

•	Great Plains Energy or Westar exercises its right to terminate the merger agreement as a result of the existence of legal restraints to the merger such that the corresponding condition to consummation of the merger has not been satisfied and such legal restraint has become final and nonappealable; provided that the applicable legal restraint giving rise to such termination arises in connection with the required regulatory approvals or in connection with the assertion that the approval of a state regulatory commission other than that of the KCC is required, and provided that all other conditions to consummation of the merger have been satisfied (except for those conditions that by their nature are to be satisfied at the closing of the merger but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy or Merger Sub);

•	Westar exercises its right to terminate the merger agreement based on a failure of Great Plains Energy to perform its covenants or agreements pertaining to obtaining required approvals and consents; provided that all other conditions to consummation of the merger have been satisfied (except for those conditions that by their nature are to be satisfied at the closing of the merger but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy or Merger Sub); or

•	Westar exercises its right to terminate the merger agreement based on (1) the failure of the merger to be consummated on the day it should have been consummated under the terms of the merger agreement when all conditions to closing set forth in the merger agreement have been satisfied or waived and (2) Great Plains Energy and Merger Sub having failed to consummate the merger within five business days following their receipt of written notice from Westar requesting such consummation.

In addition, Great Plains Energy must pay Westar a termination fee in cash equal to $180 million in the event that:

•	Westar exercises its right to terminate the merger agreement based on Great Plains Energy having effected a change of board recommendation in respect of the merger; or

•	the merger agreement is terminated (1) by either party because the closing has not occurred by the end date or the approval of the Stock Issuance proposal has not been obtained, or (2) by Westar, if Great Plains Energy or Merger Sub is in breach of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the end date or is not cured within 30 days after receipt of notice of breach from Westar and, (A) prior to Great Plains Energy’s shareholder meeting or, in the case of a failure to close by the end date or breach giving rise to Westar’s right to terminate, prior to such termination, an acquisition proposal is made to Great Plains Energy or its board of directors or is publicly disclosed and not withdrawn, and (B) within twelve months after termination, Great Plains Energy enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Further, Great Plains Energy must pay Westar a termination fee in cash equal to $80 million in the event that (1) either party exercises its right to terminate the merger agreement because the approval of the Stock Issuance proposal has not been obtained and (2) none of the other termination fees described above are otherwise payable by Great Plains Energy.

Under the terms of the merger agreement, Westar must pay Great Plains Energy a termination fee equal to $280 million in the event that:

•	Westar terminates the merger agreement in order to enter into an agreement relating to a superior acquisition proposal;

•	Great Plains Energy exercises its right to terminate the merger agreement based on Westar having effected a change of board recommendation in respect of the merger; or

•	the merger agreement is terminated (1) by either party because the closing has not occurred by the end date or the approval of the Merger proposal is not obtained, or (2) by Great Plains Energy, if Westar is in breach of its representations, warranties, covenants or agreements under the merger agreement such that the closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the end date or is not cured within 30 days after receipt of notice of breach from Westar and, (A) prior to the Westar shareholder meeting or, in the case of a failure to close by the end date or breach giving rise to Great Plains Energy’s right to terminate, prior to such termination, an acquisition proposal is made to Westar or its board of directors or is publicly disclosed and not withdrawn, and (B) within twelve months after termination, Westar enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Expenses

Except as described in the merger agreement, each party will bear its own expenses in connection with the merger.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement by petition to the courts of the State of Kansas located in Shawnee County, or, if applicable, the U.S. District Court for the District of Kansas, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed that each party will be entitled to seek specific performance to prevent or cure breaches of the merger agreement and enforce specifically the terms of the merger agreement, including the obligation to effect the consummation of the merger.

Amendment

The merger agreement may be amended, at any time before or after receipt of the approval of the Stock Issuance proposal and the Westar Merger proposal, by Great Plains Energy, Westar and Merger Sub; provided, however, that (1) after adoption of the merger agreement by the Westar shareholders, amendments that by law require further shareholder approval or authorization may be made only with such further approval or authorization of the Westar shareholders, (2) the merger agreement may not be amended after the effective time of the merger, (3) no amendment may require the approval of Great Plains Energy or Westar shareholders, except as provided above, and (4) no amendment or waiver to any provision of the merger agreement of which the financing parties are expressly made third-party beneficiaries may be effective without the written consent of such financing parties. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

POST-MERGER GOVERNANCE AND MANAGEMENT

This section of this joint proxy statement/prospectus describes the material governance and management arrangements that will apply to Great Plains Energy upon completion of the merger.

Corporate Offices

Upon completion of the merger, Great Plains Energy will maintain a Kansas headquarters in Topeka, Kansas and Great Plains Energy will maintain its corporate headquarters in Kansas City, Missouri.

Board of Directors of Great Plains Energy and Westar and Governance Matters

As provided in the merger agreement, upon completion of the merger, Great Plains Energy will add one director from the Westar Board to the Great Plains Energy Board to be selected by Great Plains Energy in consultation with Westar.

Terry Bassham will serve as Chairman, President and Chief Executive Officer of the combined company. As of the effective time of the merger, the directors of Merger Sub as of immediately prior to the effective time shall be the directors of the surviving corporation in the merger and the officers of Westar, other than Mr. Ruelle, as of immediately prior to the effective time shall be the officers of the surviving corporation in the merger, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the combined company. The current directors of Merger Sub are Terry Bassham, Kevin E. Bryant, Scott Heidtbrink, Heather A. Humphrey and Charles A. Caisley.

Under the terms of the merger agreement, Great Plains Energy shall cause the surviving corporation and the subsidiaries of Westar to maintain historic levels of community involvement and charitable contributions and support in the existing service territories of Westar and its subsidiaries.

See “Additional Interests of Great Plains Energy’s and Westar’s Directors and Executive Officers in the Merger—Leadership of the Combined Company” on page 108 for information on the combined company’s board of directors and executive officers.

Dividends

Great Plains Energy declared quarterly cash dividends of $0.245 per share of common stock for each of the first three quarters of 2015 and declared a cash dividend of $0.2625 per share of common stock for the fourth quarter of 2015, or $0.9975 per share annually. Great Plains Energy declared quarterly dividends in 2016 for each of the first three quarters of $0.2625 per share of common stock.

Westar declared quarterly dividends in 2015 of $0.36 per share, reflecting an annual dividend of $1.44 per share. Westar declared quarterly dividends in 2016 for each of the first two quarters of $0.38 per share of common stock.

Under the terms of the merger agreement, Westar has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar or any subsidiary in respect of shares of Westar common stock on a schedule consistent with Westar’s past practices and subject to certain maximum payments, (2) dividend equivalents accrued or payable by Westar in respect of performance units, restricted share units or other equity-based rights, (3) dividends and distributions by a direct subsidiary to its parent and (4) a “stub period” dividend to holders of record of Westar common stock as of immediately prior to the effective time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by Westar prior to the effective time, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time by ninety-one.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Financial Statements (referred to as the “pro forma financial statements”) have been derived from the historical consolidated financial statements of Great Plains Energy and Westar incorporated by reference into this document. The pro forma financial statements should be read in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	consolidated financial statements of Great Plains Energy as of and for the year ended December 31, 2015, included in Great Plains Energy’s Form 10-K and incorporated by reference into this document;

•	unaudited consolidated financial statements of Great Plains Energy as of and for the six months ended June 30, 2016, included in Great Plains Energy’s Form 10-Q and incorporated by reference into this document;

•	consolidated financial statements of Westar as of and for the year ended December 31, 2015, included in Westar’s Form 10-K and incorporated by reference into this document; and

•	unaudited condensed consolidated financial statements of Westar as of and for the six months ended June 30, 2016, included in Westar’s Form 10-Q and incorporated by reference into this document.

The pro forma financial statements give effect to the merger, Great Plains Energy’s expected equity and debt issuances to finance the cash portion of the merger consideration and the redemption by Great Plains Energy of all of its existing outstanding preferred stock (collectively referred to in this section as the “transactions”). Great Plains Energy has obtained committed financing in the form of a $7.517 billion senior unsecured bridge term loan facility from GS Bank and GS Lending Partners. However, Great Plains Energy has prepared its pro forma financial statements assuming the cash portion of the merger consideration will be financed through its expected issuances of equity and debt based on current market conditions, and as a result, these pro forma financial statements assume that Great Plains Energy will not borrow any amounts under the bridge term loan facility. Any borrowings under the bridge term loan facility would be classified as short-term debt in current liabilities. For more information about the expected financing transactions and the redemption of preferred stock, please see “Description of Transaction Financing” beginning on page 170.

The Unaudited Pro Forma Condensed Combined Statements of Income (referred to as the “pro forma statements of income”) for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the transactions as if they occurred on January 1, 2015. The Unaudited Pro Forma Condensed Combined Balance Sheet (referred to as the “pro forma balance sheet”) as of June 30, 2016 gives effect to the transactions as if they occurred on June 30, 2016.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Great Plains Energy and Westar. As such, the impact from merger related expenses is not included in the accompanying pro forma statements of income. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to other current liabilities and a decrease to retained earnings.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under existing generally accepted accounting principles, or GAAP, and the regulations of the SEC. Great Plains Energy has been treated as the acquirer in the merger for accounting purposes. The purchase price for the pro forma financial statements has been estimated based on (1) the number of outstanding shares of Westar common stock on June 30, 2016, and (2) an assumed exchange ratio of 0.2963 determined using the 20-day volume-weighted average price per share of Great Plains Energy common stock ending on August 1, 2016. See “The Merger Agreement—Effects of the Merger; Merger Consideration” for further details on the exchange ratio.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

GREAT PLAINS ENERGY INCORPORATED

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2016

	Great Plains Energy Historical (Note 3(a))	Westar Historical (Note3(a))	Pro Forma Adjustments	Note 3		Great Plains Energy Combined Pro Forma
	(millions)
ASSETS
Current Assets
Cash and cash equivalents	$7.2	$5.2	$59.9	(b	)	$72.3
Funds on deposit	6.0	5.8				11.8
Receivables, net	211.8	298.8	(35.6)	(c	)	475.0
Accounts receivable pledged as collateral	173.7	—				173.7
Fuel inventories, at average cost	103.9	107.4				211.3
Materials and supplies, at average cost	160.5	192.1				352.6
Deferred refueling outage costs	9.7	8.8				18.5
Refundable income taxes	1.0	—				1.0
Prepaid expenses and other assets	68.0	45.3	(32.2)	(i	)	81.1

Total	741.8	663.4	(7.9)			1,397.3

Utility Plant, at Original Cost
Electric	13,302.4	12,457.7				25,760.1
Less - accumulated depreciation	5,015.2	4,297.4				9,312.6

Net utility plant in service	8,287.2	8,160.3	—			16,447.5
Construction work in progress	439.9	568.7				1,008.6
Nuclear fuel, net of amortization	71.6	71.7				143.3

Total	8,798.7	8,800.7	—			17,599.4

Property, Plant and Equipment of Variable Interest Entities
Electric	—	498.0				498.0
Less - accumulated depreciation	—	234.9				234.9

Net property, plant and equipment	—	263.1	—			263.1

Investments and Other Assets
Nuclear decommissioning trust fund	210.3	189.2				399.5
Regulatory assets	1,001.2	813.3	464.2	(d	)	2,278.7
Goodwill	169.0	—	4,816.7	(k	)	4,985.7
Other	89.3	241.0	(6.9)	(c	)	308.4
			(15.0)	(e	)

Total	1,469.8	1,243.5	5,259.0			7,972.3

Total	$11,010.3	$10,970.7	$5,251.1			$27,232.1

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2016

	Great Plains Energy Historical (Note 3(a))	Westar Historical (Note3(a))	Pro Forma Adjustments	Note 3		Great Plains Energy Combined Pro Forma
	(millions)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$74.0	$—				$74.0
Collateralized note payable	173.7	—				173.7
Commercial paper	340.4	177.0				517.4
Current maturities of long-term debt	251.1	125.0	3.1	(d	)	379.2
Current maturities of long-term debt of variable interest entities	—	26.8	3.1	(d	)	29.9
Accounts payable	263.3	178.6	(35.6)	(c	)	406.3
Accrued taxes	80.6	95.1				175.7
Accrued interest	45.0	42.0				87.0
Accrued compensation and benefits	42.1	17.3				59.4
Pension and post-retirement liability	3.4	3.3				6.7
Interest rate derivative instruments	77.0	—	(77.0)	(i	)	—
Other	26.2	122.8	75.0	(g	)	304.0
			(0.4)	(e	)
			80.4	(h	)

Total	1,376.8	787.9	48.6			2,213.3

Deferred Credits and Other Liabilities
Deferred income taxes	1,186.6	1,655.8	(73.3)	(f	)	2,769.1
Deferred tax credits	126.9	208.3				335.2
Asset retirement obligations	293.8	280.5				574.3
Pension and post-retirement liability	466.5	402.8				869.3
Regulatory liabilities	302.4	281.5				583.9
Other	76.9	140.3	(6.9)	(c	)	210.3

Total	2,453.1	2,969.2	(80.2)			5,342.1

Capitalization
Common shareholders’ equity
Common stock	2,658.8	2,716.9	(15.0)	(j	)	5,360.7
Retained earnings	1,000.4	978.2	(1,070.5)	(j	)	908.1
Treasury stock, at cost	(3.8)	—				(3.8)
Accumulated other comprehensive loss	(9.0)	—				(9.0)

Total	3,646.4	3,695.1	(1,085.5)			6,256.0
Noncontrolling interests	—	19.6				19.6
Cumulative preferred stock	39.0	—	(39.0)	(e	)	—
Mandatory convertible preferred stock	—	—	1,544.5	(e	)	1,544.5
Long-term debt	3,495.0	3,387.7	4,849.8	(d	)	11,732.5
Long-term debt of variable interest entities	—	111.2	12.9	(d	)	124.1

Total	7,180.4	7,213.6	5,282.7			19,676.7

Commitments and Contingencies

Total	$11,010.3	$10,970.7	$5,251.1			$27,232.1

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2016

	Great Plains Energy Historical (Note 3(a))	Westar Historical (Note3(a))	Pro Forma Adjustments	Note 3		Great Plains Energy Combined Pro Forma
	(millions, except per share amounts)
Operating Revenues
Electric revenues	$1,242.9	$1,190.9	$(1.8)	(c	)	$2,432.0

Operating Expenses
Fuel	180.0	145.8				325.8
Purchased power	98.1	71.0				169.1
Transmission	40.7	117.9	(0.6)	(c	)	158.0
Utility operating and maintenance expenses	359.8	283.4	(1.2)	(c	)	642.0
Costs to achieve anticipated acquisition	5.0	7.8	(12.3)	(h	)	0.5
Depreciation and amortization	170.5	167.9				338.4
General taxes	110.8	97.4				208.2
Other	5.8	2.3				8.1

Total	970.7	893.5	(14.1)			1,850.1

Operating income	272.2	297.4	12.3			581.9
Non-operating income (expense)	(2.3)	3.5				1.2
Interest charges	(184.1)	(80.1)	(67.9)	(d	)	(250.5)
			81.6	(i	)

Income before income tax expense and income from equity investments	85.8	220.8	26.0			332.6
Income tax expense	(28.8)	(79.2)	1.0	(f	)	(107.0)
Income from equity investments, net of income taxes	1.4	3.3				4.7

Net income	58.4	144.9	27.0			230.3
Less: Net income attributable to noncontrolling interests	—	(7.0)				(7.0)

Net income attributable to controlling interests	58.4	137.9	27.0			223.3
Preferred stock dividend requirements	0.8	—	57.2	(e	)	58.0

Earnings available for common shareholders	$57.6	$137.9	$(30.2)			$165.3

Average number of basic common shares outstanding	154.5	142.0	(49.5)	(l	)	247.0
Average number of diluted common shares outstanding	154.9	142.4	(49.9)	(l	)	247.4

Basic earnings per common share	$0.37	$0.97				$0.67
Diluted earnings per common share	$0.37	$0.97				$0.67

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2015

	Great Plains Energy Historical (Note 3(a))	Westar Historical (Note3(a))	Pro Forma Adjustments	Note 3		Great Plains Energy Combined Pro Forma
	(millions, except per share amounts)
Operating Revenues
Electric revenues	$2,502.2	$2,459.2	$(3.5)	(c	)	$4,957.9

Operating Expenses
Fuel	421.4	404.8				826.2
Purchased power	187.3	149.1				336.4
Transmission	89.1	236.1	(1.2)	(c	)	324.0
Utility operating and maintenance expenses	724.8	573.4	(2.3)	(c	)	1,295.9
Depreciation and amortization	330.4	310.6				641.0
General taxes	213.2	156.9				370.1
Other	5.9	5.3				11.2

Total	1,972.1	1,836.2	(3.5)			3,804.8

Operating income	530.1	623.0	—			1,153.1
Non-operating income (expense)	3.7	0.2				3.9
Interest charges	(199.3)	(176.8)	(135.8)	(d	)	(511.9)

Income before income tax expense and income from equity investments	334.5	446.4	(135.8)			645.1
Income tax expense	(122.7)	(152.0)	53.3	(f	)	(221.4)
Income from equity investments, net of income taxes	1.2	7.4				8.6

Net income	213.0	301.8	(82.5)			432.3
Less: Net income attributable to noncontrolling interests	—	(9.9)				(9.9)

Net income attributable to controlling interests	213.0	291.9	(82.5)			422.4
Preferred stock dividend requirements	1.6	—	114.4	(e	)	116.0

Earnings available for common shareholders	$211.4	$291.9	$(196.9)			$306.4

Average number of basic common shares outstanding	154.2	138.0	(45.5)	(l	)	246.7
Average number of diluted common shares outstanding	154.8	139.3	(46.8)	(l	)	247.3

Basic earnings per common share	$1.37	$2.11				$1.24
Diluted earnings per common share	$1.37	$2.09				$1.24

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma statements of income for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the transactions as if they were completed on January 1, 2015. The pro forma balance sheet as of June 30, 2016 gives effect to the transactions as if they were completed on June 30, 2016.

The pro forma financial statements have been derived from the historical consolidated financial statements of Great Plains Energy and Westar that are incorporated by reference into this document. Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The merger is reflected in the pro forma financial statements as an acquisition of Westar by Great Plains Energy, based on the guidance provided by accounting standards for business combinations. Under these accounting standards, the total estimated purchase price is calculated as described in Note 2 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Great Plains Energy has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the merger is completed and the final amounts recorded for the merger may differ materially from the information presented.

Estimated transaction costs have been excluded from the pro forma statements of income as they reflect non-recurring charges directly related to the merger. However, the anticipated transaction costs are reflected in the pro forma balance sheet as an increase in other current liabilities and a decrease in retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed.

Westar’s regulated operations are comprised of electric generation, transmission and distribution operations. These operations are subject to the rate-setting authority of the FERC and the KCC and are accounted for pursuant to GAAP, including the accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for Westar’s regulated operations provide revenue derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair values of Westar’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values, and the pro forma financial statements do not reflect any net adjustments related to these amounts.

Note 2. Preliminary Purchase Price and Preliminary Purchase Price Allocation

The merger agreement provides that each outstanding share of Westar common stock at the effective time of the merger (subject to certain exceptions) will be converted into the right to receive $51 of cash consideration and a number of shares of Great Plains Energy common stock equal to an exchange ratio that may vary between

0.2709 and 0.3148, based upon the volume-weighted average share price of Great Plains Energy common stock on the NYSE for the 20 consecutive full trading days ending on (and including) the third trading day immediately prior to the date of the effective time of the merger.

The purchase price for the merger is estimated as follows (shares in thousands):

Westar shares outstanding as of June 30, 2016	141,691
Cash consideration (per Westar share)	$51.00

Estimated cash portion of purchase price (in millions)	$7,226.2

Westar shares outstanding as of June 30, 2016	141,691
Exchange ratio (per Westar share)	0.2963

Estimated total Great Plains Energy common shares assumed to be issued	41,983.0
Closing price of Great Plains Energy common stock on August 1, 2016	$29.70

Estimated equity portion of purchase price (in millions)	$1,246.9
Estimated equity compensation (in millions)	47.8

Total estimated purchase price (in millions)	$8,520.9

The preliminary purchase price was computed using Westar’s outstanding shares as of June 30, 2016, multiplied by the cash consideration portion of the purchase price and adjusted for the exchange ratio for the equity portion of the purchase price. The preliminary purchase price reflects an exchange ratio calculated by dividing $9.00 by $30.3706, the 20-day volume-weighted average price per share of Great Plains Energy common stock ending on August 1, 2016. The preliminary purchase price reflects the market value of Great Plains Energy common stock to be issued in connection with the merger based on the closing price of Great Plains Energy common stock on August 1, 2016. The preliminary purchase price also reflects the total estimated fair value of Westar’s equity compensation awards settled as of June 30, 2016 as required by the merger agreement, excluding the value attributable to post-combination service. See “The Merger Agreement—Treatment of Westar Performance Units, Restricted Share Units, and Benefit Plans” beginning on page 116 for further details on settled Westar equity compensation awards.

The preliminary purchase price will fluctuate with the market price of Great Plains Energy common stock through the 20-day volume-weighted average price per share used to calculate the exchange ratio and through the value of Great Plains Energy stock issued at the close of the transaction until the purchase price is reflected on an actual basis when the merger is completed. An increase of 20% in the 20-day volume-weighted average price per share from the price used above would decrease the purchase price by approximately $107 million. A decrease of 20% in the 20-day volume-weighted average price per share from the price used above would increase the purchase price by approximately $78 million. These fluctuations assume a closing price of Great Plains Energy common stock at the effective time of the merger of $29.70, the closing price of Great Plains Energy common stock on August 1, 2016.

An increase or decrease of 20% in the Great Plains Energy closing common share price from the price used above would increase or decrease the purchase price by approximately $249 million, assuming an exchange ratio of 0.2963.

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Westar’s assets and liabilities. The allocation of the preliminary purchase price is as follows (in millions):

Current Assets	$663.4
Total Utility Plant, Net	8,800.7
Property, Plant and Equipment of Variable Interest Entities, Net	263.1
Goodwill	4,816.7
Other Long-Term Assets, excluding Goodwill	1,707.7

Total Assets	$16,251.6
Current Liabilities, including Current Maturities of Long-Term Debt	794.1
Long-Term Liabilities	2,944.1
Long-Term Debt	3,848.8
Long-Term Debt of Variable Interest Entities	124.1
Noncontrolling Interests	19.6

Total Liabilities and Noncontrolling Interests	7,730.7

Total Estimated Purchase Price	$8,520.9

Note 3. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a)	Great Plains Energy and Westar historical presentation—Based on the amounts reported in the consolidated statements of income and balance sheets of Great Plains Energy and Westar for the year ended December 31, 2015 and for the six months ended and as of June 30, 2016, certain financial statement line items included in Westar’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Great Plains Energy’s historical presentation. These reclassifications have no material impact on the historical operating income, net income attributable to controlling interests, total assets, liabilities or shareholders’ equity reported by Great Plains Energy or Westar.

Additionally, based on Great Plains Energy’s review of Westar’s summary of significant accounting policies disclosed in Westar’s consolidated historical financial statements incorporated by reference into this joint proxy statement/prospectus, as well as preliminary discussions with Westar management, the nature and amount of any adjustments to the historical financial statements of Westar to conform its accounting policies to those of Great Plains Energy are not expected to be material. Upon completion of the merger, further review of Westar’s accounting policies and financial statements may result in revisions to Westar’s policies and classifications to conform to those of Great Plains Energy.

(b)	Cash and cash equivalents—The pro forma balance sheet reflects the following pro forma adjustments (in millions):

	June 30 2016	Note 3 FN
Proceeds from long-term debt issuance	$4,415.0	(d)
Proceeds from issuance of mandatory convertible preferred stock	1,600.0	(e)
Proceeds from issuance of Great Plains Energy common stock	1,500.0	(j)
Debt and equity issuance fees	(111.8)	(d)(e)(j)
Estimated cash portion of purchase price	(7,226.2)
Redemption of Great Plains Energy’s cumulative preferred stock	(40.1)	(e)
Settlement of interest rate swaps	(77.0)	(i)

Total	$59.9

(c)	Intercompany Transactions—Reflects the elimination of jointly-owned electric plant and electric transmission transactions between Great Plains Energy and Westar, as if Great Plains Energy and Westar were consolidated affiliates during the periods presented.

(d)	Long-Term Debt—The pro forma balance sheet includes the following pro forma adjustments to the line item of Long-term debt (in millions):

June 30 2016
Westar long-term debt fair value adjustment	$461.1
Issuance of long-term debt (net of issuance costs)	4,388.7

Total	$4,849.8

The line items of Current maturities of long-term debt, Current maturities of long-term debt of variable interest entities and Long-term debt of variable interest entities also include pro forma adjustments to reflect Westar’s long-term debt at estimated fair value. For purposes of the pro forma adjustments, estimated fair value is based on prevailing market prices for the individual debt securities as of June 30, 2016. The final fair value determination of the debt will be based on prevailing market prices at the completion of the merger. The fair value adjustments to Westar’s regulated company debt of $461.1 million and $3.1 million within the Long-term debt and Current maturities of long-term debt line items, respectively, are offset by an increase to regulatory assets. The fair value adjustment to the long-term debt of Westar’s variable interest entities (if there continues to be a premium to book value) will be amortized as a reduction to interest expense over the remaining life of the debt.

The $4,388.7 million issuance of long-term debt (net of issuance costs of $26.3 million) reflects Great Plains Energy’s anticipated debt financing for a portion of the estimated cash consideration of the merger and other costs directly attributable to the merger.

The pro forma statements of income include the following pro forma adjustments related to long-term debt in the line item of Interest charges (in millions):

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Interest expense on $4,388.7 million of long-term debt	$(69.6)	$(139.3)
Long-term debt fair value adjustment amortization	1.7	3.5

Total	$(67.9)	$(135.8)

The pro forma adjustment for the incremental interest expense on the estimated $4,388.7 million of long-term debt that Great Plains Energy expects to issue includes the amortization of the estimated issuance costs over the lives of the debt issued. The incremental interest expense reflects an estimated average annual interest cost of 3.16%. A change of 0.125% in the estimated average annual interest rate would cause a change in annual interest expense of approximately $5.5 million.

The amortization of the long-term debt fair value adjustment pertains to Westar’s long-term debt of variable interest entities. The effect of the fair value adjustment is being amortized over the remaining life of the individual debt issuances, with the longest amortization period being approximately 5 years. The remainder of the fair value adjustments for Westar’s regulated company debt is offset by an increase to regulatory assets, and amortization of these adjustments will offset each other with no effect on earnings.

(e)

Preferred Stock—The pro forma balance sheet includes pro forma adjustments to reflect $720.0 million of proceeds (net of $30 million of issuance costs) from the issuance of 7.25% mandatory convertible preferred stock (750,000 shares) to OMERS pursuant to a stock purchase agreement and an estimated $824.5 million of proceeds (net of $25.5 million of issuance costs) of additional 7.25% mandatory convertible preferred stock (850,000 shares) that Great Plains Energy anticipates issuing to finance a portion of the estimated cash consideration of the merger. The pro forma adjustment reflecting the $30 million of issuance costs for the preferred stock issued to OMERS includes the reclassification of $15 million of up-front issuance costs deferred in Investments and Other Assets—Other until the issuance of the preferred stock at the time of the merger.

The pro forma statements of income include pro forma adjustments reflecting accumulated dividends from the issuance of these mandatory convertible preferred shares of $58.0 million and $116.0 million for the six months ended June 30, 2016 and year ended December 31, 2015, respectively. A change of 1.0% in the dividend rate of the estimated $824.5 million of mandatory convertible preferred stock would change the annual dividend amount approximately $9 million.

The pro forma balance sheet also includes pro forma adjustments reflecting the $40.1 million redemption (including a redemption premium and accrued dividends of $1.1 million) of all the outstanding shares of Great Plains Energy’s $39.0 million of 3.80%, 4.20%, 4.35% and 4.5% cumulative preferred stock which is required in order to issue the mandatory convertible preferred stock to finance the transaction. The pro forma adjustment reflecting the redemption of the cumulative preferred stock includes the reduction of $0.4 million of other current liabilities related to accrued dividends previously declared.

The pro forma statements of income also includes pro forma adjustments for the elimination of preferred dividends of $0.8 million and $1.6 million for the six months ended June 30, 2016 and year ended December 31, 2015, respectively, related to the redemption of Great Plains Energy’s 3.80%, 4.20%, 4.35% and 4.5% cumulative preferred stock.

(f)	Income Taxes—The pro forma balance sheet includes a pro forma adjustment to estimate the impacts on deferred income taxes of $6.3 million for the allocation of the purchase price, $24.8 million for estimated merger transaction costs, $29.5 million for the estimated settlement of all outstanding Westar equity compensation awards, and $12.7 million to fully amortize deferred financing fees related to the bridge term loan facility, based on the estimated statutory income tax rate of 39.3% for the combined company. The pro forma statements of income include a pro forma adjustment to reflect the income tax effects of the pro forma adjustments calculated using an estimated statutory income tax rate of 39.3% for the combined company. The estimated statutory tax rate of 39.3% could change based on future changes in the applicable tax rates and final determination of the combined company’s tax position.

(g)	Equity Compensation Awards—The pro forma balance sheet includes a pro forma adjustment to Other Current Liabilities for the estimated settlement of all outstanding Westar equity compensation awards as required in the merger agreement that will become payable at the time the merger is consummated. See “The Merger Agreement—Treatment of Westar Performance Units, Restricted Share Units, and Benefit Plans” beginning on page 116 for further details on settled Westar equity compensation awards. The settlement of the equity compensation awards have been excluded from the pro forma statements of income as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(h)	Merger Transaction Costs—The pro forma balance sheet includes a pro forma adjustment for $80.4 million of estimated merger transaction costs consisting of fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the merger. The pro forma statement of income for the six months ended June 30, 2016 includes a pro forma adjustment to eliminate $12.3 million of merger transaction costs incurred by Great Plains Energy and Westar. Incurred costs related to integration planning not directly attributable to the merger transaction were not eliminated. The merger transaction costs are non-recurring charges and have been excluded from the pro forma statements of income.

(i)	Other Financing Costs—The pro forma balance sheet includes a pro forma adjustment to Prepaid expenses and other assets for $32.2 million of deferred financing fees related to the bridge term loan facility that Great Plains Energy expects will be fully amortized at the time of the merger.

The pro forma balance sheet also includes a $77.0 million pro forma adjustment to Interest rate derivative instruments to reflect the settlement of four interest rate swap transactions entered into by Great Plains Energy to manage interest rate risk with regards to the estimated $4,415.0 million principal amount of long-term debt that Great Plains Energy expects to issue to finance a portion of the estimated cash consideration of the merger and other costs directly attributable to the merger. See “Description of Transaction Financing” beginning on page 170 for more details on the interest rate swaps.

The pro forma statement of income for the six months ended June 30, 2016 includes the following pro forma adjustments related to other financing costs in the line item of Interest charges (in millions):

Mark-to-market impacts of interest rate swaps	$77.0
Eliminate amortization of deferred financing fees for bridge facility	4.6

Total	$81.6

Both the mark-to-market impacts of interest rate swaps and the amortization of deferred financing fees for the bridge term loan facility (which Great Plains Energy expects to be fully amortized at the time of the merger) were excluded from the pro forma statements of income as they represent non-recurring charges directly attributable to the merger transaction.

(j)	Common Shareholders’ Equity—The pro forma balance sheet reflects the following adjustments: (i) the elimination of Westar’s historical equity balances, (ii) the estimated issuance of 50.5 million shares of Great Plains Energy common stock ($1,455.0 million of common stock, net of $45 million of issuance costs, based on Great Plains Energy’s closing stock price of $29.70 on August 1, 2016) to finance a portion of the estimated cash consideration of the merger, (iii) the estimated issuance of 42.0 million shares of Great Plains Energy common stock ($1,246.9 million of common stock see Note 2 for details of the calculation) for the equity portion of the purchase price and (iv) adjustments to decrease retained earnings of $55.6 million (net of tax) for estimated merger transaction costs, $16.5 million (net of tax) to reflect the fair value of settled Westar equity compensation awards attributable to post-combination service, $0.7 million related to the redemption of Great Plains Energy’s 3.80%, 4.20%, 4.35% and 4.5% cumulative preferred stock, and $19.5 million (net of tax) to reflect the full amortization of deferred financing fees related to the bridge term loan facility.

(k)	Goodwill—Reflects the preliminary estimate of goodwill created as a result of the merger. See below for a detailed calculation of goodwill created.

Total Estimated Purchase Price	$8,520.9
Fair value of Westar’s Noncontrolling Interests	19.6

Estimated Westar Fair Value	8,540.5
Less: Fair Value of Net Assets Acquired	3,723.8

Pro Forma Goodwill Adjustment	$4,816.7

(l)	Shares Outstanding—Reflects the elimination of Westar’s common stock, the issuance of approximately 50.5 million shares of Great Plains Energy common stock to finance a portion of the estimated cash consideration of the merger and the issuance of 42.0 million shares of Great Plains Energy stock per the exchange ratio of 0.2963 (see Note 2 for details of the calculation).

See below for a detailed calculation of the pro forma weighted-average number of basic and diluted shares outstanding.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Basic (millions):
Great Plains Energy weighted-average shares outstanding	154.5	154.2
Great Plains Energy shares issued to fund cash consideration	50.5	50.5
Equivalent Westar common shares after exchange	42.0	42.0

	247.0	246.7

Diluted (millions):
Great Plains Energy weighted-average shares outstanding	154.9	154.8
Great Plains Energy shares issued to fund cash consideration	50.5	50.5
Equivalent Westar common shares after exchange	42.0	42.0

	247.4	247.3

The 750,000 shares of 7.25% mandatory convertible preferred stock that will be issued to OMERS pursuant to a stock purchase agreement and the 850,000 of additional shares of 7.25% mandatory convertible preferred stock expected to be issued that are reflected in the pro forma financial statements have not been assumed to be converted in the calculation of pro forma weighted-average diluted shares outstanding for the six months ended June 30, 2016 and year ended December 31, 2015, as the conversion would be anti-dilutive. See “Description of Transaction Financing” beginning on page 170 for more details on the conversion features of these securities. The conversion features of the 850,000 shares of mandatory convertible preferred stock have been assumed to be identical to those for the 750,000 shares of mandatory convertible preferred stock that will be issued to OMERS.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Westar shareholders under the KGCC, the restated articles of incorporation, as amended, of Westar (referred to as “Westar’s articles of incorporation”), and the bylaws of Westar, as amended (referred to as “Westar’s bylaws”), prior to the completion of the merger are in many instances similar to the rights that they will have as Great Plains Energy shareholders following the completion of the merger under the General and Business Corporation Law of the State of Missouri (referred to as the “MGBCL”), Great Plains Energy’s articles of incorporation, and the bylaws of Great Plains Energy, as amended (referred to as “Great Plains Energy’s bylaws”). Below, Great Plains Energy and Westar have summarized the material differences between the current rights of Westar shareholders and the rights those shareholders will have as Great Plains Energy shareholders following the merger. The summary in the following chart is not complete, and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects by, and qualified by reference to, the KGCC, the MGBCL, Westar’s articles of incorporation, Westar’s bylaws, Great Plains Energy’s articles of incorporation and Great Plains Energy’s bylaws, as applicable.

Copies of Westar’s articles of incorporation, as currently in effect, and Westar’s bylaws, as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Great Plains Energy shareholders and Westar shareholders upon request. Copies of Great Plains Energy’s articles of incorporation, as currently in effect, and Great Plains Energy’s bylaws, as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Great Plains Energy shareholders and Westar shareholders upon request. See “Where You Can Find More Information” beginning on page 180 of this joint proxy statement/prospectus.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
Corporate Governance:	Upon completion of the merger, the rights of Great Plains Energy shareholders and former Westar shareholders will be governed by the MGBCL, Great Plains Energy’s articles of incorporation and Great Plains Energy’s bylaws.	Currently, the rights of Westar shareholders are governed by the KGCC, Westar’s articles of incorporation and Westar’s bylaws.

Authorized Capital Stock:

Great Plains Energy’s authorized capital stock consists of 250,000,000 shares of common stock without par value, 390,000 shares of Cumulative Preferred Stock, par value $100.00, 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and 11,000,000 shares of Preference Stock without par value.

If the Charter Amendment proposal is approved, the authorized number of shares of common stock will increase to 600,000,000. No other changes will be made to the articles of incorporation.

Westar’s authorized capital stock consists of 275,000,000 shares of common stock of par value $5.00, 4,000,000 shares of Preference Stock without par value, 600,000 shares of preferred stock of par value $100.00, and 6,000,000 shares of preferred stock without par value.

Number of Directors; Classification of Board Directors:	The MGBCL provides that a corporation shall have three or more directors, except that a corporation may have one or two directors if stated in the articles of incorporation. The MGBCL permits classification of a Missouri corporation’s board of directors, with as equal of number	The KGCC provides that the board of directors of a corporation shall consist of one or more members, each of whom shall be a natural person. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights

in each class as possible, if the corporation’s articles of incorporation or bylaws so provide.

Great Plains Energy’s articles of incorporation provide for the number of members of the board of directors to be set by Great Plains Energy’s bylaws.

Great Plains Energy’s bylaws provide that the Board of Directors shall consist of not less than seven nor more than 13 directors, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the majority of the whole Board. Great Plains Energy’s bylaws provides that directors need not be shareholders. Great Plains Energy currently has 10 directors.

case a change in the number of directors shall be made only by amendment of the articles. Directors need not be shareholders unless so required by the articles of incorporation or the bylaws.

The number of members of Westar’s board of directors shall not be less than seven nor more than fifteen and the precise number shall be determined from time to time by the Westlaw Board within such minimum and maximum number, provided, that unless approved by a majority of the shareholders entitled to vote, the number of directors shall not be reduced to terminate the office of a director during the term for which he was elected. Westar’s bylaws provide that Westar’s board of directors is divided into three classes, which must be as nearly equal in number as possible, and no class may include fewer than two directors. The KGCC provides that directors need not be shareholders. Westar currently has nine directors.

Vacancies on the Board and Newly Created Directorships:	The MGBCL provides that, unless otherwise provided in the articles of incorporation or the bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders. Great Plains Energy’s bylaws provide that in case of the death or resignation of one or more of the directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders. A director may resign at any time and the acceptance of his or her resignation shall not be required in order to make it effective.

Westar’s bylaws provides that vacancies on the Westar Board caused by death, resignation or otherwise may be filled at any meeting of the Westar Board and if the remaining directors constitute less than a quorum, by such remaining directors, and the directors so elected shall hold office for the remainder of the terms applicable to the class to which they were elected and until their successors are elected and qualified.

Notwithstanding the foregoing, Westar’s bylaws provide that whenever the holders of preferred stock or Preference Stock shall have the right, voting separately by class, to elect directors at an annual or special meeting of the shareholders, the election, term of office, and filling of vacancies of such directors shall be governed by the terms of Westar’s articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes.

The Westar bylaws and articles of incorporation are silent as to resignation of directors.

Removal of Directors:	The MGBCL provides that, unless the articles of incorporation or bylaws provide	The KGCC provides that any number of directors or the entire board of directors may

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between this director and the corporation relating to this director’s services as a director or employee of the corporation. Great Plains Energy’s articles of incorporation and bylaws are silent on the removal of directors.

be removed, with or without cause, by the holders of a majority of the outstanding shares then entitled to vote at an election of directors, except as follows:

(a) unless the articles of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; or

(b) in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the shares voted against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Westar’s bylaws provide that directors may not be removed except for cause. Westar’s articles of incorporation and bylaws are silent on the procedures required to remove a director for cause.

Quorum for Meetings of Shareholders:	The MGBCL provides that unless provided in the articles of incorporation or bylaws, a majority of votes of shares entitled to vote on a matter shall constitute a quorum but that the articles of incorporation may require any number or percent greater than a majority of votes to constitute a quorum. Great Plains Energy’s articles of incorporation provide that a majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum. However, less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.	Westar’s bylaws provide that the holders of record of a majority of the shares of Westar capital stock issued and outstanding, entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, and the vote of a majority of such quorum shall be necessary for the transaction of any business, unless otherwise provided by law, by Westar’s articles of incorporation or by the bylaws. If at any meeting there shall be no quorum, the holders of record, entitled to vote, of a majority of such shares of stock so present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.

Voting Rights and Required Vote Generally:	The MGBCL provides that, unless otherwise provided in the articles of incorporation, each outstanding share entitled to vote under the provisions of the articles of incorporation shall be entitled to one vote on each matter submitted to a vote at a meeting of	Westar’s articles of incorporation provide that each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder for the election of directors and upon all other matters requiring shareholder action.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
	shareholders, except no person shall vote any shares which at that time belong to the corporation which issued such shares, or which at that time belong to an entity controlled by such corporation. Unless the articles of incorporation or bylaws provide otherwise, each shareholder in electing directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the corporation, multiplied by the number of directors to be elected at the election, and each shareholder may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates. A shareholder may vote either in person or by proxy. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.	The KGCC provides that, unless otherwise provided in a company’s articles of incorporation, each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy as provided, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions:

The MGBCL requires the approval of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote thereon for proposed mergers or consolidations. However, Missouri law provides that in any case in which 90 percent of the outstanding shares of each class of a domestic corporation is owned by another domestic corporation and the jurisdictions of each allow a merger with the other, the corporation having such share ownership may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any shareholder vote. Additionally, Missouri law states that unless expressly required by its articles of incorporation, no vote of shareholders of a domestic corporation is necessary to authorize a merger with or into a single indirect wholly-owned subsidiary of such domestic corporation solely in connection with a holding company reorganization if:

•     the domestic corporation and the indirect wholly-owned subsidiary are the only merger parties;

•     each share or fraction of a share of the capital stock of the domestic

The KGCC provides that the board of directors of each corporation which desires to merge or consolidate shall adopt a resolution approving an agreement of merger or consolidation, which agreement must be submitted to the shareholders of each constituent corporation at an annual or special meeting thereof for the purpose of acting on the agreement. The terms of the agreement may require that the agreement be submitted to the shareholders whether or not the board of directors determines at any time subsequent to declaring its advisability that the agreement is no longer advisable and recommends that the shareholders reject it. The KGCC also provides that, in any case in which (a) at least 90 percent of the outstanding shares of each class of the stock of a corporation (or corporations) is owned by another corporation (the “parent corporation”); (b) one of such corporations is a Kansas corporation and the other (or others) are corporations of any other states, or of the District of Columbia; and (c) the laws of such other state(s), or the District of Columbia permit a corporation of such state(s) to merge with a corporation of another state, the parent corporation may either merge such other corporation (or corporations) into itself and assume all of its

Great Plains Energy Shareholder Rights	Westar Shareholder Rights

corporation outstanding immediately prior to the effective time of the merger is converted in the merger into a share or equal fraction thereof of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share or fraction thereof of such domestic corporation being converted in the merger;

•     the holding company and each of the constituent corporations to the merger are Missouri corporations;

•     generally, the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of such domestic corporation immediately prior to the effective time of the merger;

•     as a result of the merger, the domestic corporation becomes or remains a direct or indirect wholly-owned subsidiary of the holding company;

•     the directors of the domestic corporation become or remain the directors of the holding company upon the effective time of the merger;

•     the articles of incorporation of the surviving corporation immediately following the effective time of the merger shall be substantially similar to the articles of incorporation of the domestic corporation immediately prior to the effective time of the merger;

•     the shareholders of such domestic corporation do not recognize gain or loss for U.S. federal income tax purposes as determined by the board of directors of such domestic corporation.

(or their) obligations, or merge itself (or itself and one or more of such other corporations) into one of such other corporations by executing and filing a certificate of ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption thereof. If the parent corporation is not the surviving corporation in the merger, the resolution of its board of directors shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been (x) if the parent corporation is a Kansas corporation approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting thereof duly called and held after 20 days’ notice of the purpose of the meeting mailed to each such shareholder at the shareholder’s address as it appears on the records of the corporation, or (y) if the parent corporation is not a Kansas corporation, adopted, approved, certified and executed by the parent corporation in accordance with the laws under which it is organized.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
Business Combination Statutes:

The MGBCL protects domestic corporations from unsolicited takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain “Business Combinations” between a corporation and an “Interested Shareholder” or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A “Business Combination” includes a merger or consolidation, certain sales, leases exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An “Interested Shareholder” includes any person or entity which beneficially owns or controls 20 percent or more of the outstanding voting shares of the corporation.

During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes “interested” is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (1) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question; (2) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (3) the Business Combination satisfies certain detailed fairness and procedural requirements. The MGBCL exempts from its provisions: (1) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (2) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (3) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder.

In accordance with the provisions of these statutes, Great Plains Energy is covered by the restrictions imposed by these statutes.

The KGCC contains no such protections for shareholders.

Westar’s articles of incorporation provide that, in addition to any affirmative vote otherwise required by law or Westar’s articles of incorporation, the affirmative vote of (1) the holders of at least 80% of Westar’s capital stock entitled to vote thereon and (2) the holders of at least 80% of Westar’s capital stock entitled to vote thereon other than the interested shareholder(s) are required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such voting requirements shall not be applicable if:

•     the business combination shall have been approved by a majority of the continuing directors; or

•     the cash or fair market value (as determined by a majority of the continuing directors) of the property, securities or other consideration to be received or retained per share by holders of each class of Westar’s capital stock in the business combination is not less than the highest per share price paid by the interested shareholder in acquiring any of its holdings of each class of Westar’s capital stock.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights

The affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock of Great Plains Energy is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80 percent voting requirement shall not be applicable if:

•     the business combination shall have been approved by a majority of the continuing directors; or

•     the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Shareholder Actions by Written Consent:	The MGBCL provides that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject effected by consent. There is no specific provision for shareholder action by written consent in either the articles of incorporation or the bylaws.

The KGCC provides that shareholders, unless the articles of incorporation otherwise provide, may act by written consent to elect directors; except that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

There is no specific provision for shareholder action by written consent in either Westar’s articles of incorporation or Westar’s bylaws.

Call of Special Meetings of Shareholders:	The MGBCL provides that a special meeting of shareholders may be called by the board of directors or by such persons as may be authorized by the corporation’s bylaws. Great Plains Energy’s bylaws provide that a special meeting of the shareholders may only be called by the Chairman of the Board, by the President or at the request in writing of a majority of the board of directors. Special meetings of shareholders of the company may not be called by any other person or persons.

Westar’s bylaws provide that special meetings of the shareholders may be held upon call of the Westar Board or the Chairman of the Board or the President, at such time and at such place within or without the State of Kansas as may be stated in the call and notice.

The KGCC provides that, if the board of directors is authorized to determine the place of a meeting of shareholders, the board of

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
directors, in its sole discretion, may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Amendments to Governing Documents:

The MGBCL provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Great Plains Energy’s articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri. However, no amendment may be adopted without receiving the affirmative vote of at least a majority of the outstanding shares entitled to vote.

Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. Great Plains Energy’s articles of incorporation provides that the board of directors may make, alter, amend or repeal the company’s bylaws by a majority vote of the whole board of directors at any regular meeting of the board or at any special meeting of the board if notice thereof has been given in the notice of such special meeting. Great Plains Energy’s articles of incorporation and amended bylaws provide that this provision shall not be construed to limit the power of the shareholders to make, alter, amend or repeal bylaws at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

The KGCC provides that after a corporation has received payment for any of its capital stock, it may amend its articles of incorporation, from time to time, in any and as many respects as may be desired, so long as its articles of incorporation, as amended, would contain only such provisions as it would be lawful and proper to insert in an original articles of incorporation filed at the time of the filing of the amendment. If a change in stock or the rights of shareholders, or an exchange, reclassification or cancellation of stock or rights of shareholders is to be made, the amendment to the articles of incorporation shall contain such provisions as may be necessary to effect such change, exchange, reclassification or cancellation. The board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders the approval of such amendment to be as set forth in the KGCC and articles of incorporation.

Westar’s articles of incorporation provide that the Westar Board is empowered to make, alter, amend or repeal Westar’s bylaws, subject to the power of Westar shareholders to amend, alter or repeal Westar’s bylaws, and provided that notice of any bylaw enacted, amended or altered by the Westar Board shall be given to each Westar shareholder having voting rights within 60 days after the date of such enactment, amendment, alteration or repeal.

Westar’s articles of incorporation provide that, notwithstanding certain restrictions on the ability of Westar Board to amend the articles of incorporation, Westar reserves the right to amend, alter or repeal any provision contained in the articles of incorporation in the manner prescribed by statute.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
Indemnification of Directors and Officers:

Under the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

Great Plains Energy’s bylaws provide that Great Plains Energy will indemnify each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the company or is or was an employee of the company acting within the scope and course of his or her employment or is or was serving at the request of the company as a director, officer, employee or

The KGCC provides that a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and; with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Westar’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of Westar or is or was serving at the request of the Westar as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Westar to the fullest extent authorized by the KGCC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Westar to provide broader indemnification rights than

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the company to the fullest extent authorized by the MGBCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The company may in its discretion by action of its board of directors provide indemnification to agents of the company. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

said law permitted Westar to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided hereof, Westar shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Westar Board.

Westar may, by action of the Westar Board, provide indemnification to employees and agents of Westar with the same scope and effect as the foregoing indemnification of directors and officers.

Limitation on Personal Liability of Directors:

The MGBCL provides that the incorporators, directors or shareholders may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (3) for any unlawful declaration of dividends or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision of the MGBCL becomes effective.

Great Plains Energy’s articles of incorporation provide that the liability of the company’s directors to the company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director are eliminated to the fullest extent permitted under the MGBCL.

Westar’s articles of incorporation provide that directors are not personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the provisions of KGCC 17-6424 and amendments thereto, or (4) for any transaction from which the director derived an improper personal benefit.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
Preemptive Rights:	Under the MGBCL, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. Great Plains Energy’s shareholders do not have preemptive rights. Thus, if additional shares of Great Plains Energy common stock, Cumulative Preferred Stock, Cumulative No Par Preferred Stock or Preference Stock were issued, the current holders of such shares would own a proportionately smaller interest in a larger number of outstanding capital stock to the extent that they do not participate in the additional issuance.	The KGCC provides that a shareholder’s preferential or preemptive rights to acquire additional shares of a corporation may be granted, limited or denied to the extent provided in the articles of incorporation. Westar’s articles of incorporation provide that Westar shareholders have no pre-emptive or other right to subscribe to or purchase Westar common stock or securities convertible into Westar common stock. Thus, if additional shares of Westar common stock, Preference Stock, or preferred stock were issued, the current holders of such shares would own a proportionately smaller interest in a larger number of outstanding capital stock to the extent that they do not participate in the additional issuance.

Cumulative Voting Rights:

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among one or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the minority shareholders from having board representation. Under the MGBCL, cumulative voting is permitted unless a corporation’s bylaws or articles of incorporation provide otherwise.

Great Plains Energy’s bylaws provide for cumulative voting by shareholders.

Under the KGCC, the articles of incorporation of any corporation may provide that at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which, except for such provision as to cumulative voting, such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected by such holder, and that such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Westar’s articles of incorporation and bylaws are silent on cumulative voting.

Dividends and Stock Repurchases:

The MGBCL provides that, subject to any restrictions in a corporation’s articles of incorporation, the corporation’s board of directors may declare dividends, but provides that:

•     no dividend may be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital;

The KGCC provides that no corporation shall pay dividends except in accordance with the KGCC. Dividends may be paid in cash, in property or in shares of the corporation’s capital stock. Dividends may be paid by a corporation either (1) out of its surplus, as defined in and computed in accordance with the KGCC or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. If the

Great Plains Energy Shareholder Rights	Westar Shareholder Rights

•     if a dividend is declared out of the paid-in surplus of the corporation, whether created by reduction of stated capital or otherwise, certain limitations contained in section 351.210 of the MGBCL shall apply;

•     if a dividend is declared payable in the corporation’s own shares having a par value, such shares shall be issued at the par value thereof and there shall be transferred to stated capital at the time such dividend is declared an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend;

•     if a dividend is declared payable in the corporation’s own shares, without par value, and such shares have a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at the liquidation value thereof, and there shall be transferred to stated capital at the time such dividend is declared, an amount of surplus equal to the aggregate preferential amount payable upon such shares in the event of involuntary liquidation;

•     if a dividend is declared payable in the corporation’s own shares without par value and none of such shares has a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at such value as shall be fixed by the board of directors by resolution at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is declared, an amount of surplus equal to the aggregate value so fixed in respect of such shares, and the amount per share transferred to stated capital shall be disclosed to capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Westar’s articles of incorporation provide that dividends (payable in cash, stock or otherwise) as may be determined by the Westar Board may be declared and paid on Westar’s common stock, but only out of surplus or net profits legally available for the payment of dividends, subject to certain restrictions applicable at any time when Preference Stock or preferred stock is issued and outstanding.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights

the shareholders receiving such dividends concurrently with payment thereof;

•     a split-up or division of issued shares into a greater number of shares of the same class shall not be construed to be a share dividend within the meaning of these provisions; and

•     no dividend shall be declared or paid contrary to any restrictions contained in the articles of incorporation. Great Plains Energy’s articles of incorporation contain additional restrictions on dividends in certain circumstances, as described above under the heading “Description of Great Plains Energy Capital Stock—Dividend Rights and Limitations”.

The MGBCL provides that a corporation shall have power to purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its own shares, provided, that it shall not purchase, either directly or indirectly, its own shares when its net assets are less than its stated capital, or when by so doing its net assets would be reduced below its stated capital. Great Plains Energy’s articles of incorporation provides that the company may, at its option expressed by vote of the board of directors, at any time, or from time to time, redeem the whole or any part of the cumulative preferred stock, or of any series thereof, or cumulative no par preferred stock, or any series thereof, at the redemption price or prices at the time in effect.

Dissenters’ or Appraisal Rights:	Under the MGBCL, Great Plains Energy shareholders will not have any appraisal or dissenters’ rights as a result of the issuance of additional shares of Great Plains Energy common stock in connection with the merger.	Under the KGCC, appraisal rights are available to shareholders when such shareholders are required by the terms of an agreement of merger to accept for such shareholders’ stock (1) shares of stock of any other corporation, or depository receipts in respect of such shares of stock, which shares of stock, or depository receipts in respect of such shares of stock, or depository receipts at the effective date of the merger or consolidation will be either listed on a

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders and (2) cash. Therefore, Westar shareholders will be entitled to appraisal rights in connection with the merger.

Record Date for Determining Shareholders Entitled to Vote:	As permitted under the MGBCL, Great Plains Energy’s bylaws provide that, in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 70 days before the date of such meeting.

The KGCC provides that in order that a corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.

Westar’s bylaws provide that the Westar Board shall have power to close the stock transfer books of Westar for a period not exceeding 60 days preceding the date of any meeting of the shareholders; or, in lieu of closing the stock transfer books, the Westar Board may fix in advance a date not exceeding 60 days preceding the date of any meeting of the shareholders, and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to receive notice of and to vote at such meeting or to participate in such meeting, notwithstanding any transfer of any stock on the books of the company after such record date.

Notice of Shareholders Meetings:	The MGBCL requires written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such notice must be given not less than 10 days or more than 70 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Written notice includes, but is limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient.	Westar’s bylaws provide that notice stating the place, day and hour of each meeting of the shareholders, and in the case of a special meeting of the shareholders, stating the purpose for which such meeting is called, shall be mailed at least ten days before such meeting to each shareholder of record entitled to vote thereat, at the last known post office address of each such shareholder as it appears on the books of Westar.

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
Advance Notice of Shareholder Nominations for Directors:

For a Great Plains Energy shareholder to properly nominate a person for election to Great Plains Energy’s board of directors, the shareholder must be a shareholder of record on the date of giving notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Furthermore, the notice must set forth as to the shareholder giving the notice (1) the name and record of such shareholder, (2) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder,

Westar’s bylaws provide that at any meeting of Westar shareholders, nominations of persons for election to the Westar Board may be made (1) by or at the direction of the Westar Board or (2) by any Westar shareholder who is a holder of record at the time of giving the notice provided for in this paragraph, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth below. For a nomination to be properly brought before a shareholders’ meeting by a shareholder, timely written notice shall be made to the Corporate Secretary of Westar. The shareholder’s notice shall be delivered to, or mailed and received at, Westar’s principal office no less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the shareholder to be timely must be received in any event not later than the close of business on the 7th day preceding the day on which the meeting is to be held. The shareholder’s notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected), and (2) (A) the name and address, as they appear on Westar’s books, of the shareholder, (B) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (C) a description of all arrangements or understandings between the shareholder and each nominee

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
	(3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being name as a nominee and to serve as a director if elected.	and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The shareholder shall also comply with all applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed above, the nomination shall not be accepted.

Advance Notice of Shareholders Proposals:

For business to be properly brought before a Great Plains Energy annual meeting by a shareholder, the shareholder must be a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than seventy 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to

Westar’s bylaws provide that at any meeting of Westar shareholders, only such business shall be conducted as shall have been brought before the meeting (1) by or at the direction of the Westar Board or (2) by any Westar shareholder who is a holder of record at the time of giving the notice provided for in this paragraph, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth below. For business to be properly brought before a shareholders’ meeting by a shareholder, timely written notice shall be made to the Corporate Secretary of Westar. The shareholder’s notice shall be delivered to, or mailed and received at, Westar’s principal office not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the shareholder to be timely must be received in any event not later than the close of business on the 7th day preceding the day on which the meeting is to be held. The

	Great Plains Energy Shareholder Rights	Westar Shareholder Rights
	each matter such shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such shareholder, (3) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder, (4) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (5) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.	shareholder’s notice shall set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (2) (A) the name and address, as they appear on Westar’s books, of the shareholder, (B) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, and (B) any material interest of the shareholder in the proposed business. The shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting shall determine and declare at the meeting that the proposed business was not brought before the meeting in accordance with the procedures prescribed above, the business shall not be considered.

Shareholder Inspection of Corporate Records:

Under the MGBCL, any shareholder may at all proper times inspect the corporation’s amount of assets and liabilities, minutes, officer information, stock ledger, shareholder list and other books and records as may be regulated by the corporation’s bylaws. Missouri statutory law and Missouri case law, however, do not provide specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a “proper purpose.” Great Plains Energy’s bylaws provide that any shareholder desiring to examine the books of the company shall present a demand to that effect in writing to the President or the Secretary or the Treasurer of the company. Such demand shall state: (1) the particular books which he desires to examine; (2) purpose for which he desires to make the examination; (3) date on which the examination is desired; (4) the probable duration of time the examination will require; and (5) the names of the persons who will be present at the examination.

Within three days after receipt of such demand, the President or the Secretary or the Treasurer shall, if the shareholder’s purpose be lawful, notify the shareholder making the demand of the time and place the examination may be made.

The KGCC provides that, subject to certain conditions, any shareholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, shall have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (1) the corporation’s stock ledger, a list of its shareholders, and its other books and records; and (2) a subsidiary’s books and records.

Westar’s articles of incorporation and bylaws are silent on shareholder inspection of corporate records.

DESCRIPTION OF TRANSACTION FINANCING

Overview

Great Plains Energy plans to finance the cash portion of the merger consideration with equity and debt financing, including $750 million of convertible preferred equity, approximately $2.35 billion of equity comprising a combination of Great Plains Equity common stock and mandatory convertible preferred stock and approximately $4.4 billion in debt.

On June 6, 2016, Great Plains Energy entered into four interest rate swap transactions (referred to as the “Swap Transactions”) with one or more affiliates of the expected underwriters of debt that Great Plains Energy plans to issue to finance a portion of the cash consideration for the merger. The Swap Transactions are forward starting floating-to-fixed interest rate swaps to manage interest rate risk associated with such debt. The Swap Transactions are related to the completion of the merger on or before May 31, 2017, or if such date is extended pursuant to the terms of the merger agreement, on or before the last day of such extension, but not later than November 30, 2017. If the merger is completed on or before such date, the swaps will settle with an amount payable to or from Great Plains Energy, as applicable based on market conditions at the time of the termination of the Swap Transactions. A termination of the merger agreement, or failure to complete the merger, before such date will result in a termination of the Swap Transactions. Under certain circumstances, Great Plains Energy may be required to make a settlement payment.

In addition, on August 10, 2016, Great Plains Energy redeemed all of its outstanding Cumulative Preferred Stock, par value $100 per share, for a total redemption price of $40.1 million.

Bridge Facility

On May 29, 2016 Great Plains Energy entered into a commitment letter with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”). On June 13, 2016, GS Bank and GS Lending Partners completed a successful syndication of the Bridge Facility to a group of 13 lenders. GS Bank, GS Lending Partners and the other lenders are referred to collectively as the “Commitment Parties”. The commitment letter provides that, subject to the conditions set forth therein, the Commitment Parties commit to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $8.017 billion (referred to as the “Bridge Facility”), consisting of a $7.517 billion senior unsecured term loan to fund the cash consideration in the merger and a conditional $500 million senior unsecured term loan for working capital purposes. The commitments in respect of the Bridge Facility will expire on May 31, 2017, or if the date for completion of the merger is extended pursuant to the terms of the merger agreement, on the last day of such extension, but not later than November 30, 2017. On June 13, 2016, Great Plains Energy entered into a Third Amendment to its Credit Agreement with Wells Fargo Bank, National Association, and the various other lenders included therein, and when the amendment became effective, the commitment for a $500 million unsecured term loan for working capital purposes under the commitment letter automatically terminated.

Under the commitment letter, GS Bank will act as sole bookrunner and sole lead arranger for the Bridge Facility and will perform the duties customarily associated with such roles. It is anticipated that some or all of the Bridge Facility will be replaced or repaid by Great Plains Energy through one or a combination of the following: issuance of debt securities, mandatory convertible preferred stock (including the Series A Preferred Stock described below), common stock or other securities.

Interest

The Bridge Facility bears interest at LIBOR plus a margin ranging from 1.125% to 2.25%, depending on Great Plains Energy’s credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the merger.

Conditions Precedent

The commitment to provide the Bridge Facility is subject to certain conditions, including (1) the consummation of the merger pursuant to the merger agreement, (2) the absence of a material adverse effect with respect to Westar and its subsidiaries, taken as a whole, (3) the accuracy of certain representations and warranties, (4) the absence of certain defaults with respect to indebtedness of Great Plain Energy and its subsidiaries, (5) the delivery of certain financial information pertaining to each of Great Plains Energy and Westar, (6) the absence of conflicts with any applicable law or order in any material respect and (7) the receipt of customary closing documents. Great Plains Energy will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

Prepayments

The commitments and loans under the Bridge Facility will be subject to voluntary and mandatory reduction and prepayment terms. The commitments may be reduced, and the loan may be prepaid, in whole or in part without premium upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the Bridge Facility may not be reborrowed.

The commitments under the Bridge Facility will be reduced, and the loan will be prepaid, in an aggregate amount equal to 100 percent of (1) the net cash proceeds received (including into escrow) from the incurrence of indebtedness for borrowed money (including hybrid securities or debt securities convertible to equity), other than certain excluded debt, (2) the proceeds from the issuance of any common or preferred equity securities, other than certain excluded issuances and subject to the terms stated in the commitment letter and (3) the net cash proceeds (including cash equivalents) received from the sale or other disposition of any property or assets of Great Plains Energy or its subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in receipt of net proceeds (in cash or cash equivalents) or insurance or condemnation proceeds paid on account of any loss of any property or assets of Great Plains Energy or any of its subsidiaries (in each case), other than certain excluded asset sales.

Covenants and Events of Default

The Bridge Facility will contain representations and warranties, covenants and events of default which shall be substantially similar to the Credit Agreement dated as of August 9, 2010, as amended, among Great Plains Energy, Bank of America, N.A., as Administrative Agent, and the other financial institutions party thereto.

In addition, the commitment letter requires that Great Plains Energy shall cause the ratio of total debt to total capitalization to be less than or equal to 0.65 to 1.0, subject to certain conditions.

Series A Preferred Stock

On May 29, 2016 Great Plains Energy entered into a stock purchase agreement (referred to as the “Stock Purchase Agreement”) with OCM Credit Portfolio LP (referred to as “OMERS”), pursuant to which Great Plains Energy will issue and sell to OMERS 750,000 shares of preferred stock of Great Plains Energy designated as “7.25% Mandatory Convertible Preferred Stock, Series A,” without par value (referred to as the “Series A Preferred Stock”), for an aggregate purchase price equal to $750,000,000, at the closing of the merger.

Conversion

Each share of Series A Preferred Stock is mandatorily convertible into Great Plains Energy common stock three years after issuance at a price equal to the average volume weighted average price of Great Plains Energy common stock over 20 consecutive trading days commencing on the 22nd trading day prior to the date of conversion, subject to a minimum of 29.0855 shares of Great Plains Energy common stock (referred to as the “Minimum Conversion Rate”) if the value is equal to or greater than $34.38 and a maximum of 34.9026 shares of Great Plains Energy common stock (referred to as the “Maximum Conversion Rate”) if the value is less than or equal to $28.65, in each case, subject to adjustment pursuant to the terms of the Series A Preferred Stock. OMERS can voluntarily convert its Series A Preferred Stock into Great Plains Energy common stock at any time at the Minimum Conversion Rate, subject to obtaining all necessary governmental approvals. OMERS can also convert its Series A Preferred Stock upon certain fundamental changes, including certain mergers and acquisitions of Great Plains Energy at the “Fundamental Change Conversion Rate” and will also receive a “Fundamental Change Dividend Make-whole Amount” based upon the consideration paid as part of, and timing of, the fundamental change.

Dividends

The Series A Preferred Stock is entitled to a 7.25 percent quarterly dividend, payable in cash, Great Plains Energy common stock or a combination thereof, in the discretion of Great Plains Energy, and if paid in Great Plains Energy common stock, the Great Plains Energy common stock will be valued at 90 percent of the average volume weighted average price per share of Great Plains Energy common stock for the five trading days of the dividend reference period. The Series A Preferred Stock has liquidation preference of $1,000 per share.

Summary of Key Terms

The Stock Purchase Agreement includes customary representations, warranties and covenants by the parties thereto. The transaction contemplated by the Stock Purchase Agreement is subject to various closing conditions, including the following: (1) approval of the Great Plains Energy shareholders to increase the number of authorized shares of Great Plains Energy common stock required for conversion of the Series A Preferred Stock, (2) no material adverse change having occurred with respect to Great Plains Energy and its subsidiaries, including Westar and its subsidiaries, (3) the consummation of the merger pursuant to the merger agreement, (4) accuracy of representations and warranties (with appropriate materiality qualifiers), (5) rendering of applicable legal opinion, (6) absence of any law or governmental order that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Stock Purchase Agreement and (7) no material amendments to the merger agreement or the Commitment Letter.

In the event that Great Plains Energy agrees prior to the closing of the transaction contemplated by the Stock Purchase Agreement to issue in any private placement any shares of preferred stock of Great Plains Energy on terms that are more favorable in the aggregate than the Series A Preferred Stock, then Great Plains Energy agreed to offer the same terms to OMERS.

In addition, Great Plains Energy has agreed to enter into an Investor Rights Agreement, in the form attached to the Stock Purchase Agreement (referred to as the “Investor Rights Agreement”), with OMERS at the closing of the transaction contemplated by the Stock Purchase Agreement. Under the Investor Rights Agreement, Great Plains Energy is obligated to file a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the offer and sale from time to time of the shares held by OMERS, Great Plains Energy common stock issued or issuable upon conversion of the shares held by OMERS and any other equity securities or equity interests in any successor of Great Plains Energy issued in respect of the shares held by OMERS by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity, merger or similar event involving a change in the capital structure of Great Plains Energy or its successor. OMERS will be entitled to certain customary demand registration rights and piggyback registration rights under the Securities Act. Additionally, OMERS will be entitled to name two directors to the Great Plains Energy Board if dividends payable with respect to the Series A Preferred Stock are in arrears for two quarters and one observer on the Great Plains Energy Board if Great Plains Energy’s credit rating is downgraded to below investment grade, so long as Investor holds 50 percent of its original investment and subject to all necessary governmental approvals being obtained.

DESCRIPTION OF GREAT PLAINS ENERGY’S CAPITAL STOCK

Below is a summary of Great Plains Energy’s capital stock. This description is not complete. You should read the full text of Great Plains Energy’s articles of incorporation and bylaws, which have been filed with the SEC and which are incorporated by reference into this joint proxy statement/prospectus, as well as the provisions of applicable Missouri law.

Currently, Great Plains Energy has 262,962,000 shares of authorized capital stock. Those shares consist of: (1) 390,000 shares of Cumulative Preferred Stock, par value $100 per share; (2) 1,572,000 shares of Cumulative No Par Preferred Stock, without par value; (3) 11,000,000 shares of Preference Stock, without par value; and (4) 250,000,000 shares of common stock, without par value. As of August 18, 2016, [●] shares of common stock were outstanding and no shares of preferred stock of any class were outstanding. No holder of shares of any class has any preemptive rights.

Description of Charter Amendment Proposal

Great Plains Energy is proposing to amend its articles of incorporation to authorize 612,962,000 shares of capital stock, consisting of: (1) 390,000 shares of Cumulative Preferred Stock, par value $100 per share; (2) 1,572,000 shares of Cumulative No Par Preferred Stock, without par value; (3) 11,000,000 shares of Preference Stock, without par value; and (4) 600,000,000 shares of common stock, without par value.

As of August 18, 2016, Great Plains Energy had [●] shares of authorized common stock available for issuance, and it expects to issue up to 45,455,055 shares of common stock in the merger. As such, approval of the Charter Amendment proposal is not necessary to complete the merger. Great Plains Energy plans to finance a portion of the cash consideration for the merger with the proceeds from the issuance of common stock and mandatory convertible preferred stock. In order to have sufficient shares of common stock available to complete this anticipated equity financing, Great Plains Energy is asking its shareholders to approve the Charter Amendment proposal. After completing the planned equity financing, any remaining authorized shares of common stock would be available for general corporate purposes.

Description of Common Stock

Listing

Great Plains Energy’s outstanding shares of common stock are listed on the NYSE under the symbol “GXP”. Any additional common stock that Great Plains Energy will issue will also be listed on the NYSE.

Dividends

Common shareholders may receive dividends when declared by the Great Plains Energy Board. Dividends may be paid in cash, stock or out of any funds legally available for the purpose. In certain cases, holders of Great Plains Energy common stock may not receive dividends until Great Plains Energy has satisfied its obligations to holders of Cumulative Preferred Stock and Cumulative No Par Preferred Stock. Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, Great Plains Energy may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50 percent of Great Plains Energy’s net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20 percent of Great Plains Energy’s total capitalization, or (b) exceeds 75 percent of such net income in case such equity would be reduced to between 20 percent and 25 percent of Great Plains Energy’s total capitalization, or (c) except to the extent permitted in (a) and (b) above, would reduce such equity below 25 percent of Great Plains Energy’s total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Great Plains Energy’s ability to pay dividends is limited by Missouri law. Under Missouri law, assets are not legally available for paying dividends if, among other circumstances, Great Plains Energy’s net assets are less than its stated capital or when the payment of dividends would reduce Great Plains Energy’s net assets below its stated capital.

Redemption at the Discretion of the Board

Great Plains Energy’s articles of incorporation provides that the company may, at its option expressed by vote of the Great Plains Energy Board, at any time, or from time to time, redeem the whole or any part of the Cumulative Preferred Stock, or of any series thereof, or Cumulative No Par Preferred Stock, or of any series thereof, at the redemption price or prices at the time in effect.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock issued will also be fully paid and non-assessable.

Voting Rights

Except as otherwise provided by Missouri law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of Great Plains Energy common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock are in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, are entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Great Plains Energy Board, which right continues in effect until all dividend arrearages shall have been paid.

Other Rights

Great Plains Energy will notify common shareholders of any shareholders’ meeting according to applicable law. In the event of any dissolution or liquidation of Great Plains Energy Incorporated, after there has been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock are entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Business Combinations

The affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock of Great Plains Energy is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80 percent voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors of Great Plains Energy; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Transfer Agents and Registrars

Computershare serves as Great Plains Energy’s transfer agent and registrar. You may contact Computershare at (866) 239-8177.

Description of Preferred Stock

General

On August 10, 2016, Great Plains Energy redeemed all of its outstanding Cumulative Preferred Stock, par value $100 per share, for a total redemption price of $40.1 million. As a result, as of the date of this joint proxy statement/prospectus, Great Plains Energy had no shares of preferred stock of any class outstanding.

Missouri law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Missouri corporation. This means that with respect to Great Plains Energy, the funds and property of Great Plains Energy will be the only recourse for these acts or obligations.

Cumulative Preferred Stock

Great Plains Energy’s articles of incorporation authorize the Great Plains Energy Board to provide for the issuance of Cumulative No Par Preferred Stock in one or more series, without shareholder action. The Great Plains Energy Board can determine the rights, preferences and limitations of each series. The Great Plains Energy Board has the authority to determine or fix the following terms with respect to shares of any series of Cumulative Preferred Stock:

•	the distinctive serial designations of the shares of such series;

•	the dividend rate thereof;

•	the redemption price or prices and the terms of redemption (except as otherwise fixed by Great Plains Energy’s articles of incorporation);

•	the terms and amount of any sinking fund for the purchase or redemption thereof; and

•	the terms and conditions, if any, under which said shares may be converted.

Cumulative No Par Preferred Stock

Great Plains Energy’s articles of incorporation authorize the Great Plains Energy Board to provide for the issuance of Cumulative Preferred Stock in one or more series, without shareholder action. The Great Plains Energy Board can determine the rights, preferences and limitations of each series. The Great Plains Energy Board has the authority to determine or fix the following terms with respect to shares of any series of Cumulative No Par Preferred Stock:

•	the distinctive serial designations of the shares of such series;

•	the dividend rate thereof;

•	the redemption price or prices and the terms of redemption (except as otherwise fixed by Great Plains Energy’s articles of incorporation);

•	the terms and amount of any sinking fund for the purchase or redemption thereof;

•	the terms and conditions, if any, under which said shares may be converted;

•	the rights of the shares of such series in the event of involuntary dissolution or liquidation of Great Plains Energy;

•	the consideration to be paid for the shares of such series, and the portion of such consideration to be designated as stated value or capital; and

•	Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Great Plains Energy Board may deem advisable and as shall not be inconsistent with the provisions of Great Plains Energy’s articles of incorporation.

Preference Stock

Great Plains Energy’s articles of incorporation authorize the Great Plains Energy Board to provide for the issuance of Preference Stock in one or more series, without shareholder action. The Great Plains Energy Board can determine the rights, preferences and limitations of each series. The Great Plains Energy Board has the authority to determine or fix the following terms with respect to shares of any series of Preference Stock:

•	the distinctive serial designations of the shares of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable or any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and if, cumulative, the date or dates from which such dividends shall be cumulative;

•	the right, of any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of Great Plains Energy, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of Great Plains Energy;

•	the obligation, if any, of Great Plains Energy to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•	the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Great Plains Energy Board either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets; and

•	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

EXPERTS

Great Plains Energy

The consolidated financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from the Great Plains Energy Incorporated Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Westar

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from the Westar Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Westar Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING

Great Plains Energy

As allowed under SEC rules, Great Plains Energy is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Each such registered shareholder will continue to receive a separate proxy card. Upon written or oral request, Great Plains Energy will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (800) 245-5275 or write to Great Plains Energy Incorporated, P.O. Box 418679, Kansas City, Missouri 64141, Attention: Investor Relations.

Westar

As allowed under SEC rules, Westar is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Westar will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (785) 575-1551 or write to Westar Energy, Inc. Attention: Shareholder Services, 818 South Kansas Avenue, Topeka, Kansas 66612.

LEGAL MATTERS

Legal matters with respect to the securities offered under this joint proxy statement/prospectus will be passed upon for Great Plains Energy by Jaileah X. Huddleston, Assistant Secretary and Corporate Counsel—Securities and Finance, Great Plains Energy. As of the date of this joint proxy statement/prospectus, Ms. Huddleston owned beneficially a number of shares of common stock of Great Plains Energy, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on Great Plains Energy Incorporated’s performance, which represented less than 0.1 percent of the total outstanding common stock of Great Plains Energy Incorporated.

FUTURE SHAREHOLDER PROPOSALS

Great Plains Energy

Pursuant to Great Plains Energy’s bylaws, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to Great Plains Energy’s notice of meeting.

Pursuant to Great Plains Energy’s bylaws, at an annual meeting of shareholders of Great Plains Energy, only such business shall be conducted that is properly brought before the meeting. To be properly brought before an annual meeting, other than for the purpose of nominating a person for election to the board of directors, business must be (1) specified in the notice of annual meeting given by or at the direction of the board of directors, (2) brought before the meeting by or at the direction of the board of directors or (3) otherwise properly brought before the meeting by a shareholder who: (A) was a shareholder of record at the time of giving the notice and on the record date for the determination of shareholders entitled to vote at the annual meeting, (B) is entitled to vote at the meeting, and (C) complied with all of the notice procedures set forth in the bylaws as to such business (except for proposals made in accordance with Rule 14a-8 under the Exchange Act. The procedures for shareholder proposals set forth in Great Plains Energy’s bylaws shall not be deemed to affect (1) the rights of shareholders to request inclusion of proposals in Great Plains Energy’s annual meeting proxy statement pursuant to Rule 14a-8 under the Exchange Act and, if required by such rule to be included in the proxy statement, to include a description of such proposal in the notice of meeting and to be submitted for a shareholder vote at the applicable meeting, or (2) the rights of the holders of any series of Preferred Stock if and to the extent provided under law, the articles of incorporation or the bylaws.

The deadline to include a proposal in the Great Plains Energy proxy statement for the 2017 annual meeting of shareholders is November 24, 2016. In order to be considered for inclusion in the proxy statement for the 2017 annual meeting of shareholders, all proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal and must be sent by such deadline to Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Westar

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement. Westar’s 2017 Annual Meeting of Shareholders is scheduled to be held on May 18, 2017. Pursuant to Rule 14a-8 under the Exchange Act, Westar shareholders may present proper proposals for inclusion in Westar’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Westar’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2017 Annual Meeting of Shareholders, shareholder proposals must be received by Westar’s Corporate Secretary no later than December 2, 2016, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement. In addition, Westar’s articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in Westar’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by Westar’s Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal will need to be received between February 17, 2017, and March 19, 2017, to be presented at Westar’s 2017 Annual Meeting of Shareholders.

If a shareholder who has notified Westar of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

All notices of proposals by shareholders should be directed to Westar’s Corporate Secretary at the following address:

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Great Plains Energy Board nor the Westar Board expects a vote to be taken on any matters at the Great Plains Energy special meeting or the Westar special meeting other than as described in this joint proxy statement/prospectus. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the applicable special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Great Plains Energy and Westar each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Great Plains Energy and Westar file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. SEC filings of Great Plains Energy and Westar also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Great Plains Energy has filed a registration statement on this Form S-4 to register with the SEC the Great Plains Energy common stock to be issued to Westar shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Great Plains Energy in addition to being a proxy statement of Great Plains Energy and Westar for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Great Plains Energy and Westar to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Great Plains Energy and Westar have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about Great Plains Energy and Westar and their financial position, respectively.

Great Plains Energy SEC Filings (File No. 001-32206)

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed on May 5, 2016, and June 30, 2016, filed on August 4, 2016;

•	Definitive Proxy Statement on Schedule 14A filed on March 24, 2016; and

•	Current Reports on Form 8-K filed on February 16, May 9, May 31 (two Form 8-Ks), June 8, June 16, June 24 and July 5, 2016.

Westar SEC Filings (File No. 001-3523)

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed on May 3, 2016, and June 30, 2016, filed on August 2, 2016;

•	Definitive Proxy Statement on Schedule 14A filed on April 1, 2016; and

•	Current Reports on Form 8-K filed on May 24, May 31 (two Form 8-Ks) and June 17, 2016.

Great Plains Energy and Westar also are incorporating by reference additional documents that the companies file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meetings. Great Plains Energy and Westar also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A, the Opinion of Goldman, Sachs & Co. attached to this proxy statement/prospectus as Annex C and the Opinion of Guggenheim Securities, LLC attached to this proxy statement/prospectus as Annex D.

All information contained or incorporated by reference into this joint proxy statement/prospectus relating to Great Plains Energy has been supplied by Great Plains Energy, and all information about Westar has been supplied by Westar.

If you are a shareholder, Great Plains Energy and Westar may have sent you some of the documents incorporated by reference, but you can obtain any of them through Great Plains Energy, Westar or the SEC. Documents incorporated by reference are available from Great Plains Energy and Westar without charge, excluding all exhibits unless Great Plains Energy and Westar have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Great Plains Energy Incorporated P.O. Box 418679 Kansas City, Missouri 64141 Investor Relations (800) 245-5275	Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 Shareholder Services (785) 575-1551

If you would like to request documents from Great Plains Energy, please do so by September 19, 2016, in order to receive them before the Great Plains Energy special meeting. If you would like to request documents from Westar, please do so by September 12, 2016, in order to receive them before the Westar special meeting.

You also can get more information by visiting Great Plains Energy’s web site at www.greatplainsenergy.com and Westar’s web site at www.westarenergy.com. Web site materials are not part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to the Great Plains Energy shareholders and the Westar shareholders in connection with the merger, as the case may be. Great Plains Energy and Westar have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement shall create any implication to the contrary.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

WESTAR ENERGY, INC.,

GREAT PLAINS ENERGY INCORPORATED

and

MERGER SUB, as defined herein

Dated as of May 29, 2016

A-i

A-ii

Exhibits

Exhibit A	–	Definitions
Exhibit B	–	Commitments to be Included in KCC Application

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2016, is by and among Westar Energy, Inc., a Kansas corporation (the “Company”), Great Plains Energy Incorporated, a Missouri corporation (the “Parent”) and, from and after its accession to this Agreement in accordance with Section 1.01(b), the Kansas corporation to be formed as a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined below), Merger Sub will merge with and into the Company, with the Company surviving such merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, for the Company to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that the Company’s shareholders adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, for Parent to enter into this Agreement and to consummate the transactions contemplated hereby, and (b) adopted and approved this Agreement and approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its shareholder, and declared it advisable, for Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that Parent, in its capacity as Merger Sub’s sole shareholder, adopt this Agreement;

WHEREAS, Parent has adopted this Agreement and approved the transactions contemplated hereby, by written consent in its capacity as the sole shareholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 Formation of Merger Sub; Accession.

(a) Reasonably promptly after the date hereof, and in any event within ten (10) Business Days after the date hereof, Parent shall form Merger Sub. Parent shall own one hundred percent (100%) of the outstanding equity interests of Merger Sub.

(b) Promptly after forming Merger Sub, and in any event within ten (10) Business Days thereafter, (i) Parent shall take such actions as are reasonably necessary to cause the board of directors of Merger Sub to unanimously approve this Agreement, declare it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby and recommend that Parent, in its capacity as the sole shareholder of Merger Sub, adopt this Agreement, (ii) Parent, as the sole shareholder of Merger Sub, shall adopt this Agreement and (iii) Parent shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its formation and (ii) each representation and warranty with respect to Merger Sub shall not be deemed made until such entity’s execution of a signature page to this Agreement and any references to the date of this Agreement with respect thereto shall refer to the date of Merger Sub’s execution of a signature page to this Agreement.

SECTION 1.02 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”) and this Agreement (the “Merger”), and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

SECTION 1.03 The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall deliver to the Secretary of State of the State of Kansas articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the KGCC (the “Articles of Merger”). The Merger shall become effective at the time the Articles of Merger are duly filed with the Secretary of State of the State of Kansas in accordance with the KGCC or at such later time as is permissible in accordance with the KGCC and, as the Parties may mutually agree, as specified in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.04 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.05 Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the KGCC, including Article 67 thereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

SECTION 1.06 Organizational Documents. As of the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Westar Energy, Inc.”. As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Westar Energy, Inc.”.

SECTION 1.07 Surviving Corporation Directors and Officers. As of the Effective Time, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 1.08 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the KGCC, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the KGCC.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

SECTION 2.01 Effect of Merger on Capital Stock.

(a) Cancellation of Treasury Stock and Parent-Owned Stock; Conversion of Company Common Stock; Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock:

(i) each share of common stock, $5.00 par value, of the Company (“Company Common Stock”) that is owned by the Company as treasury stock, if any, each share of Company Common Stock that is owned by a wholly owned Subsidiary of the Company, if any, and each share of Company Common Stock that is owned directly or indirectly by Parent or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 2.01(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(i) and the Dissenting Shares) shall be converted automatically into the right to receive (A) an amount in cash (without interest) equal to $51.00 (the “Cash Consideration”) and (B) that number (rounded to the nearest 1/10,000 of a share) of validly issued, fully paid and nonassessable shares of common stock, no par value, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), in each case, payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist. For purposes of this Agreement, “Exchange Ratio” shall mean the following:

(1) If the Average Parent Stock Price is an amount greater than $33.2283, then the Exchange Ratio shall be 0.2709;

(2) If the Average Parent Stock Price is an amount greater than or equal to $28.5918 but less than or equal to $33.2283, then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Parent Stock Price; or

(3) If the Average Parent Stock Price is an amount less than $28.5918, then the Exchange Ratio shall be 0.3148; and

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or

Parent (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

SECTION 2.02 Payment for Shares.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company to act as paying and exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a)(ii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock contemplated by Section 2.01(a)(ii), (i) an aggregate amount of cash and an aggregate amount of Parent Common Stock sufficient to deliver the aggregate amount of Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.02(i)) and (ii) the aggregate amount of Stock Consideration pursuant to Section 2.01(a)(ii). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, (i) any dividends or other distributions payable pursuant to Section 2.02(j) and (ii) cash in lieu of any fractional shares payable pursuant to Section 2.02(i). All shares of Parent Common Stock and cash, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), shall hereinafter be referred to as the “Exchange Fund.”

(b) Payment Procedures.

(i) Promptly after the Effective Time (but no later than two (2) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a “Certificate”) and to each holder of uncertificated shares of Company Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii):

(1) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company, and

(2) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

(ii) Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Exchange Agent of a Certificate or Book-Entry Share, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement. Until such time as the Merger Consideration is issued to or at the direction of the holder of a surrendered Certificate or Book-Entry Shares, the Parent Common Stock that constitutes a portion thereof shall not be voted on any matter.

(iii) The Exchange Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv) From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-

Entry Share is presented to the Company for transfer, such Certificate of Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.

(v) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(vi) At any time after the Effective Time until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a)(ii). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.

(c) No Further Ownership Rights in Company Common Stock.

(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.01, for the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b);

(ii) The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(j)).

(d) Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.02 prior to such time, may look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the cash component of the Exchange Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the cash component of the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the cash component of the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(f) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, Company Restricted Share Units, Company Performance Units or Other Equity-Based Rights such amounts for Taxes as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld shall be promptly paid over to the appropriate taxing authority, and shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Company Restricted Share Units, Company Performance Units or Other Equity-Based Rights, as applicable, in respect of which such deduction or withholding was made. Parent, the Surviving Corporation or the Exchange Agent, as relevant, shall provide advance notice of any requirement to withhold and deduct Taxes, and shall obtain from holders of Certificates, Book-Entry Shares, Company Restricted Share Units, Company Performance Units or Other Equity-Based Rights such certificates or other documents required to avoid or reduce any such Taxes.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(i), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(a)(ii) (or would be entitled but for this Section 2.02(i)) and (B) an amount equal to the Average Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

(j) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

SECTION 2.03 Equity Awards. At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee thereof administering the Company Stock Plan) to effect the following:

(a) Company Restricted Share Units. Immediately prior to the Effective Time, each Company Restricted Share Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to (i) the Cash Consideration, plus (ii) the amount in cash, without interest, rounded to the nearest cent, equal to the (A) the Average Parent Stock Price multiplied by (B) the Exchange Ratio, plus (iii) the amount of any dividend equivalents associated with such Company Restricted Share Unit as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Company Restricted Share Units shall be made within five (5) Business Days after the Closing Date.

(b) Company Performance Units. Immediately prior to the Effective Time, each Company Performance Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to (i) the Cash Consideration, plus (ii) the amount in cash, without interest, rounded to the nearest cent, equal to the (A) the Average Parent Stock Price multiplied by (B) the Exchange Ratio, plus (iii) the amount of any dividend equivalents associated with such Company Performance Unit as of the Effective Time, with the number of vested Company Performance Units to be the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Company Performance Units shall be made within five (5) Business Days after the Closing Date.

(c) Other Equity-Based Rights. Immediately prior to the Effective Time, each contractual right to receive a share of Company Common Stock or the value of such a share other than Company Restricted Share Units and Company Performance Units (each, an “Other Equity-Based Right”) granted pursuant to any Company Benefit Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Other Equity-Based Right shall lapse, and each Other Equity-Based Right shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to (i) the Cash Consideration, plus (ii) the amount in cash, without interest, rounded to the nearest cent, equal to the (A) the Average Parent Stock Price multiplied by (B) the Exchange Ratio, plus (iii) the amount of any dividend equivalents associated with such Other Equity-Based Right as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Other Equity-Based Rights shall be made within five (5) Business Days after the Closing Date; provided, however, that in the case of any Other Equity-Based Rights that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that it would otherwise occur under the applicable Company Benefit Plan or election form absent the application of this Section 2.03(c) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code.

(d) Termination of Company Stock Plan. After the Effective Time, the Company Stock Plan shall be terminated and no further Company Restricted Share Units or Company Performance Units shall be granted thereunder.

SECTION 2.04 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 17-6712 of the KGCC with respect to such share (a “Dissenting Share”) will not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Section 2.01 and Section 2.02, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 17-6712 of the KGCC with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share or Book-Entry Share) the applicable Merger Consideration in accordance with Section 2.01 and Section 2.02.

(b) The Company will give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 17-6712 of the KGCC and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization, Standing and Power. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

SECTION 3.02 Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company

Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries or applicable securities Laws. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Company Subsidiary in effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Company Subsidiaries.

SECTION 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 285,600,000 shares of which 275,000,000 shares is Company Common Stock of the par value of $5.00 each, 4,000,000 shares is preference stock without par value, 600,000 shares is preferred stock of the par value of $100 each and 6,000,000 shares is preferred stock without par value (collectively, the preference and preferred stock are the “Preferred Stock”). At the close of business on May 27, 2016, (i) 141,686,679 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) Company Restricted Share Units with respect to an aggregate of 311,431 shares of Company Common Stock were issued and outstanding, (v) Company Performance Units with respect to an aggregate of 299,938 shares of Company Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding and (vi) Other Equity-Based Rights with respect to an aggregate 348,926 shares of Company Common Stock were issued and outstanding. At the close of business on May 27, 2016, an aggregate of 4,996,046 shares of Company Common Stock were available for issuance pursuant to the Company Benefit Plans.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company Restricted Share Units, Company Performance Units and Other Equity-Based Rights will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or as set forth in Section 3.03 or Section 5.01(a)(v) of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). No Company Subsidiary owns any shares of Company Common Stock. Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger, subject, in the case of the

Merger, to the receipt of the Company Shareholder Approval. The Company Board has adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and its shareholders, and declaring it advisable, for the Company to enter into this Agreement, (b) adopting this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) and (ii) the filing of the Articles of Merger as required by the KGCC, no other vote or corporate proceedings on the part of the Company or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to obtaining the Company Shareholder Approval, conflict with, or result in any violation of any provision of, the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the Company Disclosure Letter (the “Company Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of the Company and the Company Subsidiaries or (iii) subject to obtaining the Company Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by the Company, any Company Subsidiary or any other Affiliate of the Company in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:

(i) (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii) the filing of the Articles of Merger with the Secretary of State of the State of Kansas and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

(iv) (1) Filing with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (2) Filings with, and the Consent of, the U.S. Nuclear Regulatory Commission (the “NRC”), (3) Filings with, and the Consent of, the Kansas Corporation Commission (the “KCC”) and (4) Filings and Consents set forth in Section 3.05(b)(iv) of the Company Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Company Required Statutory Approvals”);

(v) the Company Required Consents;

(vi) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(vii) such other Filings or Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

SECTION 3.06 Company Reports; Financial Statements.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together will all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) Neither the Company nor any Company Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2016, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

SECTION 3.07 Absence of Certain Changes or Events.

(a) From December 31, 2015 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.

(b) From December 31, 2015 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Taxes.

(a) (1) Each of the Company and Company Subsidiaries has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of the Company and Company Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against the Company or any Company Subsidiary, which have not been fully paid or settled, and (2) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material

Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (1) neither the Company nor any Company Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the Company Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the Company Financial Statements except in the ordinary course of business;

(e) neither the Company nor any Company Subsidiary has any liability for material Taxes of any Person (except for the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among the Company and Company Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired;

(i) there are no Liens on any of the assets of the Company or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP); and

(j) neither the Company nor any Company Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity.

(k) Except to the extent Section 3.09 relates to Taxes, the representations and warranties contained in this Section 3.08 are the sole and exclusive representations and warranties of the Company relating to Taxes, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes.

SECTION 3.09 Employee Benefits.

(a) Section 3.09(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and each material Company Benefit Agreement.

(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the two (2) most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the two (2) most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No Company Benefit Plan or Company Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any Company Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and each Company Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings or claims against any Company Benefit Plan or Company Benefit Agreement or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any Company Benefit Plan or Company Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Commonly Controlled Entity to any Company Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Company Benefit Plan or Company Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of the Company or a Company Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan or Company Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened.

(d) Section 3.09(d) of the Company Disclosure Letter sets forth each Company Benefit Plan and Company Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No Company Benefit Plan or Company Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any Company Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of the Company, there is no reason why any such determination letter should be revoked.

(f) Except for any liabilities of the Company that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as expressly provided in Sections 2.03(a), 2.03(b) and 2.03(c) of this Agreement, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (iii) will result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 3.09 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company contained herein shall be construed to relate to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 3.10 Labor and Employment Matters. Except for the Company Union Contracts, neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a Company Union Contract, no employees of the Company or any Company Subsidiary are represented by any other labor union with respect to their employment for the Company or any Company Subsidiary. To the Knowledge of the Company, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of the Company or any Company Subsidiary. From January 1, 2015 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting the Company or any Company Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014, the Company and each Company Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (“WARN”). Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee of the Company or any Company Subsidiary alleging violations of Laws pertaining to employment or labor matters.

SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.11 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.12 Compliance with Applicable Laws; Permits. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of the Company and the Company Subsidiaries, and (b) the Company and each Company Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of the Company or the Company Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 3.12 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.13 Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.13 are true and correct, the Company has taken all necessary actions, if any, so that the transactions contemplated hereby, including the Merger, are not subject to any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “affiliated transaction,” “business combination” or any other antitakeover Law (each, a “Takeover Statute”) or any similar antitakeover provision in the Company Articles or Company Bylaws.

SECTION 3.14 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii) with respect to all Environmental Permits necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (1) the Company and each of the Company Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing, (3) neither the Company nor any Company Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that have not been fully and finally resolved;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary; and

(v) the Company and the Company Subsidiaries have not transported or arranged for the transportation of any Hazardous Materials generated by the Company or any Company Subsidiary to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

(b) The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws,

Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 3.15 Contracts.

(a) Except for this Agreement, Company Benefit Plans and Company Benefit Agreements, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Filed Company Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Filed Company Contract is in full force and effect and (iii) none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed Company Contract and, to the Knowledge of the Company, no other party to any such Filed Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which the Company or any Company Subsidiary lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against the Company or the Company Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (b) none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively.

SECTION 3.17 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and the Company Subsidiaries have the right to use all material Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company and the Company Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened in writing against any Person by the Company.

(b) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property.

SECTION 3.18 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any Company Subsidiary (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

SECTION 3.19 Regulatory Status.

(a) The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Except for the Utility Subsidiaries, none of the Company or the Company Subsidiaries is regulated as a public utility under the FPA or as a public utility under applicable Law of the State of Kansas or is subject to such regulation by any other state.

(b) All Filings (except for immaterial Filings) required to be made by the Company or any Company Subsidiary since January 1, 2016, with the FERC and the KCC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.20 Brokers’ Fees and Expenses. Except for any Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company.

SECTION 3.21 Opinion of Financial Advisor. The Company Board has received an opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than shares owned by the Company as treasury stock, shares that are owned by a wholly owned Subsidiary of the Company, or shares that are owned directly or indirectly by Parent or Merger Sub).

SECTION 3.22 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01 Organization, Standing and Power. Each of Parent, Parent’s Subsidiaries (“Parent Subsidiaries”) and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Parent Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Parent Subsidiaries and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Parent Subsidiaries and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.02 Parent Subsidiaries. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Parent Subsidiaries or applicable securities Laws. Section 4.02 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries. Parent has made available to the Company true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Parent Subsidiary in effect as of the date of this Agreement. Except as set forth in Section 4.02 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Parent Subsidiaries.

SECTION 4.03 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 390,000 shares of $100.00 par value cumulative preferred stock (“Parent Preferred Par Value Stock”), (ii) 1,572,000 shares of cumulative preferred stock without par value (“Parent Preferred No Par Stock”), (iii) 11,000,000 shares of preference stock without par value (“Parent Preference Stock”) and (iv) 250,000,000 shares of Parent

Common Stock. At the close of business on May 26, 2016, (A) 390,000 shares of Parent Preferred Par Value Stock were issued and outstanding, (B) no shares of Parent Preferred No Par Stock were issued and outstanding, (C) no shares of Parent Preference Stock were issued and outstanding, (D) 154,721,791 shares of Parent Common Stock were issued and outstanding, (E) 130,893 shares of Parent Common Stock were held by Parent in its treasury, and (F) an aggregate of 1,370,304 shares of Parent Common Stock were issuable upon the conversion of Parent Deferred Share Units and the settlement of Parent Performance Share Awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals). At the close of business on March 31, 2016, an aggregate of 4,554,118 shares of Parent Common Stock were available for issuance pursuant to the Parent Benefit Plans.

(b) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock that may be issued upon the conversion of Parent Deferred Share Units or the settlement of Parent Performance Share Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 4.03 or Section 4.03(b) of the Parent Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary (the foregoing clauses (i) and (ii), collectively, “Parent Equity Securities”). Except pursuant to the Parent Benefit Plans, there are not any outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Equity Securities. There is no outstanding Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”). No Parent Subsidiary owns any shares of Parent Common Stock. Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.

SECTION 4.04 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger. The Parent Board has adopted resolutions (a) determining that it is in the best interests of Parent and its shareholders, and declaring it advisable, for Parent to enter into this Agreement, (b) adopting this Agreement and approving Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and (c) resolving to recommend that Parent’s shareholders approve the Parent Articles of Incorporation Amendment and the issuance of shares of Parent Common Stock as part of the Merger Consideration to the extent required pursuant to Section 312.03 of the NYSE Listed Company Manual (the “Parent Board Recommendation”) and directing that the Parent Articles of Incorporation Amendment be submitted to Parent’s shareholders at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (i) determining that it is in the best interests of Merger Sub and its shareholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (ii) adopting this Agreement and approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) resolving to recommend that Parent, in its capacity as the sole shareholder of Merger Sub, adopt this Agreement. Parent has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub. Such resolutions and written consent have not been amended or withdrawn as of the date of this Agreement. Except for (x) the approval of the Parent Articles of Incorporation Amendment by the affirmative vote of the holders of a majority of all of the outstanding shares of Parent Common Stock entitled to vote at the

Parent Shareholders Meeting (the “Parent Charter Approval”) and (y) the affirmative vote of the holders of a majority of the shares of Parent Common Stock represented at the Parent Shareholders Meeting and entitled to vote thereon to the extent required pursuant to Section 312.03 of the NYSE Listed Company Manual (the “Parent Shareholder Approval”), no other vote or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to obtaining the Parent Shareholder Approval, conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.05(a)(ii) of the Parent Disclosure Letter (the “Parent Required Consents” and, together with the Company Required Consents, the “Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Parent, any Parent Subsidiary or Merger Sub pursuant to, any Contract to which Parent, any Parent Subsidiary or Merger Sub is a party or by which any of their respective properties or assets is bound or any Permit applicable to the business of Parent, any Parent Subsidiary or Merger Sub or (iii) subject to obtaining the Parent Shareholder Approval and the Consents referred to in Section 4.05(b) and making the Filings referred to in Section 4.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent, any Parent Subsidiary or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by Parent, any Parent Subsidiary or any other Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:

(i) (1) the filings with the SEC, in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, or the Securities Act, and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be made or obtained under any other Antitrust Law;

(iii) (1) Filing with, and the Consent of, the FERC under Section 203 of the FPA, (2) Filings with, and the Consent of, the NRC, (3) Filings with, and the Consent of, the KCC and (4) the Filings and Consents set forth in Section 4.05(b)(iii) of the Parent Disclosure Letter (the Consents and Filings set forth in Section 4.05(b)(ii) and this Section 4.05(b)(iii), collectively, the “Parent Required Statutory Approvals” and, together with the Company Required Statutory Approvals, the “Required Statutory Approvals”);

(iv) the Parent Required Consents;

(v) the filing of the Articles of Merger with the Secretary of State of the State of Kansas and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

(vi) compliance with and filings required under (1) the rules and regulations of the NYSE and (2) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.06 Parent Reports; Financial Statements.

(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent or Parent Utility Sub with the SEC since January 1, 2014 (such documents, together with all exhibits, financial statements, including the Parent Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Parent Reports”). Each Parent Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent Reports (the “Parent Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Parent and Parent’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) Neither Parent nor any Parent Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of Parent and the Parent Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of Parent and the Parent Subsidiaries included in the Parent Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2016, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Parent maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, known to Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

SECTION 4.07 Absence of Certain Changes or Events.

(a) From December 31, 2015 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.

(b) From December 31, 2015 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.08 Litigation. Except as set forth in Section 4.08 of the Parent Disclosure Letter, there is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any Parent Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent, Merger Sub or any Parent Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION  4.09 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent, Parent Subsidiaries and Merger Sub are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of Parent, Merger Sub and Parent Subsidiaries and (b) Parent and each Parent Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of Parent, Merger Sub or Parent Subsidiaries or, to the Knowledge of Parent or Merger Sub, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Parent, Merger Sub or the Parent Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions.

SECTION 4.10 Financing. Parent has delivered to the Company true and complete fully executed copies of (a) the commitment letter, dated as of the date hereof, among Parent, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Commitment Letter”) and (b) the fee letter, among Parent, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, dated as of the date hereof (as redacted to remove only the fee amounts, pricing caps, the rates and amounts included in the “market flex”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) has severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement (other than to add lenders, arrangers, agents, bookrunners, managers and other financing sources), and the respective commitments contained in the Debt Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and the other parties thereto, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. Subject to the terms and conditions thereof, the Debt Letters will provide at the Closing Parent and Merger Sub, together with available cash, with sufficient funds to pay all of Parent’s obligations under this Agreement, including the payment of the Cash Consideration and all fees and expenses expected to be incurred in connection therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under the Debt Letters or any other party to the Debt Letters that would (a) result in any of the conditions in the Debt Letters not being satisfied or (b) otherwise result in the Financing not being available, other than such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Merger Sub to the satisfaction of the Lenders, as the case may be. As of the date of this Agreement, there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Financing that could affect the conditionality, principal amount or availability of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. Assuming the accuracy of the Company’s representations and warranties contained herein, as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Debt Letters will not be satisfied on a timely basis or that the Financing contemplated by the Debt Letters will not be made available on the Closing Date.

SECTION 4.11 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.11 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.12 Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

SECTION 4.13 Ownership of Company Common Stock; Interested Shareholder. Neither Parent, any Parent Subsidiary nor any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities. Neither Parent, any Parent Subsidiary nor any of their respective affiliates or associates (as each such term is defined in Section 17-1297 of the KGCC) is, prior to the date hereof, an “interested shareholder” (as such term is defined in Section 17-12-100 of the KGCC) of the Company.

SECTION 4.14 Regulatory Status.

(a) Parent is a public utility holding company under the PUHCA 2005. Merger Sub is not a public utility holding company under PUHCA 2005.

(b) Except as set forth in Section 4.14(b)(i) of the Parent Disclosure Letter, none of the Parent Subsidiaries is regulated as a public utility under the FPA. Except for the Parent Subsidiaries set forth in Section 4.14(b)(ii) of the Parent Disclosure Letter (the “Parent Utilities”), none of the Parent Subsidiaries are regulated as a public utility, electric utility or gas utility, or similar utility designation, under the applicable Law of any state.

(c) All Filings (except for immaterial Filings) required to be made by Parent or any Parent Subsidiary since January 1, 2014, with the FERC, the North American Electric Reliability Corporation, the FCC and the State Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION  4.15 Taxes.

(a) (1) Each of the Parent and each Parent Subsidiary has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of the Parent and Parent Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against the Parent or any Parent Subsidiary; and neither the Parent nor any Parent Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against the Parent or any Parent Subsidiary, which have not been fully paid or settled, and (2) neither the Parent nor any Parent Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course); and

(d) (1) neither the Parent nor any Parent Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the Parent Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither the Parent nor any Parent Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the Parent Financial Statements except in the ordinary course of business.

SECTION 4.16 Opinion of Financial Advisor. The Parent Board has received an opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement was fair, from a financial point of view, to Parent.

SECTION  4.17 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, each of Parent and Merger Sub (a) specifically acknowledges and agrees that none of the Company or any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection,

(b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company’s or any such Affiliate’s respective Representatives or shareholders (other than the Company) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Company and the Company Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter), and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or shareholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, Parent hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) Parent or the Parent Subsidiaries or any of Parent’s or the Parent Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or information with respect to the projections, budgets, or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Parent or the Parent Subsidiaries (this clause (ii) collectively, “Parent Projections”).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business.

(a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the

Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company or any Company Subsidiary in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not in excess of (A) $0.38 for quarterly dividends declared on or before January 1, 2017 and (B) $0.40 for quarterly dividends declared after January 1, 2017, (2) dividend equivalents accrued or payable by the Company in respect of Company Performance Units, Company Restricted Share Units and Other Equity-Based Rights in accordance with the applicable award agreements, (3) dividends and distributions by a direct or indirect Company Subsidiary to its parent and (4) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91);

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.01(a)(v) or for transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by the Company of shares of Company Common Stock in the open market to satisfy its obligations under all Company Benefit Plans or under the Company’s dividend reinvestment and stock purchase plan (the “Company DRIP”) and (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Securities or Company Voting Debt, in each case, except for (1) the issuance of shares of Company Common Stock under the Company DRIP, (2) the settlement of Company Restricted Share Units, Company Performance Units or Other Equity-Based Rights, or (3) the grant of Company Restricted Share Units, Company Performance Units or Other Equity-Based Rights in the ordinary course of business and consistent with past practices (but only, with respect to clauses (1) – (3), in amounts not exceeding the aggregate amount set forth on Section 5.01(a)(v) of the Company Disclosure Letter);

(vi) (1) grant to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any Company Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any Company Union Contract or Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Union Contract,

Company Benefit Plan or Company Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) (1) make any acquisition or disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (1) any acquisition or disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.01(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by the Company of existing Indebtedness of any wholly owned Company Subsidiary, (5) guarantees and other credit support by the Company of obligations of any Company Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of the Company Subsidiaries, as authorized by the KCC, and to maintain the present capital structure of the Company consistent with past practice in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.01(a)(x) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) with respect to any capital expenditure not addressed by the foregoing clause (1), not to exceed $75,000,000 in any twelve (12) month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xi) (1) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Filed Company Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to the Company or the appropriate Company Subsidiary) or (2) without limiting Parent’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Parent and its Subsidiaries (other than the Company and the Company Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund, enter into any closing agreements relating to Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xiii) waive, release, assign, settle or compromise any material Claim against the Company or any Company Subsidiary, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (I) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (II) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Company Subsidiaries (taken as a whole);

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xv) enter into a new line of business;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “Company Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Company Risk Management Guidelines; or

(xviii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, the Company may, and may cause any Company Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(c) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(d) Advice of Changes. Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

SECTION 5.02 Proceedings. Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries may (a) continue to pursue the rate cases and other proceedings set forth in Section 5.02 of the Company Disclosure Letter, (b) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of the Company or any Company Subsidiary or materially affect the return on equity of the Company or any Company Subsidiary in an adverse manner, with Governmental Entities and (c) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (a), (b) and (c), collectively, the “Proceedings”) and (d) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company and the Company Subsidiaries will not enter into any settlement or stipulation in respect of any Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of the Company or any Company Subsidiaries or materially affect the return on equity of the Company or any Company Subsidiary in an adverse manner.

SECTION 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) The Company shall not, and shall not authorize any of its Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.03(a) by the Company and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Company Proposal, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates, in each case, at the Company’s direction, shall constitute a breach of this Section 5.03(a) by the Company. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board so long as the Company Board promptly (and in any event, within one Business Day) notifies Parent thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), and except for the public disclosure of a Company Recommendation Change Notice, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the Company Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company

Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Company Proposal, terminate this Agreement pursuant to Section 8.01(c)(i)) if (i) a Company Intervening Event has occurred or (ii) the Company has received a Superior Company Proposal that does not result from a breach (other than an immaterial breach) of Section 5.03 by the Company and, in each case, if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would reasonably likely be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (1) the Company Board has provided prior written notice to Parent (a “Company Recommendation Change Notice”) that it is prepared to effect a Company Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such Company Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any Company Acquisition Agreement with respect to such Superior Company Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Company Proposal (it being understood that such Company Recommendation Change Notice shall not in itself be deemed a Company Adverse Recommendation Change and that if Parent has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Company Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.03(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.03(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change with respect to a Company Takeover Proposal, such Company Takeover Proposal still constitutes a Superior Company Proposal.

(d) The Company shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise Parent orally and in writing of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of the Company or (5) any combination of the foregoing.

(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “50.1%” rather than “20% or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Company Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Company Board, is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.03(c)).

(iii) “Company Intervening Event” means any fact, circumstance, effect, change, event or development relating to the Company or the Company Subsidiaries that (1) is unknown to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Company Board as of the date of this Agreement), (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.04 No Solicitation by Parent; Parent Board Recommendation.

(a) Parent shall not, and shall not authorize any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Parent Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for Parent’s Affiliates and its and their respective Representatives or the Company and the Company’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Parent Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Takeover Proposal. Parent shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Parent’s Affiliates and its and their respective Representatives or the Company and the Company’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Parent Shareholder Approval, in response to the receipt of a bona fide written Parent Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.04(a) by Parent and that the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Parent Proposal, Parent and its Representatives may (1) furnish information with respect to Parent and Parent Subsidiaries to the Person making such Parent Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such Parent Takeover Proposal, including terms of a Parent Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Parent Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.04(a) by any Representative of Parent or any of its Affiliates, in each case, at Parent’s direction, shall constitute a breach of this Section 5.04(a) by Parent. Notwithstanding anything to the contrary herein, Parent may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Parent Takeover Proposal to be made to Parent or the Parent Board so long as the Parent Board promptly (and in any event, within one Business Day) notifies the Company thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), and except for the public disclosure of a Parent Recommendation Change Notice, neither the Parent Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to the Company, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to the Company, the Parent Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Parent Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the Parent Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Parent Adverse Recommendation Change”). Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), neither the Parent Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Parent Takeover Proposal, or requiring, or that would reasonably be expected to cause, Parent to abandon or terminate this Agreement (a “Parent Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may make a Parent Adverse Recommendation Change if (i) a Parent Intervening Event has occurred or (ii) Parent has received a Superior Parent Proposal that does not result from a breach (other than an immaterial breach) of Section 5.04 by Parent and, in each case, if the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Parent Adverse Recommendation Change as a result of the occurrence of such Parent Intervening Event or in response to the receipt of such Superior Parent Proposal, as the case may be, would reasonably likely be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that the Parent Board may not make such Parent Adverse Recommendation Change unless (1) the Parent Board has provided prior written notice to the Company (a “Parent Recommendation Change Notice”) that it is prepared to effect a Parent Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such Parent Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any Parent Acquisition Agreement with respect to such Superior Parent Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Parent Proposal (it being understood that such Parent Recommendation Change Notice shall not in itself be deemed a Parent Adverse Recommendation Change and that if the Company has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Parent Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.04(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.04(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the Parent Recommendation Change Notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives regarding any revisions to this Agreement that the Company proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Parent Adverse Recommendation Change with respect to a Parent Takeover Proposal, such Parent Takeover Proposal still constitutes a Superior Parent Proposal.

(d) Parent shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise the Company orally and in writing of any Parent Takeover Proposal, the material terms and conditions of any such Parent Takeover Proposal and the identity of the Person making any such Parent Takeover Proposal. Parent shall keep the Company reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Parent Takeover Proposal.

(e) Nothing contained in this Section 5.04 shall prohibit Parent from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Parent if, in the good-faith judgment of the Parent Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Parent Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or the Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of Parent or (5) any combination of the foregoing.

(ii) “Superior Parent Proposal” means a bona fide written Parent Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Parent Takeover Proposal shall be “50.1%” rather than “20% or more”), which the Parent Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Parent Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Parent Board, is more favorable to the holders of Parent Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by the Company (including pursuant to Section 5.04(c)).

(iii) “Parent Intervening Event” means any fact, circumstance, effect, change, event or development relating to Parent or the Parent Subsidiaries that (1) is unknown to or by the Parent Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Parent Board as of the date of this Agreement), (2) becomes known to or by the Parent Board prior to obtaining the Parent Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on Parent and the Parent Subsidiaries, taken as a whole.

SECTION  5.05 Financing.

(a) Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, consummate the Financing, or any Substitute Financing, in each case on the terms and conditions thereof (including any “market flex” provisions thereof) as promptly as possible following the date of this Agreement (and, in any event, no later than the Closing Date), including (i) (1) maintaining in effect the Debt Letters and complying with all of their respective obligations thereunder and (2) negotiating, entering into and delivering definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are applicable to Parent and its Affiliates.

(b) In the event that all conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund the Financing in accordance with its terms on the Closing Date, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby, and to enforce its rights under the Debt Letters in the event of any breach by the Financing Parties of their funding obligations thereunder. Parent shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Letters or in any definitive agreement related to the Financing.

(c) Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of substantially final drafts of the credit agreement and other primary definitive documents (provided that any fee letter may be redacted) and giving the Company prompt notice of any material breach or default (or alleged or purported material breach or default) by any party to the Debt Letters of which Parent has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of the Debt Letters.

(d) Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written approval of the Company; provided that Parent shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless Parent has available cash to fund any additional fees or original issue discount without affecting Parent’s ability to pay the Cash Consideration), (2) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the Financing or (3) otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (C) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. In the event that new debt or equity commitment letters or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 5.05(d), such new commitment letters or fee letters shall be deemed to be a part of the “Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters (provided that any fee letter may be redacted).

(e) If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (i) notify the Company in writing thereof, (ii) use its reasonable best efforts to obtain substitute financing sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only the fee amounts, pricing caps, the rates and amounts included in the “market flex”) and related definitive financing documents with respect to such Substitute Financing; provided, however, that any such Substitute Financing shall not, without the prior written consent of the Company, (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), (2) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions of the Financing, in a manner that would be reasonably be expected to delay or prevent the consummation of the Merger and the other transactions contemplated hereby, as compared to the Debt Letters in effect on the date hereof, or (3) otherwise be on terms that are less favorable to Parent in the aggregate than those contained in the Debt Letters as in effect on the date hereof. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(f) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(g) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Financing or any other financing.

SECTION 5.06 Financing Cooperation.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.06, and unless otherwise agreed by Parent, the Company will, and will cause each of its Subsidiaries to, and will use its reasonable efforts to cause its and its Subsidiaries’ Representatives to, use its or their reasonable best efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of the Financing (which, solely for purposes of this Section 5.06 and the use of the term Financing Party in this Section 5.06, shall include any alternative equity or debt financings, all or a portion of which will be used to fund the Cash Consideration). Such cooperation will include using reasonable best efforts to:

(i) cooperate with the marketing efforts of Parent for all or any part of the Financing, including making appropriate officers reasonably available, with appropriate advance notice, for participation in lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, lender and investor presentations and similar documents as may be reasonably requested by Parent or any Financing Party, in each case, with respect to information relating to the Company and its Subsidiaries in connection with such marketing efforts;

(ii) furnish Parent and the Financing Parties with the Required Financial Information and any other information with respect to the Company and its Subsidiaries as is reasonably requested by Parent or any Financing Party and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Financing;

(iii) request that the Company’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or in connection with a customary offering of securities, including the type described in the Commitment Letter, consistent with their customary practice, including requesting that they provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or as are customarily required in an offering of securities of the type contemplated by the Financing;

(iv) obtain or provide certificates and other customary documents (other than legal opinions) relating to the Financing as reasonably requested by Parent;

(v) cooperate in satisfying the conditions precedent set forth in any definitive documentation relating to the Financing to the extent the satisfaction of such condition reasonably requires the cooperation of, or is within the control of, the Company;

(vi) furnish all documentation and other information required by a Governmental Entity or any Financing Party under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), to the extent reasonably requested by Purchaser at least 10 Business Days prior to the anticipated Closing Date;

(vii) assist Parent in obtaining any credit ratings from rating agencies contemplated by the Debt Letters; and

(viii) use reasonable best efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be requested by Parent in connection with the Financing;

provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as allowed by Section 5.06(a)(iii), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.06): (i) nothing in this Agreement (including this Section 5.06) shall require any such cooperation to the extent that it would (1) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (2) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, or (3) require the Company or any of the Company Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective

Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or its Subsidiaries or any of their respective subsidiaries or the reputation or goodwill of any of the foregoing.

(c) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and accountants) incurred by the Company, any of the Company Subsidiaries, any of its or their Representatives in connection with any cooperation contemplated by this Section 5.06 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing and any information used in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the gross negligence, fraud or willful misconduct of the Company, any of the Company Subsidiaries or any of their respective Representatives as finally determined by a court of competent jurisdiction.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Shareholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the shareholders of each of the Company and Parent relating to the Company Shareholders Meeting and the Parent Shareholders Meeting (together with any amendments or supplements thereto, and the Form S-4 of which it forms a part, the “Proxy Statement/Prospectus”) in preliminary form and (ii) Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 which shall include the Proxy Statement/Prospectus as a prospectus relating to the registration of Parent Common Stock to be issued in connection with the Merger (the “Form S-4”). Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning itself and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested by the other Party or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b) The Company agrees that (i) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s and Parent’s shareholders or at the time of the Company Shareholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s shareholders and Parent’s shareholders or at the time of the Company Shareholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Each of the Company and Parent shall promptly notify the other after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change:

(i) each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, Proxy Statement/Prospectus and (2) to have the SEC advise the Company and Parent as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement/Prospectus;

(ii) each of the Company and Parent shall file the Proxy Statement/Prospectus in definitive form with the SEC and cause such definitive Proxy Statement/Prospectus to be mailed to the shareholders of the Company and Parent as promptly as reasonably practicable after the SEC advises the Company and Parent that the SEC has no further comments on the Proxy Statement/Prospectus; and

(iii) each of the Company and Parent shall include the Company Board Recommendation and the Parent Board Recommendation in the preliminary and definitive Proxy Statements/Prospectus.

Notwithstanding anything to the contrary herein, unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, prior to filing the Proxy Statement/Prospectus in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or mailing the Proxy Statement/Prospectus in definitive form to the shareholders of the Company or Parent, each of the Company and Parent shall provide the other with a reasonable opportunity to review and comment on such document or response and consider in good faith any of the other Party’s comments thereon. Unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, each Party shall use its reasonable best efforts to have the SEC advise the Company and Parent, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement/Prospectus, that the SEC has no further comments on the Proxy Statement/Prospectus. Unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, each of the Company and Parent shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by

Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and Parent’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and Parent’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f) Unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change, the Company shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of the Company, duly call, give notice of, convene and hold the Company Shareholders Meeting and, subject to Section 5.03(c), solicit the Company Shareholder Approval.

(g) Unless, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, Parent shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of Parent, duly call, give notice of, convene and hold the Parent Shareholders Meeting and, subject to Section 5.04(c), solicit the Parent Shareholder Approval and Parent Charter Approval.

(h) Unless, in the case of the Company, the Company Board has made a Company Adverse Recommendation Change or, in the case of Parent, the Parent Board has made a Parent Adverse Recommendation Change, each of Parent and the Company shall use reasonable best efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting, respectively, at the same time and on the same date as the other Party.

SECTION 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and its Representatives reasonable access (at such Party’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, contracts, commitments, personnel and records of such Party, and during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, make available promptly to then other Party (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the KCC or any other Governmental Entity and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request; provided, however, that the Company and Parent may withhold from the other Party or its Representatives any document or information that the disclosing Party believes is subject to the terms of a confidentiality agreement with a third party (provided that the Company and Parent, as applicable, shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that the Company and Parent, as applicable, shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive (as determined in the Company’s and Parent’s, as applicable, reasonable discretion); provided, further, that neither the Company nor Parent or their respective

Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the other Party or its Subsidiaries. Except for incidents caused by the Company’s or Parent’s or their respective Affiliate’s intentional misconduct, each of the Company and Parent shall indemnify the other Party and its Affiliates and Representatives from, and hold the other Party and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).

(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to the letter agreement, dated as of March 3, 2016, between the Company and Parent, as amended (the “Confidentiality Agreement”). If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement shall remain in effect in accordance with its terms.

SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby.

(b) In connection with and without limiting the generality of Section 6.03(a), each of Parent and the Company shall:

(i) make or cause to be made, in consultation and cooperation with the other, at a mutually agreeable time after the date of this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, and (2) all other necessary Filings relating to the Merger with other Governmental Entities under any other Antitrust Law;

(ii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement and in any event within sixty (60) days after the date of this Agreement, which may be extended by mutual agreement of the Parties, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval;

(iii) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(iv) unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(v) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters

(including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Party;

(vi) provide any information requested by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

(vii) unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, (1) not participate in or attend any meeting or engage in any substantive conversation with any Governmental Entity in respect of the Merger without the other Party, (2) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

(c) Parent shall not, and shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.03, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Merger or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:

(i) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Affiliates or the Company or the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and

(iv) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

provided that, notwithstanding anything else contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require Parent, Merger Sub or any Parent Subsidiary or (ii) permit the Company or any Company Subsidiary without the prior written consent of Parent, to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitments, sanctions or other measures and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(d) Notwithstanding anything to the contrary in this Section 6.03, (i) Parent shall have primary responsibility for, and shall take the lead in, scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals, Required Consents, Consents, Permits and other approvals and confirmations from any Governmental Entity necessary, proper or advisable to consummate the Transactions; provided that, Parent agrees to consult with the Company reasonably in advance of taking any such action. Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.

SECTION 6.04 Transaction Litigation. The Company shall promptly notify Parent of any shareholder litigation arising from this Agreement or the Merger that is brought against the Company or members of the Company Board (“Transaction Litigation”). The Company shall reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06 Governance Matters.

(a) Parent shall cause the Surviving Corporation to maintain its headquarters in Topeka, Kansas.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and the Company Subsidiaries to maintain historic levels of community involvement and charitable contributions and support in the existing service territories of the Company and the Company Subsidiaries, including as set forth on Section 6.06(b) of the Company Disclosure Letter.

(c) The Company, the Parent and the Merger Sub agree (i) that the application submitted to the KCC with respect to the Merger shall include the information concerning the Merger, the Company, the Parent and the Merger Sub required by the laws of the State of Kansas, (ii) to include specific commitments and agreements in such application to implement the principles set forth in Exhibit B hereto, and (iii) that the initial application submitted to the KCC with respect to the Merger and any amendment thereto shall only include such other agreements or commitments as agreed to by the Company, the Parent and the Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. The Company agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with the staff of the KCC or any other Person without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Parent shall take all necessary action to cause, effective at the Effective Time, one director serving on the Company Board immediately prior to the Effective Time, to be elected or appointed as a member of the Parent Board, with such director to be selected by Parent in consultation with the Company.

SECTION 6.07 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Company Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, (b) a Parent Adverse Recommendation Change, a Parent Recommendation Change Notice, a Parent Takeover Proposal, a Superior Parent Proposal or any matter related to any of the foregoing, (c) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, and (d) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to this Agreement or Merger shall be in a form agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 5.06(c) and Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

SECTION 6.09 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organization Documents and any indemnification or other similar Contracts of the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any Company Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Parent; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the Surviving Corporation’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in good faith in the defense of any such matter.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the covenants and agreements set forth in this Section 6.09.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.09 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) who is not a Represented Employee (as defined in Section 6.10(b)) with (i) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee who experiences a termination of employment with the Surviving Corporation, Parent or any of their Subsidiaries severance benefits that are no less favorable than those set forth in Section 6.10(a)(1) of the Company Disclosure Letter. During the two (2) year period following the Closing Date, subject to Section 6.10(d)(ii), Parent shall, or shall cause the Surviving Corporation to, treat retirees of the Company and its Subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of the Parent and its Subsidiaries. Except as provided on Section 6.10(a)(2) of the Company Disclosure Letter, as soon as practicable following the end of the fiscal year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, pay each Company Employee who remains employed with the Surviving Corporation, Parent or any of their Subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Company Employee participated as of immediately prior to the Effective Time.

(b) With respect to each Company Employee who is covered by a Company Union Contract (each, a “Represented Employee”), Parent shall, and shall cause the Surviving Corporation to, continue to honor the Company Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such Company Union Contract, to the extent permitted by the terms of the applicable Company Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Company Union Contract or applicable Law. Prior to the Closing Date, the Company shall provide, to the extent required by applicable Law, sufficient advance notice of the transactions contemplated hereby to any unions that are party to a Company Union Contract, and, in response to a request from any such union to engage in bargaining over the effect of the transactions contemplated hereby, shall engage in meaningful, good-faith bargaining, to the extent required by applicable Law.

(c) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company’s and all of the Company Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law. For purposes of any Company Benefit Plan or Company Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(d) With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any

Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary and is accurately reflected within a Company Employee’s records) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Company Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

SECTION  6.11 Merger Sub.

(a) Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

(b) Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

SECTION  6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company and the Company Board shall use reasonable best efforts to grant such approvals and take such actions to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 6.13 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. The Company shall use its reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

SECTION 6.14 Parent Equity Transactions. In connection with the alternative equity financing contemplated by Section 5.06, at such times prior to the Effective Time and to the extent that Parent shall determine advisable: (a) Parent shall redeem all of the outstanding Parent Preferred Par Value Stock; and (b) Parent shall engage in the equity financing transactions set forth in Section 6.14 of the Parent Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a) Shareholder Approval. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) Required Statutory Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act, shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired or been terminated, and (3) as to which all conditions to the consummation of the Merger prescribed by Law have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).

(d) Listing. The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order, and Parent shall have received all state securities and “blue sky” authorizations necessary for the issuance of the Stock Consideration.

SECTION 7.02 Conditions to Obligations of the Company. The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained herein (except for the representations and warranties contained in Section 4.03, Section 4.04 and Section 4.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.03 and Section 4.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of Parent and Merger Sub contained in Section 4.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).

SECTION 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained herein (except for the representations and warranties contained in Section 3.03, Section 3.04 and Section 3.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.03 and Section 3.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of Parent and Merger Sub contained in Section 3.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) Regulatory Approvals. The Final Orders referred to in Section 7.01(b) shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination Rights.

(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval, by mutual written consent.

(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval or Parent Shareholder Approval, if:

(i) the Closing shall not have occurred by 5:00 p.m. New York City time on May 31, 2017 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.03(e) and those conditions that by their nature are to be satisfied at the Closing), either the Company or Parent may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03;

(iii) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by the Company. The Company shall have the right to terminate this Agreement:

(i) in the event that the Company Board has made a Company Adverse Recommendation Change with respect to a Superior Company Proposal and shall have approved, and concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement providing for the implementation of such Superior Company Proposal, so long as (1) the Company has complied in all material respects with its obligations under Section 5.03(c) and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(b)(ii) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement until Parent is in receipt of the Company Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting;

(ii) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied;

(iii) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.04 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Parent and Merger Sub do not complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.04, and (3) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following their receipt of written notice from the Company requesting such consummation; or

(iv) in the event that the Parent Board or a committee thereof has made a Parent Adverse Recommendation Change; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(iv) after the Parent Shareholder Approval is obtained at the Parent Shareholders Meeting.

(d) Termination by Parent. Parent shall have the right to terminate this Agreement:

(i) in the event that the Company Board or a committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting; or

(ii) if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent or Merger Sub is then in breach of any representation, covenant or agreement contained herein such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied.

SECTION 8.02 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) Section 5.06(c), the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(d), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

(b) Termination Fees.

(i) If (1) (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b) or Section 7.03(e) or, in connection with the Required Statutory Approvals, Section 7.01(c) shall have not been satisfied, (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the Required Statutory Approvals or in connection with the assertion that the approval of a state regulatory commission other than that of the KCC is required) or (C) the Company terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by Parent to perform its covenants or agreements under Section 6.03, and in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 7.01(a), Section 7.03(a), Section 7.03(b) and Section 7.03(c) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub), or (2) the Company terminates this Agreement pursuant to Section 8.01(c)(iii), then Parent shall pay to the Company a fee of $380,000,000 in cash (the “Parent Termination Fee”). Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) prior to or concurrently with such termination of this Agreement by Parent or no later than three (3) Business Days after the date of the applicable termination by the Company.

(ii) If the Company terminates this Agreement pursuant to Section 8.01(c)(i) or Parent terminates this Agreement pursuant to Section 8.01(d)(i), the Company shall pay to Parent a fee of $280,000,000 in cash (the “Company Termination Fee”). The Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) prior to or concurrently with such termination of this Agreement by the Company pursuant to Section 8.01(c)(i) or no later than three (3) Business Days after the date of such termination of this Agreement by Parent pursuant to Section 8.01(d)(i).

(iii) If the Company terminates this Agreement pursuant to Section 8.01(c)(iv), Parent shall pay to the Company a fee of $180,000,000 in cash (the “Parent Fiduciary Out Termination Fee”). Parent shall pay the Parent Fiduciary Out Termination Fee to the Company (to an account designated in writing by the Company) no later than three (3) Business Days after the date of such termination of this Agreement by the Company pursuant to Section 8.01(c)(iv).

(iv) If (1) either (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) Parent terminates this Agreement pursuant to Section 8.01(d)(ii), (2) a Company Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iii), prior to the date of the Company Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a Company Acquisition Agreement which is subsequently consummated, or consummated a Company Takeover Proposal, then the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) within three (3) Business Days after the earlier of the date the Company enters into such Company Acquisition Agreement or consummates such Company Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(iv), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03, except that the applicable percentage in the definition of “Company Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(v) If (1) either (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or (B) the Company terminates this Agreement pursuant to Section 8.01(c)(ii), (2) a Parent Takeover Proposal shall have been publicly disclosed or made to Parent after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iv), prior to the date of the Parent Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, Parent shall have entered into a Parent Acquisition Agreement which is subsequently consummated, or consummated a Parent Takeover Proposal, then Parent shall pay the Parent Fiduciary Out Termination Fee to the Company (to an account designated in writing by the Company) within three (3) Business Days after the earlier of the date Parent enters into such Parent Acquisition Agreement or consummates such Parent Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(v), the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 5.04, except that the applicable percentage in the definition of “Parent Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(vi) If either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iv) and no fee is then payable pursuant to Section 8.02(b)(i), Section 8.02(b)(iii) or Section 8.02(b)(v), then Parent shall pay to the Company a fee of $80,000,000 in cash (the “Parent No Vote Termination Fee”). Parent shall pay the Parent No Vote Termination Fee to Company (to an account designated in writing by Company) prior to or concurrently with such termination of this Agreement by Parent pursuant to Section 8.01(b)(iv) or no later than three (3) Business Days after the date of such termination of this Agreement by the Company pursuant to Section 8.01(b)(iv).

(c) The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails to promptly pay an amount due pursuant to Section 8.02(b)(i), Section 8.02(b)(iii), Section 8.02(b)(v) or Section 8.02(b)(vi) or the Company fails to promptly pay an amount due pursuant to Section 8.02(b)(ii) or Section 8.02(b)(iv), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Claim that results in a Judgment against the Company for the amount set forth in Section 8.02(b)(ii) or Section 8.02(b)(iv) or any portion thereof, or a Judgment against Parent for the amount set forth in Section 8.02(b)(i), Section 8.02(b)(iii) Section 8.02(b)(v), or Section 8.02(b)(vi) or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d) Without limiting the rights of the Company under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 8.02(b)(i) or Parent Fiduciary Out Termination Fee under Section 8.02(b)(iii) or Section 8.02(b)(v) or the Parent No Vote Termination Fee under Section 8.02(b)(vi), except as otherwise contemplated by the last sentence of this Section 8.02(d), upon payment of the Parent Termination Fee, the Parent Fiduciary Termination Fee or the Parent No Vote Termination Fee, as the case may be, and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(c) in accordance herewith, Parent, Parent Subsidiaries and any of the Financing Source Parties and their respective Affiliates and Representatives shall have no further liability with respect to this Agreement or the transactions contemplated hereby, including the Financing, to the Company or the holders of the Company Common Stock, and payment of the applicable fee and such costs and expenses by Parent shall be the Company’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company, the Company Subsidiaries or any other Person in connection with this Agreement, the transactions contemplated hereby, including the Financing (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), including against any Financing Source Party; provided that, regardless of whether Parent pays or is obligated to pay the Parent Termination Fee, the Parent Fiduciary Out Termination Fee or the Parent No Vote Termination Fee, nothing in this Section 8.02(d) shall release Parent from liability for a Willful Breach of this Agreement. If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.02(b)(ii) or Section 8.02(b)(iv), upon payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(c) in accordance herewith, the

Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee and such costs and expenses by the Company shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether the Company pays or is obligated to pay the Company Termination Fee, nothing in this Section 8.02(d) shall release the Company from liability for a Willful Breach of this Agreement. The Parties acknowledge and agree that (i) in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee, the Parent Termination Fee, the Parent Fiduciary Out Termination Fee or the Parent No Vote Termination Fee, as applicable, on more than one occasion, (ii) the Parent Fiduciary Out Termination Fee may become due and payable pursuant to Section 8.02(b)(v) after the prior payment of the Parent No Vote Termination Fee pursuant to Section 8.02(b)(vi), in which case Parent shall be obligated to pay an amount equal to the Parent Fiduciary Out Termination Fee less the amount of the Parent No Vote Fee previously paid and (iii) if a termination event occurs requiring Parent to pay a termination fee hereunder and at such time more than one right to terminate this Agreement is exercisable by the Parties, Parent shall be obligated to pay the largest termination fee that would be applicable without regard to which termination right was actually exercised (e.g., if termination pursuant to Section 8.01(b)(iv) and Section 8.01(c)(iv) is permitted, Parent shall be obligated to pay the Parent Fiduciary Out Termination Fee even if Parent terminates this Agreement pursuant to Section 8.01(b)(iv)).

(e) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a Willful Breach of this Agreement. For the avoidance of doubt, (i) in the event that all applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) but Parent fails to close for any reason, such failure to close shall be considered a Willful Breach and (ii) the availability or unavailability of financing for the transactions contemplated by this Agreement shall have no effect on Parent’s obligations hereunder. The Parties acknowledge and agree that, without in any way limiting the Parties’ rights under Section 9.10, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by the Company and its shareholders (including “lost premium”), taking into consideration relevant matters, including the total consideration and value to be received by the shareholders of each Party under this Agreement and the time value of money, which shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of itself or its shareholders.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time, (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the shareholders of the Company and (d) no amendments to or waivers of any DFS Provision shall be effective without the written consent of the Financing Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the applicable Disclosure Letter) should prove untrue, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 7.02(a), Section 7.03(a), Section 8.01(c)(ii) and Section 8.01(d)(ii), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Attention:     Heather Humphrey

Facsimile:    (816) 556-2787

Email:          heather.humphrey@kcpl.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:     John G. Klauberg

                     Frederick J. Lark

Facsimile:    (800) 404-3970

Email:          john.klauberg@bracewelllaw.com

                     fritz.lark@bracewelllaw.com

To the Company:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Attention:     Larry Irick

Facsimile:    (785) 575-1936

Email:          larry.irick@westarenergy.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:     William S. Lamb

                     Michael Didriksen

Facsimile:    (212) 259-2557

                     (212) 259-2507

Email:          bill.lamb@bakerbotts.com

                      michael.didriksen@bakerbotts.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.

(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the such Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(l) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto and other instruments referred to herein, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Merger. Except (a) after the Effective Time, the rights of the Company’s shareholders and holders of Company Restricted Share Units, Company Performance Units and Other Equity-Based Rights to receive the Merger Consideration and payments pursuant to Article II, and (b) after the Effective Time, for Section 6.09, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (collectively, the “Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 8.02(d), Section 8.03(d), this Section 9.07, Section 9.08, Section 9.11(b) and Section 9.12 (collectively, the “DFS Provisions”).

SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to principles of conflict of laws, except (a) to the extent any mandatory provisions of the General Business and Corporation Law of the State of Missouri govern and (b) as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void; provided that Parent may make as assignment of its rights (but not its obligations) under this Agreement to any Financing Party without the prior written consent of the Company. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

SECTION 9.11 Jurisdiction; Venue.

(a) All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the courts of the State of Kansas located in Shawnee County or, if such court disclaims jurisdiction, the U.S. District Court for the District of Kansas, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

(b) Notwithstanding anything to the contrary in this Agreement (including this Section 9.11), each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER (INCLUDING ANY PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.14 Liability of Financing Source Parties. Notwithstanding anything to the contrary contained herein, the Company agrees that neither it nor any other Company Related Party (other than Parent and the Merger Sub) shall have any rights or claims against any Financing Source Parties in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source Parties shall have any rights or claims against any Company Related Party (other than Parent and the Merger Sub) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under the Debt Letters. In addition, in no event will any Financing Source Parties be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

WESTAR ENERGY, INC.

By:	/s/ Mark A. Ruelle
Name:	Mark A. Ruelle
Title:	President and Chief Executive
Officer

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Name:	Terry Bassham
Title:	Chairman of the Board, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Solely for purposes of Sections 4.05, 4.08, and 4.09, the Person set forth on Exhibit A of the Parent Disclosure Letter and any of its Affiliates shall be deemed an Affiliate of Parent.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Average Parent Stock Price” means the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties based on all NYSE trades in Parent Common Stock during the primary trading sessions from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of the daily averages) for the twenty consecutive full trading days in which shares of Parent Common Stock are traded on the NYSE ending on, and including, the third trading day immediately preceding the Closing Date. The Average Parent Stock Price shall be calculated to the nearest one-hundredth of one cent.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Topeka, Kansas or New York, New York.

“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand.

“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary for the benefit of any Company Personnel, or for which the Company or any Company Subsidiary has any direct or indirect liability.

“Company Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Financial Advisor” means any Person set forth in Section 3.20 of the Company Disclosure Letter.

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is expressly required pursuant to this Agreement, or is consented to by Parent, or any action taken by Parent or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Company Required Statutory Approvals or the Parent Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Company Performance Unit” means any share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock that are subject to performance-based vesting granted under the Company Stock Plan.

“Company Personnel” means any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Related Party” means the Company, any holder of Company Common Stock and each of their respective Affiliates and their and their respective Affiliates’ Representatives.

“Company Restricted Share Unit” means any share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock granted that are subject to time-based vesting under the Company Stock Plan.

“Company Stock Plan” means the Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“Company Union Contracts” means the Contracts set forth in Section 3.10 of the Company Disclosure Letter.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.

“Environmental Claim” means any Claim against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Entity relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, transmission or distribution industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues, or emissions, fly ash, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (d) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter and (ii) with respect to the Parent or the Merger Sub, the actual knowledge of the individuals listed in Section 1.01 of the Parent Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE, the FERC, the KCC and the NRC.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Parent Articles of Incorporation Amendment” means the amendment to the Articles of Incorporation of Parent to be filed with the Secretary of State of the State of Missouri to increase the authorized number of capital stock of Parent.

“Parent Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary for the benefit of any Parent Personnel, or for which Parent or any Parent Subsidiary has any direct or indirect liability.

“Parent Deferred Share Units” means any director deferred share unit issued pursuant to the Parent Stock Plan.

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have (i) a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement or (ii) a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which Parent or any Parent Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by Parent or any Parent Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Parent Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by Parent or any Parent Subsidiary that is expressly required pursuant to this Agreement, or is consented to by the Company, or any action taken by the Company or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of the Company or any of its Affiliates as the target of Parent; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Parent Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for Parent or any Parent Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Parent Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Company Required Statutory Approvals or the Parent Required Statutory Approvals or (l) any failure to obtain the Parent Charter Approval; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a Parent Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Parent Personnel” means any current or former director, officer or employee of Parent or any Parent Subsidiary.

“Parent Performance Share Awards” means performance share awards granted pursuant to the Parent Stock Plan payable upon the achievement of certain performance measures.

“Parent Stock Plan” means the Parent Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“Parent Utility Sub” means Kansas City Power & Light Company, a Missouri corporation.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (such that Parent and its Subsidiaries shall include the Company and its Subsidiaries); provided that for this purpose Parent and its Subsidiaries (including the Company and its Subsidiaries) shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Required Financial Information” means, with respect to the Company and its Subsidiaries, all information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt or equity securities and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and any necessary consents to filing such report in any filings with the SEC) to consummate an offering of secured or unsecured senior notes and/or senior subordinated notes (including pro forma financial information for historical periods) and drafts of comfort letters customary for registered offerings of debt or equity securities or private placements under Rule 144A under the Securities Act by auditors of the Company which such auditors have prepared to issue at the time of pricing of a debt or equity securities offering and the closing thereof upon completion of customary procedures.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any amended Tax returns relating to Taxes.

“Taxes” means (a) all taxes, customs, tariffs, imposts, levies, duties, other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for any item described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, and in each case whether disputed or otherwise.

“Utility Subsidiaries” means the Subsidiaries of the Company set forth in Section 3.19(a) of the Company Disclosure Letter.

Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
Agreement	Preamble
Articles of Merger	1.03
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(i)
Cash Consideration	2.01(a)(ii)
Certificate	2.02(b)(i)
Closing	1.04
Closing Date	1.04
Commitment Letter	4.10
Company	Preamble
Company Acquisition Agreement	5.03(b)
Company Adverse Recommendation Change	5.03(b)
Company Articles	3.01
Company Board	Recitals
Company Board Recommendation	3.04
Company Bylaws	3.01
Company Common Stock	2.01(a)(i)
Company Disclosure Letter	Article III
Company DRIP	5.01(a)(iv)
Company Employee	6.10(a)
Company Financial Statements	3.06(a)
Company Indemnified Parties	6.09(a)
Company Intervening Event	5.03(f)(iii)
Company Projections	3.22
Company Recommendation Change Notice	5.03(c)
Company Reports	3.06(a)
Company Required Consents	3.05(a)
Company Required Statutory Approvals	3.05(b)(iv)
Company Risk Management Guidelines	5.01(a)(xvii)
Company Shareholder Approval	3.04
Company Shareholders Meeting	3.04
Company Subsidiaries	3.01
Company Takeover Proposal	5.03(f)(i)
Company Termination Fee	8.02(b)(ii)
Company Voting Debt	3.03(b)
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuation Period	6.10(a)
Controlled Group Liability	3.09(d)
Debt Letters	4.10
DFS Provisions	9.07
Dissenting Shares	2.04(a)
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Permit	3.14(a)(i)
Equity Securities	3.03(b)

Exchange Act	3.05(b)(i)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(a)(ii)
FERC	3.05(b)(iv)
Filed Company Contract	3.15(a)
Filing	3.05(b)
Final Order	7.01(b)
Financing	4.10
Financing Parties	5.05(b)
Financing Source Parties	9.07
Form S-4	6.01(a)
FPA	3.05(b)(iv)
GAAP	3.06(a)
HSR Act	3.05(b)(ii)
Insurance Policies	3.18
IRS	3.09(b)
KCC	3.05(b)(iv)
KGCC	1.02
Legal Restraint	7.01(c)
Liens	3.02
Maximum Amount	6.09(c)
Merger	1.02
Merger Consideration	2.01(a)(ii)
Merger Sub	Preamble
NRC	3.05(b)(iv)
Other Equity-Based Right	2.03(c)
Parent	Preamble
Parent Acquisition Agreement	5.04(b)
Parent Adverse Recommendation Change	5.04(b)
Parent Board	Recitals
Parent Board Recommendation	4.04
Parent Charter Approval	4.04
Parent Common Stock	2.01(a)(ii)
Parent Disclosure Letter	Article IV
Parent Equity Securities	4.03(b)
Parent Fiduciary Out Termination Fee	8.02(b)(iii)
Parent Financial Statements	4.06(a)
Parent Intervening Event	5.04(f)(iii)
Parent No Vote Termination Fee	8.02(b)(vi)
Parent Preferred No Par Stock	4.03(a)
Parent Preferred Par Value Stock	4.03(a)
Parent Preference Stock	4.03(a)
Parent Projection	4.17
Parent Recommendation Change Notice	5.04(c)
Parent Reports	4.06(a)
Parent Required Consents	4.05(a)
Parent Required Statutory Approvals	4.05(b)(iii)
Parent Shareholder Approval	4.04
Parent Shareholders Meeting	4.04
Parent Subsidiaries	4.01

Parent Termination Fee	8.02(b)(i)
Parent Takeover Proposal	5.04(f)(i)
Parent Utilities	4.14(b)
Parent Voting Debt	4.03(b)
Parties	Preamble
Preferred Stock	3.03(a)
Proceedings	5.02
Proxy Statement/Prospectus	6.01(a)
PUHCA 2005	3.19(a)
Representatives	5.03(a)
Represented Employee	6.10(b)
Required Consents	4.05(a)
Required Statutory Approvals	4.05(b)(iii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Stock Consideration	2.01(a)(ii)
Substitute Financing	5.05(e)
Superior Company Proposal	5.03(f)(ii)
Superior Parent Proposal	5.04(f)(ii)
Surviving Corporation	1.02
Takeover Statute	3.13
Transaction Litigation	6.04
WARN	3.10
Willful Breach	8.02(e)

EXHIBIT B

REGULATORY COMMITMENTS

Parent agrees that the initial application submitted to the Kansas Corporation Commission with respect to the Merger will include specific commitments and agreements consistent with the items set forth below.

Although the Merger is not subject to an approval proceeding in Missouri, Parent would expect to make similar commitments and agreements for the benefit of the Missouri customers of its utility subsidiaries in the context of future rate case proceedings of its utility subsidiaries before the Missouri Public Service Commission.

1.	Customer rates

a.	Transaction costs and acquisition premium – Parent will agree not to seek rate recovery of any transaction costs (including advisory fees), acquisition premiums, goodwill or control premiums or fees incurred in connection with the transaction.

b.	Rate case filing plans – Parent plans, consistent with its current business plan for its electric utilities, to file general rate proceedings for each of those electric utilities and anticipates filing a general rate proceeding for the acquired utility subsidiaries consistent with its current business plans.

c.	Allocation of costs among affiliates – Parent agrees that each of its utility subsidiaries will provide an updated cost allocation manual to the Kansas Corporation Commission explaining the basis of allocation factors used to assign costs to each utility, and will further agree that the Kansas Corporation Commission may examine accounting records of its affiliates to determine the reasonableness of such allocation factors and cost assignments.

2.	Financial integrity

a.	Protection from adverse capital cost impacts – Parent will agree that its subsidiary utilities’ capital costs used to set rates shall not increase as a result of the transaction.

b.	Transaction financing – Parent will agree that its subsidiaries’ utility customers shall not bear any financing costs associated with the transaction, including, but not limited to, any interest expense associated with any debt issued to finance the transaction and any replacement or refinancing of such debt.

c.	Capital structures of Parent and utility subsidiaries – Parent and its utility subsidiaries will maintain separate capital structures to finance the activities and operations of each entity unless otherwise approved by the Kansas Corporation Commission. Parent and its utility subsidiaries will maintain separate debt, which is separately rated by national credit rating agencies, so that none will be responsible for the debts of affiliated companies and separate preferred stock, if any, unless otherwise authorized by the Kansas Corporation Commission. Parent and its utility subsidiaries will maintain investment grade credit ratings.

d.	Other financing-related matters – Parent will agree that utility subsidiaries shall not guarantee notes (or enter into make-well agreements, etc.) of one another, or Parent or any of Parent’s other affiliates, absent prior approval of the Kansas Corporation Commission; that no utility stock or assets shall be pledged as collateral for obligations of any entity other than the utility absent prior approval of the Kansas Corporation Commission; and that each utility subsidiary shall be held harmless from any business and financial risk exposures associated with another utility subsidiary, Parent or its other affiliates.

3.	Capital requirements – Parent acknowledges that its utility subsidiaries (existing and proposed) need significant amounts of capital to invest in energy supply and delivery infrastructure (including, but not limited to, renewable energy resources and other environmental sustainability initiatives such as energy efficiency and demand response programs) and acknowledges that meeting these capital requirements of its utility subsidiaries will be considered a high priority by Parent’s board of directors and executive management and that Parent’s access to capital post-transaction will permit it and its utility subsidiaries to satisfy all of such capital requirements.

4.	Service quality and reliability – Parent will agree to reasonable conditions, including compliance with KCC standards issued in Docket No. 02-GIME-365-GIE, regarding customer service quality and reliability reporting.

5.	Books, records and information – Parent agrees that it and its utility subsidiaries and other affiliates will maintain separate books and records and that Parent will agree to reasonable conditions regarding access by regulators to information, books and records.

6.	Collective bargaining – Parent will honor all existing collective bargaining agreements.

7.	Low-income assistance – Parent will agree that each of its utility subsidiaries will maintain and promote low-income assistance programs consistent with those in place prior to the transaction.

8.	Charitable and community involvement – Parent will maintain aggregate Kansas charitable contributions and community support at 2015 levels for at least five years after closing of the transaction.

ANNEX B

KANSAS GENERAL CORPORATION CODE APPRAISAL RIGHTS STATUTE

Article 67: Merger and Consolidation

17-6712. Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.

(a) When used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

(b) (1) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to subsection (g) of K.S.A. 17-6701, and amendments thereto, K.S.A. 17-6702, 17-6704, 17-6707, 17-6708 or 17-7703, and amendments thereto, except that: (A) No appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, Inc., or held of record by more than 2,000 holders; (B) no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of K.S.A. 17-6701, and amendments thereto.

(2) Notwithstanding the provisions of subsections (b)(1)(A) and (b)(1)(B), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6704, 17-6707, 17-6708 and 17-7703, and amendments thereto, to accept for such stock anything except:

(i) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect of such shares of stock;

(ii) shares of stock of any other corporation, or depository receipts in respect of such shares of stock, which shares of stock, or depository receipts in respect of such shares of stock, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, Inc. or held of record by more than 2,000 holders;

(iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A) and (B); or

(iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A), (B) and (C).

(3) In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6703, and amendments thereto, is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.

(c) Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to K.S.A. 17-6518 or K.S.A. 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may file a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder’s certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.

(j) The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

May 29, 2016

Board of Directors

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Great Plains Energy Incorporated (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company for each outstanding share of common stock, par value $5.00 per share (“Westar Energy Common Stock”), of Westar Energy, Inc. (“Westar Energy”) pursuant to the Agreement and Plan of Merger, dated as of May 29, 2016 (the “Agreement”), by and among the Company, Westar Energy and, from and after its accession to the Agreement, a wholly owned subsidiary of the Company to be incorporated in Kansas (“Merger Sub”). Pursuant to the Agreement, Merger Sub will be merged with and into Westar Energy and each outstanding share of Westar Energy Common Stock (other than shares owned by Westar Energy as treasury stock, shares owned by a wholly owned subsidiary of Westar Energy, the Company or Merger Sub or shares held by any holder who is entitled to and has properly preserved appraisal rights) will be converted into the right to receive $51.00 in cash (the “Cash Consideration”) and that number, rounded to the nearest 1/10,000 of a share, of shares of common stock, no par value (“Company Common Stock”), of the Company equal to (a) 0.2709 if the Average Parent Stock Price (as defined in the Agreement) is an amount greater than $33.2283, (b) the quotient obtained by dividing $9.00 by the Average Parent Stock Price if the Average Parent Stock Price is an amount greater than or equal to $28.5918 but less than or equal to $33.2283, or (c) 0.3148 if the Average Parent Stock Price is an amount less than $28.5918 (the “Stock Consideration”; taken in the aggregate with the Cash Consideration, the “Merger Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Westar Energy and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, certain affiliates of Goldman, Sachs & Co. entered into financing commitments to provide the Company with a bridge loan facility in connection with the consummation of the Transaction, subject to the terms of such commitments and agreements and pursuant to which such affiliates expect to receive compensation. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We have provided certain financial advisory and/or underwriting services to Westar Energy and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-manager with respect to a public offering by Kansas Gas & Electric Company, an affiliate of Westar Energy, of its 4.30% Notes due 2044 (aggregate principal amount $250,000,000) in June 2014 and as a dealer with respect to Westar Energy’s commercial paper program since October 2011. We may also in the future provide financial advisory and/or underwriting services to the Company, Westar Energy and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors

Great Plains Energy Incorporated

May 29, 2016

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Westar Energy for the five years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Westar Energy; certain other communications from the Company and Westar Energy to their respective stockholders; certain publicly available research analyst reports for the Company and Westar Energy; and certain internal financial analyses and forecasts for Westar Energy prepared by its management, certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for the Company pro forma for consummation of the Transaction prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”), and certain operating efficiencies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Efficiencies”). We have also held discussions with members of the senior managements of the Company and Westar Energy regarding their assessment of the past and current business operations, financial condition and future prospects of Westar Energy and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Westar Energy Common Stock; compared certain financial and stock market information for the Company and Westar Energy with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, and the Efficiencies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Westar Energy or any of their respective subsidiaries and, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Westar Energy or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Merger Consideration to be paid by the Company for each outstanding share of Westar Energy Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Westar Energy, or any class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid by the Company for each outstanding share of Westar Energy Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any

Board of Directors

Great Plains Energy Incorporated

May 29, 2016

time or as to the impact of the Transaction on the solvency or viability of the Company or Westar Energy or the ability of the Company or Westar Energy to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company for each outstanding share of Westar Energy Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX D

OPINION OF GUGGENHEIM SECURITIES, LLC

Guggenheim Securities, LLC
330 Madison Avenue
New York, New York 10017
GuggenheimPartners.com

May 30, 2016

The Board of Directors

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Members of the Board:

We understand that Westar Energy, Inc. (“Westar”) and Great Plains Energy Incorporated (“Great Plains”) intend to enter into an Agreement and Plan of Merger to be dated as of May 29, 2016 (the “Agreement”), pursuant to which a wholly owned subsidiary of Great Plains (“Merger Sub”) will merge (the “Merger”) with and into Westar and Westar will become a wholly owned subsidiary of Great Plains. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $5.00 per share, of Westar (“Westar Common Stock”) (subject to certain customary exceptions) will be converted into the right to receive (i) $51.00 in cash (the “Cash Consideration”) and (ii) that number of shares of common stock, no par value per share, of Great Plains (“Great Plains Common Stock”) based on the Exchange Ratio (such number of shares of Great Plains Common Stock, together with the Cash Consideration, the “Merger Consideration”). For purposes of the Agreement, the Exchange Ratio means the following: (a) if the Average Parent Stock Price (as defined in the Agreement) is an amount greater than $33.2283, 0.2709 shares of Great Plains Common Stock, (b) if the Average Parent Stock Price is an amount greater than or equal to $28.5918 but less than or equal to $33.2283, an amount of shares of Great Plains Common Stock equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Parent Stock Price or (c) if the Average Parent Stock Price is an amount less than $28.5918, 0.3148 shares of Great Plains Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Westar Common Stock (excluding shares owned by Westar as treasury stock, shares that are owned by a wholly owned subsidiary of Westar, or shares that are owned directly or indirectly by Great Plains or Merger Sub).

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed the Agreement dated as of May 29, 2016;

•	Reviewed certain publicly available business and financial information regarding each of Westar and Great Plains;

•	Reviewed certain non-public business and financial information regarding Westar’s business and prospects (including certain financial projections), all as prepared and provided to us by Westar’s senior management;

•	Reviewed certain non-public business and financial information regarding Great Plains’ business and prospects (including certain financial projections), all as prepared and provided to us by Great Plains’ senior management;

•	Discussed with Westar’s senior management their strategic and financial rationale for the Merger as well as their views of Westar’s business, operations, historical and projected financial results and future prospects;

•	Discussed with Great Plains’ senior management their views of Great Plains’ business, operations, historical and projected financial results and future prospects;

The Board of Directors

Westar Energy, Inc.

May 30, 2016

•	Reviewed the historical prices, trading multiples and trading activity of the shares of Westar Common Stock and Great Plains Common Stock;

•	Compared the financial performance of Westar and Great Plains and the trading multiples and trading activity of the shares of Westar Common Stock and Great Plains Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Westar and Great Plains;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed discounted cash flow analyses based on the financial projections for Westar and Great Plains, as furnished to us by Westar’s and Great Plains’ senior management (as the case may be); and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) furnished by or discussed with Westar and Great Plains or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Westar’s and Great Plains’ senior management (as the case may be) that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information furnished by or discussed with Westar and Great Plains, (a) we have been advised by Westar’s and Great Plains’ senior management (as the case may be), and we have assumed, that such financial projections, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Westar’s and Great Plains’ senior management (as the case may be) as to the expected future performance of Westar and Great Plains (as the case may be) and (b) we have assumed that such financial projections, other estimates and other forward-looking information have been reviewed by Westar’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were asked by Westar’s Board of Directors to solicit indications of interest from various potential strategic acquirors regarding a potential transaction with Westar, and we have considered the results of such solicitation in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Westar or Great

The Board of Directors

Westar Energy, Inc.

May 30, 2016

Plains or the solvency or fair value of Westar or Great Plains, nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Westar or Great Plains or their respective securityholders. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Westar, Great Plains and their respective other advisors with respect to such matters.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) Westar and Great Plains will comply with all terms of the Agreement and (ii) the representations and warranties of Westar and Great Plains contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Westar, Great Plains or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Westar Common Stock and Great Plains Common Stock or other securities of Westar and Great Plains may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Westar in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of our opinion or execution of a definitive agreement with respect to the Merger and will be credited against the fee payable upon consummation of the Merger. In addition, Westar has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Westar, Guggenheim Securities, LLC (“Guggenheim Securities”) has not been previously engaged during the past two years by Westar, nor has Guggenheim Securities been previously engaged during the past two years by Great Plains, to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Westar and Great Plains and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Westar, Great Plains, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Westar, Great Plains, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their directors, officers, employees, consultants and agents may have investments in Westar, Great Plains, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

The Board of Directors

Westar Energy, Inc.

May 30, 2016

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Westar, Great Plains, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Westar’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Westar Common Stock and Great Plains Common Stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Westar’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of Westar Common Stock or Great Plains Common Stock as to how to vote in connection with the Merger or otherwise. Our opinion does not address Westar’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Westar, the financing of the Merger or the effects of any other transaction in which Westar might engage. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to the holders of Westar Common Stock (excluding shares owned by Westar as treasury stock, shares that are owned by a wholly owned subsidiary of Westar, or shares that are owned directly or indirectly by Great Plains or Merger Sub), to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger or the Agreement (including, without limitation, the form or structure of the Merger Consideration or the Merger) or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Westar. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Westar’s or Great Plains’ directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Westar Common Stock (excluding shares owned by Westar as treasury stock, shares that are owned by a wholly owned subsidiary of Westar, or shares that are owned directly or indirectly by Great Plains or Merger Sub).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the articles of incorporation, as amended, and bylaws of Great Plains Energy.

We are incorporated under the laws of the State of Missouri. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“MGBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is (1) authorized by the corporation’s articles of incorporation or an amendment thereto or (2) authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Great Plains Energy articles of incorporation, as amended, provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the company or is or was an employee of the company acting within the scope and course of his or her employment or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the MGBCL, as the same exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. Great Plains Energy may in its discretion by action of its board of directors provide indemnification to agents of the company as provided for in the articles of incorporation. Such indemnification under the articles of incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

The Great Plains Energy articles of incorporation further provide that the indemnification and other rights provided by the articles of incorporation shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the company is hereby expressly authorized by the shareholders of the company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by the MGBCL; provided, however, that no such further indemnity shall indemnify any person from or on account of such director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any agreement providing for further indemnity entered into pursuant to the articles of incorporation does not need to be further approved by the shareholders of the company in order to be fully effective and enforceable.

The Great Plains Energy articles of incorporation further provide that the company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the company, or was or is serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the company would have the power to indemnify such person against such liability under the provisions of the articles of incorporation.

The provisions of the articles of incorporation relating to indemnification and insurance may be amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (1) the effective date of such amendment or repeal, (2) the expiration date of such person’s then current term of office with, or service for, the company, or (3) the effective date such person resigns his or her office or terminates his or her service.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits.

Exhibit Number	Document Description

2.1+	Agreement and Plan of Merger, dated as of May 29, 2016, by and among Westar Energy, Inc., Great Plains Energy Incorporated and Merger Sub (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Articles of Incorporation of Great Plains Energy Incorporated, as amended effective May 6, 2014 (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 2014).

3.2	Amended and Restated By-laws of Great Plains Energy Incorporated, as amended December 10, 2013 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on December 16, 2013).

5.1	Opinion of Jaileah X. Huddleston, Assistant Secretary and Corporate Counsel—Securities and Finance, regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Great Plains Energy Incorporated

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Westar Energy, Inc.

23.3	Consent of Jaileah X. Huddleston, Assistant Secretary and Corporate Counsel—Securities and Finance (included in Exhibit 5.1 to this registration statement).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Great Plains Energy Incorporated Proxy Card.

99.2	Westar Energy, Inc. Proxy Card.

99.3	Consent of Goldman, Sachs & Co.

99.4	Consent of Guggenheim Securities, LLC.

*	Previously filed.
+	The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedules. No financial statement schedules are required to be filed.

Item 22. Undertakings.

(c) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 17, 2016.

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Terry Bassham
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Bassham Terry Bassham	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 17, 2016

/s/ Kevin E. Bryant Kevin E. Bryant	Senior Vice President—Finance and Strategy and Chief Financial Officer (Principal Financial Officer)	August 17, 2016

/s/ Steven P. Busser Steven P. Busser	Vice President—Risk Management and Controller (Principal Accounting Officer)	August 17, 2016

* Dr. David L. Bodde	Director	August 17, 2016

* Randall C. Ferguson, Jr.	Director	August 17, 2016

* Gary D. Forsee	Director	August 17, 2016

* Scott D. Grimes	Director	August 17, 2016

* Thomas D. Hyde	Director	August 17, 2016

* James A. Mitchell	Director	August 17, 2016

* Ann D. Murtlow	Director	August 17, 2016

Signature	Title	Date

* Sandra J. Price	Director	August 17, 2016

* John J. Sherman	Director	August 17, 2016

*by	/s/ Terry Bassham
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description

2.1+	Agreement and Plan of Merger, dated as of May 29, 2016, by and among Westar Energy, Inc., Great Plains Energy Incorporated and Merger Sub (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Articles of Incorporation of Great Plains Energy Incorporated, as amended effective May 6, 2014 (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 2014).

3.2	Amended and Restated By-laws of Great Plains Energy Incorporated, as amended December 10, 2013 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on December 16, 2013).

5.1	Opinion of Jaileah X. Huddleston, Assistant Secretary and Corporate Counsel—Securities and Finance, regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Great Plains Energy Incorporated

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Westar Energy, Inc.

23.3	Consent of Jaileah X. Huddleston, Assistant Secretary and Corporate Counsel—Securities and Finance (included in Exhibit 5.1 to this registration statement).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Great Plains Energy Incorporated Proxy Card.

99.2	Westar Energy, Inc. Proxy Card.

99.3	Consent of Goldman, Sachs & Co.

99.4	Consent of Guggenheim Securities, LLC.

*	Previously filed.
+	The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.